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As filed with the United States Securities and Exchange Commission on June 28, 2001.

Registration No. 333-57746

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASCENT ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware	1311	72-1493233
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Code Number)	(I.R.S. Employer Identification Number)

650 Poydras Street, Suite 2200
New Orleans, Louisiana 70130
(504) 586-8888
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Jeffrey Clarke
President
Ascent Energy Inc.
650 Poydras Street, Suite 2200
New Orleans, Louisiana 70130
(504) 586-8888
(Name, address, including zip code, and telephone
number, including area code, of agent for service)	Copy to:
William B. Masters, Esq.
Jones, Walker, Waechter,
Poitevent, Carrère & Denègre, L.L.P.
201 St. Charles Avenue, 51st Floor
New Orleans, Louisiana 70170
telephone: (504) 582-8000
facsimile: (504) 582-8012

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Subject to completion, dated June 28, 2001

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

Ascent Energy Inc.

OFFER TO EXCHANGE
EACH OUTSTANDING SHARE
OF COMMON STOCK
OF
PONTOTOC PRODUCTION, INC.
FOR
$9.00 IN CASH
AND
ONE SHARE OF 8% SERIES B MANDATORILY CONVERTIBLE PREFERRED STOCK
OF
ASCENT ENERGY INC.
HAVING A LIQUIDATION PREFERENCE OF $2.50 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
JULY   , 2001, UNLESS EXTENDED. SHARES TENDERED IN THE OFFER MAY BE WITHDRAWN
AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER, BUT NOT
DURING ANY SUBSEQUENT OFFERING PERIOD.

    On January 19, 2001, we entered into an Agreement and Plan of Merger, as amended, with Pontotoc. Pontotoc's board of directors has unanimously approved the merger agreement, determined that the offer is fair to, and in the best interests of, Pontotoc stockholders and recommends that Pontotoc stockholders accept the offer and tender their shares in the offer.

    Through Pontotoc Acquisition Corp., our wholly owned subsidiary, we are offering to exchange $9.00 in cash and one share of our Series B mandatorily convertible preferred stock having a liquidation preference of $2.50 for each outstanding share of Pontotoc common stock that is validly tendered and not properly withdrawn. The Series B mandatorily convertible preferred stock is convertible at the option of the holder at any time, unless earlier redeemed, into shares of our common stock at an initial conversion rate of 0.1878395 shares of common stock per share of Series B mandatorily convertible preferred stock. The Series B mandatorily convertible preferred stock will automatically convert into common stock on the second anniversary of the initial date of issuance.

    Our obligation to exchange cash and our Series B mandatorily convertible preferred stock for Pontotoc common stock is subject to the conditions listed under "The Offer—Conditions of Our Offer." The value of our Series B mandatorily convertible preferred stock and common stock is uncertain and will fluctuate over time. There is no public market for either our Series B mandatorily convertible preferred stock or common stock and it is unlikely that a public market will develop in the near future. We cannot provide any assurance regarding the price at which a holder will be able to sell our Series B mandatorily convertible preferred stock or common stock. Pontotoc's common stock is traded on the Nasdaq National Market under the symbol "PNTU."

    See "Risk Factors" beginning on page 18 for a discussion of various factors you should consider in connection with the offer and the merger.

    We are not asking you for a proxy and you are requested not to send us a proxy.  Any request for proxies will be made only by separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, to any person in any jurisdiction to whom it is unlawful to make such an offer or in any state in which such offer or solicitation would be unlawful prior to registration or qualification under the securities laws of such state.

The date of this prospectus is June   , 2001.

QUESTIONS AND ANSWERS ABOUT THE OFFER	1
WHERE YOU CAN FIND MORE INFORMATION	5
SUMMARY	6
SELECTED HISTORICAL FINANCIAL DATA	13
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA	16
RISK FACTORS	18
FORWARD-LOOKING STATEMENTS	29
COMPARATIVE PER SHARE PRICES AND DIVIDENDS	30
CAPITALIZATION	31
REASONS FOR THE OFFER	32
Reasons for the Offer	32
Reasons for the Pontotoc Board's Recommendation; Factors Considered	32
BACKGROUND OF THE OFFER	35
OPINION OF PONTOTOC'S FINANCIAL ADVISOR	37
THE OFFER	42
The Offer	42
Timing of Our Offer	42
Extension, Termination and Amendment	42
Exchange of Shares; Delivery of Cash and Our Series B Mandatorily Convertible Preferred Stock	43
Fractional Shares of Our Series B Mandatorily Convertible Preferred Stock	44
Withdrawal Rights	44
Procedure for Tendering	45
Guaranteed Delivery	46
Material Federal Income Tax Consequences	47
Reasons for the Offer; the Merger; Dissenters' Rights	48
Conditions of Our Offer	51
Regulatory Clearances	52
Possible Effects of Our Offer	52
Source and Amount of Funds	54
Relationships with Pontotoc	54
Interests of Certain Persons in the Offer and the Merger	55
Accounting Treatment	56
Fees and Expenses	56
THE MERGER AGREEMENT AND THE STOCKHOLDERS' AGREEMENT	57
The Offer	57
The Merger	57
Pontotoc Board of Directors	58
Treatment of Pontotoc Stock Options	58
Covenants and Representations and Warranties	58
Conditions of Our Offer	60
Conditions of the Merger	60
Termination of the Merger Agreement	60
Termination Fees	61
Amendments	62
The Stockholders' Agreement	63
CONDENSED UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS	64
ASCENT ENERGY'S BUSINESS AND PROPERTIES	71

i

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	80
ASCENT ENERGY'S MANAGEMENT	88
BENEFICIAL OWNERSHIP OF COMMON STOCK	92
DESCRIPTION OF ASCENT ENERGY CAPITAL STOCK	93
COMPARISON OF STOCKHOLDERS' RIGHTS	105
LEGAL MATTERS	115
INDEPENDENT ACCOUNTANTS	115
RESERVE ENGINEERS	115
INDEX TO FINANCIAL STATEMENTS	F-1
ANNEX A-I: AGREEMENT AND PLAN OF MERGER	A-I-1
ANNEX A-II: AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER	A-II-1
ANNEX B-I: OPINION OF C. K. COOPER & COMPANY	B-1-1
ANNEX B-II: SUPPLEMENTAL OPINION OF C.K. COOPER & COMPANY	B-II-1
ANNEX C-I: PONTOTOC ANNUAL REPORT FOR FISCAL YEAR ENDED MARCH 31, 2000	C-I-1
ANNEX C-II: PONTOTOC CURRENT REPORT ON FORM 8-K/A REPORTING UNAUDITED FINANCIAL STATEMENTS FOR FISCAL YEAR ENDED MARCH 31, 2001	C-II-1
ANNEX D: PONTOTOC QUARTERLY REPORT FOR QUARTER ENDED DECEMBER 31, 2000, AS AMENDED	D-1
ANNEX E: CERTIFICATE OF DESIGNATIONS FOR 8% SERIES B CONVERTIBLE PREFERRED STOCK	E-1
ANNEX F: GENERAL CORPORATION LAW OF NEVADA—DISSENTERS' RIGHTS	F-1

    THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT PONTOTOC FROM DOCUMENTS FILED WITH THE SEC. THIS INFORMATION IS AVAILABLE AT THE INTERNET WEB SITE THE SEC MAINTAINS AT HTTP://WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 5. IN ADDITION, SOME OF THIS INFORMATION IS INCLUDED IN THE DOCUMENTS ATTACHED TO THIS PROSPECTUS AS ANNEXES C-I, C-II AND D.

    YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM US, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO OUR INFORMATION AGENT, INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK, 10022, COLLECT AT (212) 750-5833 OR TOLL-FREE AT (888) 750-5834. IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU SHOULD MAKE YOUR REQUESTS NO LATER THAN JULY   , 2001.

ii

QUESTIONS AND ANSWERS ABOUT THE OFFER

Q:	What are Ascent Energy and Pontotoc proposing?
A:
Ascent Energy has entered into a merger agreement with Pontotoc to acquire all outstanding shares of Pontotoc common stock. We are offering, through Pontotoc Acquisition Corp., our wholly-owned subsidiary, to exchange cash and shares of our Series B mandatorily convertible preferred stock as described in the next answered question for each outstanding share of Pontotoc common stock. After the offer is completed, Pontotoc Acquisition will merge with Pontotoc. As a result of the offer and the merger, Pontotoc will become our wholly owned subsidiary.
Q:	What would I receive in exchange for my Pontotoc shares?
A:
We are offering to exchange $9.00 in cash and one share of our Series B mandatorily convertible preferred stock having a liquidation preference of $2.50 per share for each outstanding share of Pontotoc common stock that is validly tendered and not properly withdrawn. The shares of our Series B mandatorily convertible preferred stock being offered are convertible into our common stock as described under "Description of Ascent Energy Capital Stock—Preferred Stock—Series B Mandatorily Convertible Preferred Stock."
Q:	What is the estimated value of the Series B mandatorily convertible preferred stock?
A:
We believe that the value of our Series B mandatorily convertible preferred stock is uncertain and will fluctuate over time. We have valued this preferred stock in our pro forma financial statements at $.49 per share. This value is based on the $9.49 average trading price of Pontotoc's common stock for the five trading days immediately before and after the execution date of the merger agreement. We then deducted the $9 cash to be paid for each Pontotoc share. We used this method because it is required in accordance with generally accepted accounting principles due to the uncertainty of the value of our preferred and common stock. In negotiating the merger agreement and in connection with our request that Pontotoc's outstanding employee options be cancelled, Pontotoc's board of directors negotiated with us the payment of an amount equal to $10.50 less the exercise price for each employee option. In negotiating this amount, Pontotoc's board of directors used an implied value of $1.50 per share for the preferred stock. Pontotoc's board did not obtain any independent determination of the value of the Series B mandatorily convertible preferred stock other than the receipt of the fairness opinion from C.K. Cooper & Company. This fairness opinion did not include any separate determination of the value of the preferred stock or the stated value of our offer. We did not use a $1.50 per share value in preparing our pro forma financial statements because the amount to be paid to cancel the employee options is minimal when compared to the total consideration and the $.49 per share value was more clearly evident of the value of the preferred stock under generally accepted accounting principles. Because we are a small, closely-held independent energy company and due to the other factors we disclose in the prospectus, we believe it is difficult to determine with any degree of certainty the value of our preferred stock. We have not obtained any independent determination of the value of either our preferred or common stock. We cannot make any assurance that our preferred stock will have an actual value, or that holders will be able to sell the preferred stock, at an amount equal to $.49 per share.
Q:	Who is Ascent Energy?

A:
Ascent Energy was organized on January 9, 2001 principally for the acquisition of Pontotoc. Ascent Energy is a wholly owned subsidiary of Forman Petroleum Corporation, an independent energy company engaged in the acquisition, exploitation, exploration, development, and production of natural gas and crude oil in South Louisiana. Concurrently with the consummation of the offer, Forman will contribute all of its assets and liabilities to Ascent Energy. Accordingly, Forman will become a holding company. In addition, Ascent Energy plans to raise approximately $21.1 million through an offering of its 8% Series A Redeemable Preferred Stock and warrants to purchase shares of its common stock. Ascent Energy plans to offer these securities to the existing stockholders of Forman on a pro rata basis.
Q:	What are the terms of the Series B mandatorily convertible preferred stock?
A:	Dividends	Cumulative from the date of issuance and payable at the annual rate of 8% on a quarterly basis, commencing on the initial date of issuance.
	Liquidation Preference	$2.50 per share, plus accrued and unpaid dividends.
Optional Conversion
Convertible at the option of the holder at any time prior to the second anniversary of the date of issuance, unless previously redeemed. The Series B mandatorily convertible preferred stock is convertible into shares of our common stock at a conversion rate of 0.1878395 shares of common stock per share of Series B mandatorily convertible preferred stock, subject to adjustment.
	Mandatory Conversion	Mandatorily convertible into common stock on the second anniversary date of the date of issuance at the same conversion rate described above.
Optional Redemption
Redeemable, in whole or in part, at our option at any time at a redemption price equal to 100% of the $2.50 preferred liquidation preference plus any accrued and unpaid dividends to the redemption date.
Voting Rights
The Series B mandatorily convertible preferred stock will be non-voting, except that the holders will be entitled to vote together as a single class on any amendments to our certificate of incorporation or certificate of designations for the Series B mandatorily convertible preferred stock that would materially and adversely affect the rights, preferences or privilege of the Series B mandatorily convertible preferred stockholders.
Ranking
The Series B mandatorily convertible preferred stock ranks senior to our common stock and equal to our Series A mandatorily redeemable preferred stock with respect to dividends and liquidating distributions. The Series B mandatorily convertible preferred stock will rank equal or senior to any future preferred stock.
Q:	Does Pontotoc support the offer and the merger?

A:
Yes. The members of the Pontotoc board of directors unanimously approved and declared advisable the merger agreement and the merger. The board also determined by unanimous vote that the offer is fair and in the best interests of Pontotoc stockholders and recommends that Pontotoc stockholders accept the offer and tender their shares in the offer. Information about the recommendation of Pontotoc's board of directors is more fully set forth in Pontotoc's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Pontotoc stockholders together with this prospectus.
Q:	Has Pontotoc received a fairness opinion in connection with the offer and the merger?
A:
Yes. Pontotoc has received an opinion from C. K. Cooper & Company dated January 19, 2001, to the effect that the consideration to be received by Pontotoc stockholders under the merger agreement is fair from a financial point of view to the stockholders of Pontotoc. The opinion is included as Annex B to this prospectus.
Q:	Have any Pontotoc stockholders already agreed to tender their shares?
A:
Yes. As of the date of the merger agreement, each director and executive officer of Pontotoc agreed to tender all outstanding shares of Pontotoc common stock owned by him, which represents a total of 2,023,532 shares or approximately 38% of the outstanding common stock of Pontotoc.
Q:	What are the conditions to the acceptance of Pontotoc shares in the offer?
A:	The acceptance of Pontotoc shares in the offer is subject to several conditions, including:
  •
  two-thirds of the outstanding Pontotoc shares, on a fully-diluted basis, having been validly tendered and not properly withdrawn, which we refer to as the minimum tender condition;

  •
  the registration statement of which this prospectus is a part having been declared effective by the SEC and not being the subject of any stop order or any proceedings seeking a stop order;

  •
  absence of any law, court order or regulatory action or proceeding seeking to delay or prohibit the offer or the merger;

  •
  Pontotoc having not breached any covenant, representation or warranty in a material manner;

  •
  the merger agreement not having been terminated in accordance with its terms;

  •
  Ascent Energy having obtained financing for the offer (subject to liquidated damages in the amount of $2 million being payable by us if all the other conditions have been satisfied); and

  •
  the amount of debt outstanding under Pontotoc's credit facility (net of cash, cash equivalents and amounts used to satisfy margin requirements) being no greater than $6.8 million.

These and other conditions to the offer are discussed in this prospectus under "The Offer—Conditions of Our Offer" beginning on page 51.
Q:	How long will it take to complete the offer and the merger?
A:	We plan to complete the offer as early in the third quarter of 2001 as possible. We expect to complete the merger shortly after we complete the offer.
Q:	How do I participate in the offer?
A:	To tender your shares, you should do the following:
  •
  If you hold your shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificates to Mellon Investor Services LLC, the exchange agent for the offer at one of its addresses on the back cover of this prospectus.

  •
  If you hold your shares in "street name" through a broker, ask your broker to tender your shares. For more information about the timing of the offer, extensions of the offer period and your rights to withdraw your shares from the offer before the expiration date, please refer to "The Offer" beginning on page 42.

Q:	Do I have to pay any fees or commissions?
A:
If you are the record owner of your shares and you tender your shares in the offer, you will not incur any brokerage fees. If you own your shares through a broker or other nominee who tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.
Q:	Will I be taxed on the cash and shares of Ascent Energy preferred stock I receive?
A:
Yes, the exchange of your Pontotoc shares for cash and shares of our Series B mandatorily convertible preferred stock will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss equal to the difference between (a) the sum of the amount of cash received plus the fair market value of the shares of our Series B mandatorily convertible preferred stock on the date your Pontotoc shares are accepted for exchange and (b) the aggregate tax basis of the Pontotoc shares you tendered. That gain or loss will be capital gain or loss (assuming you hold your Pontotoc shares as a capital asset) and that capital gain or loss will be long term if, as of such time, you have held the Pontotoc shares for more than one year. If you receive the cash and shares of our Series B mandatorily convertible preferred stock in the merger, you will have the same federal income tax consequences, except that the fair market value of our Series B mandatorily convertible preferred stock will be determined as of the effective time of the merger.
Q:	Is Ascent Energy's financial condition relevant to my decision to tender my shares in the offer?
A:
Yes. Shares of Pontotoc accepted in the offer will be exchanged in part for shares of our Series B mandatorily convertible preferred stock and so you should consider our financial condition before you decide to become one of our stockholders through the offer. In considering our financial condition, you should take into account that, concurrently with the consummation of the offer Forman will contribute all of its assets and liabilities to Ascent Energy. Accordingly, you should review our audited balance sheet and the audited financial statements of Forman (as our predecessor in interest), including the notes thereto, appearing elsewhere in this prospectus because they contain detailed business, financial and other information about us.
Q:	Will Pontotoc continue as a public company?
A:
No. If the merger occurs, Pontotoc will no longer be publicly owned. Even if the merger does not occur, if we purchase the tendered shares, there may be so few remaining Pontotoc stockholders and publicly held Pontotoc shares that the shares may no longer be eligible to be quoted on the Nasdaq National Market or other securities markets, there may not be a public trading market for the shares and Pontotoc may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies.
Q:	If I decide not to tender, how will the offer affect my shares?
A:
If you decide not to tender your shares in the offer and the merger occurs, you will receive in the merger the same amount of cash and number of shares of our Series B mandatorily convertible preferred stock as if you had tendered your shares in the offer, without interest.
Q:	Who should I contact if I have more questions about the offer and the merger?
A:	You can contact our information agent, Innisfree M&A Incorporated, collect at (212) 750-5833 or toll-free at (888) 750-5834.

WHERE YOU CAN FIND MORE INFORMATION

    Forman, as a voluntary filer, and Pontotoc, in accordance with the requirements of the Securities Exchange Act of 1934, file annual, quarterly and special reports and other information with the Securities and Exchange Commission. Pontotoc also files proxy statements with the SEC. You may read and copy this information at the following locations of the SEC:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	North East Regional Office 7 World Trade Center Suite 1300 New York, New York 10048	Midwest Regional Office 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

    You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

    The SEC also maintains an Internet worldwide website that contains reports, proxy statements and other information about issuers, like Ascent Energy, Forman and Pontotoc, who file electronically with the SEC. The address of that site is http://www.sec.gov.

    We filed a registration statement on Form S-4 to register with the SEC the Series B mandatorily convertible preferred stock to be issued in the offer and the merger and the common stock into which the Series B mandatorily convertible preferred stock is convertible. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You may obtain copies of the Form S-4, and any amendments thereto, in the manner described above.

    The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that Pontotoc has previously filed with the SEC. These documents contain important information about Pontotoc. The following documents, as amended, that Pontotoc has previously filed with the SEC are incorporated by reference, some of which are attached to this prospectus as Annexes C-I, C-II and D:

Pontotoc SEC Filings	Period
Annual Report on Form 10-KSB	Year ended March 31, 2000
Quarterly Reports on Form 10-QSB	Quarters ended December 31, 2000, September 30, 2000 and June 30, 2000
Proxy Statement on Schedule 14A	For 2000 Annual Meeting
Current Reports on Form 8-K	Filed on June 15, 2000, August 4, 2000, March 12, 2001 and June 18, 2001

SUMMARY

    This brief summary highlights selected information from this document and does not contain all of the information that should be important to you. You should carefully read this entire document and the other documents to which this document refers you to fully understand the offer and the merger. See "Where You Can Find More Information" on page 5. In particular, you should read the documents attached to this document, including the merger agreement, as amended, attached as Annexes A-I and A-II hereto.

Ascent Energy

    Ascent Energy was organized on January 9, 2001 principally for the acquisition of Pontotoc. Ascent Energy is a wholly owned subsidiary of Forman Petroleum Corporation. Forman is an independent energy company engaged in the acquisition, exploration, development, exploitation and production of natural gas and crude oil in South Louisiana. Concurrently with the consummation of the offer, Forman will be restructured as a holding company by contributing all of its assets and recorded liabilities to Ascent Energy, a transaction we refer to as the "Restructuring". In addition, to help fund the Pontotoc acquisition, we plan to offer approximately $21.1 million of our Series A mandatorily redeemable preferred stock and warrants to purchase our common stock to the existing stockholders of Forman on a pro rata basis. See "Selected Historical Financial Data," "Selected Unaudited Pro Forma Combined Financial Data," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." In this prospectus, the terms "we," "us," and "our" refer to Ascent Energy and, unless the context otherwise requires, gives effect to the Restructuring.

The Offer and the Merger (Page 42)

    We are proposing to acquire all outstanding shares of Pontotoc common stock. We are offering to exchange $9.00 in cash and one share of our Series B mandatorily convertible preferred stock having a liquidation preference of $2.50 for each share of Pontotoc common stock validly tendered and not properly withdrawn on or prior to the expiration date of the offer. The expiration date is currently July  , 2001 but we may extend the offer as described in "The Offer—Extension, Termination and Amendment" on page 42.

    We intend, promptly after completion of the offer, to merge Pontotoc Acquisition, our wholly owned subsidiary and the purchaser in the offer, with Pontotoc. Each share of Pontotoc common stock which has not been exchanged or accepted for exchange in the offer would be converted into the right to receive the same amount of cash and number of shares of our Series B mandatorily convertible preferred stock as is paid in the offer, without interest. We seek to acquire ownership of 100% of the Pontotoc stock through the offer and the merger.

    We expect to obtain the funds necessary to finance the offer and the merger from borrowings under our new credit facility described below, the sale of our Series A mandatorily redeemable preferred stock and warrants and our internal resources. See "The Offer—Source and Amount of Funds" on page 54.

    Ascent Energy and Pontotoc amended the merger agreement on June 7, 2001 to extend the termination date of the merger agreement from May 31, 2001 to July 31, 2001. In addition, the condition precedent that Pontotoc's total proved reserves, total proved reserves behind pipe and total proved developed producing reserves be at or above certain minimum predetermined levels was deleted from the merger agreement.

Information About Ascent Energy, Forman, Pontotoc Acquisition and Pontotoc (Page 71)

Ascent Energy Inc.
650 Poydras Street, Suite 2200
New Orleans, Louisiana 70130
Telephone: (504) 586-8888

    Ascent Energy is an independent energy company engaged in the acquisition, exploitation, exploration, development and production of natural gas and crude oil in South Louisiana. We were organized on January 9, 2001, principally for the purpose of acquiring Pontotoc. We have not carried on any activities other than in connection with the acquisition of Pontotoc and the Restructuring.

Forman Petroleum Corporation
650 Poydras Street, Suite 2200
New Orleans, Louisiana 70130
Telephone: (504) 586-8888

    Forman is an independent energy company engaged in the acquisition, exploration, development, exploitation and production of natural gas and crude oil in South Louisiana. Concurrently with the consummation of the offer, Forman will be restructured as a holding company by contributing all of its assets and liabilities to Ascent Energy.

Pontotoc Acquisition Corp.
c/o Ascent Energy Inc.
50 Poydras Street, Suite 2200
New Orleans, Louisiana 70130
Telephone: (504) 586-8888

    Pontotoc Acquisition is our wholly owned subsidiary. Pontotoc Acquisition was organized on January 9, 2001 for the purpose of acquiring the Pontotoc shares tendered in response to the offer and merging with Pontotoc in the merger. It has not carried on any activities other than in connection with the merger agreement.

Pontotoc Production, Inc.
808 East Main
Ada, Oklahoma 74820
Telephone: (580) 436-6100

    Pontotoc is engaged in the exploration for and the acquisition, development and production of oil and natural gas. Pontotoc focuses on lower risk, shallow oil and gas properties in the State of Oklahoma. For more information about Pontotoc, please refer to Annexes C-I, C-II and D.

Reasons for the Offer and the Merger (Page 32)

    We are making the offer in order to acquire all of the outstanding shares of Pontotoc common stock. We intend, as soon as practicable after completion of the offer, to merge Pontotoc Acquisition with Pontotoc. The purpose of the merger is to acquire Pontotoc shares not tendered and exchanged in the offer.

    We believe the combined company will have a larger, more diversified asset base. In addition, we believe the combined company will have more efficient access to capital, at a lower cost than either Ascent Energy or Pontotoc has individually. We should also have an enhanced ability, as compared with either company on a stand-alone basis, to pursue more acquisitions or other development opportunities.

    To review the reasons for the offer and the merger in greater detail, see "Reasons for the Offer" on page 32.

Pontotoc's Recommendation

    Pontotoc's board of directors unanimously approved and declared advisable the merger agreement and the merger. The board also determined by unanimous vote that the offer is fair and in the best interests of Pontotoc stockholders and recommends that Pontotoc stockholders accept the offer and tender their shares in the offer. Information about the recommendation of Pontotoc's board of directors is more fully set forth in Pontotoc's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Pontotoc stockholders together with this prospectus.

Our Offer

    We have attached the merger agreement governing the offer and the merger as Annex A-I to this prospectus. We encourage you to read this agreement because it is the legal document that governs the offer and the merger.

  What Pontotoc Stockholders Will Receive.

    We are offering, upon the terms and conditions set forth in this prospectus and the related letter of transmittal, $9.00 in cash and one share of our Series B mandatorily convertible preferred stock having a liquidation preference of $2.50 for each outstanding share of Pontotoc common stock validly tendered on or prior to the expiration date of the offer and not properly withdrawn. The Series B mandatorily convertible preferred stock is convertible at the option of the holder at any time, unless earlier redeemed, into shares of our common stock at an initial conversion rate of 0.1878395 shares of common stock per share of Series B mandatorily convertible preferred stock.

    Each share of Pontotoc common stock which has not been exchanged or accepted for exchange in the offer would be converted in the merger into the right to receive the same per share consideration as is being paid in the offer.

  Timing of Our Offer.

    Our offer is scheduled to expire at 5:00 p.m., New York City time, on July  , 2001, but we may extend the offer from time to time as necessary until all the conditions to the offer have been satisfied or, where permissible, waived. We may not extend the offer beyond July 31, 2001, without the consent of Pontotoc. See "The Offer—Extension, Termination and Amendment" on page 42.

  Extension, Termination and Amendment.

    We expressly reserve the right, in our sole discretion (subject to the provisions of the merger agreement), at any time or from time to time, to extend the period of time during which the offer remains open, and we can do so by giving oral or written notice of an extension to the exchange agent. If we decide to extend the offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to the provisions of the merger agreement, we are not making any assurance that we will exercise our right to extend the offer. During an extension, all Pontotoc shares previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to properly withdraw your Pontotoc shares.

    Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, but subject to the provisions of the merger agreement, at any time or from time to time, to delay our acceptance for exchange of or, regardless of whether we previously accepted Pontotoc shares for exchange, exchange of any Pontotoc shares tendered in the offer or to terminate the offer and not accept for exchange or exchange any Pontotoc shares not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the offer to be satisfied. We also reserve our right to waive any condition, other than the minimum tender condition and the conditions relating to the absence of an injunction and the effectiveness of the registration statement for the shares of our Series B mandatorily convertible preferred stock to be issued in the offer, or otherwise to amend the offer in any respect, by giving oral or written notice of the waiver or amendment to the exchange agent and by making a public announcement.

    We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a general release to the public.

  Exchange of Shares; Delivery of Cash and Our Series B Mandatorily Convertible Preferred Stock.

    Upon the terms and subject to the conditions of the offer, including, if the offer is extended or amended, the terms and conditions of any extension or amendment, we will accept for exchange, and will exchange, Pontotoc shares validly tendered and not properly withdrawn as promptly as practicable after the expiration date and promptly after they are tendered during any subsequent offering period.

  Withdrawal Rights.

    Your tender of Pontotoc shares in the offer is irrevocable, except that Pontotoc shares tendered may be properly withdrawn at any time prior to the expiration date.

  Subsequent Offering Period.

    We may, although we do not currently intend to, elect to provide a subsequent offering period of three to twenty business days after the acceptance of Pontotoc shares in the offer if the requirements under Rule 14d-11 of the Securities Exchange Act of 1934 have been met. If we elect to provide a subsequent offering period, we will notify you by issuing a press release and we will file that press release with the SEC. You will not have the right to withdraw any Pontotoc shares that you tender in the subsequent offering period.

  Procedure for Tendering Shares.

    For you to validly tender Pontotoc shares in the offer, either:

  •
  a properly completed and duly executed letter of transmittal (or a manually executed facsimile of that document), along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered Pontotoc shares must be received by the exchange agent at one of those addresses, or those Pontotoc shares must be tendered in accordance with the procedure for book-entry tender (and a confirmation of receipt of the tender received), in each case before the expiration date. See the procedures for tendering shares on page 45 under "The Offer—Procedure for Tendering" for more details; or
  •
  you must comply with the guaranteed delivery procedures set forth in "The Offer—Guaranteed Delivery."

Dissenters' Rights (Page 48)

    Our offer does not entitle you to dissenters' rights with respect to your Pontotoc shares but the subsequent merger of Pontotoc with Pontotoc Acquisition will entitle you to dissenters' rights. Pontotoc stockholders who do not tender their Pontotoc shares in the offer and who comply with the applicable statutory procedures under Nevada law will be entitled to dissenters' rights. In order to preserve their dissenters' rights, Pontotoc stockholders must follow strictly the Nevada law regarding dissenters' rights.

For further description of these rights and the procedures you must follow to exercise your dissenters' rights, see page 48, as well as Annex F which contains a copy of the Nevada dissenters' rights statutes.

Material Federal Income Tax Consequences (Page 47)

    The receipt of cash and our Series B mandatorily convertible preferred stock in exchange for your Pontotoc shares will be a taxable transaction. You will generally recognize gain or loss equal to the difference between (a) the sum of the amount of cash received plus the fair market value of the shares of our Series B mandatorily convertible preferred stock on the date your Pontotoc shares are accepted for exchange and (b) the aggregate tax basis in the Pontotoc shares you tendered. That gain or loss will be capital gain or loss (assuming you hold your Pontotoc shares as a capital asset). Any capital gain or loss will constitute long-term capital gain if you have held the Pontotoc shares for more than one year. Pontotoc stockholders receiving cash and shares of our Series B mandatorily convertible preferred stock in the merger will have the same federal income tax consequences, except that the fair market value of our Series B mandatorily convertible preferred stock will be determined at the effective time of the merger. See "The Offer—Material Federal Income Tax Consequences."

Ascent Energy Will Account for the Merger Using the Purchase Method (Page 56)

    We will account for the merger as a purchase for financial reporting purposes.

Ownership of Ascent Energy After the Merger (Page 92)

    We will issue approximately 5,323,695 shares of our Series B mandatorily convertible preferred stock to Pontotoc stockholders in the offer and the merger. Our Series B preferred shares will be immediately convertible into 10% of the total outstanding shares of our common stock, on a fully-diluted basis, immediately following the merger. See "Beneficial Ownership of Common Stock."

Stockholder Vote Required After Our Offer to Approve the Merger (Page 48)

    The merger requires the affirmative vote of at least a majority of the shares of Pontotoc common stock outstanding on the record date for the meeting to approve the merger. If the minimum tender condition is satisfied and we purchase the tendered Pontotoc shares, we will own a majority of the Pontotoc common stock and approval of the merger by Pontotoc stockholders will be assured, subject to the other conditions to the merger. Moreover, if we have acquired 90% or more of the outstanding Pontotoc shares, the merger can be accomplished without a stockholder vote.

    As of the date of the merger agreement, each director and executive officer of Pontotoc agreed to tender all outstanding shares of Pontotoc common stock owned by him, which represents a total of 2,032,532 shares or approximately 38% of the outstanding common stock of Pontotoc.

Pontotoc Board (Page 58)

    The merger agreement provides that upon acceptance and payment for at least a majority of the outstanding Pontotoc shares, we will be entitled to designate a number of directors of Pontotoc (rounded up to the next whole number) equal to the product of the total number of directors on Pontotoc's board and the percentage of outstanding Pontotoc shares of common stock beneficially owned by us.

Interests of Pontotoc's Officers and Directors in the Merger (Page 55)

    When you consider the Pontotoc board's recommendation that Pontotoc stockholders tender their shares in the offer, you should be aware that some Pontotoc directors and executive officers may have interests in the offer and the merger that may be different from, or in addition to, yours, including:

  •
  James "Robby" Robson, Jr. will become a member of our board of directors on the effective date of the merger and will continue to be employed by Pontotoc;
  •
  each director and executive officer of Pontotoc agreed to tender all outstanding shares of Pontotoc common stock owned by him, which represents a total of 2,023,532 shares or approximately 38% of Pontotoc's outstanding common stock;
  •
  in connection with the merger, holders of Pontotoc's outstanding stock options, including James "Robby" Robson, Jr., Todd Robson and James Robson, Sr., will be entitled to receive a lump sum cash payment equal to the product of the number of Pontotoc shares subject to these stock options times the amount by which $10.50 exceeds the exercise price; and
  •
  as contemplated by the merger agreement, Pontotoc has acquired the remaining 55% ownership interest in Pontotoc Holdings, Inc. from Timothy A. Jurek, a director of Pontotoc, and two other directors of Pontotoc Holdings, for an aggregate of 110,000 shares of Pontotoc common stock.

Conditions of Our Offer (Page 51)

    We will complete the offer only if specific conditions are satisfied or, in some cases, waived, including the following:

  •
  two-thirds of the outstanding Pontotoc shares, on a fully-diluted basis, having been validly tendered and not properly withdrawn;
  •
  the registration statement of which this prospectus is a part having been declared effective by the SEC and not being the subject of any stop order or proceeding seeking a stop order;
  •
  absence of any law, court order or regulatory action or proceeding seeking to delay or prohibit the offer or the merger;
  •
  Pontotoc having not breached any covenant, representation or warranty in a material manner;
  •
  the merger agreement not having been terminated in accordance with its terms;
  •
  Ascent Energy having obtained financing for the offer (subject to liquidated damages in the amount of $2 million being payable by us if all the other conditions have been satisfied); and
  •
  the amount of debt outstanding under Pontotoc's credit facility (net of cash, cash equivalents and amounts owed to satisfy margin requirements) being no greater than $6.8 million.

    We also reserve our right to waive any condition (other than the minimum tender condition and the conditions relating to the absence of an injunction and the effectiveness of the registration statement for our shares of preferred stock to be issued in the offer) or otherwise to amend the offer in any respect, by giving oral or written notice of any waiver or amendment to the exchange agent and by making a public announcement.

Termination of the Merger Agreement (Page 60)

    The merger agreement may be terminated at any time prior to the effective time of the merger by mutual written consent of Ascent Energy and Pontotoc. In addition, either we or Pontotoc can terminate the merger agreement if:

  •
  we do not consummate the offer by July 31, 2001 (a party in material breach or who failed to fulfill a material obligation of the merger agreement may not terminate it for this reason);

  •
  the offer shall have expired or been terminated in accordance with the merger agreement without our having accepted any shares of Pontotoc common stock in the offer, other than as a result of our breach of the merger agreement;
  •
  a law or regulation makes consummation of the merger illegal or otherwise prohibited or any judgment, injunction, order or decree which is final and nonappealable prohibits the merger; or
  •
  any representation or warranty of the non-terminating party having become inaccurate in a way that is reasonably expected to have a material adverse effect on the non-terminating party, or the non-terminating party failing to perform a covenant (in each case, subject to a 30 day cure period).

    We can terminate the merger agreement if, prior to the effective date of the merger:

  •
  Pontotoc's board of directors approves or recommends an acquisition proposal, as defined in the merger agreement;
  •
  Pontotoc's board of directors withdraws, or amends or modifies in any way adverse to Ascent Energy its recommendation to the Pontotoc stockholders that they accept the offer and approve and adopt the merger agreement and the merger;
  •
  Pontotoc fails to include its board's recommendation in documents related to the offer; or
  •
  Pontotoc does not recommend rejection of a competing tender or exchange offer for 30% or more of Pontotoc's shares.

Termination Fees (Page 61)

    Pontotoc must pay us a termination fee of $3.2 million in cash if the merger agreement is terminated:

  •
  by us for any of the reasons described in the immediately preceding four bullet points, where Pontotoc's board of directors has adversely changed its recommendation of the merger agreement proposal or has recommended an alternative transaction;
  •
  by us or Pontotoc in limited circumstances if we do not consummate the offer by July 31, 2001 or the offer expires or is terminated in accordance with the merger agreement without our having accepted any shares of Pontotoc common stock in the offer (in each case for reasons other than due to our fault) and Pontotoc enters into an agreement to be acquired by another party within 12 months of the termination of the merger agreement; or
  •
  by us based upon a material willful breach of the merger agreement by Pontotoc.

    In addition, if all the other conditions to the offer have been satisfied and the sole reason for the termination of the merger agreement is Ascent's failure to obtain financing, we will be obligated to pay Pontotoc $2 million as liquidated damages. This obligation is guaranteed by Forman.

Opinion of Pontotoc Financial Advisor (Page 37)

    In deciding to approve the merger, Pontotoc's board of directors considered the opinion of its financial advisor, C. K. Cooper & Company, to the effect that the consideration to be received is fair to the Pontotoc stockholders from a financial point of view.

Costs Incurred in Connection with the Offer and the Merger

    Ascent Energy and Pontotoc expect to incur approximately $2.2 million of costs related to the offer and the merger. These expenses will include investment banking expenses, legal, accounting and other fees, printing expenses, transition and integration costs and other related charges. The companies may also incur additional unanticipated expenses in connection with the offer and the merger.

SELECTED HISTORICAL FINANCIAL DATA
(In thousands, except per share and operating data amounts)

Ascent Energy

    The following table sets forth our selected historical financial data as of the dates and for the periods shown. The historical financial data reflect the business of Forman prior to the Restructuring. The financial data for the five years ended December 31, 2000 is derived from the financial statements of Forman, which have been audited by Arthur Andersen LLP, independent public accountants. The financial data for the three month period ended March 31, 2001 is derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for this period. Concurrently with the consummation of the offer, Forman will be restructured as a holding company by contributing all of its assets and recorded liabilities to Ascent Energy. You should read the following information with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the audited historical financial statements of Forman and related notes and the Condensed Unaudited Pro Forma Combined Financial Statements and related notes included elsewhere in this prospectus.

			Year Ended December 31,
	Three Months Ended March 31,
				Predecessor Activity
	2001(1)	2000(1)	2000(1)	1999	1998	1997	1996
Statement of Operations Data:
Oil and natural gas revenue	$5,031	$3,218	$14,697	$12,993	$15,950	$14,235	$10,892
Operating expenses	2,394	2,505	11,054	12,494	36,691	24,814	8,909

Operating income (loss)	2,637	713	3,643	499	(20,741)	(10,579)	1,983
Interest expense	—	—	—	6,244	10,122	7,724	3,983
Other income	65	164	263	123	325	474	225

Net income (loss) from operations before reorganization items, income taxes and extraordinary items	2,702	877	3,906	(5,622)	(30,538)	(17,829)	(1,775)
Reorganization items:
Reorganization costs	—	1,384	(1,008)	(1,184)	—	—	—
Adjust accounts to fair value	—	—	—	6,269	—	—	—

Net income (loss) before income taxes and extraordinary item	2,702	(506)	2,898	(537)	(30,538)	(17,829)	(1,775)
Provision (benefit) for income taxes	1,000	(187)	1,182	(188)	—	—	—

Net income (loss) before extraordinary items	1,702	(319)	1,716	(349)	(30,538)	(17,829)	(1,775)
Extraordinary gain on extinguishment of debt, net of taxes of $10,089	—	—	—	46,724	—	—	—

Net income (loss)	1,702	(319)	1,716	46,375	(30,538)	(17,829)	(1,775)
Preferred stock dividends	—	—	—	(1,153)	(1,729)	(923)	—

Net income (loss) attributed to common shares	1,702	(319)	1,716	45,222	(32,267)	(18,752)	(1,775)
Net income (loss) per share attributable to common shares before extraordinary item	1.73	(0.32)	1.74	(16.69)	(358.52)	(208.36)	(19.72)
Extraordinary item per share	—	—	—	519.15	—	—	—

Net income (loss) per share	$1.73	$(0.32)	$1.74	$502.46	$(358.52)	$(208.36)	$(19.72)

Cash Flow Data:
Cash provided by (used in) operating activities	$3,988	1,761	$4,050	$6,925	$5,752	$7,853	$9,083
Cash provided by (used in) investing activities	(800)	(988)	(3,325)	(5,219)	(4,570)	(28,527)	(15,394)
Cash provided by financing activities	(299)	(222)	(177)	—	(165)	21,001	6,128
Balance Sheet Data (at end of period):
Working capital	$5,749	$4,720	$4,720	$1,714	$(74,104)	$(851)	$(5,181)
Oil and gas properties, net	34,569	33,775	33,775	30,448	23,761	48,228	37,352
Total assets	38,842	36,982	36,982	35,759	33,686	62,730	42,377
Long-term debt, less current portion	1,016	1,310	1,310	2,066	17,121	68,014	39,021
Stockholders' equity	24,103	22,401	22,401	20,685	(56,483)	24,174	(5,032)

Operating Data:
Production:
Oil (MBbls)	62	70	270	343	393	335	330
Gas (MMcf)	458	548	1,797	3,091	4,944	2,613	1,325
Oil and gas (MMcfe)	830	966	3,414	5,154	7,302	4,620	3,306
Average Sales Prices:
Oil (Bbl)	$27.27	$24.98	$27.49	$17.34	$12.09	$19.72	$21.10
Gas (Mcf)	7.29	2.69	4.05	2.28	2.27	2.92	2.96
Oil and gas (per Mcfe)	6.06	3.24	4.30	2.52	2.19	3.08	3.30
Average Costs (per Mcfe):
Direct operating expenses	$1.04	$0.84	$0.98	$0.61	$0.46	$0.59	$0.77
General and administrative expenses	$0.70	$0.40	0.78	0.59	0.38	0.44	0.47
DD&A	$0.87	$1.24	1.31	1.09	1.43	2.03	1.29
Proved Reserves (at the end of period):
Oil (MBbls)	—	—	2,667	1,612	1,531	2,260	2,512
Gas (MMcf)	—	—	26,260	18,996	14,558	22,105	23,223
Oil and gas (MMcfe)	—	—	42,264	28,668	23,742	35,664	38,292
Present value of estimated future net cash flows before income taxes and discounted at 10%	—	—	$182,313	$36,440	$19,169	$52,256	$87,381
Standardized measure of discounted future net cash flows	—	—	$113,445	$24,403	$19,169	$52,256	$87,381

(1)
On December 29, 1999, Forman emerged from bankruptcy proceedings under its Second Amended Joint Plan of Reorganization. The effective date of the consummation of the plan of reorganization for financial reporting purposes is considered to be December 31, 1999. Forman has accounted for the restructuring using the principles of fresh start accounting as required by AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. Pursuant to such principles, in general, Forman's assets and liabilities were recorded at their estimated fair market values. As a result of the implementation of fresh start accounting, the 1999 financial statements of Forman are not comparable to its financial statements of prior periods. The effect of the plan of reorganization and the implementation of fresh start accounting on Forman's balance sheet as of December 31, 1999 are discussed in detail in the notes to the audited consolidated financial statements of Forman appearing elsewhere in this prospectus.

Pontotoc

    The following table sets forth selected consolidated historical financial and operating data of Pontotoc as of the dates and for the periods shown. The financial information for the fiscal years ended March 31, 1997 through 2000 is derived from the consolidated financial statements of Pontotoc, which have been audited by Grant Thornton LLP, independent public accountants. The financial information for the fiscal year ended March 31, 2001 has been provided by Pontotoc and is unaudited. You should read this data along with the audited historical financial statements of Pontotoc and related notes and the Condensed Unaudited Pro Forma Combined Financial Statements and related notes included elsewhere in this prospectus.

	Year Ended March 31,
	2001	2000	1999	1998	1997
Statement of Operations Data:
Revenues:
Production revenues	$9,015	$4,833	$2,034	$1,754	$1,082
Other revenues	82	226	14	13	38

Total revenues	9,097	5,059	2,048	1,767	1,120

Expenses:
Direct operating expenses	3,035	1,505	1,013	736	309
Depreciation, depletion and amortization	850	362	221	155	79
Interest expense	636	107	148	45	25
General and administrative expenses	571	239	283	326	173

Total expenses	5,092	2,213	1,665	1,262	586

Net income (loss) before income taxes	4,005	2,846	383	505	534

Income tax provision (benefit):
Current	389	221	2	27	18
Deferred	829	630	97	111	163

Total income taxes	1,218	851	99	138	181

Net income (loss)	$2,787	$1,995	$284	$367	$353

Earnings (loss) per common share:
Basic earnings (loss) per common share	$0.54	$0.41	$0.06	$0.10	$0.09

Diluted earnings (loss) per common share	$0.53	$0.40	$0.06	$0.10	$0.09

Cash Flow Data:
Cash provided by (used in) operating activities	$4,080	$2,662	$529	$671	$423
Cash provided by (used in) investing activities	(13,338)	(651)	(3,679)	(687)	(661)
Cash provided by financing activities	(8,100)	(509)	3,302	47	302
Balance Sheet Data (at end of period):
Working capital	$1,355	$1,884	$(1,961)	$209	$96
Oil and gas properties, net	24,085	5,816	5,587	1,743	1,181
Total assets	27,216	8,889	6,440	2,257	1,759
Long-term debt, less current portion	7,911	—	—	469	315
Stockholders' equity	11,455	7,393	3,437	1,243	876
Operating Data: Production:
Oil (MBbls)	270	159	137	89	47
Gas (MMcf)	520	637	88	44	46
Oil and gas (MMcfe)	2,139	1,592	913	582	328
Average Sales Prices:
Oil (per Bbl)	$28.16	$22.63	$13.37	$19.45	$21.91
Gas (per Mcf)	2.62	1.76	1.58	1.75	1.96
Oil and gas (per Mcfe)	4.21	3.04	2.23	3.01	3.30
Average Costs (per MMcfe):
Direct operating expenses	$1.42	$0.95	$1.11	$1.26	$0.94
General and administrative expenses	0.27	0.15	0.31	0.56	0.53
DD&A	0.40	0.23	0.24	0.27	0.24
Proved Reserves (at the end of period):
Oil (MBbls)	10,870	4,559	4,287	1,526	1,339
Gas (MMcf)	23,704	14,880	9,483	478	411
Oil and gas (MMcfe)	88,923	42,234	35,207	9,634	8,446
Present value of estimated future net cash flows before income taxes	$147,263	$63,984	$34,566	$10,757	$11,194
Standardized measure of discounted future net cash flows	$97,455	$42,766	$23,134	$7,190	$7,924

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The following unaudited pro forma combined financial information combines the historical balance sheets and statements of income of Ascent Energy (giving effect to the Restructuring that will occur concurrently with the consummation of the offer using reorganization accounting for entities under common control) and Pontotoc giving effect to the merger using the purchase method of accounting for business combinations. This information has been prepared to assist you in your analysis of the financial effects of the merger and should be read in conjunction with the unaudited pro forma combined financial information contained on pages 64 - 70 in this prospectus. You should also consider the selected financial data for Ascent Energy and Pontotoc above and the audited historical financial statements and related notes included elsewhere in this prospectus.

    There are several other factors that affect comparisons of the audited historical financial information of Ascent Energy and Pontotoc to the unaudited pro forma combined financial information, including the following:

  •
  The unaudited pro forma combined balance sheet data gives effect to the merger as if it had occurred on March 31, 2001. The unaudited pro forma combined income statement data gives effect to the merger as if it occurred on January 1, 2000.

  •
  Pontotoc's fiscal year ends on March 31. Ascent Energy's fiscal year ends on December 31. The combined company will also utilize December 31 as its fiscal year end. The following pro forma March 31, 2001 selected balance sheet data was derived from Forman's March 31, 2001 balance sheet and Pontotoc's March 31, 2001 balance sheet using the adjustments and assumptions described in the notes to the unaudited pro forma combined financial information, beginning on page 68. Similarly, the selected pro forma combined income statement data for the year ended December 31, 2000 combines the latest similar twelve-month periods reported by Ascent Energy and Pontotoc, using Ascent Energy's fiscal year end of December 31 and adjusting Pontotoc's results to reflect the twelve months ended December 31, 2000. The selected pro forma income data for the three months ended March 31, 2001 combines the three month period ended March 31, 2001 reported by Forman and the three month period ended March 31, 2001 reported by Pontotoc.

    The unaudited pro forma information is for illustrative purposes only. If the merger had occurred in the past, the combined company's financial position and operating results might have been different from that presented in the selected unaudited pro forma financial information. You should not rely on the unaudited pro forma information as an indication of the financial position or operating results that the combined company would have achieved if the merger had occurred in the past, nor should you rely on the unaudited pro forma information as an indication of future results that the combined company will achieve after the merger.

	Pro Forma Combined Ascent Energy
	Three Months Ended March 31, 2001	Twelve Months Ended December 31, 2000
Statement of Operations Data:
Revenues:
Oil and gas sales	$6,809,811	$23,550,029
Other income	109,802	348,117

Total revenues	6,919,613	23,898,146

Expenses:
Operating expenses	1,627,553	5,396,473
Depreciation, depletion and amortization	1,192,503	10,414,779
Production taxes	264,599	1,218,035
General, administrative and other	819,010	3,087,067
Interest expense	628,707	2,516,133
Reorganization costs	—	1,007,890
Gas purchases	—	513,871

Total expenses	4,532,372	24,395,544

Net income (loss) before income taxes	$2,387,241	$(256,102)
Provision (benefit) for income taxes	847,471	(91,169)

Net income (loss)	1,539,770	(164,933)

Dividends on preferred stock	688,000	(2,752,000)

Net income (loss) attributable to common stockholders	851,770	$(2,916,933)
Basic and diluted earnings per share	$0.17	$(0.59)
Pro Forma Data:
Ratio of earnings to preferred dividends	2.2x	— (1)
Pro Forma Combined Ascent Energy
As of March 31, 2001
Balance Sheet Data (at end of period):
Working capital (deficit)	$(329,670)
Oil and gas properties, net	112,873,560
Total assets	123,368,762
Long-term debt, less current portion	31,015,913
Stockholders' equity	26,711,880

(1)
Due to the pro forma net loss, earnings do not cover preferred dividends by a shortfall of $4.6 million.

RISK FACTORS

    You should carefully consider the following factors and other information in this prospectus before deciding whether to exchange your Pontotoc shares for cash and shares of our Series B mandatorily convertible preferred stock.

Risks Related to the Pontotoc Acquisition

Because we will be a newly combined company with no combined operating history, neither our historical nor our pro forma financial and operating data may be representative of our future results.

    We will be a newly combined company with no combined operating history. Our lack of a combined operating history may make it difficult to forecast our future operating results. The historical financial statements included in this prospectus reflect the separate historical results of operations, financial position and cash flows of Pontotoc and our parent company, Forman. Concurrently with the consummation of the offer, Forman will contribute all of its assets and liabilities to Ascent Energy. The unaudited pro forma financial information included in this prospectus is based on the separate businesses of Pontotoc and Forman. As a result, the historical and pro forma information may not give you an accurate indication of what our actual results would have been if the Restructuring and the Pontotoc acquisition had been completed at the beginning of the periods presented or of what our future results of operations are likely to be.

We may not be able to integrate our operations effectively and efficiently.

    The Restructuring and the Pontotoc acquisition will require the integration of two management teams and operations, a process that we expect to be complex and time-consuming. If we do not successfully integrate the management and operations of Ascent Energy and Pontotoc, or if there is any significant delay in achieving this integration, we may not fully achieve the expected benefits of the Pontotoc acquisition. As a result, our business could suffer.

Our operations have been concentrated in South Louisiana; we will be largely dependent on Pontotoc's management personnel for our oil and gas operations in Oklahoma.

    There is no overlap in the respective oil and gas interests owned by us and Pontotoc. Forman's oil and gas operations are currently concentrated in South Louisiana. Pontotoc's oil and gas properties are primarily located in the State of Oklahoma. Even though we plan to offer employment to Pontotoc's management personnel, we cannot assure you that they will choose to continue to remain employed by us or that we can replace these individuals without experiencing operational delays that may impact future financial performance.

Some of Pontotoc's directors and officers have interests in the offer and the merger that are different from your interests.

    Some of the directors and officers of Pontotoc are parties to agreements, or participate in other arrangements, that give them interests in the offer and the merger that are different from your interests, including:

  •
  James "Robby" Robson, Jr. will become a member of our board of directors on the effective date of the merger and will continue to be employed by Pontotoc;

  •
  each director and executive officer of Pontotoc agreed to tender all outstanding shares of Pontotoc common stock owned by him, which represents a total of 2,023,532 shares or approximately 38% of Pontotoc's outstanding common stock;

  •
  in connection with the merger, James "Robby" Robson, Jr., Todd Robson and James Robson, Sr., all of whom are directors of Pontotoc, will be entitled to receive a lump sum cash payment equal to the product of the number of Pontotoc shares subject to these stock options times the amount by which $10.50 exceeds the exercise price, which will be approximately $247,500 in the aggregate; and

  •
  As contemplated by the merger agreement, Pontotoc has acquired the remaining 55% ownership interest in Pontotoc Holdings, Inc. from Timothy A. Jurek, a director of Pontotoc, and two other directors of Pontotoc Holdings, for a consideration consisting solely of an aggregate of 110,000 shares of Pontotoc common stock.

    Pontotoc stockholders should consider whether these interests may have influenced those directors and officers to recommend or support the merger. See "The Offer—Interests of Certain Persons in the Offer and the Merger" on page 55.

The offer is subject to a number of conditions, including that we obtain the financing contemplated by our commitment letter with Fortis Capital Corp.

    The offer is subject to, among other things, the condition that we obtain the financing contemplated by our commitment letter with Fortis Capital Corp., dated as of January 10, 2001. Except for this commitment letter and the proposed sale of our Series A mandatorily redeemable preferred stock and warrants, we do not have any alternative financing sources in place for the offer and the merger. If the conditions in our commitment letter with Fortis Capital are not fulfilled, we may not have the financing sources available to consummate the offer and the merger. See "The Offer—Source and Amount of Funds."

Risks Related to Ownership of Our Series B Mandatorily Convertible Preferred Stock

There is no established trading market for either our preferred stock or our common stock.

    Neither our preferred stock nor our common stock issuable upon conversion of our Series B mandatorily convertible preferred stock will have any established trading market. We do not intend to apply for listing of our preferred stock on any securities exchange or to seek admission thereof to trading on the Nasdaq stock market. As a result there will most likely not be an active public or other market for our preferred stock. Accordingly, holders who may need or wish to dispose of all or part of their preferred stock may be unable to do so except in private, directly negotiated sales. Holders will most likely not be able to liquidate their investment in the event of an emergency or for any other reason. We cannot provide any assurance regarding the liquidity of any market that may develop for our preferred stock, the ability to sell the preferred stock or the price at which a holder will be able to sell the preferred stock. Likewise, there is no active public or other market for our common stock and we cannot guarantee that one will ever develop.

The value of our preferred stock is uncertain and will fluctuate over time.

    We have valued our Series B mandatorily convertible preferred stock in our pro forma financial statements at $.49 per share. This value is based on the $9.49 average trading price of Pontotoc's common stock for the five trading days immediately before and after the execution date of the merger agreement. We then deducted the $9 cash to be paid for each Pontotoc share. We used this method because it is required by generally accepted accounting principles due to the uncertainty of the value of our preferred and common stock. Because we are a small, closely-held independent energy company and due to the other factors we disclose in the prospectus, we believe it is difficult to determine with any degree of certainty the value of our preferred stock. We have not obtained any independent determination of the value of either our preferred or common stock. We cannot make any assurance that our preferred stock will have an actual value, or that holders will be able to sell the preferred shares, at an amount equal to $.49 per share.

Forman and, indirectly, Forman's controlling stockholder will control the outcome of stockholder voting and may exercise this voting power in a manner adverse to you. Two of our directors may have conflicts of interest because they are each executive officers of two of our stockholders.

    Jefferies & Company, Inc. will be in a position to control the outcome of matters requiring a stockholder vote, including the election of directors, adoption of amendments to our certificate of incorporation or bylaws or approval of mergers and other significant corporate transactions. Following the completion of our offering of Series A mandatorily redeemable preferred stock and warrants, Jefferies will beneficially own approximately 32.9% of our common stock. Through its controlling interest in Forman, Jefferies will have an indirect interest in the 4,950,000 shares of our common stock owned by Forman, which will represent 100% of our outstanding shares of common stock immediately following the Restructuring. In addition, Jefferies is entitled to designate one member of Forman's four member board or directors. The interests of Jefferies may differ from yours, and Jefferies may vote its interests in a manner that may adversely affect you.

    In addition, the chairman of our board of directors, Nicholas W. Tell, Jr., is a managing director of the TCW Group, Inc., another one of our significant stockholders, and another member of our board of directors, Daniel O. Conwill, IV, is an executive officer of Jefferies. Their duties as a managing director of the TCW Funds and an executive officer of Jefferies may conflict with their duties as directors of our company regarding business dealings between the TCW Funds or Jefferies and us and other matters. The resolution of these conflicts may not always be in our or your best interest.

We have renounced any interest in specified business opportunities, and our significant stockholders and their director nominees on our board of directors generally have no obligation to offer us those opportunities.

    Our certificate of incorporation provides that stockholders who are entitled to cast 25% or more of our total voting power may engage or invest in businesses that compete with ours. Accordingly, significant stockholders may invest in other competing companies. Our certificate of incorporation also provides that we renounce any interest in any such business opportunities.

    Moreover, our certificate of incorporation provides that, if an opportunity in our line of business is presented to a person who is an officer, director or other affiliate of one of our significant stockholders, including any of those individuals who also serves as a director, officer or employee of our company:

  •
  no such officer, director or other affiliate of our significant stockholder has any obligation to communicate or present the opportunity to us; and

  •
  such entity or individual may pursue the opportunity as that entity or individual sees fit, unless it was presented to such individual solely in that person's capacity as a director, officer or employee of our company.

    These provisions of our certificate of incorporation may be amended only by an affirmative vote of holders of at least a majority of our total voting power. As a result of these charter provisions, our future competitive position and growth potential could be adversely affected. Notwithstanding the foregoing, we will not enter into any transaction with any of our affiliates, except transactions upon terms that are no less favorable to us than would be obtained in a transaction negotiated at arm's length with an unrelated third party. A majority of the independent, disinterested members of our board of directors will be required to approve future affiliated transactions and forgiveness of loans.

Our parent company recently emerged from bankruptcy.

    In August 1999, our parent company, Forman, sought protection from its creditors under Chapter 11 of the United States Bankruptcy Code of 1986. By order dated December 29, 1999, a joint plan of reorganization with respect to Forman was confirmed by the United States Bankruptcy Court for the Eastern District of Louisiana and Forman emerged from protection under Chapter 11 of the Bankruptcy Code.

Risks Related to Our Business and Operations

Oil and natural gas prices are volatile, and low prices will cause our revenues, profitability and the carrying value of our properties to decrease.

    Our revenues, profitability and the carrying value of our properties depend substantially on prevailing prices for oil and natural gas. Historically, prices for oil and natural gas have been volatile and are likely to continue to be volatile in the future. For example, oil and natural gas prices, while at historically high levels at the present time, declined significantly in 1997 and 1998 and, for an extended period of time, remained substantially below prices obtained in previous years. Among the factors that can cause this volatility are:

  •
  the level of consumer demand;

  •
  domestic and foreign supply of oil and natural gas;

  •
  weather conditions;

  •
  domestic and foreign government regulations and taxes;

  •
  the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

  •
  political instability or armed conflict in oil or natural gas producing regions;

  •
  the price and level of foreign imports;

  •
  the price and availability of alternative fuels; and

  •
  the overall local and world economic environment.

    Prices for oil and natural gas affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The borrowing base under our new bank credit facility will be subject to periodic redetermination based in part on changing expectations of future prices. Lower prices may also reduce the amount of oil and natural gas that we can economically produce. Any substantial and extended decline in the price of oil or natural gas would decrease our cash flows, as well as the carrying value of our proved reserves, our borrowing capacity and our ability to obtain additional capital.

Our capitalization or volatility in our results may prevent us from raising the capital necessary to make acquisitions and drill wells.

    We may not be able to successfully pursue our business strategy if our balance sheet, volatility in our results or general industry or market conditions prevents us from raising the capital required for our acquisition, exploration and development activities and other operations. Like any oil and gas company, we expect to make substantial expenditures for the acquisition, exploitation, exploration, development and production of oil and natural gas reserves just to maintain production levels and reserves. If our revenues or cash flow from operations decrease as a result of lower oil and natural gas prices, operating difficulties or other factors, many of which are beyond our control, or we are unable to raise additional debt or equity proceeds to fund such expenditures, then we may curtail our acquisition, drilling, development and other activities. In addition, we may be forced or choose to sell some of our assets on an untimely or unfavorable basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

We expect to incur additional debt. If we are unable to service this debt or if we are restricted by this debt from engaging in certain activities, we may not be able to successfully pursue our business strategy.

    Our pro forma indebtedness at December 31, 2000, giving effect to the offer and merger and including the financing to be obtained under our commitment letter with Fortis Capital Corp., is approximately $32.2 million. Any inability on our part to service our debt will be materially adverse to our business. In addition to the debt we intend to incur in connection with the Pontotoc acquisition, we expect to incur additional debt in the future to fund our capital expenditures. Such additional borrowings may severely restrict our acquisition, exploration and development activities. The borrowing base limitation on our new credit facility will be periodically redetermined based on an evaluation of our reserves. Upon a redetermination, if borrowings in excess of the revised borrowing capacity were outstanding, we could be forced to repay a portion of our bank debt. We may not have sufficient funds to make such repayments and could default under the terms of our indebtedness.

    If our level of borrowings increases, this indebtedness may have several important effects on our operations, including:

  •
  a substantial portion of our cash flow from operations may be dedicated to the payment of interest and principal on our indebtedness and may not be available for other purposes;

  •
  the covenants contained in our bank credit facility may limit our ability to borrow additional funds or to dispose of assets and may affect our flexibility in planning for, and reacting to, changes in business conditions;

  •
  our ability to obtain additional financing in the future for working capital, capital expenditures (including acquisitions), general corporate purposes or other purposes may be impaired;

  •
  our leveraged financial position may make us more vulnerable to economic downturns and may limit our ability to withstand sustained declines in oil and natural gas prices;

  •
  our borrowings will be subject to variable rates, which may make us vulnerable to increases in interest rates; and

  •
  our flexibility in planning for or reacting to changes in market conditions may be limited.

    Moreover, future acquisition or development activities may require us to alter our capitalization significantly. These changes in capitalization may significantly increase our leverage. Our ability to continue to meet our debt service obligations, to reduce total indebtedness and to meet our other obligations will be dependent upon our future performance, which will be subject to general economic conditions, including oil and natural gas prices, and to financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to meet these commitments, we may not be able to satisfy our capital requirements unless we are able to successfully adopt one or more alternatives on a timely basis and with satisfactory terms, such as refinancing or restructuring our indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. The terms of our indebtedness also may prohibit us from taking such actions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Bank Credit Facility."

Attractive opportunities to acquire properties with proved undeveloped reserves may not be available, which would prevent us from pursuing our business strategy.

    We may not be able to identify or complete the acquisition of properties with sufficient proved undeveloped reserves to implement our business strategy. Our strategy is based on the acquisition and development of properties with undeveloped discoveries. As we deplete our existing reserves, we must identify, acquire and develop properties through new acquisitions or our level of production and cash flows will be adversely affected. The availability of properties for acquisition depends largely on the divesting practices of other oil and gas companies, commodity prices, general economic conditions and other factors that we cannot control or influence. A substantial decrease in the availability of proved oil and gas properties in our areas of operation, or a substantial increase in their cost to acquire, would adversely affect our ability to replace our reserves as they are depleted.

The oil and gas reserves data and future net revenues estimates we report are uncertain.

    The process of estimating oil and natural gas reserves is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic and other factors beyond our control. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves shown in this prospectus.

    Actual future production, oil and gas prices, revenues, taxes, development costs, operating expenses and quantities of recoverable oil and gas reserves will vary from those currently estimated. Any significant variance could materially affect the estimated quantities and present value of reserves set forth in this document and the information incorporated by reference. Our properties may also be susceptible to hydrocarbon drainage from wells on adjacent properties operated by other owners. In addition, we may adjust reserve estimates to reflect production history, results of exploration and development, availability of rigs and other equipment, prevailing oil and gas prices and other factors, many of which are beyond our control. Actual production, revenues, taxes, development expenditures and operating expenses with respect to our reserves will vary from the estimates used. Such variances may be material.

    You should not assume that the present value of future net cash flows from our or Pontotoc's proved reserves referred to in this prospectus is the current market value of these reserves. In accordance with SEC requirements, we base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Current commodity prices are at historically high levels. At current prices, we believe the present value of future net revenue amounts included in this prospectus or incorporated herein cannot be construed as the current market value of the estimated oil and gas reserves attributable to our or Pontotoc's properties. Actual future prices and costs are likely to differ materially from those used in the present value estimate because of changes in commodity prices or hedging transactions. The timing of both the production and the expenses from the development and production of oil and gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with us or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

Lower oil and gas prices may cause us to record ceiling test write-downs.

    We use the full cost method of accounting to account for our oil and gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop oil and gas properties. Under full cost accounting rules, the net capitalized costs of oil and gas properties may not exceed a "ceiling limit" which is based upon the present value of estimated future net cash flows from proved reserves at a point in time, discounted at 10%, plus the lower of cost or fair value of unproved properties. If net capitalized costs of oil and gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a "ceiling test write-down." This charge does not impact cash flow from operating activities, but does reduce our stockholders' equity. The risk that we will be required to write down the carrying value of oil and gas properties increases when oil and gas prices are low or volatile. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves. Due to low oil and gas prices in 1997 and 1998, Forman wrote down its oil and gas properties by $10 million on December 31, 1997, by an additional $12 million on June 30, 1998, and by an additional $7.6 million on December 31, 1998.

Our use of hedging transactions for a portion of our oil and gas production may limit future revenues from price increases and result in significant fluctuations in our stockholders' equity.

    We use hedging transactions with respect to a portion of our oil and gas production to achieve more predictable cash flow and to reduce our exposure to price fluctuations. While the use of hedging transactions limits the downside risk of price declines, their use may also limit future revenues from price increases.

    As set forth in our commitment letter from Fortis Capital described under "The Offer—Source and Amount of Funds" beginning on page 54, our credit facility will require us to secure hedging arrangements with respect to approximately 50% of our future production through December 2002. In addition, we may enter into hedging arrangements beyond that required under our new credit facility.

    While intended to reduce the effects of volatility of the price of oil and natural gas, these transactions may limit our potential gains if oil and natural gas prices were to rise substantially over the price established by the hedge. In addition, these hedging arrangements may expose us to the risk of financial loss if:

  •
  production is less than expected;

  •
  there is a change in the expected differential between the underlying price in the hedging arrangement and actual prices received;

  •
  the other party to the hedging contract defaults on its contract obligations; or

  •
  a sudden, unexpected event materially affects oil or natural gas prices.

    We adopted Statement of Financial Accounting Standards (SFAS) No. 133 as of January 1, 2001. As a result of adopting SFAS No. 133, our stockholders' equity may fluctuate significantly from period to period. SFAS No. 133 generally requires us to record each derivative instrument as an asset or liability measured at its fair value. We must record an initial adjustment in the other comprehensive income component of stockholders' equity on adoption of SFAS No. 133, which amount will likely be significant. Thereafter, we must similarly record changes in the value of our hedging, which could result in significant fluctuations in stockholders' equity from period to period.

    For further discussion of our hedging arrangements, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk."

Exploration is a high-risk activity. The 3-D seismic data and other advanced technologies we use cannot eliminate exploration risk and require experienced technical personnel whom we may be unable to attract or retain.

    Our future success will depend on the success of our future property acquisitions and our drilling operations. Exploitation, exploration and development activities involve numerous risks, including the risk that no commercially productive oil and natural gas reservoirs will be discovered. In addition, we often are uncertain as to the future cost or timing of drilling, completing and producing wells. Furthermore, our drilling operations may be curtailed, delayed or canceled as a result of the additional exploration, time and expenses associated with a variety of factors, including:

  •
  economic conditions;

  •
  unexpected drilling conditions;

  •
  title problems;

  •
  pressure or irregularities in formations;

  •
  equipment failures or accidents;

  •
  adverse weather conditions; and

  •
  shortages or delays in availability of drilling rigs or labor and the delivery of equipment.

    We cannot assure you that wells in which we have an interest will be productive or that we will recover all or any portion of our drilling or other exploratory costs. Drilling for oil and natural gas may be unprofitable. Drilling activities can result in dry holes or in wells that are productive but do not produce sufficient net revenues after drilling, operating and other costs to produce an acceptable return on investment.

    Even when used and properly interpreted, 3-D seismic data and visualization techniques do not allow the interpreter to know conclusively if hydrocarbons are present or economically producible. We could incur losses as a result of these expenditures. Poor results from our exploitation, exploration and development activities could have a material adverse effect on our business, financial condition, cash flows or results of operations.

    Our drilling success will depend, in part, on our ability to attract and retain experienced explorationists and other professional personnel. Competition for explorationists and engineers with experience is intense. If we cannot attract additional experienced personnel, our ability to compete could be adversely affected.

The oil and natural gas business involves many operating risks that can cause substantial losses.

    Our operations are subject to risks inherent in the oil and natural gas business, including:

  •
  fires and explosions;

  •
  blow-outs and surface cratering;

  •
  uncontrollable flows of oil, underground natural gas and formation water;

  •
  natural disasters;

  •
  pipe, cement or pipeline failures or collapses;

  •
  embedded or unremovable oil field drilling and service tools;

  •
  abnormally pressured formations; and

  •
  environmental hazards such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic natural gases.

    If any of these events occur, we could incur substantial losses as a result of:

  •
  injury or loss of life;

  •
  severe damage to and destruction of property, natural resources and equipment;

  •
  fines and clean-up responsibilities for pollution and other environmental damage; and

  •
  suspension of our operations.

Our insurance coverage may not be sufficient to cover some liabilities or losses that we may incur.

    The occurrence of a significant accident or other event not fully covered by our insurance could have a material adverse effect on our business, financial condition, results of operations or cash flows. Our insurance does not protect us against all operational risks. We do not carry business interruption insurance at levels that would provide enough funds for us to continue operating without access to other funds. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable.

We may be unable to identify liabilities associated with the properties that we acquire or obtain protection from sellers against them.

    The acquisition of properties requires us to assess a number of factors, including:

  •
  value of the oil or gas properties and likelihood of future production;

  •
  future prices of oil and gas;

  •
  recoverable reserves;

  •
  development and operating costs;

  •
  potential environmental and other liabilities;

  •
  drilling and production difficulties; and

  •
  other factors beyond our control.

    These assessments are inexact and inherently uncertain. We intend to perform these reviews in a manner that we believe at the time to be generally consistent with industry practice. These reviews, however, may not reveal all existing or potential problems, nor would they permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies or benefits. For instance, inspections may not be performed on every well, and structural or environmental problems, such as pipeline corrosion, may not be observable even when an inspection is undertaken. In addition, we may not be able to obtain contractual indemnities from the seller for liabilities that it created. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations. We can make no assurance that any future acquisitions will be beneficial. Any unsuccessful acquisition could have a material adverse affect on us.

The marketability of our production depends primarily upon the availability of gathering systems, pipelines and processing facilities.

    Our ability to sell our oil and gas production depends in part upon the availability, proximity and capacity of oil and natural gas gathering systems, pipelines and processing facilities. U.S. federal and state regulation of oil and gas production and transportation, general economic conditions and changes in supply and demand all could adversely affect our ability to produce and market oil and natural gas. If market factors change dramatically, the financial impact on us could be substantial. The availability of markets is beyond our control.

    Pontotoc currently leases a gathering system located in central Oklahoma from Enerfin Resources I Limited Partnership. This gathering system allows Pontotoc to connect with larger pipelines for the purpose of transporting and marketing its oil and gas. Beginning on July 1, 2015, Enerfin Resources may terminate the lease agreement upon 90 days prior notice to any annual renewal by Pontotoc. The termination of this lease agreement would require us to find an alternative way to transport our oil and gas. If an alternative is unavailable, this could have a material adverse effect on us.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect our ability to execute on a timely basis our development plans within our budget.

    Shortages or an increase in cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our operations. Recently, drilling activity in South Louisiana and Oklahoma has increased, and we have experienced increases in associated costs, including those related to drilling rigs, equipment, supplies and personnel and the services and products of other vendors to the industry. Increased drilling activity also decreases the availability of drilling rigs. These costs may increase further and necessary equipment and services may not be available to us at economical prices.

Competition in our industry is intense, and we are smaller and have a more limited operating history than many of our competitors.

    We compete with major and independent natural gas and oil companies for property acquisitions. We also compete for the equipment and labor required to operate and develop these properties. Many of our competitors have substantially greater financial operations, staffs, facilities and other resources than us. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for natural gas and oil properties and may be able to define, evaluate, bid for and acquire a greater number of properties than we can. Our ability to acquire additional properties and develop new and existing properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. In addition, some of our competitors have been operating in South Louisiana and Oklahoma for a much longer time than we have and have demonstrated the ability to operate through industry cycles.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

    Development, production and sale of natural gas and oil in the U.S. are subject to extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:

  •
  discharge permits for drilling operations;

  •
  bonds for ownership, development and production of oil and gas properties;

  •
  unitization and pooling of properties;

  •
  production rates;

  •
  worker safety regulations;

  •
  reports concerning operations; and

  •
  taxation.

    Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. From time to time regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas below actual production capacity in order to conserve supplies of oil and natural gas. Moreover, these laws and regulations could change in ways that substantially increase our costs. Accordingly, any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

    This prospectus, including documents referred to, included or incorporated by reference in this prospectus, includes assumptions, expectations, projections, intentions and beliefs about future events. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.

    All statements in this document that are not statements of historical fact are forward looking statements. When used in this document the words "anticipate," "estimate," intend," "project," "forecast," "plan," "potential," "will," "may," "should," "continue," "believe," "expect" or similar expressions reflect forward-looking statements.

    These forward-looking statements are subject to risks and uncertainties. All phases of our operations are subject to a number of uncertainties, risks and other influences, many of which are beyond our ability to control or predict. You should understand that various factors, in addition to those discussed elsewhere in this prospectus and in the documents referred to, included or incorporated by reference in this prospectus, could materially affect the results of the combined company following the merger and could cause actual results to differ materially from those expressed in our forward-looking statements.

    When you consider these forward-looking statements, you should keep in mind the risk factors and the other cautionary statements in this prospectus. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, we cannot assure you that these expectations will prove to have been correct. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, the dates of those documents.

    All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any intention or obligation to update these forward-looking statements after we distribute this prospectus.

COMPARATIVE PER SHARE PRICES AND DIVIDENDS

    There is no public market for Ascent Energy's common shares. Pontotoc common shares have been listed on the Nasdaq National Market since August 31, 2000 and on the Nasdaq Small-Cap Market from December 13, 1999 to August 30, 2000. Prior to that time, Pontotoc's common stock was traded on the over-the-counter market and was quoted on the Nasdaq's OTC Bulletin Board. Pontotoc's ticker symbol is "PNTU." The following table sets forth, for the periods presented, the high and low sales prices for Pontotoc's common shares as reported by the Nasdaq Stock Market since December 13, 1999, and the high and low bid prices for the prior periods.

	Pontotoc Common Shares
Quarter Ended:
	High	Low
June 30, 1998	$4.50	$2.1875
September 30, 1998	$4.50	$3.625
December 31, 1998	$3.78125	$1.625
March 31, 1999	$5.375	$3.50
June 30, 1999	$7.19	$5.00
September 30, 1999	$8.50	$6.25
December 31, 1999	$8.06	$6.25
March 31, 2000	$7.50	$6.00
June 30, 2000	$10.00	$6.75
September 30, 2000	$10.063	$9.00
December 31, 2000	$9.813	$8.625
March 31, 2001	$10.00	$8.875
June 30, 2001 (through June 27, 2001)	$10.00	$9.25

    On January 19, 2001, the last full trading day prior to the public announcement of the offer and the merger, the last sale price per Pontotoc common share on the Nasdaq National Market was $9.125. On June 27, 2001, the most recent practicable date prior to the printing of this document, the last sale price per Pontotoc common share was $9.76. We urge you to obtain current market quotations for Pontotoc common shares before making any decision on the offer.

    As of June 15, 2001, there was one holder of record of Ascent Energy common stock and there were approximately 113 holders of record of Pontotoc common stock. The holders of record does not include stockholders who hold stock in their accounts at broker/dealers.

    Neither Ascent Energy (including Forman) nor Pontotoc has ever declared or paid any cash dividends on its common stock or other securities and neither anticipates paying cash dividends in the foreseeable future. Our credit facility will restrict us from declaring or paying dividends on our common stock without our lenders' consent.

CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 2001:

  •
  on a pro forma basis giving effect to the Restructuring; and

  •
  on a pro forma as adjusted basis to give effect to the sale of our Series A mandatorily redeemable preferred stock and warrants and the consummation of the offer and the merger.

    You should read the table below in conjunction with our unaudited pro forma combined financial statements and related notes and the historical financial statements and related notes included elsewhere in this prospectus.

	At March 31, 2001
	Pro Forma	Pro Forma, As Adjusted
	(Unaudited, in thousands)
Cash and cash equivalents	$6,617,628	$—

Long-term debt, including current maturities	2,230,044	32,230,044

8% Series A Redeemable Preferred Stock, $1,000 liquidation preference, 21,100 shares authorized; no shares outstanding pro forma; 21,100 shares outstanding pro forma, as adjusted	—	21,100,000
Stockholders' equity:
Preferred stock, par value $.001 per share, 10,000,000 shares authorized pro forma and pro forma, as adjusted:
8% Series B Convertible Preferred Stock, $2.50 liquidation preference, 5,500,000 shares authorized; no shares outstanding pro forma; 5,323,695 shares outstanding pro forma, as adjusted	—	2,608,611
Common stock, par value $.001 per share, 20,000,000 shares authorized pro forma and pro forma, as adjusted; 4,950,000 shares issued and outstanding pro forma; 4,950,000 shares issued and outstanding pro forma, as adjusted(1)	4,950	4,950
Additional paid-in capital	20,680,057	20,680,057
Retained earnings	3,418,262	3,418,262

Total stockholders' equity	24,103,269	26,711,880

Total capitalization	$32,950,941	$80,041,924

(1)
Does not include the 4,050,000 shares of common stock issuable upon exercise of the stock warrants to be issued or the 1,000,000 shares of common stock issuable upon conversion of the Series B mandatorily convertible preferred stock.

REASONS FOR THE OFFER

Reasons For the Offer and the Merger

    We are making the offer in order to acquire all of the outstanding shares of Pontotoc common stock. We intend, as soon as practicable after completion of the offer, to merge Pontotoc Acquisition with Pontotoc so that Pontotoc will become our wholly owned subsidiary. In the merger, each then outstanding Pontotoc share (except for Pontotoc shares held in Pontotoc's treasury and Pontotoc shares owned by us) would be converted into the right to receive the same amount of cash and number of shares of our Series B mandatorily convertible preferred stock as is paid in the offer.

    We believe the combined company will have a larger, more diversified asset base. The combined company will have pro forma aggregate proved reserves of approximately 18.9 MMBoe (one million barrels of oil equivalent, determined using the ratio of six Mcf (thousand cubic feet) of natural gas to one barrel of crude oil, condensate or natural gas liquids), a 170% increase over what we had on a stand-alone basis at the end of 2000. In addition to our operations in South Louisiana, following completion of the offer and the merger we will have meaningful operations in Oklahoma.

    In addition, we believe the combined company will have more efficient access to capital, at a lower cost, than either Ascent Energy or Pontotoc has individually. We should also have an enhanced ability, as compared with either company on a stand-alone basis, to pursue more acquisitions or other development opportunities.

Reasons For the Pontotoc Board's Recommendation; Factors Considered

    In approving the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement, and recommending that Pontotoc's stockholders accept the offer and tender their Pontotoc shares in the offer, the board of directors of Pontotoc considered a number of factors, including:

  •
  The opinion of C. K. Cooper & Company to the effect that, as of January 19, 2001, the consideration to be paid in the offer and the merger under the merger agreement was fair from a financial point of view to Pontotoc's stockholders. The full text of the written opinion of C. K. Cooper & Company, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B hereto.

  •
  The fact that the consideration and other terms of the merger agreement resulted from arms-length negotiations between Pontotoc and Ascent Energy, and the Pontotoc board of directors' belief that $9.00 in cash plus one share of Ascent Energy Series B mandatorily convertible preferred stock having a liquidation preference of $2.50 per share for each share of Pontotoc common stock that is mandatorily convertible into Ascent Energy common stock on the second anniversary of the date of issuance represented the highest per share consideration that could be negotiated with Ascent Energy. The Series B mandatorily convertible preferred stock will be initially convertible at a conversion rate of 0.1878395 shares of Ascent Energy common stock per share, or 1,000,000 shares of common stock in the aggregate. This amount will represent 10% of the fully diluted amount outstanding immediately after the consummation of the transactions contemplated by the merger agreement.

  •
  Pontotoc's financial condition, results of operations and business and strategic objectives, as well as the risks involved in achieving those objectives.

  •
  Pontotoc is a small public company in an industry in which many of its competitors are much larger and better capitalized. It is very difficult for a company the size of Pontotoc to access the capital markets because it is too small to gain the interest of most industry investors. It is also difficult for such a small company to compete with larger competitors for the acquisition of additional properties to expand its business.

  •
  A review of the possible alternatives to the transaction contemplated by the merger agreement, including continuing to operate Pontotoc as an independent entity, a strategic acquisition of another company, a strategic merger with another company in the same industry and a sale or partial sale of Pontotoc through a merger or by other means, and, in respect of each alternative, the timing and the likelihood of actually accomplishing the alternative.

  •
  The financial and valuation analyses presented to the board of directors of Pontotoc by C. K. Cooper & Company, including market prices and financial data relating to other companies engaged in businesses considered comparable to Pontotoc and the prices and premiums paid in recent selected acquisitions of companies engaged in businesses considered comparable to those of Pontotoc.

  •
  The trading history of Pontotoc's common stock, which has been characterized by low daily trading volumes and the resulting illiquidity, typical of companies of similar size.

  •
  The liquidity and certainty of value of the cash consideration to be paid to Pontotoc's stockholders, as well as the receipt of the Ascent Energy Series B mandatorily convertible preferred stock by the stockholders which will provide the opportunity to retain an equity investment in a more diversified asset base. The Pontotoc board was aware that the cash consideration to be received by Pontotoc's stockholders in the offer and merger would be taxable to these stockholders for federal income tax purposes.

  •
  The commitment by Ascent Energy in the merger agreement to use all reasonable best efforts to consummate the offer and the merger, including its reasonable best efforts to obtain financing for the acquisition.

  •
  The fact that the offer and the merger provide for a prompt exchange offer for all Pontotoc shares to be followed by a second-step merger at the same consideration, enabling Pontotoc's stockholders to obtain the benefits of the transaction at the earliest possible time.

  •
  The financial ability of Ascent Energy to consummate the offer and the merger. In this regard, the Pontotoc board of directors noted that Ascent Energy had received an executed commitment letter from a financial institution providing for a portion of the financing necessary to purchase the Pontotoc shares and to pay transaction fees in connection with the offer and the merger.

  •
  The fact that the merger agreement permits Pontotoc to furnish information to and participate in negotiations with third parties in response to a takeover proposal if a majority of the Pontotoc board of directors:

  •
  reasonably determines, after consultation with Pontotoc's financial advisor, that such takeover proposal constitutes a superior proposal; and

  •
  determines in good faith, after receiving the advice of outside legal counsel, that it is necessary to take such actions in order to comply with its fiduciary duties under applicable law.

  •
  The fact that the Pontotoc board of directors is permitted to terminate the merger agreement if prior to the purchase of Pontotoc shares by Ascent Energy in the offer, a superior proposal is received by Pontotoc and the Pontotoc board of directors reasonably determines in good faith, after receiving the advice of outside legal counsel, that it is necessary to terminate the merger agreement and enter into a new agreement to effect the superior proposal in order to comply with its fiduciary duties under applicable law.

    The Pontotoc board of directors also considered the following possible negative factors in its deliberations concerning the offer, the merger and the merger agreement:

  •
  The fact that the merger agreement requires Pontotoc to pay a termination fee of $3.2 million if the merger agreement is terminated under circumstances specified in the merger agreement.

  •
  The fact that the business goals and objectives of the combined company following consummation of the merger, including the amount of leverage, may differ from those of the current management of Pontotoc, and the current management of Pontotoc will have no control over the future operations of the combined company following the merger.

  •
  Whether the combined company will have equal or greater access to capital than Pontotoc has individually, which would allow the combined company to continue to pursue Pontotoc's business plans on a timely basis.

  •
  The fact that Ascent Energy is a small, closely-held independent energy company and that there is no public market for either Ascent Energy's Series B mandatorily convertible preferred stock or common stock. The value of Ascent Energy's preferred stock and common stock is uncertain and may fluctuate over time as a result of the market and liquidity for its securities as well as broad industry and market fluctuations. Ascent Energy did not make any representation of value of its preferred or common stock to Pontotoc in connection with the merger agreement and Pontotoc's obligations under the merger agreement are not conditioned on receipt of any independent valuation or specified value. In negotiating the merger agreement and in connection with Ascent Energy's request that Pontotoc's outstanding employee options be cancelled, Pontotoc's board of directors negotiated with Ascent Energy the payment of an amount equal to $10.50 less the exercise price for each employee option. In negotiating this amount, Pontotoc's board of directors used an implied value of $1.50 per share for the preferred stock. Pontotoc's board did not obtain any independent determination of the value of the Series B mandatorily convertible preferred stock other than the receipt of the fairness opinion from C. K. Cooper & Company. C. K. Cooper did not separately determine the value of the Series B mandatorily convertible preferred stock or Ascent Energy's offer in connection with rendering its fairness opinion. However, for purposes of preparing Ascent Energy's pro forma financial statements, Ascent Energy has valued the preferred stock at $.49 per share. Ascent Energy did not use a $1.50 per share value in preparing its pro forma financial statements because the amount to be paid to cancel Pontotoc's outstanding employee options is minimal when compared to the total consideration and the $.49 per share value was more clearly evident of the value of the preferred stock under generally accepted accounting principles due to the uncertainty of the value of Ascent Energy's preferred stock and common stock. The value of the preferred stock could be either greater or less than either of these amounts.

    After taking into account consideration of all the factors set forth above, the Pontotoc board of directors determined that the potential benefits of the offer and merger outweighed the potential detriments. The foregoing discussion of the information and factors considered by the Pontotoc board of directors is not intended to be exhaustive, but includes the material factors considered by the Pontotoc board of directors. In view of the variety of factors considered in connection with its evaluation of the offer and the merger, the Pontotoc board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given differing weights to different factors.

BACKGROUND OF THE OFFER

    The following discussion presents background information concerning the offer and the merger. Information on the actions of Pontotoc's management, the meetings and deliberations of the Pontotoc board of directors and the activities of Pontotoc's advisors has been furnished by Pontotoc.

    In June 2000, Jeffrey Clarke, in his individual capacity, met with James "Robby" Robson, President and Chief Executive Officer of Pontotoc, to discuss a possible joint venture to pursue acquisition, drilling and development activities with respect to certain of Pontotoc's properties. This meeting was arranged by Pontotoc's financial advisor, Cochise Capital Inc.

    In July and August 2000, after discussions regarding the possible joint venture were abandoned due to Pontotoc's lack of interest, Jeffrey Clarke, who was appointed as President of Forman in June 2000, contacted Mr. Robson and Cochise Capital Inc. to discuss Pontotoc's interest in being acquired by Forman, or one of its affiliates, primarily for cash.

    On August 21, 2000, representatives of Forman met in Ada, Oklahoma with representatives of Pontotoc, including Mr. Robson, to discuss the proposed acquisition of Pontotoc. After Forman signed a confidentiality agreement on August 21, 2000, Pontotoc provided Forman with background information concerning Pontotoc's reserves and other financial matters and agreed to provide Forman with more information concerning Pontotoc's operations.

    Throughout August and September 2000, Forman conducted a due diligence review of Pontotoc and its operations.

    In September 2000, Mr. Clarke and Daniel O. Conwill, IV, a representative of one of Forman's largest shareholders, met with Mr. Robson to discuss an initial bid to acquire Pontotoc for cash. After discussions with Mr. Robson, it was agreed that, primarily due to concerns regarding Forman's credit worthiness and general reputation as a result of its prior bankruptcy and the desire to operate through a Delaware corporation, the acquisition would be made by a newly formed entity affiliated with Forman. The entity that was ultimately formed for this purpose is Ascent Energy, whose board of directors includes individuals who were negotiating on its behalf. Over the next few weeks, Mr. Robson negotiated with representatives of Ascent Energy, primarily Mr. Clarke, with respect to the acquisition price. As a compromise on the cash purchase price, Ascent Energy agreed to issue convertible securities to Pontotoc's stockholders in addition to paying $9.00 in cash per share. The parties continued to negotiate the terms of the convertible security, including the conversion rate and the dividend preference.

    In October 2000, following continued discussions between representatives of Ascent Energy and Pontotoc, primarily Mr. Clarke and Mr. Robson, the parties reached an agreement as to the principal economic terms of the transaction, subject to finalizing Ascent Energy's due diligence, negotiation of a definitive agreement and the approval of each party's board of directors. The parties agreed to an acquisition price of $9.00 in cash per share plus preferred stock convertible into 10% of Ascent Energy's common stock on a fully diluted basis after giving effect to the acquisition of Pontotoc and Ascent's related equity financing, which provides for an initial conversion rate of 0.1878395 shares of common stock per share. The parties also agreed that the preferred stock would bear an 8% dividend and be mandatorily convertible into common stock two years after its issuance. Because Ascent Energy is a closely-held independent energy company, the preferred stock would not be listed on any securities market or exchange and no trading market was expected to develop, the parties also agreed that the preferred stock would have a liquidation preference of $2.50 per share. In addition, the parties agreed that the preferred stock would rank equal to the preferred stock issued to partially fund Pontotoc's acquisition and senior to or equal with any other Ascent Energy preferred stock.

    During December 2000, as the parties were negotiating the terms of the merger agreement, Pontotoc contacted C. K. Cooper & Company, the only investment banking firm then providing analyst coverage for Pontotoc, about providing a fairness opinion to the Pontotoc board in connection with this transaction. Pontotoc formally engaged C. K. Cooper & Company for this purpose on January 11, 2001.

    On January 18, 2001, the Pontotoc board of directors held a special meeting to consider the offer, the merger and the merger agreement. Prior to the meeting, C. K. Cooper & Company delivered to Mr. Robson its oral opinion, subsequently confirmed in writing, that, based on matters set forth in its opinion, the consideration to be received by the holders of Pontotoc common stock in the offer and merger under the merger agreement was fair to such holders, as a group, from a financial point of view. At the special meeting of Pontotoc's board of directors, Mr. Robson reviewed the background of the proposed offer and merger, the terms of the merger agreement and related documents, and the potential benefits of the offer and merger to Pontotoc's stockholders. Mr. Robson then advised the Pontotoc board of the oral opinion delivered by C. K. Cooper & Company. Following discussion, the Pontotoc board unanimously determined that the terms of the offer, the merger and the other transactions contemplated by the merger agreement were advisable and fair to and in the best interests of Pontotoc and its stockholders, approved the merger agreement and the transactions contemplated by the merger agreement, including the offer and the merger, and unanimously recommended that Pontotoc's stockholders accept the offer and tender their shares in the offer and, if required by applicable law, adopt the merger agreement.

    On January 19, 2001, the board of directors of Ascent Energy approved the merger agreement and the transactions contemplated by the merger agreement. The board of directors of Pontotoc Acquisition approved the merger agreement and the transactions contemplated by the merger agreement.

    Late in the evening on January 19, 2001, Pontotoc Acquisition, Ascent Energy, and Pontotoc executed and delivered the merger agreement.

    On January 22, 2001, Pontotoc issued a press release announcing the execution and delivery of the merger agreement.

OPINION OF PONTOTOC'S FINANCIAL ADVISOR

    On January 11, 2001, the Pontotoc board of directors retained C. K. Cooper & Company to render an opinion to the Pontotoc board of directors relating to the fairness, from a financial point of view, of the aggregate consideration payable to the existing holders of Pontotoc common stock, as a group, as set forth in the merger agreement.

    On January 18, 2001, C. K. Cooper & Company delivered to the Pontotoc board of directors an oral opinion (subsequently confirmed in writing) that, as of such date and based upon and subject to the factors and assumptions described below, the aggregate consideration payable to the existing holders of Pontotoc common stock, as a group, in the offer and merger, pursuant to the merger agreement, was fair, from a financial point of view, to such holders. A copy of the opinion of C. K. Cooper & Company is included as Annex B-I to this prospectus. You are encouraged to read this opinion in its entirety.

    C. K. Cooper & Company's opinion does not address the merits of the underlying decision by Pontotoc to engage in the transaction or the relative merits of the transaction compared to any alternative business strategy or transaction in which Pontotoc might engage. C. K. Cooper & Company was not authorized to solicit, and did not solicit, other potential parties with respect to a business combination with Pontotoc. C. K. Cooper & Company's opinion does not constitute a recommendation to any stockholder regarding whether to tender shares of Pontotoc common stock in the offer or as to how such stockholder should vote on the approval and adoption of the merger agreement or any matter related thereto. C. K. Cooper & Company did not express any opinion as to the prices at which Pontotoc common stock has traded or will trade following the announcement of the transaction. C. K. Cooper & Company also did not express any opinion as to the value of the non-cash portion of the consideration payable in the transaction. The opinion of C. K. Cooper & Company included as Annex B-I to this prospectus refers to the aggregate consideration to be received by the Pontotoc stockholders. In light of the fact that C. K. Cooper & Company was not asked to and did not express an opinion as to the value of the non-cash portion of the consideration and in order to clarify the meaning of the opinion, Pontotoc requested an additional letter from C. K. Cooper & Company. This letter, which is included as Annex B-II to this prospectus, clarifies that, without regard to the value of the non-cash consideration, the aggregate consideration to be received by the Pontotoc stockholders in the transaction is fair, from a financial point of view.

    The preparation of a fairness opinion is complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, C. K. Cooper & Company did not attribute any particular weight to any analysis or factor considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. Accordingly, C. K. Cooper & Company believes that its analysis must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying C. K. Cooper & Company's opinion. In addition, in certain of its analyses, C. K. Cooper & Company compared Pontotoc and the offer and merger transactions with Ascent Energy to public companies and to other transactions that C. K. Cooper & Company deemed comparable. No public company or transaction utilized by C. K. Cooper & Company as a comparison is identical to Pontotoc or to the transaction with Ascent Energy. An analysis of the results of such comparisons is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and transactions and other factors that could affect the public trading value of the comparable companies or enterprise value of the comparable transactions to which Pontotoc and the transaction with Ascent Energy were being compared.

    In performing its analysis, C. K. Cooper & Company made certain assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Pontotoc and Ascent Energy. Any estimates contained in the analyses performed by C. K. Cooper & Company are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. C. K. Cooper & Company's opinion and C. K. Cooper & Company's presentation to the Pontotoc board of directors were among several factors taken into consideration by the Pontotoc board of directors in making its determination to approve the merger agreement, the offer, the merger and other transactions contemplated by the merger agreement. Consequently, the C. K. Cooper & Company analyses described below should not be viewed as determinative of the decision of Pontotoc's board of directors to engage in the transaction.

    In arriving at its opinion, C. K. Cooper & Company

  1.
  reviewed the merger agreement and related documents;

  2.
  reviewed the certificate of designations of the Ascent Energy Series B mandatorily convertible preferred stock;

  3.
  reviewed the annual report on Form 10-KSB for the year ended March 31, 2000, and the quarterly reports on Form 10-QSB and related unaudited financial information for certain interim periods, including six months ended September 30, 2000, of Pontotoc;

  4.
  reviewed the most recent proxy statement of Pontotoc filed with the SEC;

  5.
  reviewed Pontotoc's proved oil and gas reserves and the standardized measure of discounted future net cash flows relating to proved oil and gas reserves as of March 31, 2000, estimated by Fletcher Lewis Engineering, Inc., independent petroleum engineers, and adjusted by Pontotoc management to December 31, 2000;

  6.
  discussed with certain members of Pontotoc's senior management regarding their operations, historical financial statements and future prospects;

  7.
  reviewed certain operating and financial information of Pontotoc, including projections and operating assumptions, relating to Pontotoc's business and prospects, which was provided to C. K. Cooper & Company by Pontotoc;

  8.
  reviewed historical market prices and trading volumes for Pontotoc's common stock;

  9.
  reviewed publicly available financial data and stock market performance data of publicly held companies that it deemed generally comparable to Pontotoc;

  10.
  reviewed the financial terms of certain business combinations of comparable exploration and production companies; and

  11.
  conducted such other analyses and investigations as it deemed appropriate under the circumstances.

    In connection with its review, C. K. Cooper & Company did not independently verify any of the foregoing information and relied upon such information being complete and accurate in all material respects. C. K. Cooper & Company assumed, with Pontotoc's consent, that the financial forecasts provided to, and discussed with, C. K. Cooper & Company had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the senior management and key personnel of Pontotoc. In addition, C. K. Cooper & Company did not conduct a physical inspection or make an independent evaluation or appraisal of assets of Pontotoc, nor was it furnished with any such evaluation or appraisal. C. K. Cooper & Company's opinion relates to Pontotoc as a going concern and, accordingly, C. K. Cooper & Company expressed no opinion regarding Pontotoc's liquidation value. In rendering its opinion, C. K. Cooper & Company assumed that in the course of obtaining any necessary regulatory and governmental approvals for the proposed transaction, no restriction would be imposed that would have a material adverse effect on the contemplated benefits of the proposed transaction. C. K. Cooper & Company's opinion is based on circumstances as they existed and could be evaluated on, and the information made available to it at, the date of its opinion and is without regard to any market, economic, financial, legal or other circumstances or event of any kind of nature that may have existed or occurred after such date. C. K. Cooper & Company has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion, and C. K. Cooper & Company has no obligation to update, revise or reaffirm its opinion.

    The following is a brief summary of the material analyses performed by C. K. Cooper & Company in preparing its opinion to the Pontotoc board of directors.

    Comparable Company Analysis.  C. K. Cooper & Company used publicly available information to compare the enterprise value of Pontotoc, expressed as a multiple of the twelve months ended September 30, 2000 of EBITDA and projected EBITDA for calendar years 2001 and 2002, to the same multiple of enterprise values of a group of companies, which, in C. K. Cooper & Company's judgment, were comparable to Pontotoc for purposes of this analysis. Enterprise value is defined as market value of equity plus book value of debt and liquidation value of preferred stock, less excess cash and cash equivalents. EBITDA is defined as earnings before interest expense, taxes and depreciation, depletion and amortization. C. K. Cooper & Company compared market price per share to cash flow per share and earnings per share for the twelve months ended September 30, 2000, and projected calendar years 2000 and 2001 for Pontotoc and the comparable companies. C. K. Cooper & Company also compared market price per share to net asset value per share for the comparable companies and Pontotoc.

    C. K. Cooper & Company considered a number of factors in selecting companies for comparison including size, financial condition and geographic scope of operations. The group of comparable companies used in this comparison included:

• Equity Oil	• EXCO Resources
• Goodrich Petroleum	• Parallel Petroleum
• Royale Energy, Inc.	• Texoil, Inc.

The mean and median results for the comparable companies are combined to the current and implied acquisition of Pontotoc below.

	Comparable Companies		Pontotoc
	Mean	Median	Current	Acquisition
Enterprise value of EBITDA
Latest Twelve Months	7.38x	6.45x	23.23x	28.94x
December 31, 2000	6.46x	5.68x	16.71x	20.82x
December 31, 2001	4.33x	4.00x	8.62x	10.74x
Price to cash flow per share
Latest Twelve Months	6.75x	5.41x	25.71x	32.86x
December 31, 2000	6.11x	4.55x	19.57x	25.00x
December 31, 2001	4.62x	4.23x	11.11x	14.20x
Price to earnings per share
Latest Twelve Months	9.94x	8.81x	30.00x	38.33x
December 31, 2000	13.08x	11.00x	23.08x	29.49x
December 31, 2001	8.27x	7.97x	14.29x	18.25x
Price to net asset value per share	83%	81%	71%	90%

    Comparable Transactions Analysis.  C. K. Cooper & Company conducted a comparable transaction analysis by examining the terms of selected publicly disclosed acquisitions of businesses involved in the exploration and production industry from 1997 through 2000, which have transaction enterprise values of less than $500 million, which C. K. Cooper & Company considered reasonably comparable to the merger.

    C. K. Cooper & Company compared transaction enterprise value to latest twelve months EBITDA prior to the acquisition of Pontotoc with those of the comparable target companies. Transaction enterprise value is defined as transaction equity value plus book value of debt and liquidation or market value of preferred stock, less excess cash and cash equivalents.

    In addition, C. K. Cooper & Company compared transaction enterprise value with proved reserve volume and the standardized measure of discounted cash flow value of the target companies. The standardized measure of discounted cash flow is the value of future net cash flows for proved reserves before taxes discounted at 10%. Reserve volume for Pontotoc is based on management estimates.

	Comparable Transactions
	Mean	Median	Pontotoc
Related Transaction Enterprise Value to:
Proved reserve volume (BOE)	$6.21	$5.23	$7.63
Standardized measure of discounted cash flow value	71%	85%	93%
Transaction enterprise value to latest twelve months EBITDA	15.49x	13.32x	28.94x

    Comparable Merger Premiums Analysis.  C. K. Cooper & Company conducted a comparable merger premiums analysis by examining the terms of selected publicly disclosed acquisitions of businesses related to the exploration and production industry from 1997 through 2000, having transaction enterprise value of less than $500 million, which C. K. Cooper & Company considered reasonably comparable to the merger. C. K. Cooper & Company compared the transaction enterprise value per share to the stock price one-day prior, one-week prior and four weeks prior to public announcement.

The mean and median results for the comparable transactions are compared to the implied premium of Pontotoc, based on an assumed public announcement date of January 17, 2001, below.

	Comparable Premiums
	Mean	Median	Pontotoc
Transaction Enterprise Value per Share to:
1 Day Prior to Announcement	6.1%	7.7%	27.8%
1 Week Prior to Announcement	9.4%	8.4%	29.6%
4 Weeks Prior to Announcement	12.8%	11.9%	31.4%

    Historical Stock Trading Analysis.  C. K. Cooper & Company reviewed the daily historical closing common stock prices of Pontotoc during the period from January 1, 1999 to January 17, 2001. C. K. Cooper & Company also reviewed price performance data of Pontotoc for calendar year 2000, as compared to the performance of the comparable companies included in the Comparable Company Analysis above.

    Based upon this review, C. K. Cooper & Company noted that the average stock price from January 1, 1999 to January 17, 2001, was $7.46. Based on this average price, the implied premium of the acquisition price is 54.1%. In another review, C. K. Cooper & Company noted that the average stock price from January 1, 2000 to January 17, 2001, was $8.43. Based on this average price, the implied premium of the acquisition price is 36.4%.

    C. K. Cooper & Company also presented selected price and volume distribution data and illustrated the stock price performance of Pontotoc against the group of comparable companies listed above in the Comparable Company Analysis.

    Fee Arrangements.  C. K. Cooper & Company was retained to render its opinion on the basis of its experience with mergers and acquisitions in the energy industry in general, and on the basis of its experience with companies in the exploration and production sector of the energy industry. C. K. Cooper & Company is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, C. K. Cooper & Company and its affiliates may actively trade in the equity securities of Pontotoc for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Pursuant to the terms of the engagement of C. K. Cooper & Company, Pontotoc has agreed to pay C. K. Cooper & Company a fee of $35,000, plus reasonable out-of-pocket expenses. No portion of C. K. Cooper & Company's fee was contingent upon the closing of the transaction or whether C. K. Cooper & Company delivered a favorable opinion with respect to the proposed transaction. Pontotoc also agreed to reimburse C. K. Cooper & Company for reasonable expenses and to indemnify C. K. Cooper & Company and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of their engagement.

THE OFFER

The Offer

    We are offering to exchange $9.00 in cash and one share of our Series B mandatorily convertible preferred stock having a liquidation preference equal to $2.50 for each outstanding share of Pontotoc common stock validly tendered and not properly withdrawn, subject to the terms and conditions described in this prospectus and the related letter of transmittal. The Series B mandatorily convertible preferred stock is convertible at the option of the holder at any time, unless earlier redeemed, into shares of our common stock at an initial conversion rate of 0.1878395 shares of common stock per share of Series B mandatorily convertible preferred stock.

    You will not receive any fractional shares of our Series B mandatorily convertible preferred stock in exchange for your shares of Pontotoc common stock. In lieu of fractional shares, registered holders will receive a number of shares of our Series B preferred stock rounded up to the next whole number (after taking into account all shares of Pontotoc common stock delivered by the record owner).

    The expiration date shall refer to 5:00 p.m., New York City time, on July  , 2001, unless we extend the period of time for which the offer is open, in which case the term expiration date means the latest time and date on which the offer, as so extended, expires.

    If you are the record owner of your shares and you tender your shares directly to the exchange agent, you will not incur any brokerage commissions. If you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. Except as set forth in the instructions to the letter of transmittal, we will pay or arrange to have paid any transfer taxes on the Pontotoc common stock resulting from the offer.

    We are making this offer in order to acquire all of the outstanding shares of Pontotoc common stock. We intend, as soon as possible after completion of the offer, to have Pontotoc Acquisition, the purchaser in the offer, merge with Pontotoc so that Pontotoc will become our wholly owned subsidiary. In the merger, each then outstanding share of Pontotoc common stock, except for treasury shares of Pontotoc and shares that we hold for our own account, would be converted into the same amount of cash and number of shares of our Series B mandatorily convertible preferred stock per Pontotoc share as is paid in the offer.

    Our obligation to exchange cash and shares of our Series B mandatorily convertible preferred stock for Pontotoc is subject to several conditions referred to below under "Conditions of Our Offer," including the minimum tender condition and other conditions that are discussed below.

Timing of Our Offer

    Our offer is scheduled to expire at 5:00 p.m., New York City time, on July      , 2001, but we may extend the offer from time to time as necessary until all the conditions to the offer have been satisfied or, where permissible, waived. We may not extend the offer beyond July 31, 2001, without the consent of Pontotoc.

Extension, Termination and Amendment

    We expressly reserve the right, in our sole discretion (subject to the provisions of the merger agreement), at any time or from time to time, to extend the period of time during which the offer remains open, and we can do so by giving oral or written notice of the extension to the exchange agent. If we decide to extend the offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to the provisions of the merger agreement, we are not making any assurance that we will exercise our right to extend the offer. During an extension, all Pontotoc shares previously tendered and not properly withdrawn will remain subject to the offer, subject to your right to withdraw your Pontotoc shares. You should read the discussion under the caption "Withdrawal Rights" for more details.

    Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, but subject to the provisions of the merger agreement, at any time or from time to time, to delay acceptance for exchange of or, regardless of whether we previously accepted Pontotoc shares for exchange, exchange of any Pontotoc shares in the offer or to terminate the offer and not accept for exchange or exchange any Pontotoc shares not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the offer to be satisfied. We also reserve our right to waive any condition, other than the minimum tender condition and the conditions relating to the absence of an injunction and the effectiveness of the registration statement for the shares of our Series B mandatorily convertible preferred stock to be issued in the offer, or otherwise amend the offer in any respect, by giving oral or written notice of the waiver or amendment to the exchange agent and by making a public announcement.

    We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a general release to the public.

    We confirm to you that if we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, we change the percentage of Pontotoc shares being sought or the consideration offered to you, that change will apply to all holders whose Pontotoc shares are accepted for exchange. If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, we will extend the offer until the expiration of that ten business day period. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    We may, although we do not currently intend to, elect to provide a subsequent offering period of three to 20 business days after the acceptance of Pontotoc shares in the offer if the requirements under Exchange Act Rule 14d- 11 have been met. If we elect to provide a subsequent offering period, we will notify you by issuing a press release and we will file that press release with the SEC. You will not have the right to withdraw any Pontotoc shares that you tender in the subsequent offering period.

Exchange of Shares; Delivery of Cash and Our Series B Mandatorily Convertible Preferred Stock

    Upon the terms and subject to the conditions of the offer, including, if the offer is extended or amended, the terms and conditions of the extension or amendment, we will accept for exchange, and will exchange, Pontotoc shares validly tendered and not properly withdrawn as promptly as practicable after the expiration date and promptly after they are tendered during any subsequent offering period. In addition, subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance for exchange or the exchange of Pontotoc shares in order to comply with any applicable law. In all cases, exchange of Pontotoc shares tendered and accepted for exchange will be made only after timely receipt by the exchange agent of certificates for those Pontotoc shares (or a confirmation of a book-entry transfer of those Pontotoc shares in the exchange agent's account at The Depository Trust Company, which we refer to as the "DTC"), a properly completed and duly executed letter of transmittal or a manually signed facsimile of that document and any other required documents.

    For purposes of the offer, we will be deemed to have accepted for exchange Pontotoc shares validly tendered and not properly withdrawn as, if and when we notify the exchange agent of our acceptance of the tenders of those Pontotoc shares in the offer. The exchange agent will deliver cash and our Series B mandatorily convertible preferred stock in exchange for Pontotoc shares as soon as practicable after receipt of our notice. The exchange agent will act as our agent for the purpose of receiving cash and our Series B mandatorily convertible preferred stock and transmitting our Series B mandatorily convertible preferred stock and cash to you. You will not receive any interest on any cash that we pay you for your Pontotoc shares, even if there is a delay in making the exchange.

    If we do not accept any tendered Pontotoc shares for exchange under the terms and conditions of the offer for any reason, or if certificates are submitted for more Pontotoc shares than are tendered, we will return certificates for the unexchanged Pontotoc shares to the tendering stockholder or, in the case of Pontotoc shares tendered by book-entry transfer of unexchanged Pontotoc shares into the exchange agent's account at DTC in accordance with the procedures set forth below under the discussion entitled "Procedure for Tendering," those Pontotoc shares will be credited to an account maintained within DTC, as soon as practicable following expiration or termination of the offer.

Fractional Shares of Our Series B Mandatorily Convertible Preferred Stock

    We will not issue certificates representing fractional shares of our Series B mandatorily convertible preferred stock in the offer. In lieu of fractional shares, registered holders will receive a number of shares of our Series B mandatorily convertible preferred stock in exchange for shares of Pontotoc common stock rounded up to the next whole number (after taking into account all shares of Pontotoc common stock delivered by you).

Withdrawal Rights

    Your tender of Pontotoc shares in the offer is irrevocable, except that, other than during a subsequent offering period, Pontotoc shares tendered in the offer may be withdrawn at any time prior to the expiration date. If we elect to provide a subsequent offering period under Exchange Act Rule 14d-11, you will not have the right to withdraw Pontotoc shares that you tender in the subsequent offering period.

    For your withdrawal to be effective, the exchange agent must receive from you a written, telex or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of Pontotoc shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Pontotoc shares.

    A financial institution must guarantee all signatures on the notice of withdrawal unless those Pontotoc shares have been tendered for the account of any eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, an "eligible institution." If Pontotoc shares have been tendered under the procedures for book-entry tender discussed under the caption entitled "Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Pontotoc shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Pontotoc shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding.

    Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any Pontotoc shares properly withdrawn will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn Pontotoc shares by following one of the procedures discussed under the captions entitled "Procedure for Tendering" or "Guaranteed Delivery" at any time prior to the expiration date.

Procedure for Tendering

    For you to validly tender Pontotoc shares in the offer, (a) the enclosed letter of transmittal, properly completed and duly executed (or a manually executed facsimile of that document), along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered Pontotoc shares must be received by the exchange agent at one of these addresses or those Pontotoc shares must be tendered under the procedures for book-entry tender set forth below (and a confirmation of receipt of the tender received, which confirmation we refer to below as a "book-entry confirmation"), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth below.

    The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Pontotoc shares which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

    The exchange agent will establish accounts with respect to the Pontotoc shares at DTC for purposes of the offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Pontotoc shares by causing DTC to transfer tendered Pontotoc shares into the exchange agent's account in accordance with DTC's procedure for the transfer. However, although delivery of Pontotoc shares may be effected through book-entry at DTC, the letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed.

    Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which Pontotoc shares are tendered either by a registered holder of Pontotoc shares who has not completed the box entitled "Special Issuance Instructions" on the letter of transmittal or for the account of an eligible institution.

    If the certificates for Pontotoc shares are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged Pontotoc shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

    The method of delivery of Pontotoc share certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Guaranteed Delivery

    If you wish to tender Pontotoc shares in the offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your Pontotoc shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

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  You make your tender by or through an eligible institution;

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  The enclosed notice of guaranteed delivery, properly completed and duly executed, substantially in the form enclosed with this prospectus, is received by the exchange agent as provided below on or prior to the expiration date; and

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  The certificates for all tendered Pontotoc shares (or a confirmation of a book-entry transfer of tendered securities into the exchange agent's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the letter of transmittal are received by the exchange agent within three Nasdaq trading days after the date of execution of the notice of guaranteed delivery.

    You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent and you must include a signature guarantee by an eligible institution in the form set forth in that notice.

    In all cases, we will exchange Pontotoc shares tendered and accepted for exchange only after timely receipt by the exchange agent of certificates for Pontotoc shares (or timely confirmation of a book-entry transfer of tendered securities into the exchange agent's account at DTC as described above), properly completed and duly executed letter(s) of transmittal (or a manually signed facsimile(s) thereof), or an agent's message in connection with a book-entry transfer, and any other required documents.

    By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Pontotoc shares tendered and accepted for exchange by us and with respect to any and all other Pontotoc shares and other securities (other than the shares of our Series B mandatorily convertible preferred stock) issued or issuable in respect of the Pontotoc shares. That appointment is effective, and voting rights will be affected, when and only to the extent that we deposit the shares of our Series B mandatorily convertible preferred stock and cash consideration for Pontotoc shares that you have tendered with the exchange agent. All of these proxies shall be considered coupled with an interest in the tendered Pontotoc shares and therefore shall not be revocable. Upon the effectiveness of the appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Our designees will, with respect to the Pontotoc shares for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Pontotoc's stockholders or otherwise. We reserve the right to require that, in order for Pontotoc shares to be deemed validly tendered, immediately upon our exchange of those Pontotoc shares, we must be able to exercise full voting rights with respect to the tendered Pontotoc shares.

    We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Pontotoc shares, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of Pontotoc shares that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the offer (other than the regulatory clearance condition and the conditions relating to the absence of an injunction and the effectiveness of the registration statement for shares of Ascent Energy preferred stock to be issued in the offer), or any defect or irregularity in the tender of any Pontotoc shares. No tender of those Pontotoc shares will be deemed to have been validly made until all defects and irregularities in tenders of those Pontotoc shares have been cured or waived. Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Pontotoc shares or will incur any liability for failure to give notification. Our interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding.

    The tender of Pontotoc shares under any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

Material Federal Income Tax Consequences

    The following discussion summarizes the material United States federal income tax consequences of the offer and the merger to holders of shares of Pontotoc common stock. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to as the Code), applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this prospectus, all of which may change, possibly with retroactive effect.

    This discussion of material federal income tax consequences of the offer and the merger is intended to provide only a general summary, and is not a complete analysis or description of all potential federal income tax consequences of the offer and/or the merger. It does not address all aspects of federal income taxation that may be important to a holder of Pontotoc common shares in light of that holder's particular circumstances or to a holder subject to special rules, such as:

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  a stockholder who is not a citizen or resident of the United States;

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  a financial institution or insurance company;

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  a tax-exempt organization;

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  a dealer or broker in securities;

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  a stockholder who holds his Pontotoc common shares as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction; or

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  a stockholder who acquired his Pontotoc common shares by exercising options or otherwise as compensation.

In addition, this discussion does not address any state, local or foreign income tax or non-income tax consequences of the offer and/or the merger. We urge each holder of Pontotoc common shares to consult his own tax advisor to determine the particular federal income tax or other tax consequences to him of participation in the offer or the merger.

    A holder of shares of Pontotoc common stock that receives a combination of our Series B mandatorily convertible preferred stock and cash in exchange for shares of Pontotoc common stock in the offer and the merger will realize gain or loss equal to the difference between (a) the sum of the amount of cash received plus the fair market value of our Series B mandatorily convertible preferred stock (on the date the Pontotoc shares are accepted for exchange or at the effective time of the merger, as the case may be), and (b) that stockholder's adjusted tax basis in the Pontotoc common stock exchanged therefor. The recognized gain or loss will constitute capital gain or loss (assuming you hold your Pontotoc shares as a capital asset). Any capital gain or loss recognized will constitute long-term capital gain or loss if the Pontotoc stockholder's holding period for the Pontotoc common stock exchanged is greater than one year as of the date of exchange or at the effective time of the merger, as the case may be. The shares of our Series B mandatorily convertible preferred stock received by Pontotoc stockholders in exchange for a share of Pontotoc common stock in the offer or the merger will have a tax basis equal to their fair market value on the date the Pontotoc shares are accepted for exchange or at the effective time of the merger, as the case may be, and a new holding period beginning on the day following the applicable valuation date.

    The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential federal income tax consequences of the offer and the merger. We urge each holder of Pontotoc common shares to consult his own tax advisor to determine the particular United States federal, state or local or foreign income or other tax consequences to him of participation in the offer or the merger.

Reasons for the Offer; The Merger; Dissenters' Rights

    Reasons.  We are making the offer in order to acquire all of the outstanding shares of Pontotoc common stock. We intend, as soon as practicable after completion of the offer, to have Pontotoc Acquisition merge with Pontotoc so that Pontotoc will become our wholly owned subsidiary. In the merger, each then outstanding Pontotoc share (except for Pontotoc shares held in Pontotoc's treasury and Pontotoc shares owned by us or Pontotoc Acquisition) would be converted into the right to receive the same amount of cash and number of shares of our Series B mandatorily convertible preferred stock as is paid in the offer.

    Approval of the Merger.  Under Section 92A.120 of the Nevada Revised Statutes (the "NRS"), the board of directors of a company and the affirmative vote of the holders of a majority of voting power are required to approve and adopt a merger and a merger agreement (a "long-form merger"). The Pontotoc board of directors has previously approved the merger. Accordingly, if we complete the offer (and the minimum tender condition is satisfied), we would have a sufficient number of Pontotoc shares to approve the merger without the affirmative vote of any other holder of Pontotoc shares. Therefore, unless the merger is consummated in accordance with the short-form merger provisions under the NRS described below (in which case no action by the stockholders of Pontotoc, other than us, will be required to consummate the merger), the only remaining corporate action of Pontotoc will be the approval and adoption of the merger agreement by the affirmative vote of a majority of the voting power of Pontotoc's stockholders.

    Possible Short-Form Merger.  Section 92A.180 of the NRS would permit the merger to occur without a vote of Pontotoc's stockholders (a "short-form merger") if we were to acquire at least 90% of the outstanding Pontotoc shares in the offer or otherwise (including as a result of purchases by us during any subsequent offering period). If, however, we do not acquire at least 90% of the then outstanding Pontotoc shares in the offer or otherwise, and a vote of Pontotoc's stockholders is required under the NRS, a longer period of time will be required to effect the merger.

    Dissenter's Rights.  Pontotoc stockholders do not have dissenter's rights in connection with the offer but will be entitled to dissenter's rights in connection with the subsequent merger. Pontotoc stockholders who do not tender their Pontotoc shares in the offer and who comply with the applicable statutory procedures under Nevada law will be entitled to dissenters' rights. In order to preserve dissenters' rights, Pontotoc stockholders must not tender their shares in the offer and must follow strictly the Nevada law regarding dissenters' rights.

    A Pontotoc stockholder who complies with the provisions of Chapter 92A of the NRS has the right to receive a cash payment for his shares of Pontotoc common stock instead of receiving cash and shares of our Series B mandatorily convertible preferred stock. The following is a summary of the material provisions of Chapter 92A. It is not intended to be a complete statement of those provisions and is qualified in its entirety by reference to the full text of Chapter 92A, a copy of which is attached to this prospectus as Annex F.

    Stockholders of a Nevada corporation who comply with the statutory requirements have the right to dissent from significant corporate actions, including the consummation of a plan of merger by a Nevada corporation which requires the approval of such corporation's stockholders. Stockholders who are entitled to dissent are also entitled to obtain payment in the amount of the fair value of their shares.

    NRS Section 92A.410 requires the notice regarding the stockholder vote to approve the merger to state that the Pontotoc stockholders are or may be entitled to dissenters' rights under NRS Sections 92A.300 to 92A.500 and be accompanied by a copy of those sections. This prospectus constitutes the required notice under this provision. A Pontotoc stockholder who wishes to assert dissenters' rights must:

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  deliver to Pontotoc, before the record date for determining Pontotoc stockholders entitled to give consent to the merger in writing without a meeting, written notice of his intent to demand payment for his shares of Pontotoc common stock if the merger is effectuated; and

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  not vote his shares in favor of the merger.

A Pontotoc stockholder failing to satisfy these requirements will not be entitled to dissenters' rights under Chapter 92A.

    Pontotoc must send a written dissenters' notice within ten days of effectuation of the merger to all Pontotoc stockholders who satisfied these requirements. The dissenters' notice must include:

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  a statement of where the demand for payment is to be sent and where and when certificates for Pontotoc common stock are to be deposited;

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  a statement informing the holders of Pontotoc common stock not represented by certificates to what extent the transfer of such shares will be restricted after the demand for payment is received;

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  a form for demanding payment that requires the Pontotoc stockholder asserting the dissenters' rights to certify whether or not he acquired beneficial ownership of the shares before the date when the terms of the merger were announced to the news media or the stockholders (the "announcement date");

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  a date by which Pontotoc must receive the demand for payment, which may not be less than 30 or more than 60 days after the date the dissenter's notice was delivered; and

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  a copy of NRS Sections 92A.300 through 92A.500.

    A Pontotoc stockholder who wishes to obtain payment for his Pontotoc common stock must demand payment, certify whether he acquired beneficial ownership of his Pontotoc common stock before the announcement date, and deposit his certificates, if any, in accordance with the terms of the dissenter's notice. A Pontotoc stockholder for whom dissenters' rights are asserted as to shares not represented by a certificate will retain all other rights of a Pontotoc stockholder until those rights are canceled or modified by the merger. Pontotoc may restrict the transfer of any shares not represented by a certificate from the date the demand for payment is received. Under NRS Section 92A.440, a Pontotoc stockholder who fails to demand payment or deposit his certificates where required by the dates set forth in the dissenters' notice will not be entitled to payment for his shares as provided under Chapter 92A.

    Within 30 days of receipt of a demand for payment, Pontotoc will pay each dissenter who complied with the requirements set forth in the dissenters' notice the amount that Pontotoc estimates to be the fair market value of his shares, plus accrued interest. The payment must be accompanied by:

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  copies of Pontotoc's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in stockholder's equity for that year and the latest interim financial statements, if any;
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  a statement of Pontotoc's estimate of the fair value of the shares;
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  an explanation of how the interest was calculated;
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  a statement of the dissenter's rights to demand payment under NRS Section 92A.480; and
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  a copy of NRS Sections 92A.300 through 92A.500.

    Under NRS Section 92A.470, Pontotoc may elect to withhold payment from dissenters who become the beneficial owner of their shares on or after the announcement date. After consummation of the merger, however, Pontotoc is required to estimate the fair value of such shares, plus accrued interest, and offer to pay this amount to each dissenter in full satisfaction of his demand. Pontotoc will send this offer with a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's rights to demand payment under NRS Section 92A.480.

    Under NRS Section 92A.480, a dissenter who believes that the amount paid pursuant to NRS Section 92A.460 or offered under NRS Section 92A.470 is less than the full value of his shares or that the interest due is incorrectly calculated, may, within 30 days after Pontotoc made or offered payment for his shares, either:

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  notify Pontotoc in writing of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate less any payments made under NRS Section 92A.460, or
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  reject the offer for payment made by Pontotoc under NRS Section 92A.470 and demand payment of the fair value of his shares and interest due.

A dissenter waives his right to demand payment unless he makes his demand in writing within 30 days after Pontotoc has made or offered payment for his shares.

    If a demand for payment remains unsettled, Pontotoc shall commence a court proceeding within 60 days after receiving a demand and petition the court to determine the fair value of the shares and accrued interest. All dissenters whose demands remain unsettled would be a party to such a proceeding. Each dissenter is entitled to a judgment for the fair value of his shares, plus accrued interest, less any amount paid pursuant to NRS Section 92A.460. The court would assess the costs of the proceedings against Pontotoc unless the court finds that all or some of the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment, in which case the court may assess the costs in the amount the court finds equitable against some or all of the dissenters. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in the amount the court finds equitable, against Pontotoc or the dissenters. If Pontotoc does not commence a proceeding within the 60 day period, it must pay each dissenter whose demand remains unsettled the amount demanded.

Conditions of Our Offer

    The offer is subject to a number of conditions, which are described below:

  Minimum Tender Condition

    There must be validly tendered and not properly withdrawn prior to the expiration of the offer a number of Pontotoc shares which, together with the shares, then owned by us and Pontotoc Acquisition (if any), will constitute at least two-thirds of the total number of outstanding Pontotoc shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Pontotoc shares had been so converted, exercised or exchanged) as of the date that we accept the Pontotoc shares in the offer. Based on information supplied by Pontotoc, the number of Pontotoc shares needed to satisfy the minimum tender condition would have been approximately 3,550,000 as of June 15, 2001.

  Registration Statement Effectiveness Condition

    The registration statement on Form S-4 of which this prospectus is a part must have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order.

  Blue Sky Condition

    We must receive all necessary state securities law or "blue sky" authorizations.

  Financing Condition

    We must have obtained the financing contemplated by the commitment letter between Fortis Capital Corp. and us dated as of January 10, 2001. If all the other conditions to the offer have been satisfied and the sole reason for the failure to complete the offer is the failure to obtain financing, we will be obligated to pay Pontotoc $2 million as liquidated damages. This obligation is guaranteed by Forman.

  Outstanding Debt Condition

    The amount of debt outstanding under Pontotoc's credit facility (net of cash, cash equivalents and amounts used to satisfy margin requirements) immediately prior to the consummation of the offer must be no greater than $6.8 million.

  Other Conditions of the Offer

    The offer is also subject to the conditions that, at the time of acceptance for exchange of Pontotoc shares in the offer:

(1)
there shall not have been instituted or pending any action or proceeding by any government or governmental authority or agency, before any court or governmental authority or agency, challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the offer, our or Pontotoc Acquisition's acceptance for payment of or payment for some or all of the Pontotoc shares or the consummation of the merger;
(2)
there shall not have been entered, enacted, promulgated, enforced or issued by any court, government or governmental authority or agency, a judgment, order, decree, statute, law, ordinance, rule or regulation, or any other legal restraint or prohibition preventing the consummation of the offer or making the offer illegal;

(3)
Pontotoc shall not have failed to perform in any material respect any of its covenants, obligations or agreements under the merger agreement so that, overall, the failures would reasonably be expected to have a material adverse effect on Pontotoc;
(4)
the representations and warranties of Pontotoc contained in the merger agreement, disregarding all qualifications and exceptions contained in the merger agreement relating to materiality or material adverse effect or any similar standard or qualification, shall be true at and as of the expiration of the offer as if made at and as of that time, other than representations or warranties that address matters only as of a specific date, which shall be true and correct as of that date, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Pontotoc; and
(5)
the merger agreement shall not have been terminated in accordance with its terms.

    The conditions of the offer described above are solely for our benefit and we may, subject to the terms of the merger agreement, assert them regardless of the circumstances giving rise to any of the conditions, including any action or inaction by us. We may not waive any of these conditions in whole or in part without Pontotoc's prior written consent. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of that right and each right shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding anything to the contrary in this prospectus, we cannot and will not assert any of the conditions to the offer, other than regulatory conditions as, and to the extent, permitted by applicable rules and regulations of the SEC, at any time after the expiration date of the offer. Notwithstanding the fact that we reserve the right to assert the failure of a regulatory condition following acceptance for exchange but prior to exchange in order to delay exchange or cancel our obligation to exchange properly tendered Pontotoc shares, we will either promptly exchange the Pontotoc shares or promptly return the Pontotoc shares.

Regulatory Clearances

    We, Pontotoc Acquisition and Pontotoc have agreed to use all reasonable efforts to take whatever actions are required to obtain necessary regulatory approvals with respect to the offer and the merger. Other than the filing of a certificate of merger under the NSR with respect to the merger, we do not believe that any additional material governmental filings are required with respect to the offer and the merger.

Possible Effects of Our Offer

    Reduced Liquidity; Possibly no Longer Included for Quotation.  The tender of Pontotoc shares will reduce the number of holders of Pontotoc shares and the number of Pontotoc shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Pontotoc shares held by the public. Pontotoc shares are included for quotation and principally traded on the Nasdaq National Market. Depending on the number of Pontotoc shares acquired in the offer, following consummation of the offer, Pontotoc shares may no longer meet the requirements of the Nasdaq National Market for continued quotation. The NASD's requirements for continued inclusion in the Nasdaq National Market, among other things, require that an issuer have either:

  •
  At least 750,000 publicly held shares, held by at least 400 stockholders of round lots of 100 shares, with a market value of at least $5 million and net tangible assets of at least $4 million and at least two registered and active market makers for the shares; or
  •
  At least 1,100,000 publicly held shares, held by at least 400 stockholders of round lots of 100 shares, with a market value of at least $15 million and at least four registered and active market markers; and either
  —
  A market capitalization of at least $50 million; or

    —
    Total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years.

    The shares might nevertheless continue to be included in the Nasdaq National Market with quotations published in the Nasdaq "additional list" or in one of the "local lists," but if the number of holders of the shares were to fall below 300, the number of publicly held shares were to fall below 500,000 or there were not at least two registered and active market makers for the shares, the NASD's rules provide that the shares would no longer be "qualified" for Nasdaq reporting and the Nasdaq would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the shares are not considered as being publicly held for this purpose. If, following the closing of the offer, the shares of Pontotoc no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq and the shares were no longer included in the Nasdaq National Market or in any other tier of the Nasdaq, the market for Pontotoc shares could be adversely affected.

    If the shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq, it is possible that the shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Pontotoc shares and the availability of quotations for Pontotoc shares would, however, depend upon the number of holders of shares remaining at that time, the interest in maintaining a market in Pontotoc shares on the part of securities firms, the possible termination of registration of the shares under the Exchange Act, as described below, and other factors. We cannot predict whether the reduction in the number of Pontotoc shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Pontotoc shares.

    According to Pontotoc, there were, as of June 15, 2001, approximately 5,323,695 Pontotoc common shares outstanding, held by 113 holders of record. The holders of record does not include stockholders who hold stock in their accounts at broker/dealers.

    Status as "Margin Securities."  The Pontotoc shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of Pontotoc shares. Depending on the factors similar to those described above with respect to market quotations, following consummation of the offer, the Pontotoc shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Pontotoc shares would not be eligible as collateral for margin loans made by brokers.

    Registration Under the Exchange Act.  Pontotoc shares are currently registered under the Exchange Act. Pontotoc can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or if there are fewer than 300 holders of record of Pontotoc shares. Termination of registration of the Pontotoc shares under the Exchange Act would reduce the information that Pontotoc must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings under Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to Pontotoc shares. In addition, if Pontotoc shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions would no longer be applicable to Pontotoc. Furthermore, the ability of "affiliates" of Pontotoc and persons holding "restricted securities" of Pontotoc to dispose of these securities in accordance with Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Pontotoc shares under the Exchange Act were terminated, they would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities."

    As described below, upon the consummation of the offer, we intend to merge Pontotoc Acquisition with Pontotoc which will result in us being the sole stockholder of Pontotoc. As a result, we do not foresee the possible effects of the offer described above having a practical impact on Pontotoc stockholders who do not exchange their shares in the offer.

Source and Amount of Funds

    We expect to obtain the funds necessary to finance the offer and the merger partially from our internal resources and also from borrowings under the credit facility described below and the sale of our Series A mandatorily redeemable preferred stock and warrants.

    We have received a commitment letter from Fortis Capital to provide financing that will be, together with our existing cash resources and the proceeds of any sale of Series A mandatorily redeemable preferred stock and warrants, sufficient to consummate the offer and the merger, to pay related costs and expenses and to refinance the existing indebtedness of Pontotoc. This commitment is subject to a number of conditions, including, among other things, completion of satisfactory due diligence by Fortis Capital and the execution of a definitive credit agreement. The offer is conditioned upon obtaining the Fortis Capital financing.

    As set forth in our commitment letter, Fortis Capital has agreed to structure, arrange, and syndicate a senior secured revolving credit facility with a $40 million aggregate borrowing capacity. The initial borrowing base under the credit facility will be $30 million and will be subject to semi-annual redeterminations based upon a review of our reserves. Fortis Capital, will act as the administrative agent and lead arranger. This credit facility will be used to:

  •
  finance a portion of the cash consideration to be paid in the Pontotoc acquisition;
  •
  repay the amount of indebtedness under Pontotoc's existing credit facility;
  •
  finance the future acquisition and development of oil and gas properties; and
  •
  for other general corporate purposes.

    Except for the commitment letter and the sale of our Series A mandatorily redeemable preferred stock and warrants, we do not currently have any alternative financing sources in place for the offer or the merger.

Relationships with Pontotoc

    Except as set forth herein, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Pontotoc, including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described herein, there have been no contacts, negotiations or transactions since January 1, 1996, between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates on the one hand, and Pontotoc or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has since January 1, 1996, had any transaction with Pontotoc or any of its officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer.

    Neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates beneficially owns or has any right to acquire, directly or indirectly, any Pontotoc shares and neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has effected any transaction in the Pontotoc shares during the past 60 days.

Interests of Certain Persons in the Offer and the Merger

    In considering the recommendation of Pontotoc's board of directors with respect to the offer and the merger, you should be aware that some executive officers and directors of Pontotoc have interests in the offer and the merger which will provide them with benefits that are in addition to their interests as a stockholder of Pontotoc generally. Pontotoc's board of directors was aware of the potential conflicts discussed below and considered them in approving the offer and the merger.

    Director Nomination.  We have agreed to cause James "Robby" Robson, Jr. to become a member of our board of directors as of the effective time of the merger. Mr. Robson will also be an employee of the surviving corporation in the merger.

    Stockholders' Agreements.  As of January 19, 2001, we entered into a stockholders' agreement with each of the directors and executive officers of Pontotoc who hold, in the aggregate, approximately 38% of Pontotoc's outstanding stock. Under the stockholders' agreement, these Pontotoc stockholders agreed to vote for the merger and to tender their shares of Pontotoc common stock in the offer.

    Stock Options.  In connection with the merger, James "Robby" Robson, Jr., Todd Robson and James Robson, Sr., all of whom are directors of Pontotoc, will be entitled to receive a lump sum cash payment equal to the product of the number of Pontotoc shares subject to such options times the amount by which $10.50 exceeds the exercise price of the options, which will be approximately $247,500 in the aggregate.

    Indemnification Arrangements.  Under the merger agreement, we have agreed to cause the surviving corporation in the merger to fulfill and honor the obligations of Pontotoc under indemnification agreements between Pontotoc and its directors and officers as of the effective time of the merger and any indemnification provisions under Pontotoc's articles of incorporation and bylaws as in effect on the date of the merger agreement or at the effective time of the merger.

    The merger agreement also provides that the articles of incorporation and bylaws of the surviving corporation in the merger will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties as those contained in the articles of incorporation and bylaws of Pontotoc as in effect on the date of merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of three years from the effective time of the merger in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the effective time of the merger, were directors, officers, employees or agents of Pontotoc, unless such modification is required by law.

    Insurance.  For a period of the lesser of five years from the effective time of the merger or the applicable statute of limitations, we have agreed to either:

  •
  cause the surviving corporation in the merger to maintain directors' and officers' liability insurance for each person covered by Pontotoc's directors' and officers' liability insurance policy on the date of the merger agreement on terms comparable to those applicable to the directors and officers of Pontotoc as of the date of the merger agreement, except that we will be obligated to pay premiums for such insurance only up to 150% of the annual premiums paid by Pontotoc for such coverage as of the date of the merger agreement, or
  •
  if mutually agreed between Pontotoc and us, purchase directors' and officers' liability insurance on terms comparable to those applicable to the directors and officers of Pontotoc covering all periods prior to the effective time of the merger.

    Subsidiary Restructuring.  As contemplated by the merger agreement, Pontotoc has acquired the remaining 55% ownership interest in Pontotoc Holdings, Inc. from Timothy A. Jurek, a director of Pontotoc, and two other directors of Pontotoc Holdings, for a consideration consisting solely of an aggregate of 110,000 shares of Pontotoc common stock.

    Financial Advisory Fee.  Pontotoc has retained Cochise Capital Inc. to provide financial advisory services to Pontotoc in connection with the offer and the merger. Cochise Capital Inc. will receive from Pontotoc compensation in the amount of 1.25% of the aggregate value of the consideration received by the Pontotoc stockholders for these services and will be reimbursed for out-of-pocket expenses. Pontotoc has agreed to pay Cochise Capital Inc. a "termination fee" equal to $250,000 if Pontotoc accepts a competing acquisition proposal that triggers a termination fee payable to Ascent Energy. In addition, Pontotoc has agreed to indemnify Cochise Capital Inc. against liabilities and expenses in connection with its services as financial advisor.

    See also "—Fees and Expenses" below.

Accounting Treatment

    The acquisition of Pontotoc will be accounted for as a "purchase," as that term is used under generally accepted accounting principles, commonly referred to as "GAAP," for accounting and financial reporting purposes. Pontotoc will be treated as the acquired corporation for these purposes. Pontotoc's assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of Pontotoc Acquisition. Applicable income tax effects of these adjustments will be included as a component of the combined company's deferred tax asset or liability.

    The Reorganization will be accounted for as a reverse acquisition in which Forman is deemed the acquiror for accounting purposes. Ascent Energy has no assets that will require adjustment to fair value.

    We have prepared the unaudited pro forma financial information contained in this prospectus using the purchase accounting method to account for the offer and the merger. See "Condensed Unaudited Pro Forma Combined Financial Statements" beginning on page 64.

Fees and Expenses

    We have agreed to pay Jeffrey Clarke, our president, a success fee in the amount of 0.5% of the aggregate value of the consideration to be paid in connection with the Pontotoc acquisition. Mr. Clarke did not participate in the board's decision with respect to his compensation in connection with the offer and the merger.

    We have retained Innisfree M&A Incorporated as information agent in connection with the offer. The information agent may contact holders of Pontotoc shares by mail, telephone, facsimile, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of Pontotoc shares. We will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against liabilities and expenses in connection with the offer, including liabilities under the U.S. federal securities laws.

    In addition, we have retained Mellon Investor Services LLC as the exchange agent. We will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against liabilities and expenses, including liabilities under the U.S. federal securities laws.

    Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Pontotoc shares in the offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

THE MERGER AGREEMENT AND THE STOCKHOLDERS' AGREEMENT

    The following description of the merger agreement describes the material terms of the agreement but does not purport to describe all the terms of the agreement. The complete text of the merger agreement, as amended, is attached as Annexes A-I and A-II to this prospectus. All stockholders are urged to read the merger agreement in its entirety because it is the legal document that governs the offer and the merger.

    Ascent Energy and Pontotoc amended the merger agreement on June 7, 2001 to extend the termination date of the merger agreement from May 31, 2001 to July 31, 2001. In addition, the condition precedent that Pontotoc's total proved reserves, total proved reserves behind pipe and total proved developed producing reserves be at or above certain minimum predetermined levels was deleted from the merger agreement.

The Offer

    Terms of the offer.  The merger agreement provides for the commencement by Pontotoc Acquisition of this offer to exchange $9.00 in cash and one share of our Series B mandatorily convertible preferred stock having a liquidation preference of $2.50 per share for each outstanding share of Pontotoc common stock. The Series B mandatorily convertible preferred stock is convertible at the option of the holder at any time, unless earlier redeemed, into shares of our common stock at an initial conversion rate of 0.1878395 shares of common stock per share of Series B mandatorily convertible preferred stock. For a description of those matters, refer to the discussion under "The Offer."

    The merger agreement prohibits Pontotoc Acquisition and us, without the written consent of Pontotoc, from amending or waiving the minimum tender condition or any other condition to the offer, amending the offer to change the form or amount of consideration to be paid, decreasing the number of shares of Pontotoc common stock sought in the offer, imposing additional conditions to the offer, extending the expiration date of the offer except as described below or making any other change which is adverse to the holders of the shares of Pontotoc common stock.

    Optional Extensions of the offer.  We will have the right to extend the offer:

  •
  if any of the conditions to the offer is not satisfied or waived on any scheduled expiration date of the offer, for successive extension periods of not more than 10 business days until all conditions to the offer are satisfied or waived; provided that we may not extend the offer beyond July 31, 2001 without the consent of Pontotoc;

  •
  for any period required by any rule, regulation, interpretation or position of the SEC or its staff applicable to the offer or any period required by applicable law; and

  •
  after acceptance of shares in the initial offering period, as it may be extended, for a further period of time by means of a subsequent offering period not to exceed 10 business days for the purpose of having us and Pontotoc Acquisition collectively own at least 90% of the outstanding shares of Pontotoc common stock.

    Prompt Exchange for Pontotoc Shares after the Closing of the Offer.  Subject to the conditions of the offer, Pontotoc Acquisition will accept for payment and pay for, as promptly as practicable after the expiration of the offer, all shares of Pontotoc common stock validly tendered and not properly withdrawn.

The Merger

    The Merger.  The merger agreement provides that Pontotoc Acquisition will be merged with Pontotoc no later than the second business day following the satisfaction or waiver of the conditions set forth in the merger agreement unless the parties agree to another date. Under the terms of the merger agreement, at the effective time of the merger, each share of Pontotoc common stock will be converted into the right to receive from Pontotoc Acquisition the same per share consideration paid to holders of Pontotoc common stock who exchanged their Pontotoc shares in the offer. Notwithstanding the foregoing, the merger consideration will not be payable in respect of Pontotoc shares held by us, Pontotoc or Pontotoc Acquisition.

    Effective Time of the Merger.  The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Nevada or such later time as is agreed by Pontotoc and us and as is specified in the articles of merger. The filing of the articles of merger will take place as soon as practicable on or after the closing date of the merger.

Pontotoc Board of Directors

    Upon acceptance and payment for at least a majority of the outstanding Pontotoc shares, we will be entitled to designate a number of directors of Pontotoc (rounded up to the next whole number) that equals the product of (1) the number of directors on Pontotoc's board and (2) the percentage that the number of shares that we beneficially own bears to the total number of outstanding shares of Pontotoc common stock. Until the merger has become effective, Pontotoc's board shall include at least two members who were directors of Pontotoc prior to the consummation of the offer. The merger agreement provides that, if our designees are elected to Pontotoc's board of directors prior to the effective time of the merger, the affirmative vote of the continuing Pontotoc directors will be required for Pontotoc to:

  •
  amend or terminate the merger agreement on behalf of Pontotoc;

  •
  waive any rights, benefits or remedies of Pontotoc or holders of Pontotoc common stock under the merger agreement;

  •
  extend the time for performance of our or Pontotoc Acquisition's respective obligations under the merger agreement; or

  •
  approve any other action of Pontotoc which is reasonably likely to adversely affect the interests of holders of Pontotoc common stock, with respect to the transactions contemplated by the merger agreement.

Treatment of Pontotoc Stock Options

    Immediately prior to the effective time of the merger, each outstanding Pontotoc stock option shall be cancelled, and, in lieu thereof, on the closing date of the merger the holder of those options shall receive a single lump sum cash payment from the surviving corporation equal to the product of:

  •
  the total number of shares of Pontotoc common stock previously subject to such stock option; times

  •
  the amount by which $10.50 exceeds the exercise price per share of Pontotoc common stock subject to such option, reduced by any required withholding of taxes.

Covenants and Representations and Warranties

    Reasonable Efforts.  The merger agreement provides that we and Pontotoc will use our reasonable efforts to take all actions necessary to close the offer and the merger.

    Conduct of Business.  The merger agreement obligates Pontotoc, until the earlier of the termination of the merger agreement or the effective time of the merger, to conduct its operations in the ordinary course of business, consistent with past practices. The merger agreement expressly restricts the ability of Pontotoc to engage in material transactions, such as purchases and sales of assets or the sale or redemption of outstanding securities of Pontotoc, without our prior written consent.

    No Solicitation of Alternative Transactions.  The merger agreement provides that, except in the circumstances described below, Pontotoc will not directly or indirectly:

  •
  solicit, initiate or knowingly take any action to facilitate or encourage the submission or announcement of, any Acquisition Proposal (as defined below);

  •
  enter into or participate in any discussions or negotiations with, furnish any nonpublic information relating to it or afford access to the business, properties, assets, books or records of Pontotoc to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that has made an Acquisition Proposal;

  •
  approve, endorse or recommend any Acquisition Proposal; or

  •
  enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal.

    However, the merger agreement does provide that in response to an unsolicited Acquisition Proposal that did not result from a breach by Pontotoc of its obligations not to solicit alternative transactions and following delivery to us of notice of the Acquisition Proposal, Pontotoc may:

  •
  participate in discussions or negotiations with or furnish nonpublic information (under a confidentiality agreement) to any third party that makes a bona fide Acquisition Proposal;

  •
  approve or recommend to its stockholders that Acquisition Proposal as required by the Exchange Act;

  •
  withdraw, modify in a manner adverse to us or fail to make a recommendation to its stockholders of the offer and the merger; and/or

  •
  take any action ordered to be taken by Pontotoc by any court of competent jurisdiction;

if, in each case, the Pontotoc board of directors reasonably determines (after consultation with Pontotoc's financial advisor) that the Acquisition Proposal constitutes a Superior Proposal (as defined below) and determines in good faith (after consultation with its outside legal counsel) that it is necessary to take such action(s) in order to satisfy its fiduciary duties under applicable law.

    "Acquisition Proposal" means any offer or proposal by a third party, other than by us, Pontotoc Acquisition or any affiliates thereof, relating to:

  •
  any acquisition or purchase from Pontotoc by any person or group of more than a 15% interest in the outstanding voting securities of Pontotoc or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the outstanding voting securities of Pontotoc or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Pontotoc in which the stockholders of Pontotoc immediately preceding that transaction would hold less than 85% of the equity interests in the surviving or resulting entity of that transaction;

  •
  any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 15% of the consolidated assets of Pontotoc; or

  •
  any liquidation or dissolution of Pontotoc.

    "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding Pontotoc shares on terms that the Pontotoc board of directors determines in good faith by a majority vote, after consultation with its financial advisor and taking into account all the terms and conditions of the Acquisition Proposal, are more favorable to the Pontotoc stockholders than the offer and the merger and which is reasonably capable of being consummated.

    Employee Benefits.  The merger agreement provides that employees of Pontotoc will be granted credit for purposes of eligibility, vesting and vacation accrual for all service with Pontotoc under our employee benefit plans, programs, or arrangements in which Pontotoc's employees are eligible to participate. If employees of Pontotoc become eligible to participate in a welfare plan that we contribute to or maintain, we will cause these plans to (1) waive any pre-existing condition exclusions and waiting period limitations for conditions covered under the applicable welfare plan under which employees of Pontotoc participate (but only to the extent corresponding exclusions and limitations were satisfied by such employees under the applicable welfare plans maintained or contributed to by Pontotoc), and (2) credit any deductible or out-of-pocket expenses or offsets (or similar expenses) incurred by the employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation.

    Subsidiary Restructuring.  As contemplated by the merger agreement, Pontotoc has acquired the 55% ownership interest in Pontotoc Holdings, Inc. that it did not already own, for a consideration consisting solely of an aggregate of 110,000 shares of Pontotoc common stock.

    Hedging.  Pontotoc has agreed to secure hedging arrangements with respect to up to 50% of its oil and gas production for a period of up to two years, to the extent approved by us. Pontotoc is required to secure these hedging arrangements at any time prior to the consummation of the offer.

    Representations and Warranties.  The merger agreement contains a number of customary representations and warranties relating to each of the parties and their ability to consummate the offer and the merger. All representations and warranties of each party expire at the effective time of the merger.

Conditions of Our Offer

    See "The Offer—Conditions of Our Offer."

Conditions of the Merger

    The obligations of Pontotoc Acquisition and Pontotoc to consummate the merger are subject to the satisfaction of the following conditions:

  •
  to the extent required by applicable law, the merger agreement shall have been approved and adopted by the Pontotoc stockholders;

  •
  the conditions to the offer shall have been satisfied or waived by Pontotoc Acquisition and Pontotoc Acquisition shall have accepted for exchange and exchanged all of the shares of Pontotoc common stock tendered in the offer;

  •
  no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the merger; and

  •
  the registration statement to which this prospectus relates shall have be declared effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order.

Termination of the Merger Agreement

    Termination by Mutual Agreement.  The merger agreement may be terminated at any time prior to the effective time of the merger by mutual written consent of us and Pontotoc.

    Termination by either Ascent Energy or Pontotoc.  The merger agreement may be terminated by either us or Pontotoc at any time prior to the effective time of the merger if:

  (1)
  the offer has not been consummated on or before July 31, 2001, unless the failure to consummate the offer is the result of a material breach or failure to fulfill a material obligation of the merger agreement by the party seeking termination;

  (2)
  the offer expires or terminates in accordance with the terms of the merger agreement without us or Pontotoc Acquisition having accepted for exchange any Pontotoc shares, except that we and Pontotoc Acquisition will not be permitted to terminate the merger agreement for this reason if the offer is terminated or expires without Pontotoc shares having been accepted for exchange as a result of a breach by us or Pontotoc Acquisition of the merger agreement;

  (3)
  there shall be any applicable law or regulation that makes consummation of the merger illegal or otherwise prohibited or any judgment, injunction, order or decree which is final and nonappealable prohibiting the consummation of the merger; or

  (4)
  any representation or warranty of the non-terminating party contained in the merger agreement is or becomes inaccurate so that, overall, the inaccuracies would reasonably be expected to have a material adverse effect on the non-terminating party, or the non-terminating party fails to perform any material covenant contained in the merger agreement, if that inaccuracy or failure to perform has not been or is incapable of being cured by the non-terminating party within 30 days following receipt by the non-terminating party of notice from the terminating party of the inaccuracy or failure to perform.

    Termination by Ascent Energy.  We may terminate the merger agreement at any time prior to the effective date of the merger agreement if a Triggering Event has occurred. A "Triggering Event" has occurred if:

  (1)
  the Pontotoc board of directors, or any of its committees, approves or recommends to the Pontotoc stockholders any Acquisition Proposal;

  (2)
  the Pontotoc board of directors, or any of its committees, withdraws, or amends or modifies, or proposes or resolves to do so, in any way adverse to us, its recommendation to the Pontotoc stockholders that they accept the offer and approve and adopt the merger agreement and the merger;

  (3)
  Pontotoc fails to include in various documents relating to the offer the recommendation of the Pontotoc board of directors that the Pontotoc stockholders accept the offer and approve and adopt the merger agreement and the merger; or

  (4)
  a tender or exchange offer relating to 30% or more of the Pontotoc shares is commenced by a third party and Pontotoc does not send to its stockholders, within 10 business days of the day that the offer is published, sent or given, a statement that Pontotoc recommends rejection of that tender or exchange offer.

Termination Fees

    Termination Fees Payable by Pontotoc to Ascent Energy.  If we terminate the merger agreement as described in paragraph (4) under "Termination of the Merger Agreement—Termination by either Ascent Energy or Pontotoc" based upon a willful material breach by Pontotoc of the merger agreement prior to the closing of the offer, then Pontotoc shall promptly, but in any event no later than two days after the date of such termination, pay us a fee equal to $3.2 million in immediately available funds.

    If we terminate the merger agreement as described under "Termination of the Merger Agreement—Termination by Ascent Energy" prior to the closing of the offer, then Pontotoc shall promptly, but in any event no later than two days after the date of such termination, pay us a fee equal to $3.2 million in immediately available funds.

    If we terminate the merger agreement as described in paragraph (1) or (2) under "Termination of the Merger Agreement—Termination by either Ascent Energy or Pontotoc" prior to the closing of the offer, other than a termination:

  •
  by Pontotoc as a result of a breach by us or Pontotoc Acquisition of any of our representations, warranties or obligations under the merger agreement;

  •
  by Pontotoc as a result of the failure of us or Pontotoc Acquisition to fulfill any obligation under the merger agreement, which obligation is primarily within our or Pontotoc Acquisition's control, and such failure is the principal cause of or results in the failure of the offer being consummated; or

  •
  by either Pontotoc or us as a result of the occurrence of any of the matters described in paragraph (1) or (2) under "The Offer—Conditions of Our Offer—Other Conditions of the Offer," unless such matter occurs as a result of an action, suit or proceeding in which a third party that has made an Acquisition Proposal is a participant or which involves issues arising out of an Acquisition Proposal, then Pontotoc shall promptly, but in any event no later than two days after the date of such termination, pay us a fee equal to $3.2 million in immediately available funds; provided, that, in the case of such a termination prior to which no triggering event has occurred: (i) such payment shall be made only if (A) prior to the termination of the merger agreement, any Acquisition Proposal shall have been publicly announced or shall have become publicly known and not withdrawn prior to the scheduled expiration date of the offer, and (B) within 12 months following the termination of the merger agreement, a Company Acquisition is consummated, and (ii) such payment shall be made promptly, but in any event no later than two days after the consummation of such Company Acquisition.

    "Company Acquisition" means any of the following transactions (other than the offer and the merger):

  •
  a sale or other disposition by Pontotoc of a business or assets representing 40% or more of the consolidated net revenues, net income or assets of Pontotoc immediately prior to that sale;

  •
  the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Pontotoc), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing 40% or more of any class of equity securities of Pontotoc; or

  •
  a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Pontotoc, other than a transaction in which Pontotoc is the acquiror and in which the current Pontotoc stockholders retain more than 70%, directly or indirectly, of the surviving or successor corporation;

except that a widely distributed offering of Pontotoc common stock will not constitute a Company Acquisition.

    Termination Fees Payable by Ascent Energy to Pontotoc.  We will be obligated to pay Pontotoc $2 million within five days after termination of the merger agreement if the reason for the failure to complete the offer is our failure to obtain financing and all other conditions to the offer have been satisfied.

Amendments

    The merger agreement may be amended by execution of an instrument in writing signed on behalf of us and Pontotoc at any time. The merger agreement provides that, if we designate directors of Pontotoc prior to the effective time of the merger, any amendment or termination of the merger agreement by Pontotoc, any extension by Pontotoc of the time for the performance of any of our or Pontotoc Acquisition's obligations or other acts, waiver by Pontotoc of any rights, benefits or remedies of Pontotoc or Pontotoc stockholders under the merger agreement or any other action by Pontotoc which is reasonably likely to adversely affect the interests of the Pontotoc stockholders with respect to the transactions provided for under the merger agreement, will require the concurrence of the Pontotoc directors then in office who were directors of Pontotoc prior to consummation of the offer.

The Stockholders' Agreement

  Parties

    As an inducement for us to enter into the merger agreement, immediately prior to the signing of the merger agreement, we entered into the stockholders' agreement with each of the directors and executive officers of Pontotoc.

    The obligations of those stockholders under the stockholders' agreement covers, in the aggregate, 2,023,532 Pontotoc shares, which represented approximately 38% of the outstanding Pontotoc shares as of June 1, 2001.

  Agreement to Tender

    Each stockholder who signed the stockholders' agreement agreed to tender in the offer and not withdraw that portion of his shares of Pontotoc covered by the stockholders' agreement.

  Voting Agreement

    Each stockholder who signed the stockholders' agreement agreed:

  •
  to vote all Pontotoc shares that such stockholder is entitled to vote at that time in favor of the adoption and approval of the merger agreement and the merger and the other transactions contemplated by the merger agreement; and

  •
  not to vote any Pontotoc shares in favor of the approval of any

  –
  Acquisition Proposal,

  –
  reorganization, recapitalization, liquidation or winding up of Pontotoc or any other extraordinary transaction involving Pontotoc,

  –
  corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the offer, the merger or any other transaction contemplated by the merger agreement; or

  –
  other matters relating to, or in connection with, any of the foregoing.

CONDENSED UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

    The following condensed unaudited pro forma combined financial information combines the historical balance sheets and statements of income of Ascent Energy (giving effect to the Restructuring that will occur concurrently with the consummation of the offer using reorganization accounting for entities under common control) and Pontotoc (giving effect to the merger using the purchase method of accounting for business combinations). This information should be read in conjunction with the audited historical financial statements and related notes included elsewhere in this prospectus.

    In March 2001, our initial stockholders sold their Ascent Energy shares to Forman for an aggregate price of $1,000 cash, making us a wholly owned subsidiary of Forman. Concurrently with the consummation of the offer, Forman will contribute all of its assets and recorded liabilities to Ascent Energy. Following this restructuring, Forman will own 4,950,000 shares of our common stock. In addition, to help fund the Pontotoc acquisition, Ascent Energy plans to offer approximately $21.1 million of its Series A mandatorily redeemable preferred stock and warrants to the stockholders of Forman on a pro rata basis. We expect that one or more of Forman's stockholders will act as a "standby purchaser" to acquire any securities that are not purchased by the other Forman stockholders in the offering. However, there can be no assurances that we will be able to sell all of the securities necessary to finance the acquisition. The securities offering is expected to commence shortly after the date of this prospectus and will be completed prior to the consummation of the offer to acquire Pontotoc. Also, Ascent Energy is currently negotiating the terms of a loan agreement for $30 million with Fortis Capital, as contemplated in our commitment letter from Fortis Capital. We do not have any alternative financing sources in place for the offer or the merger.

    There are several other factors that affect comparisons of the audited historical financial information of Ascent Energy and Pontotoc to the unaudited pro forma combined financial information, including the following:

  •
  The unaudited pro forma combined balance sheet data give effect to the merger as if it had occurred on March 31, 2001. The unaudited pro forma combined income statement data give effect to the merger as if it occurred on January 1, 2000.

  •
  Pontotoc's fiscal year ends on March 31. Ascent Energy's fiscal year ends on December 31. The combined company will also utilize December 31 as its fiscal year end. The following pro forma March 31, 2001 balance sheet was derived from Forman's March 31, 2001 balance sheet and Pontotoc's March 31, 2001 balance sheet using the adjustments and assumptions described in the notes to the unaudited pro forma combined financial information. Similarly, the pro forma combined income statement for the twelve months ended December 31, 2000 combines the latest similar twelve-month periods reported by Ascent Energy and Pontotoc, using Ascent Energy's fiscal year end of December 31 and adjusting Pontotoc's results to reflect the twelve months ended December 31, 2000. The pro forma combined income statement for the three months ended March 31, 2001 combines the three month period ended March 31, 2001 reported by Forman and the three month period ended March 31, 2001 reported by Pontotoc.

    The unaudited pro forma information is for illustrative purposes only. If the merger had occurred in the past, the combined company's financial position and operating results might have been different from those presented in the selected unaudited pro forma financial information. You should not rely on the unaudited pro forma information as an indication of the financial position or operating results that the combined company would have achieved if the merger had occurred in the past, nor should you rely on the unaudited pro forma information as an indication of future results that the combined company will achieve after the merger.

CONDENSED UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF MARCH 31, 2001

	Historical		Pro Forma Adjustments
	Forman As of March 31, 2001	Pontotoc As of March 31, 2001	Financing		Pontotoc Acquisition		Pro Forma Combined Ascent Energy
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,617,628	$565,923	$51,100,000	(1)	$(58,283,551	)(1)	$—
Accounts receivable	1,599,504	1,247,073					2,846,577
Deferred taxes—current	371,778	—			(273,144	)(2)	98,634
Prepaid expenses and other current assets	87,931	450,469					538,400

Total current assets	8,676,841	2,263,465	51,100,000		(57,656,236)		3,483,611

PROPERTY AND EQUIPMENT
Oil and gas properties, net	24,019,927	24,085,514			64,768,119	(3)	112,873,560
Unevaluated oil and gas properties	5,058,024	—					5,058,024
Other property and equipment	281,396	800,000					1,081,396
Other assets, net	805,377	66,794					872,171

Total assets	38,841,565	27,215,773	51,100,000		6,211,424		123,368,762

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$974,376	$439,873			$306,990	(1)	$1,721,239
Current portion of debt and notes payable	1,214,131	57,000			(57,000	)(1)	1,214,131
Income taxes payable	739,677	138,324					878,001
Deferred taxes—current	—	273,144			(273,144	)(2)	—

Total current liabilities	2,928,184	908,341	—		(23,154)		3,813,371

Deferred tax liability	10,794,199	6,940,717			22,992,682	(3)	40,727,598
Senior 10% notes payable and debt, less current portion	1,015,913	7,911,286	30,000,000	(2)	(7,911,286	)(1)	31,015,913

Total liabilities	14,738,296	15,760,344	30,000,000		15,058,242		75,556,882

Preferred Stock—8% Series A Mandatorily Redeemable, $.001 par			21,100,000	(3)			21,100,000
STOCKHOLDERS' EQUITY
Preferred stock-8% Series B Convertible, $.001 par	—	—			2,608,611	(4)	2,608,611
Common stock	20,685,007	532			(20,680,589	)(5)	4,950
Additional paid-in capital	—	5,255,736			15,424,321	(5)	20,680,057
Retained earnings	3,418,262	6,199,161			(6,199,161	)(5)	3,418,262

Total stockholders' equity	24,103,269	11,455,429	—		(8,846,818)		26,711,880

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$38,841,565	$27,215,773	$51,100,000		$6,211,424		$123,368,762

SEE ACCOMPANYING NOTES TO CONDENSED UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.

CONDENSED UNAUDITED PRO FORMA COMBINED INCOME STATEMENTS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2000

	Historical
			Pontotoc Gathering Twelve Months Ended Dec. 31, 2000	Pro Forma Adjustments
		Pontotoc Twelve Months Ended Dec. 31, 2000								Pro forma Combined Ascent Energy
	Forman Year Ended Dec. 31, 2000			Financing		Gathering Acquisition		Pontotoc Acquisition
Revenues:
Oil and gas sales	$14,696,688	$8,758,885	$1,922,367	$		$(979,449	)(1)	$(848,462	)(6)	$23,550,029
Other income	263,801	71,712	3,055			9,549	(2)			348,117

Total revenues	14,960,489	8,830,597	1,925,422			(969,900)		(848,462)		23,898,146

Expenses:
Operating expense	3,353,441	1,941,163	340,541					(238,672	)(6)	5,396,473
Depreciation, depletion and amortization	4,484,364	791,813	83,426					5,055,176	(7)	10,414,779
Production taxes	559,334	630,640	98,581			(70,520	)(1)			1,218,035
General, administration and other	2,656,765	430,302	—							3,087,067
Interest	—	485,171	1,304		2,514,829 (4)			(485,171	)(8)	2,516,133
Reorganization cost	1,007,890	—	—							1,007,890
Gas purchases	—	—	1,422,800			(908,929	)(1)			513,871

Total expenses	12,061,794	4,279,089	1,946,652		2,514,829	(979,449)		4,331,333		24,395,544

Net income (loss) before income taxes	2,898,695	4,551,508	(21,230)		(2,514,829)	9,549		(5,179,795)		(256,102)
Provision (benefit) for income taxes	1,182,432	1,462,183	—		(895,279)	3,437	(3)	(1,843,942	)(9)	(91,169)

Net income (loss)	1,716,263	3,089,325	(21,230)		(1,619,550)	6,112				(164,933)
Dividends on preferred stock	—	—	—		1,688,000 (5)	—		1,064,000	(10)	2,752,000

Net income (loss) attributable to common stockholders	$1,716,263	$3,089,325	$(21,230)		$(3,307,550)	$6,112		$(4,399,853)		$(2,916,933)

Net income (loss) per share
Basic	$1.74	$0.60	—							$(0.59)
Diluted	$1.74	$0.59	—					(11)		$(0.59)
Weighted average common shares outstanding
Basic	984,042	5,171,423	—							4,950,000
Diluted	984,042	5,201,430	—					(11)		4,950,000

SEE ACCOMPANYING NOTES TO CONDENSED UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENT

CONDENSED UNAUDITED PRO FORMA COMBINED INCOME STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2001

	Historical
			Pro Forma Adjustments
		Pontotoc Three Months Ended March 31, 2001						Pro forma Combined Ascent Energy
	Forman Three Months Ended March 31, 2001		Financing			Pontotoc Acquisition
Revenues:
Oil and gas sales	$5,030,994	$1,778,817	$					$6,809,811
Other income	64,651	45,151						109,802

Total revenues	5,095,645	1,823,968						6,919,613

Expenses:
Operating expense	866,013	761,540						1,627,553
Depreciation, depletion and amortization	725,752	194,808				271,943	(7)	1,192,503
Production taxes	222,830	41,769						264,599
General, administration and other	579,465	239,545						819,010
Interest	—	156,859		628,707	(4)	(156,859	)(8)	628,707

Total expenses	2,394,060	1,394,521		628,707		115,084		4,532,372

Net income (loss) before income taxes	2,701,585	429,447		(628,707)		(115,084)		2,387,241
Provision (benefit) for income taxes	999,586	46,470		(223,191	)(6)	(24,606	)(9)	847,471

Net income (loss)	1,701,999	382,977		(405,516)		(139,690)		1,539,770
Dividends on preferred stock	—	—		422,000	(5)	266,000	(10)	688,000

Net income (loss) attributable to common stockholders	$1,701,999	$382,977		$(827,516)		$(405,690)		$851,770

Net income (loss) per share
Basic	$1.73	$0.07						$0.17
Diluted	$1.73	$0.07				(11)		$0.17
Weighted average common shares outstanding
Basic	984,042	5,250,362						4,950,000
Diluted	984,042	5,297,836				(11)		4,950,000

SEE ACCOMPANYING NOTES TO CONDENSED UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENT

NOTES TO CONDENSED UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Basis of Presentation

    The condensed unaudited pro forma combined financial statements combine the historical balance sheets and statements of income of Ascent Energy (giving effect to the Restructuring using reorganization accounting for entities under common control) and Pontotoc (giving effect to the merger using the purchase method of accounting for business combinations). For accounting purposes, Forman will be treated as the acquirer. The historical financial statements will be those of Forman and will include Ascent Energy and Pontotoc subsequent to the merger. The historical results of Pontotoc include its 45% interest in Pontotoc Holdings, Inc. ("Holdings"), the holding company for Pontotoc Gathering, LLC ("Gathering"), using the equity method of accounting. On March 1, 2001 Pontotoc acquired the remaining 55% of interest in Holdings from a director of Pontotoc and two other directors of Holdings in exchange for 110,000 shares of Pontotoc common stock, making Holdings a consolidated entity for financial reporting purposes. The accompanying condensed unaudited pro forma combined balance sheet is presented as if the merger was effective as of March 31, 2001.

    The condensed unaudited pro forma combined income statements are presented as if the Pontotoc merger was effective as of January 1, 2000. Under the terms of the merger agreement, Ascent Energy will pay $9.00 in cash and one share of Ascent Energy Series B mandatorily convertible preferred stock having a liquidation preference of $2.50 per share for each outstanding share of Pontotoc common stock and $508,888 to redeem outstanding options (based on $10.50 per share less the exercise price of each option). For pro forma purposes, the estimated fair value of the Series B mandatorily convertible preferred stock is $2.6 million ($.49 per share). The Series B mandatorily convertible preferred stock will be convertible into one million shares of common stock, which represents 10% of the outstanding common stock of Ascent Energy on a fully-diluted basis, at the option of the holder up to two years from the date of issuance, unless previously redeemed. Each share of Series B mandatorily convertible preferred stock is convertible into shares of our common stock at a conversion rate of 0.1878395 shares of common stock per share of Series B mandatorily convertible preferred stock. The Series B mandatorily convertible preferred stock is redeemable at the option of the issuer at any time at a redemption price of $2.50 per share plus accrued, unpaid dividends, and is mandatorily convertible upon two years from the date of issuance. For purposes of diluted earnings per share, the Series B mandatorily convertible preferred stock, as well as the 4,050,000 warrants to purchase common stock (exercisable at $5.21 per share), are viewed as antidilutive.

    In the opinion of management, these pro forma combined financial statements include all adjustments necessary for a fair presentation of the condensed unaudited pro forma combined financial statements. Accounting policies used in the preparation of the pro forma statements are those disclosed in the Forman and Pontotoc historical consolidated financial statements, which are incorporated by reference herein. The condensed unaudited pro forma combined financial statements are not necessarily indicative either of the results that actually would have been achieved if the transactions reflected therein had been effective during the periods presented or of the results that may be obtained in the future. In preparing these pro forma statements, no adjustments have been made to reflect transactions that have occurred since the dates of the pro forma financial statements except with respect to the acquisition of Gathering. The condensed unaudited pro forma combined financial statements should be read in conjunction with the description of the merger elsewhere in this document, the historical financial statements and related notes of Pontotoc, incorporated by reference in this document, and the historical financial statements and related notes of Forman, included elsewhere in this document.

Pro Forma Adjustments

    The condensed unaudited pro forma combined financial statements give effect to the following assumptions and adjustments:

Financing

1.
Proceeds from the sale of senior notes, Series A redeemable preferred stock and warrants.
2.
To record secured borrowing of $30,000,000. Ascent Energy expects to have a credit agreement in place prior to consummating the offer, secured by all its oil and gas properties. Ascent Energy expects that the senior notes will bear interest at a rate of approximately 10% per annum.
3.
To record the issuance of 21,000 shares of 8% Series A mandatorily redeemable preferred stock for $21,100,000. The Series A mandatorily redeemable preferred stock will be issued with warrants entitling the holders to acquire 4,050,000 shares of common stock. Because the Series A mandatorily redeemable preferred stock and the warrants will be offered to all existing stockholders of Forman on a pro rata basis, no value has been attributed to the warrants.
4.
Increase in interest resulting from increased debt balance (10% of $30,000,000, or $3,000,000), net of additional capitalized interest of $500,620 for the twelve months ended December 31, 2000 and a proportionate amount for the three months ended March 31, 2001.
5.
To record dividends on Series A mandatorily redeemable preferred stock, at 8% of $21,100,000.
6.
To reflect an effective tax rate of 35.5%

Gathering Acquisition

1.
To eliminate affiliated sales to Gathering and related production taxes.
2.
To record the reversal of Pontotoc's equity method investment in Gathering, the related equity in income of Gathering, and the equity of Gathering.
3.
To reflect an effective tax rate of 35.5%.

Pontotoc Acquisition

1.
To record the cash paid or payable of $58,283,551, which consists of cash payments to the Pontotoc shareholders ($9.00 per share, or $47,913,000) and all Pontotoc option holders ($509,000), acquisition costs of $2.2 million, and the repayment of existing Pontotoc debt of $7,968,286 (of which $57,000 is current). The resulting pro forma cash overdraft of $306,990 is reclassified to accrued liabilities.
2.
To reclassify deferred tax assets to reflect current deferred taxes on a net basis.
3.
To record purchase accounting adjustments for the acquisition of Pontotoc as follows (in thousands):

Cash paid for Pontotoc shares	$47,913
Cash paid for Pontotoc options	509
Series B mandatorily convertible preferred stock issued	2,609
Acquisition costs	2,200
Less: Adjusted Book value of Pontotoc	(11,455)

41,776
Plus: Deferred taxes	22,992

Excess purchase price	$64,768

    The excess purchase price is allocated to oil and gas properties.

4.
To record the issuance of the 8% Series B mandatorily convertible preferred stock in connection with the acquisition of Pontotoc. These shares were valued at $2,608,000 ($.49 per share), based on the trading price of Pontotoc's common stock for the five trading days prior to and following the date of the merger agreement. Fair value was determined using the market price of Pontotoc's common stock because it was not possible to reasonably estimate the fair value of the Series B mandatorily convertible preferred stock. The price for which the Series B mandatorily convertible preferred stock could actually be sold is expected to fluctuate over time and may be greater or less than this amount.

5.
To record the recapitalization of entities to Ascent Energy's equity structure.
6.
Prior to January 1, 2001, Pontotoc recorded as revenue production in inventory at the end of each month. This adjustment conforms Pontotoc's revenue recognition policy to Forman's policy of recognizing revenue. The result is to record the reversal of inventory and related costs at the end of the respective periods.
7.
To convert Pontotoc's method for computing depreciation, depletion and amortization to the future gross revenue method and to adjust the provision for depreciation, depletion and amortization based on the pro forma consolidated full cost pool, using the future gross revenue method.
8.
To eliminate interest on Pontotoc debt, which will be paid off.
9.
To reflect an effective tax rate of 35.5%.
10.
To record dividends on the Series B mandatorily convertible preferred stock outstanding, at 8% annually on the liquidation preference of the Series B mandatorily convertible preferred stock of $2.50 per share.
11.
Warrants to purchase 4,050,000 shares of common stock and 1 million shares of common stock issuable upon conversion of the Series B mandatorily convertible preferred stock were not included in the computation of diluted earnings per share because the effect of the assumed exercise of these stock warrants and conversion of these preferred shares as of the beginning of the year would have been antidilutive. The exercise price for the warrants is $5.21 per share and, for purposes of both the earnings per share computation and valuing the Series B mandatorily convertible preferred shares, exceeds the estimated fair value of our common stock.

    Pontotoc maintains its accounting records and reports financial information on a March 31 fiscal year basis. The condensed unaudited pro forma calendar year results of operations for Pontotoc were derived from its previously filed reports as follows (certain reclassifications have been made to the financial information presented to conform with the year ended March 31, 2001 presentation):

	Pontotoc Year ended March 31, 2000	Less: Pontotoc Nine months ended December 31, 1999	Add: Pontotoc Nine months ended December 31, 2000	Pontotoc Year ended December 31, 2000
Revenues:
Oil and gas sales	$4,832,805	$3,309,977	$7,236,057	$8,758,885
Other income	226,336	195,699	41,075	71,712

Total revenues	5,059,141	3,505,676	7,277,132	8,830,597

Expenses:
Lease operating expense	1,505,351	1,091,970	2,204,513	2,617,894
Depreciation, depletion and amortization	361,552	225,100	655,361	791,813
General, administration and other	239,266	217,439	362,384	384,211
Interest	107,146	101,533	479,558	485,171

Total expenses	2,213,315	1,636,042	3,701,816	4,279,089

Net income before income taxes	2,845,826	1,869,634	3,575,316	4,551,508
Provision for income taxes	851,066	560,274	1,171,391	1,462,183

Net income	$1,994,760	$1,309,360	$2,403,925	$3,089,325

Adjustments to reflect net income per weighted average common share outstanding have been calculated based upon the pro forma weighted average number of shares outstanding during the period presented. To compute the combined pro forma basic and diluted net income per share, Ascent Energy's historical weighted average number of basic and diluted shares outstanding were used.

ASCENT ENERGY'S BUSINESS AND PROPERTIES

    Concurrently with the consummation of the offer, Forman will be restructured as a holding company by contributing all of its assets and recorded liabilities to Ascent Energy, a transaction we refer to as the "Restructuring". This description of Ascent Energy's business and properties gives effect to the Restructuring.

    We are an independent oil and gas company engaged in the acquisition, exploitation, exploration, development, and production of natural gas and crude oil. Through our parent company, Forman Petroleum Corporation, we have been active in South Louisiana since 1982. We have established extensive technical and operating experience in this area and plan to expand our scope of operations to include the Gulf coast, mid-continent and Permian basins and offshore in the Gulf of Mexico. We recently have entered into the merger agreement with Pontotoc to expand our business to include Oklahoma. Following the acquisition of Pontotoc we intend to focus on developing and expanding shallow natural gas reserves in and around Pontotoc's existing Oklahoma properties and exploitation activities on our existing Louisiana properties. We plan to commence a drilling and recompletion program on the existing Oklahoma properties. In addition, we plan to add to the gathering system currently leased under a long term contract by Pontotoc by purchasing and/or leasing additional segments. With respect to our Louisiana properties, we plan to continue recompletion and workover activities during 2001. Our management team has extensive engineering, geological, geophysical, technical and operating experience in successfully developing and operating properties in both our current and planned areas of operations.

    On December 29, 1999, Forman emerged from bankruptcy proceedings under its Second Amended Joint Plan of Reorganization. Forman has accounted for the restructuring using the principles of fresh start accounting as required by AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. Pursuant to such principles, in general, Forman's assets and liabilities were recorded at their estimated fair market values. As a result of the implementation of fresh start accounting, the 1999 financial statements of Forman are not comparable to its financial statements of prior periods. The effect of the plan of reorganization and the implementation of fresh start accounting on Forman's balance sheet as of December 31, 1999 are discussed in detail in the notes to the audited consolidated financial statements of Forman appearing elsewhere in this prospectus.

Significant Properties

    We have summarized our most significant properties in the tables below.

			As of 12/31/00 Net Proved Reserves(1)
					December 2000 Average Daily Net Production (Mcfe)
Producing Properties	Our Working Interest	Our Net Revenue Interest	MMcfe	% Developed
Lake Enfermer Field	92.85%	64.75%	20,083	48.55%	4,296
Manilla Village Field	68.64%	51.89%	7,302	68.79%	170
Boutte Field	100.00%	81.50%	11,188	100.00%	4,768
Bayou Fer Blanc Field	100.00%	70.00%	3,690	0.00%	0

(1)
Estimates of net proved reserves are based on our third party independent reserve report as of December 31, 2000.

    Lake Enfermer Field.  The Lake Enfermer Field is located in a marsh area on a deep, complexly faulted field, salt structure in Lafourche Parish, Louisiana. Since 1992, we have acquired leases on 3,650 acres in this field and operate the field. The field was first discovered in 1955 and through December 2000 has produced more than 33.5 MMBoe (one million barrels of oil equivalent, determined using the ratio of six Mcf (thousand cubic feet) of natural gas to one barrel of crude oil, condensate or natural gas liquids).

    Manila Village Field.  The Manila Village Field is located in a marsh area in Jefferson Parish, Louisiana. We acquired leases on 825 acres in this field in 1991 and operate the field. The field was first discovered in 1949 and through December 2000 had produced 34.1 MMBoe.

    Boutte Field.  The Boutte Field is located in a marsh area in St. Charles Parish, Louisiana. We acquired leases on 3,250 acres in 1992 and operate the field. The field was discovered in 1953 and through December 2000 had produced a total of 39.6 MMBoe.

    Bayou Fer Blanc Field.  The Bayou Fer Blanc Field is located in Lafourche Parish, Louisiana next to the Lake Enfermer Field. We purchased our interest in the field in 1997 and operate the field. Although classified as two distinct fields, the Lake Enfermer Field and the Bayou Fer Blanc Field have produced from a single geologic structure. The Bayou Fer Blanc Field was discovered in 1959 and through December 2000 had produced 19.2 MMBoe.

Natural Gas and Oil Reserves

    The following table presents estimated proved reserves as of December 31, 2000, and the related present value of estimated future net revenues before income taxes at such date, as estimated by our independent petroleum engineers, Netherland, Sewell & Associates, Inc. The present values, discounted at 10% per annum, of estimated future net cash flows before income taxes shown on the table are not intended to represent the current market value of our estimated natural gas and oil reserves.

    The present value of future net cash flows before income taxes as of December 31, 2000, was determined using the December 31, 2000, prices of $10.04 per Mcf of natural gas and $25.48 per Bbl of oil.

	Producing	Non-Producing	Undeveloped	Total
Natural gas (MMcf)	5,394	7,410	13,456	26,260
Oil and Condensate (MBbls)	717	1,116	834	2,667
Total proved reserves (Mmcfe)	9,694	14,106	18,462	42,262
Present value of estimated future net revenues before income taxes, discounted at 10% (in thousands)	$45,774	$44,297	$92,242	$182,313
Standardized measure of discounted future net cash flows (in thousands)				$113,445

    These estimates of our proved reserves have not been filed with or included in reports to any federal agency.

    The process of estimating natural gas and oil reserves is a complex and subjective process. It requires various assumptions, including assumptions relating to product prices, operating expenses, capital expenditures, taxes and the availability of funds. We must project production rates and timing of development expenditures. We analyze available geological, geophysical, production and other data, and the extent, quality and reliability of this data will vary. As a result, estimates of different engineers may vary. In addition, estimates of reserves are subject to revision based upon future product prices, actual production, results of future development and exploration activities, operating costs and other factors, and the revisions may be material. Accordingly, reserve estimates will generally be different from the quantities of oil and natural gas that are ultimately recovered. The meaningfulness of such estimates highly depends on the accuracy of the assumptions upon which they are based. Accordingly, the reserve data set forth herein represents only estimates.

    In accordance with applicable SEC requirements, the estimates of our proved reserves and future net revenues are made using oil and natural gas sales prices that are in effect as of the date of such reserve estimates and are held constant throughout the life of the properties. You should not assume that the present value of future net revenues from our proved reserves is the current market value of these reserves. Estimated quantities of proved reserves and future net revenues therefrom are affected significantly by oil and natural gas prices, which have fluctuated widely in recent years. Current commodity prices are at historically high levels. At current prices, we believe of future net revenue amounts included in this prospectus or incorporated herein cannot be construed as the current market value of the oil and gas reserves attributable to our properties. The average prices of oil and gas we have actually received for years 2000, 1999 and 1998 were $27.49, $17.34 and $12.09 respectively, per barrel and $4.05, $2.28 and $2.27, respectively, per Mcf. Oil prices have remained relatively stable and natural gas prices have continued to decline almost 50% subsequent to December 31, 2000. Accordingly, the discounted future net cash flows would be decreased if the standardized measure were calculated at a later date. Actual future prices and costs are likely to differ materially from those used in the present value estimate because of changes in commodity prices or hedging transactions.

Title to Properties

    We believe that we have satisfactory title to all of our producing properties in accordance with standards generally accepted in the oil and natural gas industry, subject to such exceptions as, in our view, do not materially detract from the use or value of the properties. As is customary in the oil and gas industry, we perform only a preliminary title investigation before leasing undeveloped properties. A title opinion is typically obtained before the commencement of drilling operations and any material defects are remedied prior to the time the actual drilling of a well is commenced. If the operator or we were unable to remedy or cure any title defect, we could suffer a loss of our entire investment in the property.

    Our properties are subject to customary royalty interests, liens for current taxes, liens of vendors and other customary burdens, which we do not believe materially interfere with the use of or affect the value of our producing properties. We intend to mortgage all of our producing properties to secure our borrowings to be incurred in connection with the offer and the merger. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

Acreage

    The table below summarizes our developed and undeveloped leasehold acreage as of December 31, 2000:

	Developed Acreage		Undeveloped Acreage
Field
	Gross	Net	Gross	Net
Lake Enfermer	1,939	1,785	420	414
Manila Village	742	530	0	0
Boutte	3,090	3,090	0	0
Bayou Fer Blanc	0	0	320	320

	5,771	5,405	740	734

    Gross acreage is acreage in which a working interest is owned while a net acre is deemed to exist when the sum of the fractional working interests in gross acres equals one. Undeveloped acreage is considered to be those leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas, regardless of whether or not such acreage contains proved reserves. As is customary in the industry, we can retain our interests in undeveloped acreage by drilling activity that establishes commercial production or by payment of delay rentals during the remaining primary term. The oil and natural gas leases in which we have an interest are for varying primary terms; however, most of our developed leased acreage is beyond the primary term and is held by producing wells.

Productive Wells

    The following table sets forth the number of producing wells in which we maintain an ownership interest at December 31, 2000:

	Productive Wells
	Gross	Net
Gas	16.00	13.81
Oil	16.00	13.93

Total	32.00	27.74

Productive wells consist of producing wells and wells capable of production. A gross well is a well in which we maintain a working interest while a net well is deemed to exist when the sum of the fractional working interests owned by us equals one. Wells with multiple completions are counted as one well. Of the gross wells reported in the table, one had multiple completions.

Drilling Activity

    The following table sets forth our drilling activity for the last three years:

	Year Ended December 31,
	2000		1999		1998
	Gross	Net	Gross	Net	Gross	Net
Development wells:
Productive	0.0	0.0	1.0	1.0	0.0	0.0
Non-productive	0.0	0.0	0.0	0.0	0.0	0.0

Total	0.0	0.0	1.0	1.0	0.0	0.0

Exploratory wells:
Productive	0.0	0.0	0.0	0.0	0.0	0.0
Non-productive	0.0	0.0	1.0	0.5	0.0	0.0

Total	0.0	0.0	1.0	0.5	0.0	0.0

Total:
Productive	0.0	0.0	1.0	1.0	0.0	0.0
Non-productive	0.0	0.0	1.0	0.5	0.0	0.0

Total	0.0	0.0	2.0	1.5	0.0	0.0

Net Production, Unit Prices and Costs

    The following table presents information regarding our production volumes, average sale prices and average production costs for the last three years:

	Year Ended December 31,
	2000	1999	1998
Production:
Natural gas (MMcf)	1,797	3,091	4,944
Oil and condensate (MBbls)	270	343	393
Total (MMcfe)	3,414	5,154	7,302
Average sales price per unit:
Natural gas—
Revenues from production (per Mcf)	$4.05	$2.28	$2.27
Effects of hedging activities (per Mcf)	0	0	0

Average price (per Mcf)	$4.05	$2.28	$2.27

Oil and condensate—
Revenues from production (per Bbl)	$27.49	$17.34	$12.09
Effects of hedging activities (per Bbl)	0	0	0

Average price (per Bbl)	27.49	17.34	12.09

Total revenues from production (per Mcfe)	$4.30	$2.52	$2.19
Effects of hedging activities (per Mcfe)	0	0	0

Total average price (per Mcfe)	$4.30	$2.52	$2.19

Expenses (per Mcfe):
General and administrative	$0.78	$0.59	$0.38
Lease operating expenses (excluding Production taxes)	$0.98	$0.61	$0.46
Depreciation, depletion and amortization—oil and natural gas properties	$1.31	$1.09	$1.43

Capital Expenditures

    The following table presents information regarding our net costs incurred in oil and natural gas property acquisitions, exploration and development activities for the past three years:

	Year Ended December 31,
	2000	1999	1998
Property acquisition
Proved	$574,008	$81,840	$0
Unproved	0	0	0
Exploration	1,502,880	3,345,943	2,413,719
Development	46,853	1,745,862	2,118,810
Capitalized general and administrative costs	842,391	0	0

	$2,966,132	$5,173,645	$4,532,529

Oil and Gas Marketing

    We sell our natural gas and oil production under price sensitive or market price contracts. Our revenues, profitability and future growth depend substantially on prevailing prices for natural gas and oil. The price received by us for natural gas and oil production historically has fluctuated widely. Decreases in the price of natural gas and oil could adversely affect the carrying value of our proved reserves and our revenues, profitability and cash flow. From time to time we may enter into transactions hedging the price of oil and natural gas production. See "Management's Discussion and Analysis of Financial Conditions Results of Operations—Quantitative and Qualitative Disclosures About Market Risk."

Competition and Markets

    We operate in a highly competitive environment. We compete with major and independent oil and natural gas companies for the acquisition of desirable oil and natural gas properties, as well as for the equipment and labor required to develop and operate these properties. We also compete with major and independent oil and natural gas companies in the marketing and sale of oil and natural gas to marketers and end-users. Many of our competitors have financial and other resources substantially greater than ours.

    Competitors may be able to pay more for natural gas and oil properties and may be able to define, evaluate, bid for and acquire a greater number of properties than we can. Our ability to acquire and develop additional properties in the future will depend on our ability to conduct operations, evaluate and select suitable properties and close transactions in this highly competitive market environment.

    The marketability of our production depends upon the availability and capacity of gas gathering systems, pipelines and processing facilities, and the unavailability or lack of capacity thereof could result in the shut-in of producing wells or the delay or termination of development plans for properties. In addition, regulatory changes affecting oil and natural gas production and transportation, general economic conditions and changes in supply and demand could adversely affect our ability to produce and market our oil and natural gas on a profitable basis. In addition, larger competitors may be able to absorb the burden of any regulatory changes more easily than we can, which would adversely affect our competitive position.

Regulation

    Our business can be affected by a number of regulatory policies, including the regulation of production, federal and state regulations governing environmental quality and pollution control, state limits of allowable rates of production by a well or proration unit and incentives to promote alternative or competitive fuels. State and federal regulations generally are intended to prevent waste of oil and natural gas, protect rights to produce oil and natural gas between owners in a common reservoir, control the amount of oil and natural gas produced by assigning allowable rates of production and control contamination of the environment. Pipelines are also subject to the jurisdiction of various federal, state and local agencies.

    Federal Regulation of Natural Gas.  Federal legislation and regulatory controls in the United States have historically affected the price of natural gas and the manner in which natural gas production is marketed. In the past, the federal government has regulated the price at which natural gas could be sold and could reenact price controls in the future.

    Our sales of natural gas are affected by the availability, terms and cost of pipeline transportation. The price and terms for access to pipeline transportation are subject to extensive federal regulation. Beginning in 1992, the Federal Energy Regulatory Commission issued a series of orders, which required interstate pipelines to provide open-access transportation on a not unduly discriminatory basis for all natural gas shippers. The Federal Energy Regulatory Commission has stated that it intends for these orders and its future restructuring activities to foster increased competition within all phases of the natural gas industry. Although these orders do not directly regulate our production and marketing activities, they do affect how buyers and sellers gain access to the necessary transportation facilities and how we and our competitors sell natural gas.

    The courts have largely affirmed the significant features of the Federal Energy Regulatory Commission's deregulation orders and the numerous related orders pertaining to individual pipelines. However, some appeals remain pending and the Federal Energy Regulatory Commission continues to review and modify its regulations regarding the transportation of natural gas. For example, the Federal Energy Regulatory Commission issued Order No. 637 which:

  •
  lifts the cost-based cap on pipeline transportation rates in the capacity release market until September 30, 2002, for short-term releases of pipeline capacity of less than one year;

  •
  permits pipelines to file for authority to charge different maximum cost-based rates for peak and off-peak periods;

  •
  encourages, but does not mandate, auctions for pipeline capacity;

  •
  requires pipelines to implement imbalance management services;

  •
  restricts the ability of pipelines to impose penalties for imbalances, overruns and non-compliance with operational flow orders; and

  •
  implements a number of new pipeline reporting requirements.

    Order No. 637 also requires the Federal Energy Regulatory Commission's staff to analyze whether the Federal Energy Regulatory Commission should implement additional fundamental policy changes. These include whether to pursue performance-based or other non-cost based ratemaking techniques and whether the Federal Energy Regulatory Commission should mandate greater standardization in terms and conditions of service across the interstate pipeline grid.

    We cannot predict what other actions the Federal Energy Regulatory Commission will take on these matters, nor can we accurately predict whether the Federal Energy Regulatory Commission's actions will achieve the goal of increasing competition in markets in which our natural gas is sold. However, we do not believe that any action taken will affect us in a way that materially differs from the way it affects other natural gas producers, gatherers and marketers.

    Oil Sales and Transportation Rates.  Sales prices of crude oil and natural gas liquids by us are not regulated. The price we receive from the sale of these products may be affected by the cost of transporting the products to market. In a number of instances, however, the ability to transport and sell these products depends on pipelines whose rates, terms and conditions of service are subject to Federal Energy Regulatory Commission jurisdiction. In other instances, the ability to transport and sell our products depends on pipelines whose rates, terms and conditions of service are subject to regulation by state regulatory bodies. Certain regulations implemented by the Federal Energy Regulatory Commission in recent years could result in an increase in the cost of transportation service on these pipelines. However, we do not believe that these regulations affect us any differently than any other producer or marketer.

    Environmental Matters.  Extensive federal, state and local laws regulating the discharge of materials into the environment or otherwise relating to the protection of the environment affect our oil and natural gas operations. Numerous governmental departments issue rules and regulations to implement and enforce such laws, which are often difficult and costly to comply with and which carry substantial penalties for failure to comply. Some laws, rules and regulations relating to protection of the environment may, in certain circumstances, impose "strict liability" for environmental contamination, rendering a person liable for environmental damages and cleanup costs without regard to negligence or fault on the part of such person. Other laws, rules and regulations may restrict the rate of oil and natural gas production below the rate that would otherwise exist or even prohibit exploration and production activities in sensitive areas. In addition, state laws often require various forms of remedial action to prevent pollution, such as closure of inactive pits and plugging of abandoned wells. The regulatory burden on the oil and natural gas industry increases its cost of doing business and consequently affects its profitability. We believe that we are in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on our operations. However, environmental laws and regulations have been subject to frequent changes over the years, and the imposition of more stringent requirements could require us to make significant capital expenditures, increase our operating costs or otherwise adversely affect our competitive position.

    The Comprehensive Environmental Response, Compensation and Liability Act, also known as "CERCLA," imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons that are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the current or former owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of hazardous substances. Under CERCLA, such persons may be subject to joint and several liability for the costs of investigating and cleaning up hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. In addition, companies that incur CERCLA liability frequently also confront third party claims because it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment from a CERCLA site.

    The Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, also known as "RCRA," regulates the generation, transportation, storage, treatment and disposal of hazardous wastes and can require cleanup of hazardous waste disposal sites. RCRA currently excludes drilling fluids, produced waters and other wastes associated with the exploration, development or production of oil and natural gas from regulation as "hazardous waste." However, other wastes handled at exploration and production sites may not fall within this exclusion. Disposal of non-hazardous oil and natural gas exploration, development and production wastes usually is regulated by state law.

    Stricter standards for waste handling and disposal may be imposed on the oil and natural gas industry in the future. From time to time legislation has been proposed in Congress that would revoke or alter the current exclusion of exploration, development and production wastes from the RCRA definition of "hazardous wastes," potentially subjecting such wastes to more stringent handling, disposal and cleanup requirements. If such legislation were enacted, it could have a significant impact on our operating costs, as well as the oil and natural gas industry in general. Furthermore, although petroleum, including crude oil and natural gas, is exempt from CERCLA, at least two courts have ruled that certain wastes associated with the production of crude oil may be classified as "hazardous substances" under CERCLA. The impact of future revisions to environmental laws and regulations cannot be predicted.

    The Oil Pollution Act of 1990, also known as "OPA 90, provides that persons responsible for facilities and vessels (including the owners and operators of onshore facilities) are subject to strict joint and several liability for cleanup costs and certain other public and private damages arising from a spill of oil into waters of the United States. OPA 90 established a liability limit for onshore facilities of $35 million. However, facilities located in coastal waters may be considered "offshore" facilities subject to greater liability limits under OPA 90 (all removal costs plus $75 million). In addition, a party cannot take advantage of this liability limit if the spill was caused by gross negligence or willful misconduct or resulted from a violation of a federal safety, construction or operating regulation. If a party fails to report a spill or cooperate in the cleanup, liability limits likewise do not apply. OPA 90 also imposes other requirements on facility owners and operators, such as the preparation of an oil spill response plan. Failure to comply with ongoing requirements or inadequate cooperation in a spill event may subject the responsible party to civil or criminal enforcement actions.

    OPA 90 also imposes financial responsibility requirements on the person or persons statutorily responsible for certain facilities. Under the related regulations, oil production and storage facilities that are located in wetlands adjacent to coastal waters could be required to demonstrate various levels of financial ability to reimburse governmental entities and private parties for costs that they could incur in responding to an oil spill, if the Minerals Management Services determines that spills from those particular facilities could reach coastal waters.

Operating Risks and Insurance

    The oil and natural gas business involves a variety of operating risks, including the risk of fire, explosions, blow-outs, pipe failure, casing collapse, abnormally pressured formations and hazards such as oil spills, natural gas leaks, ruptures and discharges of toxic gases. The occurrence of any of these operating risks could result in substantial losses to us due to injury or loss of life, severe damage to or destruction of property and equipment, pollution or other environmental damage, including damage to natural resources, clean-up responsibilities, penalties and suspension of operations. Such hazards may hinder or delay drilling, development and on-line operations. In accordance with customary industry practice, we maintain insurance against some, but not all, of the risks described above, including insuring the cost of clean-up operations, public liability and physical damage. There can be no assurance that any insurance we obtain will be adequate to cover any losses or liabilities or that such insurance will continue to be available in the future or that such insurance will be available at premium levels that justify its purchase. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on our financial condition and operations.

Employees

    On December 31, 2000, we employed 29 people, including 13 that work in our field offices. None of our employees is covered by a collective bargaining agreement, and we believe that our relationships with our employees are satisfactory. From time to time we utilize the services of independent contractors to perform various field and other services.

Legal Proceedings

    From time to time, we may be a party to various legal proceedings. We currently are a party to a lawsuit arising in the ordinary course of business. Management does not expect this matter to have a material adverse effect on our financial position or results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Concurrently with the consummation of the offer, Forman will be restructured as a holding company by contributing all of its assets and recorded liabilities to Ascent Energy, a transaction we refer to as the "Restructuring". The following discussion gives effect to the Restructuring.

    The following discussion is intended to assist in understanding our financial position and results of operations for each year of the three-year period ended December 31, 2000 and the three month periods ended March 31, 2001 and 2000. Our financial statements and notes thereto contain detailed information that should be referred to in conjunction with the following discussion.

General

    We are an independent oil and gas company engaged in the acquisition, exploitation, exploration, development, and production of natural gas and crude oil. Through our parent company, Forman Petroleum Corporation, we have been active in South Louisiana since 1982. We have established extensive technical and operating experience in this area and plan to expand our scope of operations to include the Gulf coast, mid-continent and permian basins and offshore in the Gulf of Mexico. We recently have entered into the merger agreement with Pontotoc to expand our business to include Oklahoma.

    We were organized on January 9, 2001 principally for the acquisition of Pontotoc. Concurrently with the consummation of the offer, Forman will be restructured as a holding company by contributing all of its assets and liabilities to us, a transaction we refer to as the "Restructuring."

    In August 1999, Forman sought protection from its creditors under Chapter 11 of the United States Bankruptcy Code of 1986. By order dated December 29, 1999, a joint plan of reorganization with respect to Forman was confirmed by the United States Bankruptcy Court for the Eastern District of Louisiana and Forman emerged from protection under Chapter 11 of the Bankruptcy Code. Forman has accounted for the bankruptcy reorganization by using the principles of fresh start accounting required by AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." For accounting purposes, Forman assumed that the plan of reorganization was consummated on December 31, 1999. Under the principles of fresh start accounting, Forman's total assets were recorded at their assumed reorganization value, with the reorganization value allocated to identifiable tangible assets at their estimated fair value. As a result, Forman's:

  •
  oil and gas full cost pool was reduced by approximately $60 million,

  •
  unevaluated oil and gas properties were increased by approximately $3 million,

  •
  other property and equipment was reduced by approximately $1.6 million, and

  •
  accumulated DD&A of $64.1 million was written off.

In addition, Forman's senior notes payable of $70 million, the interest payable of $11.1 million on the senior notes, its preferred stock of $13.5 million and the related deferred financing costs of $4.4 million were all written off.

    As a result of the implementation of fresh start accounting, the financial statements of Forman after consummation of the bankruptcy plan are not comparable to its financial statements of prior periods. The effect of the plan of reorganization and the implementation of fresh start accounting on Forman's balance sheet as of December 31, 1999 are discussed in detail in the notes to the audited consolidated financial statements of Forman appearing elsewhere in this prospectus.

Operating Environment

    Our revenues, profitability and future growth and the carrying value of our oil and natural gas properties are substantially dependent on prevailing prices of oil and natural gas. Our ability to increase our borrowing capacity and to obtain additional capital on attractive terms is also influenced by oil and natural gas prices. Prices for oil and natural gas are subject to large fluctuation in response to relatively minor changes in the supply of or demand for oil and natural gas, market uncertainty and a variety of additional factors beyond our control. Any substantial and extended decline in the price of oil or natural gas would have an adverse effect on the carrying value of our proved reserves, borrowing capacity, revenues, profitability and cash flows from operations. Price volatility also makes it difficult to budget for and project the return on either acquisitions or development and exploitation projects.

    We use the full cost method of accounting for our investment in oil and natural gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and natural gas reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the future gross revenue method based on the ratio of current gross revenue to total proved future gross revenues, computed based on current prices. To the extent that such capitalized costs (net of accumulated depreciation, depletion and amortization) less deferred taxes exceed the present value (using a 10% discount rate) of estimated future net cash flow from proved oil and natural gas reserves, and the lower of cost and fair value of unproved properties after income tax effects, excess costs are charged to operations. Once incurred, a write-down of oil and natural gas properties is not reversible at a later date even if oil or natural gas prices increase. We were required to write down our asset base at the end of 1997 due to a downward revision of quantity estimates attributable to a single fault block in the Lake Enfermer Field, combined with significant declines in oil and natural gas prices from the end of 1996. During the second quarter of 1998, we were required to write down our asset base, again due primarily to the continuing decline in oil and natural gas prices. We had an additional full cost ceiling writedown of our asset base at the end of 1998. This writedown was the result of a significant revision to the reserves assigned to a single well in the Lake Enfermer Field, combined with further declines in both oil and natural gas prices during the final quarter of 1998. Lastly, we reduced our full cost pool in 1999 in connection with our predecessor's bankruptcy.

Results of Operations

  Three months ended March 31, 2001 versus three months ended March 31, 2000

    The following table sets forth certain operating information with respect to our oil and gas operations for the periods presented:

	Three Months Ended March 31,
	2001	2000
Sales:
Oil (Bbls)	62,140	69,660
Gas (Mcf)	457,553	548,402
Oil and Gas (Boe)(1)	138,399	161,060
Sales Revenue:
Total oil sales	$1,694,779	$1,740,403
Total gas sales	3,336,215	1,477,279

Total sales	$5,030,994	$3,217,683
Average sales prices:
Oil (per Bbl)	$27.27	$24.98
Gas (per Mcf)	$7.29	$2.69
Per Boe	$36.35	$19.98
Average costs (per Boe):
Severance taxes	$1.61	$0.47
Lease operating expenses	$6.26	$5.04
General and administrative expenses	$4.19	$2.42
Depreciation, depletion and amortization	$5.24	$7.45

(1)
Barrels of oil equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

    Revenues.  The following table reflects an analysis of differences in our oil and gas revenues between the three month period ended March 31, 2001 and the comparable period in 2000:

First Quarter 2001 Compared to First Quarter 2000
Increase (decrease) in oil and gas revenues resulting from differences in:
Crude oil and condensate:
Prices	$142,258
Production	(187,882)

(45,624)
Natural gas:
Prices	2,103,664
Production	(244,728)

1,858,936

Increase (decrease) in oil and gas revenues	$1,813,312

    For the quarter ended March 31, 2001, total oil and gas revenues increased $1.8 million from revenues for the first quarter of 2000. Oil production for the first quarter of 2001 decreased 10.8% from the comparable quarter in 2000, and gas production between comparable periods decreased 16.6%. The decrease in oil and gas production resulted primarily from a general decline in production from all fields, combined with the 70% decline in production of gas from the Simoneaux 17 well. Oil prices for the quarter ended March 31, 2001 increased 9.2%, to $27.27 per Bbl from $24.98 per Bbl for the first quarter of 2000. Gas prices also increased during the quarter ended March 31, 2001 to $7.29 per Mcf from $2.69 per Mcf for the first quarter of 2000.

    Lease operating expenses.  On a Boe basis, lease operating expenses increased 24.1%, to $6.26 per Boe for the three months ended March 31, 2001 from $5.04 per Boe in the comparable 2000 period. This increase is due to the 14% reduction in production in 2001 as compared to the 2000 first quarter. For the quarter ended March 31, 2001, actual lease operating expenses were 6.6% higher than the comparable quarter in 2000. The increase for the quarter ended March 31, 2001 resulted primarily from the overall increase in the cost of services, combined with a salary increase for all field operating personnel, effective January 1, 2001.

    Severance taxes.  The effective severance tax rate as a percentage of oil and gas revenues increased to 4.4% for the three months ended March 31, 2001 from 2.4% for the comparable period in 2000. The relatively low effective rate in 2000 was attributable to a refund of oil severance taxes received in the first quarter of 2000 of $176,310 under Louisiana's severance tax abatement program for a well in the Boutte Field. Without this one-time refund item, the effective severance tax rate for 2000 would have been 7.8%. Excluding the effect of this refund in 2000, the effective severance tax rate actually decreased between first quarter 2000 and the comparable quarter in 2001, due primarily to the 125% increase in gas sales in 2001 over 2000, where the severance tax rate is related to the volumes sold, rather than the sales value. This decrease in 2001 is partially offset by an increase in oil severance taxes due to the expiration of severance tax exemptions on the Harrison #3 well.

    General and administrative expenses.  For the three months ended March 31, 2001, general and administrative ("G&A") expenses were $4.19 per Boe, a 73% increase from the $2.42 per Boe for the first three months of 2000. The first quarter increase in G&A per Boe in 2001 resulted primarily from the decrease in production during the first quarter of 2001 as compared to the first quarter of 2000, combined with an increase in the total actual G&A between the periods. For the first three months of 2001, actual G&A increased 49%, from $389,397 in 2000 to $579,465 in 2001. The increase of $190,068 in actual G&A expenses for the three month period ended March 31, 2001 was the result of increases in contract services, salaries and travel expenses. We capitalized $234,892 of our G&A into the full cost pool in the first quarter of 2000 and $255,815 of G&A was similarly capitalized in the first quarter of 2001. Without this capitalization of G&A, actual G&A in the first quarter of 2001 increased $211,000, or 34%, over the comparable 2000 first quarter.

    Reorganization costs.  In conjunction with Forman's bankruptcy reorganization under Chapter 11, as discussed in Forman's annual report on Form 10-K for the year ended December 31, 2000 (file number 333-31375) filed with the commission on April 2, 2001, we incurred additional reorganization costs of approximately $1.4 million during the first quarter of 2000. No such reorganization costs were incurred in the first quarter of 2001.

    Depreciation, depletion and amortization expense.  For the three months ended March 31, 2001, depreciation, depletion and amortization ("DD&A") expense decreased 40.1% from the comparable 2000 period. The DD&A decrease from the first quarter of 2000 to 2001 is attributable to our decreased production and related future capital costs between the comparable periods for 2000 and 2001, combined with the effect of the historically high year-end gas prices at December 31, 2000, as reflected in our reserve report, and our use of the future gross revenue method of computing DD&A.

    On a Boe basis, which reflects the decreases in production, the DD&A rate for the first three months of 2001 was $5.24 per Boe compared to $7.52 per Boe for the same period in 2000, a decrease of 30.3%.

    Interest expense.  All interest expense incurred in the first quarter of 2000 and in the first quarter of 2001 was capitalized into the unevaluated properties. Net of the interest capitalized for each of these periods, interest expense actually increased to $52,000 for the first quarter of 2001 from $44,000 for the comparable 2000 period. This increase in interest expense is due to the addition of $984,000 to our notes payable to the creditors in bankruptcy, resulting from a judgment in favor of the creditor in the second half of 2000.

    Net income from operations.  Due to the factors described above, our net income from operations for the three months ended March 31, 2001 was $2.7 million, an increase of $1.8 million over the net income of $877,431 reported for the first three months of 2000.

  Year ended December 31, 2000 versus year ended December 31, 1999

    Revenues.  Our oil and gas revenues increased approximately $1.7 million, or 13% during 2000 to $14.7 million compared to $13.0 million in 1999. Production levels for 2000 decreased 33.7% to 569 Mboe (one thousand barrels of oil equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids) from 859 MBoe for 1999. Gas production volumes decreased 41.9%, while oil production volumes decreased 21.4%. Our average sale prices (including hedging activities) for oil and natural gas for 2000 were $27.49 per Bbl and $4.05 per Mcf versus $17.34 per Bbl and $2.28 per Mcf in 1999. Revenues increased $5.9 million due to higher oil and gas prices during 2000, offset by a $4.2 million decrease in revenues due to the aforementioned production decreases.

    Lease Operating Expenses.  On a Boe basis, lease operating expenses increased 60.7%, to $5.89 per Boe for 2000 from $3.66 per Boe in 1999. For 2000, actual lease operating expenses were up 6.6%, from $3.1 million in 1999 to $3.4 million in 2000. This increase was due primarily to an increase in workover activity in 2000.

    Severance Taxes.  Our effective severance tax rate as a percentage of oil and gas revenues decreased to 4.4% for 2000 from 5.6% for 1999. This relatively low effective rate is attributable to the increased production from wells that have a state severance tax exemption under Louisiana's severance tax abatement program. The decreases in the effective tax rates between 1999 and 2000 are partially offset by the increase in the gas severance tax rate in 2000.

    Depreciation, Depletion and Amortization Expense.  For 2000, DD&A expense decreased 19.9% from 1999. The decrease for the year is attributable to our decreased production and related future capital costs in 2000 and the upward revision of reserves. On a Boe basis, which reflects the decreases in production, the DD&A rate for 2000 was $7.87 per Boe compared to $6.52 per Boe for 1999, an increase of 21%. The increase in DD&A per Boe was due primarily to an increase in the full cost pool and variations in pricing during the year. Reserve additions as of December 31, 2000, affected only the fourth quarter DD&A calculation.

    General and Administrative Expense.  Actual G&A expenses decreased 11.8%, from $3.0 million in 1999 to $2.7 million in 2000. The decrease in actual G&A expenses for 2000 was primarily the result of the capitalization of G&A expenses, in the amount of $842,391, into the full cost pool in 2000. For 2000, on a Boe basis, G&A expenses increased 32.9%, from $3.51 per Boe in 1999 to $4.67 in 2000. The increase in G&A per Boe in 2000 was due to the decrease in production during 2000 as compared to 1999. No G&A was capitalized into the full cost pool for 1999 due to the bankruptcy and lack of funds to conduct acquisition and exploration activities. Without this capitalization of G&A in 2000,

G&A on a Boe basis increased 75%, to $6.14 in 2000. Actual G&A in 2000, without the capitalization in 2000, increased $485,000 primarily due to income and franchise taxes, the addition of directors' fees and increases in contract services related to the appointment of our new president in June 2000. The recapitalization costs incurred in conjunction with the reorganization of Forman of $1.0 million were not included in recurring G&A for comparison purposes.

    Proved Reserves.  The discounted present value of our reserves increased 500%, from $36.4 million at the end of 1999 to $182 million at the end of 2000, primarily as a result of the significant increases in both oil and gas prices between December 1999 and December 2000, combined with the new reserves attributable to workovers and recompletions of wells in our Boutte and Lake Enfermer Fields. Our realized oil prices increased 58.6% between December 31, 1999 and December 31, 2000, from an average price per barrel of $17.34 for 1999 to an average price of $27.49 for 2000. Our realized gas prices in 2000 increased 77.8% over the realized 1999 price, from an average price per Mcf of $2.28 for 1999 to an average price per Mcf of $4.05 for 2000.

    Interest Expense.  Interest expense for 2000 decreased from $6.2 million in 1999 to $0 for 2000. Actual interest expense of $274,000 was incurred in 2000 but was capitalized into the unevaluated property within the full cost pool for reporting purposes. This decrease of $5.9 million in interest expense is due to the cessation of interest payable on our predecessor's senior notes, which were canceled as a result of the reorganization effective January 14, 2000.

    Net Income (Loss) From Operations.  Due to the factors described above, our net income from operations before extraordinary items for 2000 was $1.7 million, an increase of $2.1 million from the net loss of $349,405 for 1999.

    Income tax expense.  We were required to establish a net deferred tax liability calculated at the applicable Federal and state tax rates resulting primarily from financial reporting and income tax reporting basis differences in oil and gas properties. Accordingly, as a result of fresh start accounting a net deferred tax liability of $9.9 million was recorded at December 31, 1999.

  Year ended December 31, 1999 versus year ended December 31, 1998

    Revenues.  Our oil and gas revenues decreased approximately $2.9 million, or 18% during 1999 to $13.0 million compared to $16.0 million in 1998. Production levels for 1999 decreased 29% to 859 MBoe from 1,217 MBoe for 1998. Gas production volumes decreased 37.5%, while oil volumes decreased 12.7%. Our average sale prices (including hedging activities) for oil and natural gas for 1999 were $17.34 per Bbl and $2.28 per Mcf versus $12.09 per Bbl and $2.27 per Mcf in 1998. Revenues decreased $5.2 million due to the aforementioned production decreases, offset by a $2.3 million increase in revenues due to higher oil and gas prices during 1999.

    Lease Operating Expenses.  On a Boe basis, lease operating expenses increased 32%, to $3.66 per Boe for 1999 from $2.76 per Boe in 1998. For 1999, actual lease operating expenses were down 8.8%, from $3.4 million in 1998 to $3.1 million in 1999. This decrease was due to a decrease in 1999 in the volumes of oil and gas produced.

    Depreciation, Depletion and Amortization Expense.  For 1999, DD&A expense decreased 47% from 1998. The decrease for the year is attributable to our decreased production and related future capital costs in 1999 and the upward revision of reserves. On a Boe basis, which reflects the decreases in production, the DD&A rate for 1999 was $6.52 per Boe compared to $8.58 per Boe for 1998, a decrease of 24%.

    General and Administrative Expense.  For 1999, on a Boe basis, G&A expenses increased 53%, from $2.28 per Boe in 1998 to $3.51 in 1999. Actual G&A expenses increased 8.6%, from $2.8 million in 1998 to $3.0 million in 1999. This increase was due primarily to the administrative costs of the reorganization activity during 1999. The recapitalization costs incurred in conjunction with the reorganization of Forman of $1.2 million were not included in recurring G&A for comparison purposes.

    Proved Reserves.  The discounted present value of our reserves increased 90%, from $19.2 million at the end of 1998 to $36.4 million at the end of 1999, primarily as a result of the new reserves attributable specifically to the Simoneaux 26 well in our Boutte Field, combined with the significant increases in both oil and gas prices between December 1998 and December 1999. Our realized oil prices increased 43% between December 31, 1998 and December 31, 1999, from an average price per barrel of $12.09 on December 31, 1998 to an average price of $17.34 on December 31, 1999. Our realized gas prices on December 31, 1999 increased 0.4% over the December 31, 1998 price, from an average price per Mcf of $2.27 in 1998 to an average price per Mcf of $2.28 in 1999. Our predecessor experienced a $19.6 million writedown of its full cost pool during 1998 due to ceiling test limitations and did not experience any such ceiling test writedown of its full cost pool in 1999.

    Interest Expense.  Interest expense for 1999 decreased from $10.1 million in 1998 to $6.2 million for 1999. This decrease of $3.9 million in interest expense is due to the cessation of interest payable on our predecessor's senior notes from August 6, 1999, the date our predecessor filed for protection under the United States Bankruptcy Code.

    Net Income (Loss) From Operations.  Due to the factors described above, the net loss from operations before reorganization costs and extraordinary items decreased from $30.5 million for 1998 to a loss of $0.3 million for 1999.

Liquidity and Capital Resources

  Working Capital and Cash Flow

    Following the acquisition of Pontotoc, we plan to use cash flows from operations and our new credit facility to fund our future acquisition, exploration and development activities. Our future cash flow from operations will depend on our ability to maintain and increase production through our exploration, development and exploitation activities, as well as the prices of oil and natural gas.

    At December 31, 2000, we had $4.7 million of working capital compared to $1.7 million at December 31, 1999. For the year ended December 31, 2000, we had cash flows from operations of $4.0 million, cash flows used in investing activities of $3.3 million and cash flows used in financing activities of $0.2 million, compared to $6.9 million, $5.2 million and $0, respectively, for the year ended December 31, 1999. During 2000, we completed five recompletion/workover projects on our existing Louisiana properties, of which all five were successful. We did not drill any wells in 2000.

    At March 31, 2001, we had $6.5 million of working capital, compared to working capital at March 31, 2000, of $1.1 million. The large working capital increase between the first quarter of 2001 and the first quarter of 2000 resulted primarily from the large increase in natural gas prices during the period between comparable quarters, combined with the fact that we did not drill any new wells during the intervening period. For the three months ended March 31, 2001, we had net income of $1.7 million, cash flows from operations of $4.0 million, cash flows used in investing activities of $0.8 million and cash flows used in financing activities of $0.3 million, compared to a loss of $0.3 million, $1.8 million, $1.0 million and $0.2 million, respectively, for the three months ended March 31, 2000.

    Provided that the Pontotoc Acquisition is completed, our 2001 capital expenditure budget will focus on developing and expanding shallow natural gas reserves in and around Pontotoc's existing Oklahoma properties and exploitation activities on our existing Louisiana properties. We plan to commence a drilling and recompletion program on the existing Oklahoma properties. In addition, we plan to add to the gathering system currently leased under a long term contract by Pontotoc by purchasing and/or leasing additional segments. With respect to our Louisiana properties, we plan to continue recompletion and workover activities during 2001. We plan to retain controlling interests in our operated properties to retain the ability to control the timing of our capital commitments and the ability to adjust our spending as oil and gas prices fluctuate. Our capital expenditure plans for development and exploitation activities for 2001 are currently estimated to be approximately $2.7 million. Actual levels of capital expenditures may vary significantly due to many factors, including drilling results, oil and natural gas prices, industry conditions, participation by other working interest owners and the prices of drilling rigs and other oilfield goods and services. We believe that our working capital, cash flows from operations and borrowings under our new bank facility will be sufficient to meet our capital expenditure plans for development and exploitation activities through the end of 2001 and our obligations for 2001 under the long term notes issued under the bankruptcy plan.

    In addition, we will continue to pursue farm-in or joint venture partners for drilling prospects on our existing Louisiana properties. The amount of capital expenditures for these drilling prospects will depend on the participation by other working interest owners, the availability of capital and other industry conditions.

    Part of Ascent Energy's strategy involves the acquisition of additional properties. We plan to explore outside funding opportunities including equity or additional debt financings for use in consummating additional acquisitions. We do not know whether any financing can be accomplished on terms that are acceptable to us.

  Bank Credit Facility

    We have received a commitment letter from Fortis Capital Corp. to enter into a senior secured revolving credit facility with a $40 million aggregate borrowing capacity. The initial borrowing base under the new credit facility is $30 million and is subject to semi-annual redeterminations based upon a review of our reserves. Fortis Capital Corp., will act as the administrative agent and lead arranger. This new credit facility will be used:

  •
  to finance a portion of the cash consideration to be paid in the Pontotoc acquisition,

  •
  to repay the amount of indebtedness under Pontotoc's existing credit facility;

  •
  to finance the future acquisition and development of oil and gas properties; and

  •
  for other general corporate purposes.

    The facility will mature on the third anniversary of the closing of the Pontotoc acquisition. Amounts borrowed under this new credit facility will bear interest at a variable rate equal to LIBOR plus a margin ranging from 1.75% to 2.50%. We will pay commitment fees ranging from 0.375% to 0.5% per year on the undrawn portion of the facility. Prior to maturity, no payments of principal will be required so long as the borrowing base exceeds the credit facility balance. Interest will be payable quarterly. The credit facility will restrict us from declaring or paying dividends on our common stock without our lender's consent.

    Substantially all of our producing properties will be mortgaged to secure our new credit facility. The new credit facility will include restrictions or requirements with respect to working capital, net worth, disposition of properties, incurrence of additional debt, change of ownership and reporting responsibilities.

New Accounting Standards

    The Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" in June 1997. This statement establishes accounting and reporting standards for derivative instruments and hedging activities. According to Statement No. 133, we must recognize the fair value of all derivative instruments as either assets or liabilities in our consolidated balance sheet. A derivative instrument meeting certain conditions may be designated as a hedge of a specific exposure. Accounting for changes in a derivative's fair value will depend on the intended use of the derivative and the resulting designation. Any transition adjustments resulting from adopting this statement will be reported in net income or other comprehensive income, as appropriate, as the cumulative effect of a change in accounting principle. As described under the heading "Quantitative and Qualitative Disclosures About Market Risk" below, we will make use of derivative instruments to hedge specific market risks. We are currently evaluating the impact of this statement in light of the hedging requirements under our new credit facility.

Quantitative and Qualitative Disclosures About Market Risk

  Hedging Activity

    Our revenues are derived from the sale of oil and natural gas production. From time to time, we enter into hedging transactions that fix, for specific periods and specific volumes of production, the prices we will receive for our production. These agreements reduce our exposure to decreases in the commodity prices on the hedged volumes, while also limiting the benefit we might otherwise have received from increases in commodity prices of the hedged production. The impact of hedges is recognized in oil and gas sales in the period the related production revenues are accrued.

    Although we do not currently have any hedging arrangements, our new credit facility will require us to secure hedging arrangements with respect to approximately 50% of our future production through December 2002. In addition, we may enter into hedging arrangements beyond that required under our new credit facility. We plan to continuously reevaluate our hedging program in light of market conditions, commodity price forecasts, capital spending and debt service requirements.

    Despite the measures we may take to attempt to control price risk, we will remain subject to price fluctuations for oil and natural gas sold in the spot market. Prices received for natural gas sold in the spot market are volatile due primarily to seasonality of demand and other factors beyond our control. Oil and natural gas prices can change dramatically primarily as a result of the balance between supply and demand. The trend since 1998 has been upward, with our average natural gas price received for 2000 of $4.05 per Mcf, up from $2.28 per Mcf in 1999 and $2.27 per Mcf in 1998. Our average oil price received for 2000 was $27.49 per Bbl, up from our average price received of $17.34 in 1999 and $12.09 in 1998. There can be no assurance that prices will not decline from current levels. Declines in domestic oil and natural gas prices could have a material adverse effect on our financial position, results of operations and quantities of reserves recoverable on an economic basis.

    Based on projected annual production volumes for 2001, a 10% decline in the prices we receive for our oil and natural gas production would have an approximate $21.6 million negative impact on our discounted future net revenues.

ASCENT ENERGY'S MANAGEMENT

Directors and Executive Officers

    The following table sets forth, as of the date of this prospectus, information with respect to the persons who will serve as our directors and executive officers following the merger.

Name	Age	Positions with Ascent Energy
Nicholas Tell, Jr.	39	Chairman of the Board
Jeffrey Clarke	55	President and Director
Daniel O. Conwill, IV	40	Director
James "Robby" Robson, Jr.	42	Director
Jerry W. Box	62	Director

    Nicholas Tell, Jr. has been Chairman of the Board since our inception. Mr. Tell has served as the Chairman of the Board of Forman since January 2000. Mr. Tell is a Managing Director of Trust Company of the West. Mr. Tell joined TCW when TCW acquired Crescent in 1995. Previously, Mr. Tell was Vice President and Counsel of Crescent where he structured and negotiated many of the firm's private investments. Prior to joining Crescent, Mr. Tell was a Senior Associate at Latham & Watkins. From 1987 through 1992, Mr. Tell was involved in a wide variety of corporate transactions, including mergers and acquisitions and corporate financings for below-investment-grade companies. Mr. Tell received his Juris Doctor from the University of Chicago and his B.A. from Carleton College.

    Jeffrey Clarke has been our President and a Director since our inception. Mr. Clarke has served as a Director of Forman since January 2000, and has served as its President from June 2000 to present. From September 1993 to March 2000, Mr. Clark served as Chairman and Chief Executive Officer of Coho Energy, Inc., an independent energy company engaged, through its wholly owned subsidiaries, in the development and production of, and exploration for, crude oil and natural gas principally in Mississippi and Oklahoma. From August 1990 to September 1993, Mr. Clarke served as President and Chief Operating Officer of Coho Energy, Inc. Prior to that time, Mr. Clarke served in various capacities with Coho Resources, Ltd. and Coho Resources, Inc., affiliates of Coho Energy, Inc. Coho Energy, Inc. and certain of its affiliates filed for protection under Chapter 11 of the United States Bankruptcy Code on August 23, 1999. Coho's bankruptcy reorganization plan was approved in March 2000. Mr. Clarke holds a BS in Physics from University of Wales, 1967, and conducted postgraduate work in Physics at the University of East Anglia, 1967-1968.

    Daniel O. Conwill, IV has been a Director since our inception. Mr. Conwill has been an Executive Vice President and Director of Corporate Finance of Jefferies & Company, Inc. since January 1993. He has also been a member of the Board of Directors of Jefferies & Co., Inc. since 1993. From June 1987 to January 1993, Mr. Conwill was a Managing Director in the Corporate Finance Department of Howard, Weil, Labouisse, Friedrichs Incorporated where he had primary responsibility for exploration and production companies. From February 1985 to June 1987, Mr. Conwill was a Certified Public Accountant with the Tax Department of Arthur Andersen & Co. Mr. Conwill received his Bachelors and Masters Degrees in Accounting from the University of Mississippi and has a law degree from the University of Mississippi School of Law.

    James "Robby" Robson, Jr. is to become a Director and our employee following the merger. Mr. Robson has served as President, Chief Executive Officer and Director of Pontotoc Production, Inc. from December 1997 to present. Mr. Robson also held these same positions with Pontotoc Production Company, Inc., Pontotoc Production, Inc.'s wholly-owned subsidiary, from January 1987 to present. From January 1985 through January 1987, he worked as a consultant for Pontotoc Production Company, Inc. From April 1982 until January 1985, he served as the President of Robco Oil Co. From August 1981 until March 1982 he served as Vice President of Marketing for Daner Oil Co., Inc. From March 1981 until August 1981, he was a free agent running back with the Pittsburgh Steelers. Mr. Robson attended Youngstown State University from 1977 until 1981.

    Jerry W. Box is to become a Director following the merger. Mr. Box has been a Director of Forman since January 2000. He has served as President and Chief Operating Officer of Oryx Energy Company from 1998 until shortly after the merger of Oryx Energy Company with Kerr-McGee Corporation in early 1999. From 1988 through 1998, Mr. Box served in various other capacities with Oryx Energy Company. Mr. Box holds a BS and an MS in Geology from Louisiana Tech University. He is also a graduate of the Program for Management Development at Harvard Business School.

    Our bylaws provide that we have a classified board of directors comprised of three classes, each of which serves for three years, with one class being elected each year. The terms of Messrs. Clarke and Robson will expire in 2002, the terms of Messrs. Conwill and Box in 2003 and the term of Mr. Tell in 2004.

Board Committees

    We do not have any committees of our board of directors.

Director Compensation

    Each director who is not also our employee is paid an annual director's fee of $20,000 and fees of $1,500 for each meeting attended. All directors are reimbursed for reasonable out-of-pocket expenses incurred by them in attending board meetings.

Executive Compensation

    The following table sets forth the compensation paid to our President for services rendered by him as President of Forman from June 2000 to December 31, 2000. No other of our executive officers earned more than $100,000 in fiscal year 2000 or before.

Summary Compensation Table

		Annual Compensation
Name and Principal Position
	Year	Salary	Bonus
Jeffrey Clarke, President	2000	$120,000	$—

Executive Employment Agreements

    We have not entered any employment agreements with our executive officers.

Stock Incentive Plan

    We have not adopted and our stockholders have not approved a stock incentive plan.

Compensation Committee Interlocks and Insider Participation

    We do not have a compensation committee of our board of directors.

Limitation of Directors' Liability and Indemnification

    Our certificate of incorporation contains provisions eliminating the personal liability of our directors to us and our stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the Delaware General Corporation Law. By virtue of these provisions, under current Delaware corporate law a director will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for:

  •
  a breach of his or her duty of loyalty to us or to our stockholders,

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

  •
  dividends or stock repurchases or redemptions that are unlawful under Delaware law, and

  •
  any transaction from which he or she receives an improper personal benefit.

These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

    As a result of the inclusion of such provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against the challenged conduct. These provisions may have the effect of reducing the likelihood of derivative litigation against directors that might have benefited us.

    We believe that these provisions are necessary to attract and retain qualified individuals to serve as directors. In addition, these provisions will allow directors to perform their duties in good faith without undue concern about personal liability if a court finds their conduct to have been negligent or grossly negligent. On the other hand, the potential remedies available to our stockholders will be limited, and it is possible, although unlikely, that directors protected by these provisions may not demonstrate the same level of diligence or care that they would otherwise demonstrate.

    Our bylaws require us to indemnify our directors and officers against expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by us or in our right, to which they were made parties by reason of being or having been directors and officers, subject to conditions and limitations.

    In addition, each of our directors has entered into an indemnity agreement with us. We have agreed to purchase and maintain directors' and officers' liability insurance. The agreements also provide that we will indemnify the directors against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director by reason of his position as a director that are in excess of the coverage provided by such insurance; provided that the director or executive officer meets standards of conduct specified in the agreement. A form of indemnity agreement containing such standards of conduct is included as an exhibit to the registration statement of which this prospectus forms a part. Under the indemnity agreements, we are required to purchase and maintain directors' and officers' liability insurance unless our board of directors determines in good faith that the premium costs of such insurance are disproportionate to the amount of coverage or the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit.

BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth information regarding the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our outstanding common stock, each director and executive officer of the company and all of our directors and executive officers as a group (including individuals expected to be elected as directors following the completion of the Pontotoc acquisition):

  •
  as of June 15, 2001; and
  •
  on a pro forma as adjusted basis to give effect to the offer and sale of the Series A mandatorily redeemable preferred stock and the warrants and the consummation of the offer and the merger.

    Unless otherwise indicated, we believe that the stockholders listed below have sole investment and voting power with respect to their shares based on information furnished to us by these owners.

		Beneficial Ownership
	As of June 15, 2001		Pro Forma As Adjusted
Name of Beneficial Owners	Number of Shares	Percent of Class	Number of Shares(1)	Percent of Class
Forman Petroleum Corporation(2) 650 Poydras Street, Suite 2200 New Orleans, Louisiana 70130	1,000	100%	4,950,000	100%
Jefferies & Company, Inc.(3) 11100 Santa Monica Boulevard 12th Floor Los Angeles, California 90025	—	—	2,431,419	32.9%
The TCW Funds(4) 11100 Santa Monica Boulevard Suite 2000 Los Angeles, California 90025	—	—	714,486	12.6%
Nicholas W. Tell, Jr.	—	—	—	—
Daniel O. Conwill, IV	—	—	—	—
Jeffrey Clarke	—	—	—	—
Jerry Box	—	—	—	—
James "Robby" Robson(5)	—	—	106,974	2.1%
Executive Officers and Directors as a group (5 persons)	—	—	106,974	2.1%

(1)
Assumes that the number of shares beneficially owned by Forman after the Restructuring will be 4,950,000. Further assumes that our offering of Series A mandatorily redeemable preferred stock and warrants will be made on a pro rata basis to the stockholders of Forman and that all such stockholders will purchase all securities allocated to them on that basis.
(2)
Jefferies and The TCW Funds own approximately 60.0% and 17.6%, respectively, of the total outstanding voting power of Forman. In addition, Jefferies and The TCW Funds are each entitled to designate one member of Forman's four member board of directors.
(3)
Represents 2,431,419 shares issuable upon exercise of warrants within 60 days of June  , 2001. This number is subject to increase depending on stockholder participation in our pro rata offering of securities to Forman's stockholders. Jefferies Group, Inc., the parent company of Jefferies & Company, Inc., is deemed to beneficially own the shares owned by Jefferies. As reported in Jefferies Group's most recent proxy statement, the Jefferies Group, Inc. Employee Stock Ownership Plan and all the directors and executive officers of Jefferies Group, Inc., as a group, beneficially own, respectively, 4,240,170 shares (or 16.9%) and 3,349,874 shares (or 13.4%) of the outstanding shares of common stock of Jefferies Group. The terms of the ESOP provide for the voting rights associated with the shares held by the ESOP to be passed through and exercised exclusively by the participants in the ESOP to the extent that such securities are allocated to a participant's account. Included in the shares reported as owned by the directors and executive officers are shares owned by Frank E. Baxter, Richard B. Handler and John C. Shaw, Jr. who beneficially own, respectively, 1,473,919 shares (or 5.9%) 1,192,129 shares (or 4.7%) and 242,552 shares (or 1.0%). The shares reported as beneficially owned by the directors and executive officers include shares subject to immediately exercisable options.
(4)
Represents 714,486 shares issuable upon exercise of warrants within 60 days of June __, 2001.
(5)
Represents 106,974 shares issuable upon conversion of Series B mandatorily convertible preferred stock within 60 days of June  , 2001.

DESCRIPTION OF ASCENT ENERGY CAPITAL STOCK

General

    The description below summarizes material provisions of our capital stock and is qualified in its entirety by reference to our certificate of incorporation, certificates of designations and bylaws, copies of which are included as exhibits to the registration statement of which this prospectus is a part.

Authorized and Outstanding Capital Stock

    Our authorized capital stock consists of:

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  20,000,000 shares of common stock, $0.001 par value per share

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  10,000,000 shares of preferred stock, $0.001 par value per share

    As of June 15, 2001, 1,000 shares of our common stock were outstanding and there were no shares of our preferred stock outstanding. See "Beneficial Ownership of Common Stock."

Preferred Stock

    Under the terms of our certificate of incorporation, our board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue up to 10,000,000 shares of preferred stock in one or more series with such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as the board of directors determines. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of our preferred stock. The issuance of a new series of our preferred stock could have the effect of delaying, deferring or preventing a change of control of Ascent Energy.

  8% Series A Redeemable Preferred Stock

    General.  We have designated 21,100 shares of a new series of 8% redeemable preferred stock, par value $0.001 per share. The Series A mandatorily redeemable preferred stock has a par value of $0.001 per share, with a liquidation preference of $1,000 per share. It is redeemable, at our sole option and election, in whole or in part, at any time and from time to time, and is mandatorily redeemable on the fifth anniversary of the date of issuance, in each case, at a cash price per share equal to the liquidation preference plus accrued and unpaid dividends up to and including the redemption date. The Series A mandatorily redeemable preferred stock ranks on a parity with our Series B mandatorily convertible preferred stock, senior to or on a parity with all other classes and series of our preferred stock, and senior to our common stock as to the payment of dividends and the distribution of the assets upon our liquidation, dissolution or winding up. There are no shares of Series A mandatorily redeemable preferred stock outstanding as of the date hereof.

    Dividend Rights.  Holders of shares of the Series A mandatorily redeemable preferred stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available therefor, cash dividends at the annual rate of 8% or $80 per share. Dividends are payable quarterly and promptly after the tenth business day of each January, April, July and October of each year, commencing on July 10, 2001. Dividends will be payable to holders of record as they appear on our stock transfer books on those record dates as are fixed by our board of directors.

    Dividends will begin to accrue on outstanding shares of Series A mandatorily redeemable preferred stock and to accumulate from the initial date of issuance, whether or not earned or declared. Dividends for any period less than a full quarterly period will be computed on the basis of a 365-day year for the actual number of days elapsed. Dividends will accrue whether or not there will be, at the time any such dividend becomes payable or at any other time, profits, surplus or other funds of legally available for the payment of dividends. Dividends will cease to accrue on the shares of Series A mandatorily redeemable preferred stock on the date of their redemption. Accumulations of dividends on shares of Series A mandatorily redeemable preferred stock will not bear interest.

    No dividend will be declared on any other series or class or classes of stock to which the Series A mandatorily redeemable preferred stock ranks prior or on a parity with as to dividends or liquidation, in respect of any quarterly period, nor will any shares of any such series or class be redeemed, purchased or otherwise acquired for any consideration, or any money be paid into any sinking fund or otherwise set apart for the purchase of any such shares, unless there will have been or contemporaneously are declared and paid on all shares of the Series A mandatorily redeemable preferred stock at the time outstanding dividends for all quarterly periods coinciding with or ending before such quarterly period, ratably in proportion to the respective annual dividend rates per annum fixed therefor. Dividends will also be payable upon any date of redemption and upon the final distribution date relating to our dissolution, liquidation or winding up.

    Conversion Rights.  The Series A mandatorily redeemable preferred stock is not convertible into or exchangeable for any of our other property or securities.

    Liquidation Rights.  Upon our voluntary or involuntary liquidation, winding up or dissolution (in connection with our bankruptcy or insolvency or otherwise), the holders of Series A mandatorily redeemable preferred stock will be entitled to receive, out of the assets available for distribution to our stockholders, in preference to any payment or distribution to the holders of our common stock or any other stock ranking junior to the Series A mandatorily redeemable preferred stock, as to dividends, liquidation, dissolution or winding up, $1,000 per share (the "Liquidation Preference") plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid on each share up to and including the date of final distribution to the holders. After the Liquidation Preference and all accrued and unpaid dividends have been paid on the Series A mandatorily redeemable preferred stock, the remaining assets will be paid to the holders of common stock and other junior classes of stock in accordance with their respective priority, if any. In the event our net assets are insufficient to pay the holders of the Series A mandatorily redeemable preferred stock the full amount of their preference set forth above and the holders of any other series of our capital stock ranking on a parity with the Series A mandatorily redeemable preferred stock the liquidating payments to which they are entitled, then our remaining net assets will be divided among and paid to the holders of the shares of Series A mandatorily redeemable preferred stock and any other shares of our capital stock ranking on a parity with the Series A mandatorily redeemable preferred stock ratably per share in proportion to the full per share amounts to which they would be entitled if all amounts payable thereon were paid in full, and the holders of our common stock and other junior classes of stock will receive nothing. Neither a merger or consolidation of Ascent Energy with or into any other corporation or entity nor the sale of all or substantially all of our assets will be deemed to be a liquidation, dissolution or winding up for purposes of determining whether the holders of the Series A mandatorily redeemable preferred stock are entitled to receive the Liquidation Preference as described above.

    Redemption.  The Series A mandatorily redeemable preferred stock is redeemable, at our sole option and election, in whole or in part, at any time and from time to time, for cash. In addition, the Series A mandatorily redeemable preferred stock is mandatorily redeemable for cash, from any source of funds legally available therefore, on the fifth anniversary of the date of issuance. The cash redemption price per share will be equal to 100% of the liquidation preference, $1,000 per share, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid on each share up to and including the date fixed for redemption, in immediately available funds.

    At least 20 but not more than 60 days before the redemption date, notice of redemption will be mailed to each holder of record of the Series A mandatorily redeemable preferred stock to be redeemed, at the address shown on our stock transfer books. If fewer than all the outstanding shares of Series A mandatorily redeemable preferred stock are to be redeemed, we will select those shares to be redeemed pro rata. After the redemption date, dividends will cease to accrue on the shares of Series A mandatorily redeemable preferred stock called for redemption. In addition, all rights of the holders of these shares will terminate except the right to receive the redemption price therefor. There is no mandatory sinking or retirement fund obligation with respect to the Series A mandatorily redeemable preferred stock.

    Change of Control Redemption.  Upon the occurrence of a "change of control" of Ascent Energy (as discussed below), each holder of Series A mandatorily redeemable preferred stock will have the right to require us to redeem the Series A mandatorily redeemable preferred stock, in cash at a price per share equal to 101% of the liquidation preference, or $1,010 per share, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid on each share up to and including the date fixed for redemption. For purposes of the change of control redemption, a "change of control" means the occurrence of any of the following:

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  any person or group acquires more than a majority of the voting power of all classes of our voting stock; or

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  the direct or indirect sale, lease, exchange or other transfer of all or substantially all of our assets to any person or group, other than our subsidiary or other affiliate; or

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  the consummation of any consolidation or merger of Ascent Energy with or into another entity with the effect that our stockholders hold less than 51% of the combined voting power of the outstanding securities of the surviving entity; or

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  during any consecutive two-year period, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election to the board of directors or whose nomination for election by the stockholders of Ascent Energy, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

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  we are liquidated or dissolved or adopt a plan of liquidation or dissolution.

    We will give written notice of the occurrence of a change of control of Ascent Energy (addressed to each holder of our Series A mandatorily redeemable preferred stock at its address as it appears on our stock transfer books) not earlier than 60 nor less than 20 days before the date of such occurrence. The notice will specify the date for redemption payments to be made, which will be a date not later than the date of the occurrence of the change of control.

    Voting Rights.  Holders of the Series A mandatorily redeemable preferred stock will have no voting rights except as described below or as required by law. In exercising any such vote, each outstanding share of Series A mandatorily redeemable preferred stock will be entitled to one vote. We will not, without the affirmative vote of holders of at least a majority of the outstanding shares of Series A mandatorily redeemable preferred stock, voting together as a single class, amend or waive any of the provisions of our certificate of incorporation or the related certificate of designations, so as to materially and adversely affect any right, preference or privilege of the Series A mandatorily redeemable preferred stock or the holders thereof. Any increase in the amount of authorized preferred stock or the creation or issuance of other series of preferred stock, in each case ranking on a parity with or junior to the Series A mandatorily redeemable preferred stock, will not be deemed to materially and adversely affect such rights, preferences or privileges. However, the authorization or issuance of additional shares of Series A mandatorily redeemable preferred stock or the creation or issuance of other series or classes of preferred stock ranking prior to the Series A mandatorily redeemable preferred stock will be deemed to materially and adversely affect such rights, preferences and privileges.

    Other Provisions.  The shares of Series A mandatorily redeemable preferred stock, when issued, will be duly and validly issued, fully paid and nonassessable. The holders of Series A mandatorily redeemable preferred stock have no preemptive rights with respect to any of our securities. The Series A mandatorily redeemable preferred stock has not been approved for listing on any stock exchange. The registrar, transfer agent, conversion agent and dividend disbursing agent for the Series A mandatorily redeemable preferred stock will be Mellon Investor Services LLC.

  8% Series B Mandatorily Convertible Preferred Stock

    General.  We have designated 5,500,000 shares of a new series of 8% convertible preferred stock, par value $0.001 per share. We have attached the certificate of designations of our 8% Series B Mandatorily Convertible Preferred Stock as Annex E to this prospectus.

    The Series B mandatorily convertible preferred stock has a par value of $0.001 per share, with a liquidation preference of $2.50 per share. It is convertible at the option of the holder at any time, unless earlier redeemed, into shares of our common stock at an initial conversion rate of 0.1878395 shares of common stock per share of Series B mandatorily convertible preferred stock. The Series B mandatorily convertible preferred stock will automatically convert into common stock at an initial conversion rate of 0.1878395 shares of common stock for each share of Series B mandatorily convertible preferred stock on the second anniversary date of the initial date of issuance (the "Mandatory Conversion Date").

    The Series B mandatorily convertible preferred stock ranks on a parity with our Series A mandatorily redeemable preferred stock, senior to or on a parity with all other classes and series of our preferred stock, and senior to our common stock as to the payment of dividends and the distribution of the assets upon our liquidation, dissolution or winding up. There are no shares of Series B mandatorily convertible preferred stock outstanding as of the date hereof.

    Dividend Rights.  Holders of shares of the Series B mandatorily convertible preferred stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available therefor, cash dividends at the annual rate of 8% or $0.20 per share. Dividends are payable quarterly and promptly after the tenth business day of each January, April, July and October of each year, commencing on July 10, 2001. Dividends will be payable to holders of record as they appear on our stock transfer books on those record dates as are fixed by our board of directors.

    Dividends will begin to accrue on outstanding shares of Series B mandatorily convertible preferred stock and to accumulate from the initial date of issuance, whether or not earned or declared. Dividends for any period less than a full quarterly period will be computed on the basis of a 365-day year for the actual number of days elapsed. Dividends will accrue whether or not there will be, at the time any such dividend becomes payable or at any other time, profits, surplus or other funds of legally available for the payment of dividends. Dividends will cease to accrue on the shares of Series B mandatorily convertible preferred stock on the date of their earlier conversion or redemption. Accumulations of dividends on shares of Series B mandatorily convertible preferred stock will not bear interest.

    No dividend will be declared on any other series or class or classes of stock to which the Series B mandatorily convertible preferred stock ranks prior or on a parity with as to dividends or liquidation, in respect of any quarterly period, nor will any shares of any such series or class be redeemed, purchased or otherwise acquired for any consideration, or any money be paid into any sinking fund or otherwise set apart for the purchase of any such shares, unless there will have been or contemporaneously are declared and paid on all shares of the Series B mandatorily convertible preferred stock at the time outstanding dividends for all quarterly periods coinciding with or ending before such quarterly period, ratably in proportion to the respective annual dividend rates per annum fixed therefor. Dividends will also be payable upon any date of redemption and upon the final distribution date relating to our dissolution, liquidation or winding up.

    Optional Conversion Rights.  The Series B mandatorily convertible preferred stock is convertible at the option of the holder at any time prior to the Mandatory Conversion Date, unless earlier redeemed, into shares of our common stock at an initial conversion rate of 0.1878395 shares of common stock per share of Series B mandatorily convertible preferred stock. The conversion rate is subject to adjustment upon any subdivision, combination, consolidation, reorganization, reclassification, exchange or substitution of our common stock. If shares of Series B mandatorily convertible preferred stock are earlier called for redemption, the conversion right with respect thereto will terminate at the close of business on the date fixed for redemption. Fractional shares of common stock will not be issued upon conversion of the Series B mandatorily convertible preferred stock, but the number of shares of common stock to be issued will be rounded up to the nearest whole share.

    Holders of Series B mandatorily convertible preferred stock at the close of business on a record date for any payment of declared dividends will be entitled to receive the dividends so declared on the corresponding dividend payment date notwithstanding the optional conversion of such shares following such record date and prior to such dividend payment date. Except as provided above, upon any optional conversion of shares of Series B mandatorily convertible preferred stock, we will make no payment of or allowance for unpaid dividends, whether or not in arrears, on such shares of Series B mandatorily convertible preferred stock as to which optional conversion has been effected, or previously declared dividends or distributions on the shares of common stock issued upon such optional conversion. As promptly as practicable after the surrender of the Series B mandatorily convertible preferred stock, we will issue and deliver to such holder certificates for the number of shares of common stock issuable upon the conversion of the Series B mandatorily convertible preferred stock.

    Fundamental Change Transaction.  In case of any transaction (including a merger, consolidation, statutory share exchange, sale of all or substantially all of our assets or the recapitalization of our common stock), in each case as a result of which shares of our common stock (or any other of our securities then issuable upon conversion of the Series B mandatorily convertible preferred stock) will be converted into the right to receive stock, securities or other property (including cash or any combination thereof) (each of the foregoing transactions being referred to as a "Fundamental Change Transaction"), then, lawful and fair provision will be made whereby the shares of Series B mandatorily convertible preferred stock will, immediately prior to the consummation of the Fundamental Change Transaction, convert and the holders of Series B mandatorily convertible preferred stock will have the right to receive, upon the basis and upon the terms and conditions specified in connection with such Fundamental Change Transaction and in lieu of the shares of our common stock receivable upon the conversion of such shares, such shares of stock, securities or other property (including cash or any combination thereof) as may be issued or payable with respect to or in exchange for the number of outstanding shares of such common stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of shares of Series B mandatorily convertible preferred stock, had such Fundamental Change Transaction not taken place, plus an amount in cash equal to all accrued and unpaid dividends (whether or not earned or declared) on such shares of Series B mandatorily convertible preferred stock (other than previously declared dividends payable to a holder of record as of a prior date) to and including the effective date of the Fundamental Change Transaction, whether or not declared, out of funds legally available for the payment of dividends. We will not effect any Fundamental Change Transaction unless prior to the consummation thereof the successor corporation (if other than us) resulting from such consolidation or merger, or the corporation purchasing such assets, will assume by written instrument the obligation to deliver to the holders of Series B mandatorily convertible preferred stock such shares of stock, securities, or assets as such holder would be entitled to acquire in accordance with the foregoing provisions. If the Series B mandatorily convertible preferred stock becomes subject to conversion into any securities other than shares of our common stock, thereafter the number of such other securities so issuable upon conversion of the shares of Series B mandatorily convertible preferred stock will be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Series B mandatorily convertible preferred stock described above.

    Notices.  At least 20 days prior to:

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  declaring or paying any dividend to holders of our common stock;

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  effecting any capital reorganization, or reclassification of our common stock, or consolidation or merger with, or sale of all or substantially all of our assets to, another corporation or other entity;

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  any voluntarily or involuntarily dissolution, liquidation or winding-up of Ascent Energy;

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  any other Fundamental Change Transaction; or

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  any other event that would cause an adjustment to the conversion rate of the Series B mandatorily convertible preferred stock;

we will give written notice to each holder of Series B mandatorily convertible preferred stock of the date on which our books will close or records will be taken for such dividend or distribution or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or Fundamental Change Transaction. This notice will also specify, in the case of any such dividend or distribution, the date on which the holders of common stock will be entitled thereto.

    In addition, at least 30 days prior to any reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or Fundamental Change Transaction known to the Company, we will give written notice of the date (or if not then known, a reasonable approximation thereof) when the same will take place. This notice will also specify the date on which the holders of common stock will be entitled to receive their shares of stock, securities or other property deliverable upon the reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or Fundamental Change Transaction.

    Mandatory Conversion.  Unless previously converted at the option of the holder, the Series B mandatorily convertible preferred stock will automatically convert into common stock at an initial rate of 0.1878395 shares of common stock for each share of Series B mandatorily convertible preferred stock on the Mandatory Conversion Date. In addition, the Series B mandatorily convertible preferred stock will mandatorily convert into shares of common stock at the same rate upon the consummation of an initial public offering by Ascent Energy, as defined in the related certificate of designations. In connection with any mandatory conversion, holders will have the right to receive an amount in cash equal to all accrued and unpaid dividends (whether or not earned or declared) on the shares of Series B mandatorily convertible preferred stock (other than previously declared dividends payable to a holder of record as of a prior date) to and including the conversion date, whether or not declared, out of funds legally available for the payment of dividends. Dividends on the Series B mandatorily convertible preferred stock will cease to accrue and the shares will cease to be outstanding on the conversion date.

    Liquidation Rights.  Upon our voluntary or involuntary liquidation, winding up or dissolution (in connection with our bankruptcy or insolvency or otherwise), the holders of Series B mandatorily convertible preferred stock will be entitled to receive, out of the assets available for distribution to our stockholders, in preference to any payment or distribution to the holders of our common stock or any other stock ranking junior to the Series B mandatorily convertible preferred stock, as to dividends, liquidation, dissolution or winding up, $2.50 per share (the "Liquidation Preference") plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid on each share up to and including the date of final distribution to the holders. After the Liquidation Preference and all accrued and unpaid dividends have been paid on the Series B mandatorily convertible preferred stock, the remaining assets will be paid to the holders of common stock and other junior classes of stock in accordance with their respective priority, if any. In the event our net assets are insufficient to pay the holders of the Series B mandatorily convertible preferred stock the full amount of their preference set forth above and the holders of any other series of our capital stock ranking on a parity with the Series B mandatorily convertible preferred stock the liquidating payments to which they are entitled, then our remaining net assets will be divided among and paid to the holders of the shares of Series B mandatorily convertible preferred stock and any other shares of our capital stock ranking on a parity with the Series B mandatorily convertible preferred stock ratably per share in proportion to the full per share amounts to which they would be entitled if all amounts payable thereon were paid in full, and the holders of our common stock and other junior classes of stock will receive nothing. Neither a merger or consolidation of Ascent Energy with or into any other corporation or entity nor the sale of all or substantially all of our assets will be deemed to be a liquidation, dissolution or winding up for purposes of determining whether the holders of the Series B mandatorily convertible preferred stock are entitled to receive the Liquidation Preference as described above.

    Redemption at the Option of Ascent Energy.  The Series B mandatorily convertible preferred stock is redeemable, at our option, in whole or in part, at any time and from time to time, for cash. The cash redemption price per share will be equal to 100% of the liquidation preference, $2.50 per share, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid on each share up to and including the date fixed for redemption, in immediately available funds. There is no mandatory sinking or retirement fund obligation with respect to the Series B mandatorily convertible preferred stock.

    At least 20 but not more than 60 days before the redemption date, notice of redemption will be mailed to each holder of record of the Series B mandatorily convertible preferred stock to be redeemed, at the address shown on our stock transfer books. If fewer than all the outstanding shares of Series B mandatorily convertible preferred stock are to be redeemed, we will select those shares to be redeemed pro rata. After the redemption date, dividends will cease to accrue on the shares of Series B mandatorily convertible preferred stock called for redemption. In addition, all rights of the holders of these shares will terminate except the right to receive the redemption price therefor and the right to convert these shares into shares of our common stock until the close of business on the redemption date.

    Voting Rights.  Holders of the Series B mandatorily convertible preferred stock will have no voting rights except as described below or as required by law. In exercising any such vote, each outstanding share of Series B mandatorily convertible preferred stock will be entitled to one vote. We will not, without the affirmative vote of holders of at least a majority of the outstanding shares of Series B mandatorily convertible preferred stock, voting together as a single class, amend or waive any of the provisions of our certificate of incorporation or the related certificate of designations, so as to materially and adversely affect any right, preference or privilege of the Series B mandatorily convertible preferred stock or the holders thereof. Any increase in the amount of authorized preferred stock or the creation or issuance of other series of preferred stock, in each case ranking on a parity with or junior to the Series B mandatorily convertible preferred stock, will not be deemed to materially and adversely affect such rights, preferences or privileges. However, the authorization or issuance of additional shares of Series B mandatorily convertible preferred stock or the creation or issuance of other series or classes of preferred stock ranking prior to the Series B mandatorily convertible preferred stock will be deemed to materially and adversely affect such rights, preferences and privileges.

    Other Provisions.  The shares of Series B mandatorily convertible preferred stock, when issued, will be duly and validly issued, fully paid and nonassessable. The holders of Series B mandatorily convertible preferred stock have no preemptive rights with respect to any of our securities. The Series B mandatorily convertible preferred stock has not been approved for listing on any stock exchange. The registrar, transfer agent, conversion agent and dividend disbursing agent for the Series B mandatorily convertible preferred stock and the transfer agent and registrar for the common stock issuable upon conversion thereof will be Mellon Investor Services LLC.

Common Stock

    Each holder of our common stock is entitled to one vote for each share of common stock held of record on all matters on which stockholders are entitled to vote. In general, the affirmative vote of a majority of the votes entitled to be cast is sufficient for actions that require the vote or concurrence of stockholders. Stockholders may not cumulate votes for the election of directors.

    Subject to any preferences accorded to the holders of our preferred stock, holders of our common stock are entitled to dividends at such times and in such amounts as the board of directors may determine. We have never paid cash dividends on our common stock and do not intend to pay dividends for the foreseeable future. In addition, our new credit facility will contain provisions that limit our ability to pay dividends on our common stock. Upon our dissolution, liquidation or winding up, after payment of debts, expenses and the liquidation preference plus any accrued and unpaid dividends on any outstanding shares of preferred stock, the holders of common stock will be entitled to receive our remaining assets ratably in proportion to the number of shares held by them.

    Holders of our common stock have no preemptive, subscription, cumulative voting, redemption or conversion rights and are not subject to further calls or assessments, or rights of redemption by Ascent Energy. Our outstanding shares of common stock are, and the shares of common stock issuable upon conversion of the preferred stock and the warrants will be, validly issued, fully paid and nonassessable.

Warrants

    General.  We plan to issue 21,100 warrants to purchase shares of our common stock. The warrants will entitle the holders thereof to purchase, in the aggregate, 4,050,000 shares of our common stock, representing as of the completion of the Pontotoc Acquisition, on a fully diluted basis, 40.5% of the shares of our common stock. The warrants will be issued pursuant to a warrant agreement between us and Mellon Investor Services LLC, as warrant agent. The following summary of certain provisions of the warrant agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the warrant agreement. In the description that follows, we summarize particular provisions of the warrant agreement.

    Each warrant, when exercised, initially will entitle the holders thereof to purchase 191.943 shares of our common stock, subject to rounding, at an exercise price of $5.21 per share. The warrants will be exercisable immediately on or after the date of issuance and will automatically expire on June 30, 2011 (the "Warrant Expiration Date"). Any warrant not exercised before the close of business on June 30, 2011 will become void, and all rights of the holders under the warrants and the warrant agreement will cease. Certificates for warrants will be issued in registered form only. Warrants purchased by qualified institutional buyers will be represented by one or more global certificates registered in the name of a depositary, which will be the holder of all the warrants represented by such global certificates.

    Transfer and Exchange.  Subject to the restrictions on transfer set forth in the warrant agreement, any warrant may be transferred or endorsed to another party, in whole or in part, by delivering to the warrant agent: 1) the warrant certificate, 2) instructions for transfer, 3) an accredited investor transferee notice and 4) an opinion from legal counsel that such transfer does not require registration under the Securities Act.

    No service charge will be made for registration of transfer or exchange upon surrender of any warrant at the office of our warrant agent. However, we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of warrants. All warrant certificates will be numbered and registered in a warrant register as they are issued. We are entitled to treat the registered holder of any warrant on the warrant register as the owner in fact of such warrant for all purposes and will not be bound to recognize any other claim to or interest in such warrant on the part of any other person or entity.

    Exercise of Warrants.  In order to exercise all or any of the warrants, the holder will be required to deliver the warrant certificate, the executed subscription form found on the reverse of the warrant certificate, and the exercise price to the warrant agent. Payment of the exercise price may be made by: 1) certified check or bank draft payable to Ascent Energy or 2) wire transfer of immediately available funds to an account of Ascent Energy. In addition, the warrants may be exercised in a "cashless" or "net-issue" exercise by surrendering warrant shares or other securities in payment of the exercise price.

    Upon surrender of the warrant certificate and payment of the exercise price, we will, as soon as practicable but not later than 5 business days, cause to be executed and delivered a certificate or certificates for the number of full shares of common stock purchased. The stock certificates will be deemed to have been issued and any person designated therein shall be deemed to have become a holder of such shares as of the date on which all requirements applicable to such exercise have been satisfied.

    We are not required to issue fractional shares of common stock on the exercise of warrants. If any fraction of a share of common stock would, except for the foregoing sentence, be issuable on the exercise of any warrant, we will pay to the holder an amount in cash equal to the current market value per share of common stock multiplied by such fraction, to the nearest whole cent. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

    Adjustments.  The exercise price payable and the number of shares of common stock purchasable upon the exercise of a warrant may be adjusted upon the occurrence of certain events, including the:

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  payment of a dividend or any other distribution in stock or the division, combination or reclassification of shares;

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  payment of a dividend or any other distribution of evidences of indebtedness, cash or other assets; or

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  distribution of rights, options, warrants or convertible or exchangeable securities.

    No adjustment in the number of shares of common stock (or other securities) issuable upon exercise of a warrant will be required unless the adjustment would result in an increase or decrease of at least 1% in the number of shares issuable upon exercise of a warrant; provided, however, that any adjustment that is not made as a result of the foregoing will be carried forward and taken into account in any subsequent adjustment.

    Mergers, Consolidations, etc.  In the event we merge, consolidate or otherwise combine with or into any person, then, as a condition of such merger, consolidation or combination, lawful and adequate provisions will be made whereby each warrant will thereafter be exercisable for the right to receive such shares of stock, securities or assets to which the holder would have been entitled as a result of such merger, consolidation or other business combination had the warrants been exercised immediately prior thereto.

    No Rights As Stockholders.  Holders of unexercised warrants are not entitled, as such, to any rights of a stockholder, including the right to receive dividends or other distributions, to vote on matters submitted to our stockholders, receive notice of any meeting of the stockholders, consent to any action of the stockholders or receive notice of any other stockholders proceedings.

    Amendments.  Ascent Energy and the warrant agent, without the consent of warrant holders, may amend or supplement the warrant agreement for certain purposes, including curing any defects, ambiguities or inconsistencies or making changes that do not have a material adverse effect on the warrant holders. Other changes and amendments to the warrant agreement may be effected with the consent of the holders of a majority of the then outstanding warrants. The consent of each warrant holder affected is required for any amendment pursuant to which the exercise price would be increased or the number of shares of common stock or other securities issuable upon exercise of a warrant would be decreased, other than pursuant to adjustments provided for in the warrant agreement.

    Reservation of Common Stock.  For so long as any warrants remain outstanding, we will reserve a sufficient number of authorized and unissued shares to provide for the exercise of the warrants. The shares of common stock, when issued and paid for in accordance with the warrant agreement, will be duly and validly authorized, issued, and fully paid and nonassessable, free of preemptive or similar rights.

Registration Rights Agreement

    Beginning 185 days after our common stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, the holders of a majority of the shares of common stock issuable upon exercise of the warrants described above will have the right to require us to file a registration statement under the Securities Act of 1933 for the sale by such holders of not less than 5% of our then outstanding shares of common stock. We will not be required to make more than four such stand-alone registrations under the registration rights agreement, and no more than two such registrations during any 12-month period. Under the registration rights agreement, the holders of registrable securities will also have the right to include their registrable securities in any other registration statement we file involving our common stock.

Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law

    Certain provisions of our certificate of incorporation and bylaws and certain provisions of the Delaware General Corporation Law (the "DGCL"), which are described below, may have the effect, either alone, in combination with each other, or with the existence of authorized but unissued capital stock, of making more difficult or discouraging an acquisition of Ascent Energy that our board of directors deems undesirable.

    Classified Board of Directors.  Our certificate of incorporation divides our directors into three classes serving staggered three-year terms. As a result, stockholders will elect approximately one-third of the board of directors each year. This provision, when coupled with the provision of our certificate of incorporation authorizing only the board of directors to fill vacant or newly created directorships that result from an increase the size of the board and the requirement that our directors may only be removed for cause, may deter a stockholder from gaining control of our board of directors by removing incumbent directors or increasing the number of directorships and simultaneously filling the vacancies or newly created directorships with its own nominees.

    Advance Notice of Stockholder Nominations and Stockholder Business.  Our bylaws permit a stockholder to nominate a person for election as a director or bring other matters before a stockholders' meeting only if written notice of such stockholder's intent, including such information regarding the nominee as would be required to be included in our proxy statement, has been given to our secretary, generally no less than 120 days or more than 270 days prior to the date upon which we mailed notice and/or proxy materials in connection with the previous year's annual meeting. Any stockholder nomination or proposal that fails to comply with these requirements may be disqualified. These procedures may operate to limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

    Written Consent of Stockholders.  Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders may be taken at a duly called meeting of stockholders or by the written consent of stockholders owning the minimum number of shares required to approve the action.

    Special Meetings of Stockholders.  Our bylaws provide that special meetings of the stockholders may only be called by the chairman of the board of directors, by the resolution of a majority of our board of directors, or, as described below, by the Secretary. A special meeting must be called by the Secretary when a written request is delivered to such officer by the holders of at least 10% of the issued and outstanding stock entitled to vote at such meeting.

    Limitation of Liability.  Our directors will not be personally liable to our company or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Delaware law, for liability:

  •
  for any breach of his or her duty of loyalty to our company or our stockholders;

  •
  for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

  •
  for unlawful payment of a dividend or unlawful stock purchases or redemptions; or

  •
  for any transaction from which he or she derived an improper personal benefit.

    As a result, neither we nor our stockholders have the right, through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

    Renouncement of Business Opportunities.  Our certificate of incorporation provides that stockholders who are entitled to cast 25% or more of our total voting power may engage or invest in businesses that compete with ours. Our certificate of incorporation also provides that we renounce any interest in any such business opportunities.

    Moreover, our certificate of incorporation provides that if an opportunity in our line of business is presented to a person who is an officer, director or other affiliate of one of our significant stockholders, including any of those individuals who also serves as a director, officer or employee of our company:

  •
  no such officer, director or other affiliate of our significant stockholder has any obligation to communicate or present the opportunity to us; and

  •
  such entity or individual may pursue the opportunity as that entity or individual sees fit, unless it was presented to such individual solely in that person's capacity as a director, officer or employee of our company.

    Thus, for example, a significant stockholder and its affiliates, including its director nominees, may pursue opportunities in the oil and gas exploration and development industry for its own account or present such opportunities to other persons. Accordingly, a significant stockholder will not have any obligation to offer such opportunities to us, even if the failure to provide such opportunity would have a competitive impact on us.

    These provisions of our certificate of incorporation may be amended only by an affirmative vote of holders of at least a majority of our total voting power.

    Delaware Anti-Takeover Statute.  We are also subject to Section 203 of the DGCL, which prohibits Delaware corporations from engaging in a wide range of specified transactions with any interested stockholder, defined to include, among others, any person other than such corporation and any of its majority-owned subsidiaries who own 15% or more of any class or series of stock entitled to vote generally in the election of directors, unless, among other exceptions, the transaction is approved by

  •
  the board of directors prior to the time the interested stockholder obtained such status, or

  •
  the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder.

    The provisions described above may tend to deter any potential unfriendly offers or other efforts to obtain control of Ascent Energy that are not approved by our board of directors. These provisions may deprive the stockholders of opportunities to sell shares of common stock at prices higher than the prevailing market price. On the other hand, these provisions will tend to assure continuity of management and corporate policies and to induce any person seeking control of us or a business combination with us to negotiate or terms acceptable to our then elected board of directors.

COMPARISON OF STOCKHOLDERS' RIGHTS

    The rights of Pontotoc stockholders are currently governed by the Nevada General Corporation Law and Chapter 92A of the Nevada Revised Statutes, referred to together as the NGCL, and Pontotoc's articles of incorporation and bylaws. Stockholders of Pontotoc who exchange their shares in the offer, will, upon completion of the offer, become holders of our Series B mandatorily convertible preferred stock, and their rights as such will be governed by the certificate of designations of our Series B mandatorily convertible preferred stock in addition to the Delaware General Corporation Law or DGCL and our certificate of incorporation and bylaws. Holders of our Series B mandatorily convertible preferred stock have an option to convert their shares of preferred stock into shares of our common stock at any time. Such shares of Series B mandatorily convertible preferred stock will be mandatorily converted into shares of our common stock on the second anniversary of the date of issuance. As a result, this comparison of stockholder rights includes a discussion of our common stock. Moreover, until such time of conversion, holders of our Series B mandatorily convertible preferred stock will have different rights than holders of our common stock, including different conversion, liquidation, redemption, dividend and voting rights. For a more detailed discussion of these rights of the Series B mandatorily convertible preferred stock, see the section entitled "Description of Ascent Energy Capital Stock—Preferred Stock—8% Series B Mandatorily Convertible Preferred Stock" beginning on page 96.

    The NGCL and the DGCL are similar in many respects. The following is a summary of the material differences between the rights of Pontotoc stockholders and the rights of our stockholders. You may want to look at the NGCL and the DGCL and the governing documents described above for the complete provisions. This summary is qualified in its entirety by reference to the NGCL, the DGCL, Pontotoc's articles of incorporation and bylaws, and our certificate of incorporation and bylaws and the certificate of designations of our Series B mandatorily convertible preferred stock.

Ascent Energy		Pontotoc

Authorized Capital Stock

•	20,000,000 shares of common stock, $0.001 par value per share	•	100,000,000 shares of common stock, $0.0001 par value per share
•	10,000,000 shares of preferred stock, $0.001 par value per share	•	5,000,000 shares of preferred stock, $0.0001 par value per share

Voting Rights

•
	Common Stock. Our certificate of incorporation provides that the holders of common stock shall exclusively possess all voting power, except to the extent the board grants voting rights to any series of preferred stock in connection with the creation thereof.	•	Pontotoc's articles of incorporation provide that each outstanding share of common stock is entitled to one vote on each matter submitted to a vote of stockholders.

•
Preferred Stock. The certificate of designations of our Series B mandatorily convertible preferred stock provides that holders of our Series B mandatorily convertible preferred stock are not entitled to vote such shares, except in limited circumstances. The affirmative vote of the holders of not less than a majority of the shares of Series B mandatorily convertible preferred stock outstanding, voting together as a separate class, is required to amend or waive any of the provisions of our certificate of incorporation or the certificate of designations in a way that materially and adversely affects any right, preference or privilege of our Series B mandatorily convertible preferred stock or the holders thereof. In all cases where the holders of our Series B mandatorily convertible preferred stock have the right to vote such shares, such holders are entitled to one vote per share.

Class of Directors

•	Our certificate of incorporation provides for a classified board of directors divided into three classes, staggered elections and three-year terms.	•	Pontotoc's articles of incorporation do not provide for a classified board.

Removal of Directors

•
	Since we have a classified board of directors and our certificate of incorporation does not provide that a director may be removed without cause, our directors may only be removed for cause by the affirmative vote of holders of not less than a majority of the total number of such votes that are entitled to be cast with respect to this matter, voting together as a single class.	•
Pontotoc's bylaws provide that any or all of the directors may be removed with or without cause only by the holders of at least two-thirds of the voting power of the outstanding stock of the corporation. Additionally, one or more of the directors may be removed for cause by the board of directors.

Nomination of Directors for Election and Submission of Stockholder Proposals

•
	Our bylaws require that stockholders provide advance notice of nomination of directors and stockholder proposals. Notice for an annual meeting must be made in writing and received by us not more than 270 days and not later than 120 days in advance of the first anniversary of the date on which we mailed notice and/or proxy materials in connection with the preceding year's annual meeting. If the date of the annual meeting or a special meeting is scheduled to be held either 30 days earlier or later than the preceding year's annual meeting, then notice must be received by us within 15 days of the earlier of the date on which notice of such meeting is first mailed to stockholders or public disclosure of the meeting is made.	•	Pontotoc's articles of incorporation and bylaws do not specify advance notice procedures for the nominations of directors for election or submission of stockholder proposals by the stockholders.

Anti-Takeover Provisions

The DGCL contains a business combination statute that protects domestic corporations from hostile takeovers, and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation.
Section 203 of the DGCL prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an "interested stockholder" who beneficially owns 15% or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless:
Sections 78.411 to 78.444 of the NGCL restrict the ability of a domestic corporation to engage in any combination with an interested stockholder for three years after the interested stockholder's date of acquiring the shares that cause the stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder is approved by the board of directors before that date. If the combination was not previously approved, the interested stockholder may effect the combination after the three-year period only if that stockholder receives approval from a majority of the disinterested shares or the offer meets various fair price criteria. An "interested stockholder" means any person who is:
•	the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction;	•	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation; or
•
	after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (1) shares held by officers and directors of interested stockholders and (2) shares held by specified employee benefit plans; or	•
an affiliate or associate of the corporation who at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation.
The above provisions do not apply to any combination involving a corporation:
•
	after the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the	•	whose original articles of incorporation expressly elect not to be governed by such provisions; interested stockholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in its original certificate of incorporation or an amendment thereto or to the bylaws, which amendment must be approved by a majority of the shares entitled to vote. We have not made such an election.		•
which does not, as of the date of acquiring shares, have a class of voting shares registered with the SEC under Section 12 of the Securities Exchange Act of 1934, unless the corporation's articles of incorporation provide otherwise;
•
whose articles of incorporation were amended to provide that the corporation is subject to the above provisions and which did not have a class of voting shares registered with the SEC under Section 12 of the Securities Exchange Act on 1934 on the effective date of that amendment, if the combination is with an interested stockholder whose date of acquiring shares is before the effective date of such amendment.

Pontotoc's articles of incorporation do not "opt out" of these provisions.

The NGCL also contains an acquisition of controlling interest statute. Under sections 78.378 to 78.3793 of the NGCL, a person that acquires or offers to acquire ownership of "control shares" of a corporation (defined as shares obtained in a transaction in which the acquiring person reaches the 20%, 33% or majority ownership levels) has the right to vote those shares and shares acquired within the previous 90 days, only to the extent granted by a resolution of the stockholders approved at a special or annual meeting.

The corporation shall, within 50 days after delivery by the acquiring person of certain disclosures, hold a special meeting to consider a resolution authorizing voting rights for the control shares. Unless the corporation's articles of incorporation provide otherwise, a resolution granting voting rights must be approved by a majority vote.

The corporation may adopt a provision in its articles of incorporation or bylaws allowing mandatory redemption of the control shares if (1) the acquiring party fails to make certain disclosures within ten days of acquiring the control shares or (2) the control shares are not accorded full voting rights at the meeting at which the issue is considered.

Unless the articles of incorporation or bylaws otherwise provide, if the acquiring party has (1) acquired a majority (or larger) stake and (2) been accorded full voting rights, any holder that did not vote in favor of granting voting rights is entitled to put his or her shares to the corporation for "fair value" (defined as the highest price paid by the acquiring party for control shares).

These provisions of the acquisition controlling interest apply to any acquisition of a controlling interest unless the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that these provisions do not apply to the corporation. Pontotoc's bylaws have been amended to provide that the acquisition of controlling interest statute does not apply to it.

Dividends

Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Our bylaws provide that dividends may be declared by the board of directors at any regular or special meeting, in accordance with the DGCL.	Except as otherwise provided in the corporation's articles of incorporation, Nevada law authorizes the corporation to make distributions to its stockholders, unless:
Stockholders have the right to receive dividends if and when declared by the board. Dividends may be paid in cash, property or shares of capital stock.	•	the corporation would not be able to pay its debts as they become due in the usual course of business, or

The certificate of designations of our Series B mandatorily convertible preferred stock provides that holders of our Series B mandatorily convertible preferred stock are entitled to receive, in preference to any other series or class of stock to which the Series B mandatorily convertible preferred stock ranks prior, and contemporaneously with any series or class of stock ranking in a parity with the Series B mandatorily convertible preferred stock, any dividends declared by our board of directors. The holders of our Series B mandatorily convertible preferred stock are entitled to receive, out of legally available funds, preferential cumulative dividends from the issuance date of the shares at the annual rate of 8% of the liquidation preference of $2.50 per share.	•
the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of distribution to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.
Pontotoc's articles of incorporation contain no restrictions on declaration or payment of dividends.

Inspection of Stockholder Lists

Delaware law allows any stockholder to inspect the stock ledger Un and the other books and records of a corporation for a purpose reasonably related to that person's interest as a stockholder.
Under Nevada law, any person who has been a stockholder of record of a corporation for at least six months, or any person holding or representing at least five percent of its outstanding shares, upon at least five days' written demand, may inspect its stock ledger and make copies from it. A corporation must allow stockholders of record who own or represent at least fifteen percent of a corporation's shares the right, upon at least five days' written demand, to inspect the books of accounting and financial records of the corporation, to make copies from them and to conduct an audit of those records, except that any corporation listed and traded on any recognized stock exchange or any corporation that furnishes to its stockholders a detailed, annual financial statement is exempt from this requirement.

Indemnification

The DGCL provides that, subject to certain limitations in the case of "derivative" suits brought by a corporation's stockholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:
The NGCL provides that, subject to certain limitations in the case of "derivative" suits brought by a corporation's stockholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:
•
	acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and	•
acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests, provided that the termination of any action or suit by judgment, order, settlement, conviction or on a plea of Nolo Contendre does not create a presumption by itself that the person did not act in good faith, and
•	in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.	•	in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify the person for reasonable expenses incurred.
To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the NGCL to indemnify the person for reasonable expenses incurred.

The DGCL provides that expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation. Neither our certificate of incorporation or bylaws require the advancement of expenses.
Under the NGCL, the articles of incorporation, bylaws or an agreement made by the corporation may provide that the corporation must pay advancements of expenses in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation. Neither Pontotoc's articles of incorporation nor its bylaws quire the advancement of expenses.

Our certificate of incorporation provides that our board of directors may adopt bylaws or resolutions, or cause us to enter into contracts, providing for indemnification of officers and directors and other persons to the fullest extent authorized by the DGCL.
Pontotoc's articles of incorporation provide that Pontotoc is authorized to provide indemnification of its directors, officers, employees and agents in excess of the indemnification expressly permitted by the NGCL for breach of duty to Pontotoc and its stockholders, subject only to the applicable limits upon such indemnification as set forth in the NGCL.

Our bylaws provide that except with respect to an action or claim commenced by a director or officer against us or by a director or officer as a derivative action by or in our right that has not been authorized by our board of directors. We shall indemnify, defend and hold harmless any director or officer against expenses reasonably incurred or suffered in connection with any claim against a director or officer, if (i) the director or officer is successful on the merits or (ii) the director or officer has been found by a determining body, consisting of either impartial directors, independent legal counsel or the stockholders, to have met the appropriate standard of conduct (as determined in accordance with the procedures set forth in the bylaws). Our bylaws also set forth procedures under which a director or officer must seek indemnification from us.	Pontotoc's bylaws are silent on the issue of indemnification.
In addition, we have entered into indemnity agreements with each of our directors, which provide for indemnification of directors.

Limitations on Directors' and Officers' Liability

Our certificate of incorporation provides that a director (including an officer who is also a director) shall not be liable personally to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of:
Pontotoc's articles of incorporation provide that, to the fullest extent permitted by the NGCL, a director or officer of Pontotoc shall not be personally liable to Pontotoc or any of its stockholders for damages for breach of fiduciary duty as a director or officer, except for liability arising out of:
•	any breach of the director's duty of loyalty to us or our stockholders;	•	acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;	•	payment of a dividend in violation of Section 78.300 of the NGCL.
•	payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL; or
•	any transaction from which the director derived an improper personal benefit.

This provision protects our directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his or her duty of care. Unlike Pontotoc's articles of incorporation, our certificate of incorporation only protects officers who are also directors.

Transactions Involving Officers or Directors

A Delaware corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, the loan or guarantee may reasonably be expected to benefit the corporation. Any other contract or transaction between the corporation and one or more of its directors or officers is neither void nor voidable solely because the interested director or officer was present, participates or votes at the board or board committee meeting that authorizes the contract or transaction, if either:
Under Nevada law, there is no specific provision concerning loans or guarantees. However, under the NGCL and Pontotoc's articles of incorporation, any contract or transaction between Pontotoc and one or more of its officers and directors or between Pontotoc and any corporation, firm or association in which one or more of its directors or officers are directors or officers or financially interested is not void or voidable solely because of such relationship or interest or solely because such director or officer was present at a meeting or joined in the execution of a written consent or votes in favor of the transaction if:

•	the director's or officer's interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith, or	•
the director's or officer's interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith, or the director's or officer's interest is not known to the director or officer at the time the transaction was approved;
•	the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.	•	the director's or officer's interest is not known to the director or officer at the time the transaction was approved; or
		•	the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

LEGAL MATTERS

    The validity of our securities offered hereby will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana.

INDEPENDENT ACCOUNTANTS

    The balance sheet of Ascent Energy Inc. included herein as of March 31, 2001 has been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such report.

    The financial statements of Forman Petroleum Corporation as of December 31, 2000 and 1999, and for the three years in the period ended December 31, 2000 included herein have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such report.

    The financial statements of Pontotoc Production, Inc. as of March 31, 1999 and 2000, and for the two years then ended, have been audited by Grant Thornton LLP, independent public accountants, as stated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving such report.

RESERVE ENGINEERS

    Information relating to Ascent Energy's estimated proved oil and gas reserves and the related statements of future cash flows and present values of future net revenues thereof and other related calculations as of December 31, 2000, have been prepared by Netherland, Sewell & Associates, Inc., and we have included it in this prospectus and in the notes to our financial statements in reliance on the authority of said firm as experts in petroleum engineering.

    Information relating to Pontotoc's estimated proved oil and gas reserves and the related statements of future cash flows and present values of future net revenues thereof and other related calculations as of March 31, 2000, have been prepared by Fletcher Lewis Engineering Inc., and has been included or incorporated in this prospectus and in the notes to Pontotoc's financial statements in reliance on the authority of said firm as experts in petroleum engineering.

Page
Ascent Energy Inc.
Report of Independent Public Accountants	F-2
Balance Sheet as of March 31, 2001	F-3
Notes to Balance Sheet	F-4
Forman Petroleum Corporation
Consolidated Balance Sheet as of March 31, 2001	F-6
Consolidated Statements of Operations for the Three Month Periods ended March 31, 2001 and March 31, 2000	F-7
Consolidated Statements of Cash Flows for the Three Month Periods ended March 31, 2001 and March 31, 2000	F-8
Notes to Interim Financial Statements	F-9
Report of Independent Public Accountants	F-12
Balance Sheet as of December 31, 2000 and 1999	F-13
Statements of Operations for the Three Years in the Period Ended December 31, 2000	F-14
Statements of Stockholders' Equity (Deficit) for the Three Years in the Period Ended December 31, 2000	F-15
Statements of Cash Flows for the Three Years in the Period Ended December 31, 2000	F-16
Notes to Audited Year End Financial Statements	F-17
Pontotoc Production, Inc.
Report of Independent Certified Public Accountants	*
Balance Sheets as of March 31, 2000 and 1999, and December 31, 2000	*
Statements of Earnings for the Years Ended March 31, 2000 and 1999, and the Nine Months Ended December 31, 2000 and 1999	*
Statement of Stockholders' Equity for the Years Ended March 31, 2000 and 1999	*
Statements of Cash Flows for the Years Ended March 31, 2000 and 1999, and the Nine Months Ended December 31, 2000 and 1999	*
Notes to Financial Statements	*
Unaudited Balance Sheet as of March 31, 2001	**
Unaudited Statement of Earnings for the Year Ended March 31, 2001	**
Unaudited Statement of Stockholders' Equity for the Year Ended March 31, 2001	**
Unaudited Statement of Cash Flows for the Year Ended March 31, 2001	**
Notes to Unaudited Financial Statements	**

*
See Pontotoc's Form 10-KSB and Form 10-QSB/A-2 attached hereto as Annexes C-I and D, respectively.

**
See Pontotoc's Form 8-K/A attached hereto as Annex C-II.

F–1

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     To the Stockholders of Ascent Energy Inc.:

    We have audited the accompanying balance sheet of Ascent Energy Inc. (a Delaware corporation) as of March 31, 2001. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Ascent Energy Inc. as of March 31, 2001, in conformity with accounting principles generally accepted in the United States.

                      ARTHUR ANDERSEN LLP

New Orleans, Louisiana,
June 5, 2001

F–2

ASCENT ENERGY INC.

BALANCE SHEET

MARCH 31, 2001

ASSETS
TOTAL ASSETS	$—
LIABILITIES AND STOCKHOLDERS' INVESTMENT
TOTAL LIABILITIES	$—
STOCKHOLDERS' INVESTMENT
Common stock	1
Additional paid-in capital	999
Stock subscriptions	(1,000)

TOTAL STOCKHOLDERS' INVESTMENT	—

TOTAL LIABILITIES AND STOCKHOLDERS' INVESTMENT	$—

The accompanying notes are an integral part of this balance sheet.

F–3

ASCENT ENERGY INC.

NOTES TO BALANCE SHEET

MARCH 31, 2001

1. ORGANIZATION, RESTRUCTURING AND MERGER

Organization

    Ascent Energy Inc., a Delaware corporation (the Company), was organized on January 9, 2001, to acquire, through its wholly-owned subsidiary (Pontotoc Acquisition Corp.), Pontotoc Production, Inc. (Pontotoc). The Company has had no operations subsequent to its organization other than actions incidental to the acquisition of Pontotoc. The Company's outstanding common stock is represented by 1,000 subscribed, but unpaid, shares of $0.001 par value stock owned by Forman Petroleum Corporation. The Company expects to engage in the exploration, development and production of oil and gas in the Gulf Coast and mid-continent regions of the United States.

    The Company is authorized to issue an aggregate 30,000,000 shares of stock consisting of 20,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value, preferred stock.

Restructuring and Merger

    In January 2001, the Company entered into an agreement to acquire all outstanding common stock (5.3 million shares as of March 2001) of Pontotoc. Under the agreement, the consideration for each share of Pontotoc will be $9 in cash and one share of Ascent 8% Series B Convertible Preferred Stock (the Series B Preferred) with a liquidation value of $2.50 per share. This stock will be redeemable by the Company at any time, convertible to common shares at any time at the option of the holder, and will mandatorily convert to common stock of the Company on the two-year anniversary of its issuance, such that the Series B Preferred holders would hold 10% of the fully diluted common stock as of the consummation of the merger. Upon conversion, the Series B Preferred holders would receive cash for accrued and unpaid dividends. The Company will also pay cash of $500,000 to Pontotoc option holders for the difference between $10.50 and the strike price of their options. This acquisition will be accounted for as a purchase and the total consideration is estimated to be approximately $61 million plus the assumption of approximately $9.4 million of liabilities, excluding deferred taxes. Upon closing the acquisition, based on the offer, the Company expects to have outstanding 21,100 shares of Series A Preferred stock with a liquidation preference of $21.1 million, 5.3 million shares of Series B Preferred stock with a liquidation preference of $13.3 million and term debt of approximately $30 million.

    In connection with this transaction, Forman will acquire all outstanding shares of common stock of the Company for $1,000 cash, in the aggregate and the Company will become a wholly owned subsidiary of Forman. The Company plans to offer approximately $21.1 million of Series A Preferred stock and warrants to the existing stockholders of Forman on a pro rata basis to help fund the Pontotoc acquisition. The Series A Preferred will have a liquidation preference of $1,000 per share and bear dividends at 8% per annum. The Series A Preferred will be mandatorily redeemable by the Company five years from the date of issuance at liquidation value plus accrued and unpaid dividends. Subject to final determination by the board of directors, the warrants will entitle the holders thereof to purchase approximately 4.4 million shares of Ascent common stock and will have a term of ten years. The warrants will be exercisable at a price to be determined by the Company's board of directors. The board has sought the advice of an independent third party financial advisor to help determine the terms of the warrants.

F–4

    The Company is obligated under the agreement to pay Pontotoc $2 million within five days of termination of the agreement if the termination is due to failure to obtain financing if all other conditions of the agreement have been met. This obligation is guaranteed by Forman.

    The Company is negotiating the terms of a credit agreement with its primary lender which will provide the remainder of the funds that will be required to acquire Pontotoc. The credit agreement will be secured by substantially all of the assets of Forman, which will be contributed to the Company concurrently with the acquisition of Pontotoc.

Fiscal Year

    The Company's fiscal year will be December 31.

2. SUBSEQUENT EVENT

    The board of directors has made the final determinations with respect to the warrants described in note 1 under the subheading "Restructuring and Merger." The warrants will entitle the holders thereof to purchase, in the aggregate, 4,050,000 shares of our common stock. Each warrant, when exercised, initially will entitle the holders thereof to purchase 191.943 shares of our common stock, subject to rounding, at an exercise price of $5.21 per share. The warrants will be exercisable immediately on or after the date of issuance and will automatically expire on June 30, 2011.

F–5

FORMAN PETROLEUM CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31, 2001	December 31, 2000
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,617,628	$3,728,332
Accounts receivable	147,820	135,473
Oil and gas revenue receivable	1,451,684	2,594,724
Deferred tax asset	371,778	371,778
Unbilled well costs	2,100	198
Prepaid expenses and tax overpayment	85,831	372,960

Total current assets	8,676,841	7,203,465

PROPERTY AND EQUIPMENT, at cost:
Oil and gas properties, full cost method	29,230,043	28,481,661
Unevaluated oil and gas properties	5,058,024	5,006,197
Other property and equipment	281,396	287,524

	34,569,463	33,775,382
Less—accumulated depreciation, depletion and amortization	(5,210,116)	(4,484,364)

Net property and equipment	29,359,347	29,291,018

OTHER ASSETS:
Deferred acquisition costs	311,910	—
Funds on deposit in escrow	493,467	487,783

TOTAL ASSETS	$38,841,565	$36,982,266

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$456,717	$518,760
Undistributed oil and gas revenues	517,659	745,024
Current taxes payable	739,677	—
Current portion of notes payable	1,214,131	1,219,214

Total current liabilities	2,928,184	2,482,998
Notes payable (long-term portion)	1,015,913	1,309,790
Deferred tax liability	10,794,199	10,788,208

Total liabilities	14,738,296	14,580,996
STOCKHOLDERS' EQUITY:
Common stock, no par value, authorized 10,000,000 shares; issued and outstanding 984,042 shares	20,685,007	20,685,007
Retained earnings (deficit)	3,418,262	1,716,263

Total stockholders' equity	24,103,269	22,401,270

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$38,841,565	$36,982,266

The accompanying notes are an integral part of these consolidated financial statements.

F–6

FORMAN PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31, (Unaudited)
	2001	2000
Revenues:
Oil and gas sales	$5,030,994	$3,217,682
Interest income	53,543	12,132
Overhead reimbursements	8,068	12,783
Other income	3,040	139,454

Total revenues	5,095,645	3,382,051

Costs and expenses:
Production taxes	222,830	76,258
Lease operating expenses	866,013	812,101
General and administrative expenses	579,465	389,397
Recapitalization expense	—	15,225
Depreciation, depletion and amortization	725,752	1,211,639

Total expenses	2,394,060	2,504,620

Net income from operations before reorganization items and income taxes	2,701,585	877,431
Reorganization items:
Adjustment to reorganization costs	—	(1,383,600)

Net income before income taxes	2,701,585	(506,169)
Current income tax expense	999,586	(187,283)

Net income (loss)	1,701,999	(318,886)

Per common share amounts:
Net income (loss) per share	$1.73	$(0.32)

Weighted average basic and diluted shares outstanding	984,042	984,042

The accompanying notes are an integral part of these consolidated financial statements.

F–7

FORMAN PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31, (Unaudited)
	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,701,999	$(318,886)
Adjustments to reconcile net income to net cash provided by operating activities—
Depreciation and amortization	725,752	1,211,638
Deferred tax expense (benefit)	5,991	(58,501)
Change in assets and liabilities—
Decrease (Increase) in oil and gas revenue receivable	1,143,040	(119,148)
(Increase) Decrease in accounts receivable	(12,347)	69,733
Decrease (Increase) in unbilled well cost and prepaid expenses	31,309	(21,485)
Decrease in tax overpayment	253,918	—
(Decrease) Increase in accounts payable	(62,043)	992,071
(Decrease) Increase in undistributed oil and gas revenues	(227,365)	5,926
(Increase) in deferred acquisition costs	(311,910)	—
Increase in current taxes payable	739,677	—

Net cash provided by operating activities	3,988,021	1,761,348

CASH FLOWS USED IN INVESTING ACTIVITIES:
Additions to oil and gas properties	(800,209)	(954,960)
(Increase) in escrow account	(5,684)	(644)
Sale (Purchase) of other property and equipment	6,127	(32,558)

Net cash used in investing activities	(799,766)	(988,162)

CASH FLOWS USED IN FINANCING ACTIVITIES:
Repayment of notes payable	(298,959)	(222,025)

Net cash used in financing activities	(298,959)	(222,025)

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,889,296	551,161
CASH AND CASH EQUIVALENTS—BEGINNING OF PERIOD	3,728,332	3,180,925

CASH AND CASH EQUIVALENTS—END OF PERIOD	$6,617,628	$3,732,086

SUPPLEMENTAL DISCLOSURES:
Cash paid for—
Interest	$51,827	$44,220

Income taxes	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

F–8

FORMAN PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2001 AND 2000

1.  BUSINESS

Overview

Forman Petroleum Corporation (the "Company," "we" or "us") is an independent energy company engaged in the acquisition, exploitation, exploration, development and production of natural gas and crude oil. We have been active in the Gulf Coast Basin since 1982. The accompanying financial statements include the accounts of the Company and its wholly owned subsidiary, Ascent Energy Inc.

Proposed Restructuring and Acquisition

In January 2001, our majority stockholders organized a new corporation, Ascent Energy Inc., to acquire Pontotoc Production, Inc. Pursuant to that certain Agreement and Plan of Merger dated as of January 19, 2001, by and among Ascent Energy, Pontotoc Acquisition Corp. and Pontotoc Production, Inc. ("Pontotoc"), Ascent Energy has agreed to exchange $9.00 in cash and one share of its 8% Series B convertible preferred stock having a liquidation preference of $2.50 per share for each outstanding share of Pontotoc common stock (the "Offer"). Promptly following completion of the Offer, Ascent Energy intends to merge Pontotoc Acquisition Corp., its wholly owned subsidiary, with Pontotoc. Ascent Energy is obligated under the merger agreement to pay Pontotoc $2 million within five days of termination of the merger agreement if the termination is due to the failure of Ascent Energy to obtain financing and all other conditions to the Offer have been met. We have guaranteed this obligation.

On March 20, 2001, we acquired all the outstanding shares of Ascent Energy common stock from our majority stockholders in exchange for $1,000 cash. In addition, we have agreed to cause Ascent Energy to repay approximately $76,000, in the aggregate, to our majority stockholders for certain out-of-pocket costs. Concurrently with the consummation of the Offer, it is expected that we will be restructured as a holding company by contributing all of our assets and recorded liabilities to Ascent Energy in exchange for additional shares of Ascent Energy common stock.

To help fund the Pontotoc acquisition, Ascent Energy plans to offer approximately $21.1 million of its 8% Series A Redeemable Preferred Stock and warrants to purchase shares of its common stock to our existing stockholders on a pro rata basis. Ascent Energy expects to obtain the remainder of the funds necessary to finance the Pontotoc acquisition from borrowings under a new credit facility that it is currently negotiating with its primary lender and from its internal resources.

Upon the closing of the Pontotoc acquisition, Ascent expects to have outstanding 21,100 shares of Series A preferred stock with a liquidation preference of $21.1 million, 5.3 million shares of Series B preferred stock with a liquidation preference of $13.3 million and term debt of approximately $30 million. The credit agreement will be secured by substantially all of our assets, which will be contributed to Ascent Energy concurrently with the consummation of the Offer.

F–9

2.  SIGNIFICANT ACCOUNTING POLICIES

Pervasiveness of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Deferred Acquisition Costs

Costs incurred during 2001, consisting primarily of consulting, legal and financial advisory fees, were capitalized in anticipation of the Pontotoc acquisition. These costs will be expensed in the event the acquisition is not ultimately completed.

Derivatives

We use derivative financial instruments such as swap agreements and forward sales contracts for price protection purposes from time to time on a limited amount of our future production and not for trading purposes. Such derivatives are accounted for on an accrual basis and amounts paid or received under the agreements are recognized as oil and gas sales in the period in which they accrue. For the periods ended March 31, 2001 and 2000, we recorded additions to oil and gas sales of $-0- and $109,800, respectively, under these agreements. As of March 31, 2001 and through May 15, 2001, we had no open forward gas sales positions.

Per Share Amounts

Net income or loss per share of common stock was calculated by dividing net loss applicable to common stock by the weighted-average number of common shares outstanding during the year. For 2001 and 2000, warrants and options were excluded because the exercise price of outstanding options and warrants (490,516 in 2001 and 490,526 in 2000) exceeded the fair value of our common stock.

Accounting Changes

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." We adopted SFAS No. 133 on January 1, 2001. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded on the balance sheet as either an asset or liability measured at its fair value, and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Certain contracts that provide for the purchase or sale of a commodity that will be delivered in quantities expected to be used or sold by us over a reasonable period in the normal course of business may qualify for exemption from the provisions of SFAS No. 133. Our fixed-price forward sales contracts and swap contracts cover the pricing of physical delivery of our production in the normal course of business and are not subject to the requirements of SFAS No. 133 as we have designated these as normal sales. Therefore, the adoption of SFAS No. 133 did not have a material impact on our financial position or results of operations.

Reclassification

Certain prior year amounts have been reclassified to conform to the presentation of such items in the current year.

F–10

3.  INTERIM FINANCIAL STATEMENTS

Our financial statements at March 31, 2001 and for the three month period then ended are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in our opinion, necessary for a fair presentation of the financial position and operating results for the interim periods. The financial statements should be read in conjunction with the financial statements and notes thereto, for the year ended December 31, 2000 contained in our Form 10-K (file number 333-31375) filed with the Commission on April 2, 2001.

4.  LEGAL PROCEEDINGS

From time to time, we may be a party to various legal proceedings. We currently are a party to a lawsuit arising in the ordinary course of business. Management does not expect this matter to have a material adverse effect on our financial position or results of operations.

F–11

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     To the Stockholders of Forman Petroleum Corporation:

    We have audited the accompanying balance sheets of Forman Petroleum Corporation (a Louisiana corporation) as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2000 (post-confirmation) and the years ended December 31, 1999 and 1998 (pre-confirmation). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Forman Petroleum Corporation as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

    As discussed in Note 1, effective December 29, 1999, the Company was reorganized under a plan confirmed by the United States Bankruptcy Court in the United States District Court for the Eastern District of Louisiana and adopted a new basis of accounting whereby all remaining assets and liabilities were adjusted to their estimated fair values. Accordingly, financial statements for periods subsequent to the reorganization are not comparable to the financial statements presented for prior periods.

                      Arthur Andersen LLP

New Orleans, Louisiana,
March 12, 2001 (except with respect to Note 12,
as to which the date is June 5, 2001)

F–12

FORMAN PETROLEUM CORPORATION

BALANCE SHEETS

	December 31,
	2000	1999
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,728,332	$3,180,925
Accounts receivable	135,473	236,663
Oil and gas revenue receivable	2,594,724	1,359,393
Deferred taxes	371,778	—
Unbilled well costs	198	257
Prepaid expenses and tax overpayment	372,960	43,845

Total current assets	7,203,465	4,821,083

PROPERTY AND EQUIPMENT:
Oil and gas properties, full cost method	28,481,661	25,515,529
Unevaluated oil and gas properties	5,006,197	4,732,139
Other property and equipment	287,524	200,000

	33,775,382	30,447,668
Less-accumulated depreciation, depletion and amortization	(4,484,364)	—

Net property and equipment	29,291,018	30,447,668

OTHER ASSETS:
Escrowed and restricted funds	487,783	490,044

Total assets	$36,982,266	$35,758,795

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$518,760	$1,571,710
Undistributed oil and gas revenues	745,024	895,064
Current portion of notes payable	1,219,214	640,608

Total current liabilities	2,482,998	3,107,382

Notes payable	1,309,790	2,066,173
Deferred tax liability	10,788,208	9,900,580

Total liabilities	14,580,996	15,074,135

STOCKHOLDERS' EQUITY:
Common stock, no par value, 10,000,000 shares authorized, 984,042 and 984,032 shares issued and outstanding at December 31, 2000 and 1999, respectively	20,685,007	20,684,660
Retained earnings	1,716,263	—

Total stockholders' equity	22,401,270	20,684,660

Total liabilities and stockholders' equity	$36,982,266	$35,758,795

The accompanying notes are an integral part of these financial statements.

F–13

FORMAN PETROLEUM CORPORATION

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2000	1999	1998
	Predecessor Activity
Revenues:
Oil and gas sales	$14,696,688	$12,992,714	$15,950,329
Interest income	186,284	—	239,581
Overhead reimbursements	41,173	64,980	71,325
Other income	36,344	58,292	14,608

Total revenues	14,960,489	13,115,986	16,275,843

Costs and expenses:
Production taxes	559,334	731,542	540,837
Lease operating expenses	3,353,441	3,146,581	3,359,200
General and administrative expenses	2,656,765	3,013,809	2,774,498
Interest expense	—	6,243,778	10,122,131
Full cost ceiling writedown	—	—	19,575,047
Depreciation, depletion and amortization	4,484,364	5,601,733	10,442,032

Total expenses	11,053,904	18,737,443	46,813,745

Net income (loss) from operations before reorganization items, income taxes and extraordinary item	3,906,585	(5,621,457)	(30,537,902)
Reorganization items:
Reorganization costs	(1,007,890)	(1,184,111)	—
Adjust accounts to fair value (Note 1)	—	6,268,022	—

Net income (loss) before income taxes and extraordinary item	2,898,695	(537,546)	(30,537,902)
Provision (benefit) for income taxes	1,182,432	(188,141)	—

Net income (loss) before extraordinary item	1,716,263	(349,405)	(30,537,902)
Extraordinary gain on extinguishment of debt, net of taxes of $10,088,721	—	46,724,052	—

Net income (loss)	1,716,263	46,374,647	(30,537,902)
Preferred stock dividends	—	(1,152,991)	(1,729,068)

Net income (loss) attributable to common shares	$1,716,263	$45,221,656	$(32,266,970)

Per common share amounts:
Net income (loss) per share attributable to common shares before extraordinary item	$1.74	$(16.69)	$(358.52)
Extraordinary item per share	—	519.15	—

Net income (loss) per share	$1.74	$502.46	$(358.52)

Weighted average basic and diluted shares outstanding	984,042	90,000	90,000

The accompanying notes are an integral part of these financial statements.

F–14

FORMAN PETROLEUM CORPORATION

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common Shares Issued	Common Stock	Treasury Stock	Accumulated Deficit	Total
BALANCE, December 31, 1997	90,000	$1,000	$(10)	$(24,174,967)	$(24,173,977)
NET LOSS	—	—	—	(30,537,902)	(30,537,902)
ACCRETION OF DISCOUNT ON MANDATORILY REDEEMABLE PREFERRED STOCK	—	—	—	(41,666)	(41,666)
ACCRUE DIVIDENDS ON MANDATORILY REDEEMABLE PREFERRED STOCK	—	—	—	(1,729,068)	(1,729,068)

BALANCE, December 31, 1998	90,000	$1,000	$(10)	$(56,483,603)	$(56,482,613)

NET INCOME	—	—	—	46,374,647	46,374,647
ACCRETION OF DISCOUNT ON MANDATORILY REDEEMABLE PREFERRED STOCK	—	—	—	(27,778)	(27,778)
ACCRUE DIVIDENDS ON MANDATORILY REDEEMABLE PREFERRED STOCK	—	—	—	(1,152,991)	(1,152,991)
OLD COMMON STOCK SURRENDERED	(90,000)	(1,000)	10	—	(990)
NEW COMMON STOCK ISSUED IN REORGANIZATION	984,032	20,684,660	—	—	20,684,660
DISCHARGE OF PREFERRED STOCK IN REORGANIZATION	—	—	—	13,555,971	13,555,971
FRESH START ACCOUNTING ADJUSTMENTS (Note 1)	—	—	—	(2,266,246)	(2,266,246)

BALANCE, December 31, 1999	984,032	$20,684,660	$—	$—	$20,684,660

NEW COMMON STOCK ISSUED IN EXCHANGE FOR WARRANTS	10	347	—	—	347
NET INCOME	—	—	—	1,716,263	1,716,263

BALANCE, December 31, 2000	984,042	$20,685,007	$—	$1,716,263	$22,401,270

The accompanying notes are an integral part of these financial statements.

F–15

FORMAN PETROLEUM CORPORATION

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2000	1999	1998
	Predecessor Activity
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,716,263	$46,374,647	$(30,537,902)
Adjustments to reconcile net income (loss) to net cash provided by operating activities-
Extraordinary item	—	(46,724,052)	—
Depreciation and amortization	4,484,364	5,601,733	30,316,309
Deferred income tax provision (benefit)	515,850	(188,141)	—
Adjust accounts to fair value	—	(6,268,022)	—
Interest on obligations discharged in bankruptcy	—	6,144,915	—
Withdrawal from interest escrow account	—	—	3,978,148
Change in assets and liabilities-
Decrease (Increase) in oil and gas revenue receivable	(1,235,331)	(702,960)	1,750,882
Decrease (Increase) in accounts receivable	101,190	(188,833)	550,161
(Increase) Decrease in unbilled well costs	59	11,067	(3,166)
Decrease (Increase) in prepaid expenses and tax overpayment	(329,115)	253,309	(297,154)
(Decrease) Increase in accounts payable and accrued liabilities	(1,052,950)	1,500,435	(4,059,766)
(Decrease) Increase in undistributed oil and gas revenues	(150,040)	(473,127)	(258,274)
Increase in interest payable	—	—	5,512,640
Decrease (Increase) in advance to operator	—	1,200,000	(1,200,000)
Decrease in capitalized recapitalization costs	—	384,313	—

Net cash provided by operating activities	4,050,290	6,925,284	5,751,878

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to oil and gas properties	(3,240,190)	(5,173,645)	(4,523,589)
Reduction of escrow account	2,261	3,437	21,615
Purchase of other property and equipment	(87,524)	(48,639)	(67,964)

Net cash used in investing activities	(3,325,453)	(5,218,847)	(4,569,938)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of notes payable	(177,777)	—	—
Proceeds from sale of common stock	347	—	—
Deferred financing costs	—	—	(165,321)

Net cash used in financing activities	(177,430)	—	(165,321)

NET INCREASE IN CASH AND CASH EQUIVALENTS	547,407	1,706,437	1,016,619
CASH AND CASH EQUIVALENTS — BEGINNING OF PERIOD	3,180,925	1,474,488	457,869

CASH AND CASH EQUIVALENTS — END OF PERIOD	$3,728,332	$3,180,925	$1,474,488

SUPPLEMENTAL DISCLOSURES:
Cash paid for-
Interest	$274,058	$82,451	$4,609,491

Income taxes	$920,500	$—	$—

The accompanying notes are an integral part of these financial statements.

F–16

FORMAN PETROLEUM CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000 AND 1999

1. OPERATIONS AND REORGANIZATION:

    Forman Petroleum Corporation ("Forman" or the "Company"), a Louisiana corporation, is an independent energy company engaged in the exploration, development, acquisition and production of crude oil and natural gas, with operations primarily in the onshore Gulf Coast area of Louisiana. Forman was incorporated in Louisiana in 1982 and began operations in that year.

Restructuring and Merger

    In January, 2001, the Company's majority stockholders organized Acsent Energy Inc., a Delaware corporation (Ascent), to acquire Pontotoc Production, Inc. (Pontotoc). Ascent's outstanding common stock is represented by 1,000 subscribed, but unpaid, shares of $0.001 par value stock owned in equal halves by TCW Shared Opportunity Fund, L.P. (TCW), an affiliate of TCW Asset Management Corporation, and Jefferies & Company, Inc. (Jefferies), who also together own controlling interest, subject to certain restrictions, in the Company. Ascent is authorized to issue an aggregate 30,000,000 shares of stock consisting of 20,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value, preferred stock. Ascent expects to engage in the exploration, development and production of oil and gas in the Gulf Coast and mid-continent regions of the United States.

    In January 2001, Ascent entered into an agreement to acquire all outstanding common stock (5.3 million shares as of March 2001) of Pontotoc. Under the agreement, the consideration for each share of Pontotoc will be $9 in cash and one share of Ascent's 8% Series B Convertible Preferred Stock (the Series B Preferred) with a liquidation value of $2.50 per share. This stock will be redeemable by Ascent at any time, convertible to common shares at any time at the option of the holder, and will mandatorily convert to common stock of Ascent on the two-year anniversary of its issuance, such that the Series B Preferred holders would hold 10% of the fully diluted common stock of Ascent as of the consummation of the acquisition. Upon conversion, the Series B Preferred holders would receive cash for accrued and unpaid dividends. Ascent will also pay cash of $500,000 to Pontotoc option holders for the difference between $10.50 and the strike price of their options. This acquisition will be accounted for as a purchase and the total consideration is estimated to be approximately $61 million. Upon the closing of the acquisition, based on the offer, Ascent expects to have outstanding 21,100 shares of Series A Preferred stock with a liquidation preference of $21.1 million, 5.3 million shares of Series B Preferred stock with a liquidation preference of $13.3 million and term debt of approximately $30 million.

    In connection with this transaction, the Company will acquire all outstanding shares of common stock of Ascent for $1,000 cash, in the aggregate, and Ascent will become a wholly owned subsidiary of Forman. Ascent plans to offer approximately $21.1 million of Series A Preferred (the Series A Preferred) stock and warrants to the existing stockholders of Forman on a pro rata basis to help fund the Pontotoc acquisition. The Series A Preferred will have a liquidation preference of $1,000 per share and bear dividends at 8% per annum. The Series A Preferred will be mandatorily redeemable by Ascent five years from the date of issuance at liquidation value plus accrued and unpaid dividends. Subject to final determination by Ascent's board of directors, the warrants will entitle the holder thereof to purchase approximately 4.4 million shares of Ascent common stock and will have a term of ten years. The warrants will be exercisable at a price to be determined by Ascent's board of directors. The board has sought the advice of an independent third party financial advisor to help determine the terms of the warrants.

F–17

    Ascent is negotiating the terms of a credit agreement with its primary lender which will provide the remainder of the funds that will be required to acquire Pontotoc. The credit agreement will be secured by substantially all of the assets of the Company, which will be contributed to Ascent concurrently with the acquisition of Pontotoc.

    Ascent is obligated under the Agreement to pay Pontotoc $2 million within five days of termination of the Agreement if the termination is due to failure to obtain financing if all other conditions of the Agreement have been met. This obligation is guaranteed by Forman.

Reorganization

    On August 6, 1999, the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States District Court for the Eastern District of Louisiana (the Bankruptcy Court) (Case No. 99-14319). On November 22, 1999, the Company and certain of its creditors filed a Second Amended Joint Plan of Reorganization, as amended on December 29, 1999 (the Bankruptcy Plan). The Company's reorganization plan was confirmed by the Bankruptcy Court on December 29, 1999 and consummated January 14, 2000.

    Pursuant to the Bankruptcy Plan, all of the Company's issued and outstanding senior notes, preferred stock and common stock were canceled and, as of December 31, 2000, the Company issued 984,042 shares of common stock, no par value (92.5% to former holders of the Company's senior notes and 7.5% to former holders of the Company's preferred stock). In addition, the Company issued warrants to purchase up to 490,516 shares of common stock to former holders of the senior notes and preferred and common stock.

    As of the confirmation date, the Company had total assets of $33.9 million and liabilities of $96.0 million. With the exception of an aggregate of approximately $2.7 million of promissory notes issued pursuant to the Bankruptcy Plan, approximately $300,000 in convenience claims which were paid in full in 2000, undistributed oil and gas revenues of $895,000, and approximately $3 million in additional pre-petition bankruptcy claims that were disputed by the Company and have now been resolved before the Bankruptcy Court, all of the Company's liabilities and preferred stock as of the confirmation date were extinguished pursuant to the Bankruptcy Plan.

    As of September 30, 2000, the Company had resolved all pre-petition bankruptcy claims that had previously been disputed by the Company. The Bankruptcy Court overruled the Company's objection to one creditor's proof of claim. Thereafter, in accordance with the Bankruptcy Plan, the Company issued the holder of that claim a promissory note in the approximate amount of $984,000 in July, 2000. In addition, on July 24, 2000, the Company compromised its objection to a creditor's proof of claim by paying approximately $501,000 in cash and agreeing to perform future work worth approximately $122,000. The Company's objection to the Louisiana Department of Revenue and Taxation's proof of claim, in the amount of $223,000, was resolved in favor of the Company. As a result, the Company is obligated to pay $119,000 to the Louisiana Department of Revenue and Taxation over six years, with interest, in accordance with the Bankruptcy Plan. Finally, in September and October, 2000, the Company resolved all other disputed proofs of claims, in the aggregate amount of $632,000, by paying approximately $416,000 in cash to the holders of those claims.

    All disputed proofs of claim have been resolved. Accordingly, on November 2, 2000, the Company filed a motion for final decree with the Bankruptcy Court to close the Company's bankruptcy case. At the hearing on November 29, 2000, the final decree was granted by the Bankruptcy Court.

    Costs incurred during 1999 directly related to the Company's reorganization, consisting primarily of legal, accounting and financial consulting fees, were recorded to reorganization costs in the accompanying statement of operations. These costs are net of interest income earned on cash and cash

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equivalents because the maintenance of cash balances during 1999 was directly related to the Company's bankruptcy filing.

    The Company ceased accruing interest on its Senior Debt and dividends on its preferred stock on August 6, 1999, when it filed for relief under Chapter 11.

Fresh Start Reporting

    The Company has accounted for the reorganization using the principles of fresh start accounting required by AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (SOP 90-7). For accounting purposes, the accompanying financial statements reflect the confirmed plan as if it was consummated on December 31, 1999. Under the principles of fresh start accounting, the Company's total assets and liabilities were recorded at their estimated fair market values. Accordingly, the Company's net proved oil and gas properties were increased by approximately $3.0 million, its unevaluated oil and gas properties were increased by approximately $3.1 million and other net property and equipment was increased by approximately $0.2 million. Obligations arising from the Bankruptcy Plan were recorded at the amounts expected to be paid in settlements of such obligations. In addition, the Company's Senior Notes with a net book value of $68.6 million, related interest payable of $11.1 million, preferred stock of $13.6 million and deferred financing costs related to the Senior Notes and preferred stock of $4.4 million were all written off.

    Since the former holders of the Company's Senior Notes (the former noteholders) received 92.5% of the shares of the common stock (Note 5), the gain on discharge of indebtedness was computed using 92.5% of the net assets received by the former noteholders. The remaining 7.5% of the net assets allocable to the former holders of the Company's preferred stock was recorded to equity and is included in fresh start accounting adjustments in the accompanying statement of stockholders' equity. Also included in such amount is the write-off of the remaining deferred costs allocable to the preferred stock.

F–19

    The effect of the Bankruptcy Plan on the Company's balance sheet as of December 31, 1999, is as follows (in thousands):

		Adjustments to Record Confirmation of Plan
	Preconfirmation	Discharge of Debt and Preferred Stock	Fresh Start	Reorganized Balance Sheet
ASSETS
CURRENT ASSETS	$4,821	$—	$—	$4,821
PROPERTY AND EQUIPMENT:
Oil and gas properties, net	24,158	—	6,090	30,248
Other property and equipment	22	—	178	200
DEFERRED FINANCING COSTS, net	4,398	(4,398)	—	—
ESCROWED AND RESTRICTED FUNDS	490	—	—	490

	$33,889	$(4,398)	$6,268	$35,759

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
LIABILITIES NOT SUBJECT TO COMPROMISE:
Accounts payable and accrued liabilities	$2,467	$—	$—	$2,467
Current portion of promissory notes	26	614	—	640
Other noncurrent liabilities	19	—	—	19
Deferred taxes	(2,382)	10,089	2,194	9,901

	130	10,703	2,194	13,027
LIABILITIES SUBJECT TO COMPROMISE:
Prepetition liabilities	2,521	(2,521)	—	—
Promissory notes	—	2,047	—	2,047
Notes payable — secured (including interest of $11,155)	79,767	(79,767)	—	—
Mandatorily redeemable preferred stock	13,555	(13,555)	—	—
STOCKHOLDERS' DEFICIT:
Common stock — old	1	(1)	—	—
Common stock — new	—	14,417	6,268	20,685
Accumulated deficit	(62,085)	64,279	(2,194)	—

	33,759	(15,101)	4,074	22,732

	$33,889	$(4,398)	$6,268	$35,759

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    The fair market value assigned to the Company's proved oil and gas properties was estimated by adjusting the net pre-tax future cash flows discounted at a 10% annual rate (PV10) of the Company's proved reserves ($36.4 million at December 31, 1999) as set forth in the Estimate of Reserves and Future Revenue report on the Company's proved oil and gas properties as of December 31, 1999, prepared by Netherland, Sewell & Associates, independent reservoir engineers. This report was prepared in accordance with SEC guidelines, utilizing constant prices existing as of December 31, 1999. The Company adjusted these prices to reflect the product prices used in valuing producing properties, ($21 per barrel of oil and $2.75 per mcf of gas) then applied risk factors to the various categories of proved reserves as follows:

Proved Category	Risk Factor
Proved Producing	95%
Proved Non-producing	75%
Proved Undeveloped	25%

    Applying these risk factors and adjusting the product pricing resulted in an estimated fair market value of the proved properties of $25.5 million. The Company's other assets, including other property and equipment, were valued at $4.9 million.

    As a result of the implementation of fresh start accounting, the financial statements as of and for the year ended December 31, 1999 reflecting the fresh start accounting principles discussed above are not comparable to the financial statements of prior periods.

2. SIGNIFICANT ACCOUNTING POLICIES:

Oil and Gas Properties

    Forman uses the full-cost method of accounting, which involves capitalizing all exploration and development costs incurred for the purpose of finding oil and gas reserves, including the costs of drilling and equipping productive wells, dry hole costs, lease acquisition costs and delay rentals. The Company also capitalizes certain related employee costs and general and administrative costs which can be directly identified with significant acquisition, exploration and development projects undertaken. Such costs are amortized on the future gross revenue method whereby amortization is computed using the ratio of gross revenues generated during the period to total estimated future gross revenues from proved oil and gas reserves. In determining future gross revenues utilized in the amortization calculation for 1999 and 1998, the Company utilized the annual method, using reserve estimates at the end of the year to make the amortization calculation for the entire year. As a result of the application of fresh start accounting, in determining future gross revenues utilized in the amortization calculation beginning in 2000, the Company uses reserve estimates as of the previous year end for the first three quarters, unless there have been significant changes in reserve estimates, and uses reserves as of the current year end for the fourth quarter. Additionally, the capitalized costs of oil and gas properties cannot exceed the present value of the estimated net cash flow from its proved reserves, together with the lower of cost or estimated fair value of its undeveloped properties (the full cost ceiling). Transactions involving sales of reserves in place, unless extraordinarily large portions of reserves are involved, are recorded as adjustments to accumulated depreciation, depletion and amortization.

Revenue Recognition

    The Company recognizes oil and gas revenue upon the sale to a third party purchaser. The Company follows the sales method for accounting for gas imbalances. Gas imbalances as of December 31, 2000 were insignificant.

    Interest income, overhead reimbursements and other income are recorded as revenue in the month earned.

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Cash and Cash Equivalents

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

Depreciation of Other Property and Equipment

    Depreciation of property and equipment other than oil and gas properties is provided on the straight-line method over the estimated useful lives of the assets.

Deferred Financing Costs

    For oil and gas property acquisitions which were burdened by an overriding royalty interest assigned to its lenders, the Company allocated a portion of the purchase price of such acquisitions to deferred financing costs. The amount allocated is proportional to the discounted future net cash flows associated with the interest assigned as compared to the total discounted future net cash flows for the acquisition (before carve-out of the overriding royalty interest) as of the date of the acquisition. These allocated costs, along with other costs of obtaining financing, were deferred and amortized using the effective interest method over the original term of the related debt. All such costs were reduced to zero in the reorganization discussed in Note 1.

Fair Value of Financial Instruments

    Cash, cash equivalents, accounts receivable, accounts payable and promissory notes were reflected at their fair market values at December 31, 1999, in accordance with SOP 90-7 as discussed in Note 1. As of December 31, 2000, the fair market value of the financial instruments mentioned above approximated their respective book values.

Income Taxes

    The income tax effects of the Company's reorganization had a material impact on the tax basis of the Company's oil and gas interests and its net operating loss carryforwards (Note 4).

Pervasiveness of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recapitalization Costs—1998

    Costs incurred during 1998 of approximately $385,000, consisting primarily of consulting and financial advisory fees, were capitalized in anticipation of the possible debt restructuring or recapitalization of the Company. These costs were written off in 1999 when the Company filed for bankruptcy.

Derivatives

    The Company uses derivative financial instruments such as swap agreements and forward sales contracts for price protection purposes on a limited amount of its future production and does not use them for trading purposes. Such derivatives are accounted for on an accrual basis and amounts paid or received under the agreements are recognized as oil and gas sales in the period in which they accrue. For the years ended December 31, 2000, 1999 and 1998, the Company recorded additions to oil and

F–22

gas sales of $—0-, $109,800 and $—0-, respectively, under these agreements. The Company entered into a forward sales agreement to sell 200 barrels per day of its oil production in October, 1999 for the twelve months ending November 30, 2000, at a price of $22.05 per barrel. As of December 31, 2000 the Company had open forward gas sales positions for the months of January, February and March, 2001 of 60,000 MBTU per month at prices of $7.09, $7.04 and $7.14, respectively.

Certain Concentrations

    During 2000, 100% of the Company's oil and gas production was sold to four customers. Based on the current demand for oil and gas, the Company does not believe the loss of any of these customers would have a significant financially disruptive effect on its business or financial condition.

Per Share Amounts

    Net income or loss per share of common stock was calculated by dividing net loss applicable to common stock by the weighted-average number of common shares outstanding during the year. Due to the net loss from continuing operations reported in 1998, all options and warrants outstanding (representing 43,600) were excluded from the computation because they would have been antidilutive. For 2000 and 1999, warrants and options were excluded because the exercise price of outstanding options and warrants (490,516 in 2000 and 43,600 in 1999) exceeded the fair value of the company's common stock.

Recent Accounting Pronouncements

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards that require every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded in the balance sheet as either an asset or a liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company adopted SFAS No. 133 on January 1, 2001. Because of the nature of the Company's hedging activities, the adoption of SFAS No. 133 did not have a material impact on the Company's financial position or results of operations.

Reclassifications

    Certain prior year amounts have been reclassified to conform to the presentation of such items in the current year.

3. NOTES PAYABLE AND PREFERRED STOCK:

    As discussed in Note 1, all of the Company's debt, including accrued interest, and preferred stock were discharged in the reorganization. The Company has issued to certain general unsecured creditors seven promissory notes aggregating to approximately $3.65 million payable beginning April 1, 2000, in equal monthly installments of principal and interest over three years and bearing interest at the rate of 8% per year. Additionally, the Company has notes outstanding of $20,485 related to purchases of automobiles and trucks. Aggregate minimum principal payments at December 31, 2000, required on these notes for the next five years are as follows (in thousands): 2001—$1,219; 2002—$1,310; 2003—$—0-; 2004—$0; 2005—$0.

F–23

    On June 3, 1997, the Company closed offerings for 70,000 units consisting of $70,000,000 of 13.5% Senior Secured Notes due 2004 (the "13.5% Notes") with warrants to purchase common stock and 200,000 units consisting of $10,000,000 of Series A Cumulative Preferred Stock (the "Preferred Stock") with warrants to purchase common stock. The preferred stock was recorded net of a discount of $333,333 associated with the value of the warrants. In addition, the Company was required to escrow from the proceeds the first year's interest obligation on the 13.5% Notes ($9,450,000). In 1997 and 1998 withdrawals were made from the interest escrow account for first year interest payments.

    Long-term debt was composed of the following at December 31, 1998:

1998
70,000 units of $1,000 principal amount Senior Secured Notes due 2004, Series B, and bearing interest at 13.5% per annum payable semi-annually in cash in arrears on June 1 and December 1, with warrants to purchase common stock	$68,297,877
Other	28,897

68,326,774
Less: current portion	(68,309,653)

$17,121

    Dividends on the Preferred Stock were cumulative from June 3, 1997, and were payable quarterly commencing September 1, 1997, in additional shares of Preferred Stock (valued at $50.00 per share) through June 1, 1999, and thereafter in cash, or at the Company's election, in shares of Preferred Stock. On June 3, 1997, 200,000 shares of Preferred Stock were issued in the initial offering. On September 1 and December 1, 1997, respectively, 7,500 and 7,781 additional shares of Preferred Stock were issued as the quarterly dividends for the respective quarters. On March 1, June 1, and September 1, 1998, the Company issued 8,073, 8,376, and 8,690 shares of Preferred Stock, respectively, as the quarterly dividends for the respective quarters. The Company did not issue the quarterly dividends due thereafter; however, the Company accrued dividends, including accretion of discount, through August 6, 1999, when it filed for relief under Chapter 11.

    On December 30, 1998, the Company announced the nonpayment of the December 1, 1998 installment of interest due on the 13.5% Notes within the thirty-day grace period provided for such payments. On March 10, 1999, the Trustee declared an Event of Default under the Indenture with respect to the 13.5% Notes as a result of the nonpayment of the December 1, 1998 interest installment and declared the unpaid principal and accrued and unpaid interest on the 13.5% Notes to be due and payable.

4. INCOME TAXES:

    The Company follows the asset and liability method of accounting for deferred income taxes prescribed by the Financial Accounting Standards Board Statement No. 109 (FAS 109) "Accounting for Income Taxes". Under the applicable income tax rules and regulations, the Company is not required to recognize taxable income, or pay taxes on the gain resulting from discharge of indebtedness (DOI) as a result of the Bankruptcy Plan. Rather, the gain (represented for tax purposes as the face value of the debt and accrued interest discharged in excess of the fair market value of the reorganized company) reduces the Company's net operating loss carryforwards (NOLs). Any remaining gain (after offsetting the Company's NOLs) reduces the Company's tax basis in its net assets. The magnitude of the DOI resulted in the elimination of $20.9 million of NOLs from 1998 and $9.6 million of NOLs generated during 1999. Additionally, it substantially eliminated the tax basis in the net assets of the reorganized Company. The significant excess of book basis over tax basis in the net assets of the Company resulted

F–24

in the recording of a $9.9 million deferred tax liability in the reorganized balance sheet (See Note 1). Realization of the NOLs used to offset the gain on DOI also resulted in the reversal of the valuation allowance, the impact of which is included in the tax effect of the extraordinary item of $10.1 million in the accompanying statement of operations.

    The provision for income taxes for the years ended December 31, 1999 and 2000 consisted of the following (in thousands):

	2000	1999
Current	$667	$—
Deferred	515	(188)

Total provision (benefit)	$1,182	$(188)

    At December 31, the Company has the following deferred tax assets and liabilities recorded (in thousands):

	2000	1999
Temporary differences:
Oil and gas properties	$10,788	9,901
Other	(372)	—

Net deferred tax liability	$10,416	$9,901

    The provision for income taxes (on net loss before extraordinary item) at the Company's effective tax rate differed from the provision for income taxes at the federal statutory rate as follows (in thousands):

	December 31, 2000	December 31, 1999
Computed provision (benefit) at the expected federal statutory rate	$985	$(188)
State taxes and other	197	—

Income tax provision (benefit)	$1,182	$(188)

5. COMMON STOCK AND WARRANTS:

    In connection with the consummation of the Bankruptcy Plan, as of December 31, 2000, the Company has issued approximately 984,042 shares of common stock to the former holders of the Company's senior notes and preferred stock. Pursuant to the Bankruptcy Plan, the Company has issued the new shares of common stock upon the surrender of the certificates representing the senior notes and the preferred stock. The common stock was allocated as follows: (i) 13.2143 shares of common stock were issued for each $1,000 of principal amount of canceled Senior Notes and (ii) 0.3120 shares of common stock were issued for each canceled share of preferred stock. The new common stock is subject to a stockholders agreement which contains restrictions on voting, sale and transfer, among other restrictions, of the common stock. Additionally, controlling stockholders (as defined) are entitled under a registration rights agreement to effect up to four registrations of the common stock to be filed on their behalf by the Company. McLain Forman is also entitled to effect up to two registrations under certain conditions (as defined in the agreement).

    The Company has also issued, as of December 31, 2000, warrants to purchase up to approximately 490,516 shares of common stock. These warrants consist of 49,048 Series A Warrants (exercise price $34.74), 147,156 Series B Warrants (exercise price $92.80), 147,156 Series C Warrants (exercise price

F–25

$117.80), and 147,156 Series D Warrants (exercise price $137.80). Each of these warrants is currently exercisable and will automatically expire on January 14, 2007. Of these warrants, approximately 68% of each series was issued to McLain Forman, the former sole shareholder, with the remaining warrants being issued to the former preferred stock and noteholders as described below. Ten Series A Warrants were exercised in 2000.

    In connection with the 1997 offerings of Senior Notes and preferred stock, the Company had issued warrants to purchase 43,600 shares of common stock at an initial exercise price of $1.00 per share, subject to adjustment in certain defined cases. The Company had allocated $666,667 and $333,333 of the proceeds received from the sale of the note units and equity units, respectively, to the warrants issued, which had been recorded as additional paid in capital at December 31, 1997. In addition, the Company had also issued warrants to purchase 4,844 shares of common stock under the same conditions as discussed above. The Company recorded $111,100 of additional paid-in capital for these warrants, which was being amortized as deferred financing costs over the term of the note units.

    Pursuant to the Bankruptcy Plan, holders of the Company's old common stock warrants that were issued in June 1997 in connection with the Company's offering and sale of the Senior Notes received in the aggregate approximately 10,850 Series A Warrants and approximately 32,550 of each of the Series B, Series C, and Series D Warrants. Each holder of a Senior Note warrant received 0.1637 Series A Warrants and 0.4910 Series B, Series C, and Series D Warrants for each Senior Note warrants canceled pursuant to the Bankruptcy Plan. Holders of the Company's warrants that were issued in June 1997 in connection with the Company's offering and sale of the preferred stock (the Equity Warrants) received in the aggregate approximately 5,450 Series A Warrants and approximately 16,350 of each of the Series B, Series C, and Series D Warrants. Each holder of an Equity Warrant received 0.0273 Series A Warrants and 0.0818 Series B, Series C, and Series D Warrants for each Equity Warrant canceled pursuant to the Bankruptcy Plan. McLain Forman received 33,780 Series A Warrants and 101,100 of each of the Series B, Series C, and Series D Warrants in connection with the consummation of the Bankruptcy Plan and pursuant to his employment agreement.

    The issuance of the common stock and the warrants pursuant to the Bankruptcy Plan was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 1145 of the United States Bankruptcy Code.

    The warrants had no measurable value upon issuance based on the calculation of their fair value using the Black -Scholes option pricing model.

6. COMMITMENTS AND CONTINGENCIES:

Employment Agreements

    Effective January 14, 2000, the Company entered into employment agreements with certain members of executive management. The agreements provide for employment of certain members of executive management in their current positions through April 30, 2001, subject to earlier termination, at a fixed annual salary and an annual bonus based upon the attainment of certain quantitative goals. The agreements provide for aggregate salaries of $961,000 per calendar year to the executives and a maximum bonus of 30% of base salary to each executive, except for the former sole shareholder for whom the maximum bonus is 90% of base salary. The maximum bonuses of $423,000 attributable to fiscal 2000 were recorded in the accompanying financial statements and are payable by March 31, 2001.

F–26

    If the Company terminates an executive without cause (as defined in the agreement) or the executive terminates employment for good reason (as defined in the agreement), the Company must (i) pay the executive his accrued base salary as of the date of termination plus his annual base salary for the remainder of his employment term and (ii) provide the executive with continuing group medical, dental, disability and life insurance benefits until the later of 18 months from the date of termination or the original expiration date of the employment term. Should the executive prevail in any cause of action, suit, arbitration or other legal proceeding initiated to enforce the provisions of the agreement, the Company indemnifies the executive for all costs including reasonable attorneys' fees incurred by the executive in connection with such cause of action, suit, arbitration or other legal proceeding. If the executive terminates his employment for reasons other than good reason or the Company terminates the executive for cause, the Company must pay to the executive his accrued base salary as of the date of termination. If the executive is terminated for cause following a change of control (as defined in the agreement), the executive will also be paid his base salary for the remainder of his employment term and will be provided continuing group medical, dental, disability and life insurance benefits until the later of 18 months from the date of termination or the original expiration date of the employment term.

Operating Leases

    Forman has two noncancellable operating leases for the rental of office space, which expire on September 14, 2004 and January 14, 2005. Future commitments under these leases are as follows:

December 31,	Amount
2001	$235,544
2002	$251,886
2003	$257,333
2004	$237,260
2005	$-0-

    Rental expense under operating leases during 2000, 1999 and 1998 was $210,480, $240,980, and $200,841, respectively.

Legal Proceedings

    From time to time, the Company may be a party to various legal proceedings. The Company is currently a party to a lawsuit arising in the ordinary course of business. Management does not expect this matter to have a material adverse effect on the Company's financial position or results of operations.

7. ESCROWED AND RESTRICTED FUNDS:

    Cash restricted for payment of abandonment costs for the Boutte and Bayou Dularge Fields is classified as a long-term asset. Such amounts are invested in short-term interest-bearing investments. The cash is escrowed under an agreement which required Forman to make additional specified monthly contributions through November 1995. As of December 31, 2000, the escrow accounts are fully funded.

8. EMPLOYEE BENEFITS:

    As part of the reorganization discussed in Note 1, the 1997 Stock Option Plan was dissolved and all outstanding options were cancelled. There was no other activity with respect to the Plan during 2000.

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401(K) Plan

    The Company has adopted a defined contribution retirement plan that complies with Section 401(k) of the Code (the 401(k) Plan). Pursuant to the terms of the 401(k) Plan, all employees with at least one year of continuous service are eligible to participate and may contribute up to 15% of their annual compensation (subject to certain limitations imposed under the Code). The 401(k) Plan provides that a discretionary match of employee contributions may be made by the Company in cash. In December 1998, the Company made a matching contribution, in the amount of $58,398, based upon each individual employee's plan contributions for 1998. In December, 1999 the Company made another matching contribution, in the amount of $70,012, based upon each individual employee's plan contributions for 1999. During 2000, the Company made matching contributions on a monthly basis, in the aggregate amount of $76,244, based upon each individual employee's plan contributions for 2000. These matching employer contributions to the 401(k) Plan are fully vested to the individual employees after three years of service. The amounts held under the 401(k) Plan are invested among various investment funds maintained under the 401(k) Plan in accordance with the directions of each participant. Employee contributions under the 401(k) Plan are 100% vested and participants are entitled to payment of vested benefits upon termination of employment.

9. WRITEDOWN OF OIL AND GAS PROPERTIES:

    During 1998, the Company wrote down its oil and gas properties by $19,575,047. The amount of the writedown represents the excess capitalized costs over estimated future net revenues attributable to oil and gas reserves discounted at 10%, less estimated future income taxes. The estimated future net revenues used in the calculation were based on year-end reserve volumes (as determined by an independent petroleum engineer), using 1998 year end oil prices of $10.44 per barrel and 1998 year end gas prices of $1.87 per thousand cubic feet, with no provision for future escalation. The Company also wrote down its oil and gas property investments during 1997 by $10,008,121. The estimated future net revenues used in the ceiling test calculation for 1997 were based on year-end reserve volumes (as determined by an independent petroleum engineer), utilizing March, 1998 oil prices of $14.47 per barrel and March, 1998 gas prices of $2.40 per thousand cubic feet, with no provision for future escalation. The utilization of these prices resulted in an increase in the amount charged to operations during 1997 of $8,167,879 over the amount that would have been recorded using year-end prices.

10. OIL AND GAS ACTIVITIES:

    The following tables provide information required by SFAS No. 69 "Disclosures About Oil and Gas Producing Activities."

Capitalized Costs

    Capitalized costs and accumulated depreciation, depletion and amortization relating to the Company's oil and gas producing activities, all of which are conducted within the continental United States, are summarized below:

	Year Ended December 31,
	2000	1999	1998
Proved producing oil and gas properties	$28,481,661	$25,515,529	$77,067,569
Unevaluated properties	5,006,197	4,732,139	4,485,359
Accumulated depreciation, depletion and amortization (Note 1)	(4,435,612)	—	(57,938,060)

Net capitalized costs	$29,052,246	$30,247,668	$23,614,868

F–28

Costs Incurred

    Costs incurred in oil and gas property acquisition, exploration and development activities are summarized below:

	Year Ended December 31,
	2000	1999	1998
Acquisition costs	$574,008	$81,840	$—
Exploration costs	46,853	1,745,862	2,413,719
Development costs	1,502,880	3,345,943	2,118,810
Capitalized G&A costs	842,391	—	—

Costs incurred	$2,966,132	$5,173,645	$4,532,529

    Gross cost incurred excludes sales of proved and unproved properties which are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves. For 2000, G&A costs in the amount of $842,000 were capitalized into the full cost pool. No such capitalization of G&A was made for either 1998 or 1999.

    The following table discloses financial data associated with the capitalized unevaluated costs as of December 31, 2000:

		Costs incurred during the Year Ended December 31,
	Balance at December 31, 2000
		2000	1999
Acquisition costs	$4,732,139	$—	$4,732,139
Capitalized interest	274,058	274,058	—

Costs incurred	$5,006,197	$274,058	$4,732,139

Reserves—(Unaudited)

    Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can reasonably be expected to be recovered through existing wells with existing equipment and operating methods.

    Proved oil and natural gas reserve quantities and the related discounted future net cash flows before income taxes for the periods presented are based on estimates prepared by Ryder Scott Company for 1998 and by Netherland, Sewell & Associates for 1999 and 2000. Both Ryder Scott and Netherland Sewell are independent petroleum engineers. Such estimates have been prepared in accordance with guidelines established by the Securities and Exchange Commission.

F–29

    The Company's net ownership interests in estimated quantities of proved oil and natural gas reserves and changes in net proved reserves, all of which are located in the continental United States, are summarized below:

	Oil, Condensate and Natural Gas Liquids (Bbls)
	Year Ended December 31,
	2000	1999	1998
Proved developed and undeveloped reserves:
Beginning of year	1,612,124	1,530,724	2,259,567
Revisions of previous estimates	169,698	273,709	(335,803)
Purchases of oil and gas properties	405,571	—	—
Extensions and discoveries	749,697	151,085	—
Production	(269,899)	(343,394)	(393,040)

End of year	2,667,191	1,612,124	1,530,724

Proved developed reserves at end of year	1,832,778	1,330,675	1,310,274

	Natural Gas (Mcf)
	Year Ended December 31,
	2000	1999	1998
Proved developed and undeveloped reserves:
Beginning of year	18,995,838	14,558,000	22,105,000
Revisions of previous estimates	934,260	3,405,862	(2,602,860)
Purchases of oil and gas properties	1,256,479	—	—
Extensions and discoveries	6,870,554	4,123,150	—
Production	(1,797,305)	(3,091,174)	(4,944,140)

End of year	26,259,826	18,995,838	14,558,000

Proved developed reserves at end of year	12,804,123	13,599,050	9,865,000

Standardized Measure (Unaudited)

    The table of the Standardized Measure of Discounted Future Net Cash Flows related to the Company's ownership interests in proved oil and gas reserves as of period end is shown below:

	Year Ended December 31,
	2000	1999	1998
	(In Thousands)
Future cash inflows	$331,656	$88,182	$43,256
Future oil and natural gas operating expenses	(43,647)	(29,045)	(14,598)
Future development costs	(17,666)	(7,371)	(5,821)

Future net cash flows before income taxes	270,343	51,766	22,837
Future income taxes	(100,313)	(17,401)	—

Future net cash flows	170,030	34,365	22,837
10% annual discount for estimating timing of cash flows	(56,585)	(9,962)	(3,668)

Standardized measure of discounted future net cash flows	$113,445	$24,403	$19,169

    Future cash flows are computed by applying year-end prices of oil and natural gas to year-end quantities of proved oil and natural gas reserves. Future operating expenses and development costs are

F–30

computed primarily by the Company's petroleum engineers by estimating the expenditures to be incurred in developing and producing the Company's proved oil and natural gas reserves at the end of the year, based on year end costs and assuming the continuation of existing economic conditions. Future income taxes are computed using the Company's tax basis in evaluated oil and gas properties and other related tax carryforwards. In 1998, the present value of future net cash flows before income taxes was exceeded by the Company's tax basis in the oil and gas properties and other tax attributes; therefore, future income taxes have not been reflected in that year. The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of the Company's oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, a discount factor more representative of the time value of money and the risks inherent in reserve estimates. The weighted average prices of oil and gas used with the above tables at December 31, 2000, 1999 and 1998 were $25.48, $24.58 and $10.44 respectively, per barrel and $10.04, $2.56 and $2.15, respectively, per Mcf. Oil prices have remained relatively stable and natural gas prices have continued to decline almost 50% subsequent to December 31, 2000. Accordingly, the discounted future net cash flows could be decreased if the standardized measure were calculated at a later date.

Changes in Standardized Measure (Unaudited)

    Changes in standardized measure of future net cash flows relating to proved oil and gas reserves are summarized below:

	Year Ended December 31,
	2000	1999	1998
	(In Thousands)
Changes due to current year operations:
Sales of oil and natural gas, net of oil and natural gas operating expenses	$(11,048)	$(9,246)	$(12,050)
Extensions and discoveries	72,785	8,604	—
Purchases of oil and gas properties	9,289	—	—
Changes due to revisions in standardized variables:
Prices and operating expenses	80,438	10,747	(24,336)
Revisions of previous quantity estimates	12,931	6,897	(4,675)
Estimated future development costs	(8,684)	3,055	(2,192)
Accretion of discount	3,608	1,917	5,226
Net change in income taxes	(57,191)	(12,037)	4,715
Production rates, timing and other	(13,086)	(4,703)	4,939

Net Change	89,042	5,234	(28,373)
Beginning of year	24,403	19,169	47,542

End of year	$113,445	$24,403	$19,169

F–31

11. SUMMARIZED QUARTERLY FINANCIAL INFORMATION—UNAUDITED:

    The following table summarizes the quarterly financial information for 1999 and 2000. For 2000, the Company capitalized $842,000 of G&A expenses and $274,000 of interest incurred during 2000 into the full cost pool in the fourth quarter. For presentation purposes, the expenses as reported in the respective quarterly Form 10Qs for the first three quarters of 2000 have been restated below to reflect this capitalization ratably over the four quarterly periods of 2000.

	1999
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Revenues	$2,625,787	$2,945,597	$3,806,493	$3,738,109	$13,115,986
Expenses	6,584,445	6,846,622	4,930,491	375,885	18,737,443

Net income (loss) from operations	(3,958,658)	(3,901,025)	(1,123,998)	3,362,224	(5,621,457)
Reorganization items and income taxes	—	—	—	(5,272,052)	(5,272,052)

Net income (loss) before extraordinary items	(3,958,658)	(3,901,025)	(1,123,998)	8,634,276	(349,405)
Extraordinary items	—	—	—	46,724,052	46,724,052

Net income (loss)	(3,958,658)	(3,901,025)	(1,123,998)	55,358,328	46,374,647
Preferred stock dividend	473,539	479,164	200,288	—	1,152,991

Net income (loss) attributable to common shares	$(4,432,197)	$(4,380,189)	$(1,324,286)	$55,358,328	$45,221,656

Basic and diluted earnings (loss) per share:
Net income (loss) per share attributable to common shares before extraordinary item	$(49.25)	$(48.67)	$(14.71)	$95.94	$(16.69)
Extraordinary item per share	—	—	—	519.15	519.15

Net income (loss) per share	$(49.25)	$(48.67)	$(14.71)	$615.09	$502.46

	2000
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Revenues	$3,382,051	$3,241,941	$3,762,392	$4,574,105	$14,960,489
Expenses	2,504,620	2,687,521	3,265,193	2,705,700	11,163,034

Net income (loss) from operations	877,431	554,420	497,199	1,868,405	3,797,455
Reorganization items and income taxes	1,196,317	—	76,330	808,545	2,081,192

Net income (loss)	$(318,886)	$554,420	$420,869	$1,059,860	$1,716,263

Basic and diluted earnings (loss) per share:	$(0.32)	$0.56	$0.43	$1.07	$1.74

12. EVENTS OCCURRING SUBSEQUENT TO THE DATE OF THE AUDITORS' REPORT

    The board of directors has made the final determinations with respect to the warrants described in note 1 under the subheading "Restructuring and Merger." The warrants will entitle the holders thereof to purchase, in the aggregate, 4,050,000 shares of Ascent common stock. Each warrant, when exercised, initially will entitle the holders thereof to purchase 191.943 shares of Ascent common stock, subject to rounding, at an exercise price of $5.21 per share. The warrants will be exercisable immediately on or after the date of issuance and will automatically expire on June 30, 2011.

F–32

ANNEX A-I

CONFORMED COPY

AGREEMENT AND PLAN OF MERGER

Among

ASCENT ENERGY INC.
PONTOTOC ACQUISITION CORP.
and
PONTOTOC PRODUCTION, INC.

Dated as of January 19, 2001

i

ii

iii

AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of January 19, 2001, by and among Ascent Energy Inc., a Delaware corporation ("Parent"), Pontotoc Acquisition Corp., a Nevada corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and Pontotoc Production, Inc., a Nevada corporation ("Company").

R E C I T A L S

    A.  The respective Boards of Directors of Parent, Merger Sub and Company have determined that it is advisable and in the best interest of each corporation and their respective shareholders to effect a business combination between Parent and Company upon the terms and subject to the conditions set forth herein.

    B.  The respective Boards of Directors of Parent, Merger Sub and Company have approved (i) this Agreement, and declared advisable that Merger Sub make an exchange offer (the "Offer") to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share ("Company Common Stock"), of Company ("Shares") in exchange for cash and shares of preferred stock, par value $0.01 per share, of Parent, having the rights, preferences and designations set forth in the Certificate of Designations attached hereto as Exhibit A ("Parent Preferred Stock"), and (ii) the merger of Merger Sub with Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Nevada ("Nevada Law").

    C.  Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of Company are entering into a Stockholders' Agreement with Parent in the form of Exhibit B (the "Stockholders' Agreement").

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I.
THE OFFER

    Section 1.1  The Offer.  (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 8.1 and (ii) none of the events set forth in Annex I shall have occurred and be continuing, Merger Sub shall, as promptly as reasonably practicable after the date hereof, commence the Offer. Each Share accepted by Merger Sub pursuant to the Offer shall be exchanged for the right to receive from Merger Sub $9.00, net to the holder, in cash, and shares of Parent Preferred Stock having a liquidation preference equal to $2.50. The initial expiration date of the Offer shall be the 20th business day following commencement of the Offer. The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of Shares which, together with the Shares then owned by Parent and Merger Sub (if any), represents at least two-thirds of the total number of outstanding shares of Company Common Stock, assuming the exercise of all currently exercisable options, rights and convertible securities (if any) and the issuance of all shares of Company Common Stock that Company is obligated to issue thereunder (such total number of outstanding shares of Company Common Stock being hereinafter referred to as the "Fully Diluted Shares") (the "Minimum Condition"), and to the other conditions set forth in Annex I. Parent and Merger Sub expressly reserve the right to waive any of conditions to the Offer and to make any change in the terms or conditions of the Offer; provided, that, without the prior written consent of Company, no change may be made which (i) decreases the number of Shares to be purchased in the Offer; (ii) changes the form or amount of consideration to be paid; (iii) imposes conditions to the Offer in addition to those set forth in Annex I; (iv) changes or

1

waives the Minimum Condition or any of the other conditions set forth in Annex I; (v) extends the Offer (except as set forth in the following two sentences); or (vi) makes any other change to any of the terms of or conditions to the Offer which is adverse to the holders of Shares. Subject to the terms of the Offer and this Agreement and the satisfaction (or waiver to the extent permitted by this Agreement) of the conditions to the Offer, Merger Sub shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the applicable expiration date of the Offer and shall pay for all such Shares promptly after acceptance; provided, that (x) Merger Sub may, in its sole discretion, extend the Offer for successive extension periods not in excess of 10 business days per extension if, at the scheduled expiration date of the Offer or any extension thereof, any of the conditions to the Offer shall not have been satisfied, until such time as such conditions are satisfied or waived, but in no event later than the End Date (as defined in Section 8.1(b)(ii)) and (y) Merger Sub may, in its sole discretion, extend the Offer if and to the extent required by the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). In addition, Merger Sub may, in its sole discretion, extend the Offer, after the acceptance of Shares thereunder, for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of not more than 10 business days to meet the objective (which is not a condition to the Offer) that there be validly tendered, in accordance with the terms of the Offer, prior to the expiration date of the Offer (as so extended), and not withdrawn, a number of Shares which, together with Shares then owned by Parent and Merger Sub, represents at least 90% of the Shares. Notwithstanding anything to the contrary set forth herein, no certificates or scrip representing fractional shares of Parent Preferred Stock shall be issued in connection with the exchange of cash and Parent Preferred Stock for Shares upon consummation of the Offer, and the number of shares of Parent Preferred Stock shall be rounded up to the nearest whole number.

    (b) As soon as reasonably practicable after the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Preferred Stock pursuant to the Offer (the "Registration Statement"). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the "Preliminary Prospectus"). As soon as reasonably practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer which will contain or incorporate by reference all or part of the Preliminary Prospectus and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "Offer Documents") and (ii) cause the Offer Documents to be disseminated to holders of Shares. Each of Parent, Merger Sub and Company agrees promptly to correct any information provided by it for use in the Registration Statement or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO, the Registration Statement and the Offer Documents and any material amendments thereto prior to their being filed with the SEC.

    Section 1.2  Company Action.  (a) Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has duly (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and are fair to and in the best interest of Company and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, which approval constitutes approval under Sections 92A.120 and 78.438 of Nevada Law such that the Offer, the Merger, this Agreement and the other transactions contemplated hereby are not and shall not be subject to any restriction pursuant to Sections 78.438 of Nevada Law, and (iii) resolved to recommend

2

acceptance of the Offer and approval and adoption of this Agreement and the Merger by Company's stockholders (the recommendations referred to in this clause (iii) are collectively referred to in this Agreement as the "Recommendations"). Company further represents that C.K. Cooper and Company has rendered to Company's Board of Directors its oral opinion, to be followed by a written opinion, that the consideration to be received by Company's stockholders pursuant to this Agreement is fair to such stockholders from a financial point of view. Company has been advised that all of its directors and executive officers currently intend to tender their Shares pursuant to the Offer.

    (b) As soon as practicable after the Offer is commenced, Company will file with the SEC and disseminate to holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which shall, subject to Section 6.2(b), reflect the Recommendations. Each of Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. Company agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any material amendments thereto prior to their being filed with the SEC.

    (c) Company will promptly furnish Parent and Merger Sub with a list of its stockholders, mailing labels (to the extent available) and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case as of the most recent practicable date, and will provide to Parent and Merger Sub such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or Merger Sub may reasonably request in connection with the Offer.

    Section 1.3  Directors.  (a) Effective upon the acceptance for payment of, and payment by Merger Sub for, Shares equal to at least a majority of the outstanding shares of Company Common Stock pursuant to the Offer (the "Appointment Time"), Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on Company's Board of Directors that equals the product of (i) the total number of directors on Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section 1.3) and (ii) the percentage that the number of Shares owned by Parent or Merger Sub (including all Shares purchased pursuant to the Offer) bears to the total number of Shares, and Company shall take all action reasonably necessary to cause Parent's designees to be elected or appointed to Company's Board of Directors, including increasing the number of directors, or seeking and accepting resignations of incumbent directors, or both. At such time, Company will also use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board and (ii) each Board of Directors of each subsidiary of Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board of Directors of Company. Notwithstanding the provisions of this Section 1.3, the parties hereto shall use their respective best efforts to ensure that at least two of the members of Company's Board of Directors shall, at all times prior to the Effective Time (as defined below), be Directors of Company who were directors of Company prior to consummation of the Offer (each, a "Continuing Director"). If the number of Continuing Directors is reduced to less than two for any reason prior to the Effective Time, the remaining and departing Continuing Directors shall be entitled to designate a person to fill the vacancy. Notwithstanding anything in this Agreement to the contrary, if Parent's designees are elected to Company's Board of Directors prior to the Effective Time, the affirmative vote of the Continuing Directors shall be required for Company to (a) amend or terminate this Agreement or agree or consent to any amendment or termination of this Agreement, (b) waive any of Company's or any Company stockholder's rights, benefits or remedies hereunder, (c) extend the time for performance of

3

Parent's and Merger Sub's respective obligations hereunder, or (d) approve any other action by Company which is reasonably likely to adversely affect the interests of the stockholders of Company (other than Parent, Merger Sub and their affiliates (other than Company and its subsidiaries)), with respect to the transactions contemplated by this Agreement.

    (b) Company's obligations to appoint designees to its board of directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. Company shall promptly take all actions required pursuant to Section 1.3 and Rule 14f-l in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to Company and its officers and directors as is required under said Section 14(f) and Rule 14f-l to fulfill its obligations under this Section 1.3. Parent will supply to Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by said Section 14(f) and Rule 14f-1.

ARTICLE II.
THE MERGER

    Section 2.1  The Merger.  Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Nevada Law, at the Effective Time, Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall cease, and Company shall continue as the surviving corporation of the Merger; provided, however, if Merger Sub owns at least 90% of the total number of outstanding shares of Company Common Stock, Merger Sub may effectuate the Merger pursuant to Section 92A.180 of Nevada Law, and Company shall be merged with and into Merger Sub, in which case, the separate corporate existence of Company shall cease, and Merger Sub shall continue as the surviving corporation. In either case, the entity surviving the Merger, Company or Merger Sub, as the case may be, shall be referred to hereinafter as the "Surviving Corporation".

    Section 2.2  Effective Time; Closing.  Subject to the provisions of this Agreement, Company and Merger Sub will file articles of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Nevada in accordance with the relevant provisions of Nevada Law (the "Articles of Merger"), as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the "Closing") shall take place at the offices of Jones, Walker, 201 St. Charles Avenue, New Orleans, Louisiana, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing), or at such other time, date and location as the parties hereto agree in writing (the "Closing Date"). The Merger shall become effective at such time as the Articles of Merger are filed with the Secretary of State of the State of Nevada or such other time as is specified in the Articles of Merger (the "Effective Time").

    Section 2.3  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Nevada Law. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises of Company and Merger Sub, and shall be subject to all debts, liabilities and duties of Company and Merger Sub.

    Section 2.4  Articles of Incorporation; Bylaws.  (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read: "The name of the corporation is "Pontotoc Production, Inc."."

4

    (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

    Section 2.5  Directors and Officers.  The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualify, unless they earlier die, resign or are removed. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualify, unless they earlier die, resign or are removed.

    Section 2.6  Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

    (a)  Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 2.6(b), shall be canceled and extinguished and automatically converted into the right to receive from Merger Sub the same amount of cash, without interest, and the same number of shares of Parent Preferred Stock paid in the Offer upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.7 (the "Merger Consideration"). No fraction of a share of Parent Preferred Stock will be issued by virtue of the Merger, but, in lieu thereof, the number of shares of Parent Preferred Stock to be issued shall be rounded up to the next whole number.

    (b)  Cancellation of Company-Owned and Parent-Owned Stock.  Each share of Company Common Stock held by Company or owned by Parent or Merger Sub immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

    (c)  Capital Stock of Merger Sub.  Each share of common stock, par value $0.001 per share, of Merger Sub (the "Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of common stock of the Surviving Corporation.

    (d)  Adjustments to Merger Consideration.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent or Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to the Offer, the Merger or otherwise pursuant to this Agreement shall be appropriately adjusted.

    Section 2.7  Exchange of Certificates.  (a) Exchange Agent. Prior to the Effective Time, Parent shall select an institution reasonably acceptable to Company to act as the exchange agent (the "Exchange Agent") in the Merger.

    (b)  Exchange Fund.  Promptly after the Effective Time, Parent shall deposit with the Exchange Agent, as nominee for the benefit of the holders of Company Common Stock, the aggregate amount of cash and the aggregate number of shares of Parent Preferred Stock to be issued pursuant to Section 2.6(a) (such cash and shares of Parent Preferred Stock, together with any dividends or distributions with respect thereto being hereinafter referred to as the "Exchange Fund"), to be held for the benefit of and distributed to the holders of Company Common Stock in accordance with this Section 2.7. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest,

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commercial paper rated the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group, or certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $100,000,000 in assets, or in money market funds which are invested in the foregoing; provided that no such investment or loss thereon shall affect the amounts payable to the Company's stockholders pursuant to this Article II. Parent and the Surviving Corporation shall replace any monies lost through an investment made pursuant to this Section 2.7(b). Any interest and other income resulting from such investments, over and above amounts necessary to be distributed to the holders of Company Common Stock, shall promptly be paid to the Surviving Corporation.

    (c)  Exchange Procedures.  Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates ("Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive cash and shares of Parent Preferred Stock pursuant to Section 2.6: (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify, subject to the approval of Company, which approval shall not be unreasonably withheld) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the amount of cash and a certificate or certificates representing shares of Parent Preferred Stock. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the amount of cash and a certificate or certificates representing the number of whole shares of Parent Preferred Stock into which their shares of Company Common Stock represented by such Certificates were converted at the Effective Time, rounded up to the next whole number pursuant to Section 2.7(e) and any dividends or distributions payable pursuant to Section 2.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the amount of cash and the whole number of shares of Parent Preferred Stock into which such shares of Company Common Stock shall have been so converted and the right to receive any dividends or distributions payable pursuant to Section 2.7(d). In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of Company, the amount of cash and a certificate or certificates representing that whole number of shares of Parent Preferred Stock into which such shares of Company Common Stock were converted at the Effective Time may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

    (d)  Distributions With Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Preferred Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Preferred Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the holders of certificates representing whole shares of Parent Preferred Stock issued in exchange therefor, without interest: (i) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Preferred Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Preferred Stock.

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    (e)  Fractional Shares.  No certificate or scrip representing fractional shares of Parent Preferred Stock will be issued in the Offer or the Merger upon the surrender for exchange of Certificates. In lieu of any such fractional shares of Parent Preferred Stock, the number of shares of Parent Preferred Stock to be issued shall be rounded up to the next whole number (after taking into account all Certificates delivered by such holder).

    (f)  Required Withholding.  Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

    (g)  Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the cash and certificates representing the whole number of shares of Parent Preferred Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 2.6 and any dividends or distributions payable pursuant to Section 2.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Preferred Stock and payment of cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    (h)  No Liability.  Notwithstanding anything to the contrary in this Section 2.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Preferred Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (i)  Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Section 2.7 shall thereafter look only to Parent for the payment of cash and shares of Parent Preferred Stock into which the shares of Company Common Stock were converted pursuant to Section 2.6 and any dividends or other distributions with respect to Parent Preferred Stock to which they are entitled pursuant to Section 2.7(d), in each case, without any interest thereon. Any securities or cash amounts remaining unclaimed by holders of Certificates five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interests of any person previously entitled thereto.

    Section 2.8  No Further Ownership Rights in Company Common Stock.  All shares of Parent Preferred Stock issued and all cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 2.7(d)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

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    Section 2.9  Stock Options.  (a) Immediately prior to the Effective Time, all outstanding options to purchase Company Common Stock shall be canceled, and, in lieu thereof, on the Closing Date, the holder of each such option, except as set forth on Schedule 3.2(b) of the Disclosure Letter, shall receive a single lump sum cash payment from the Surviving Corporation equal to the product of: (i) the total number of shares of Company Common Stock previously subject to such option; times (ii) the amount by which $10.50 exceeds the exercise price per share of Company Common Stock subject to such option, as reduced by any required withholding of taxes.

    (b) Prior to the Effective Time, Company shall use its best efforts to: (i) take all steps necessary to cause the Company's stock option plans to be terminated on or prior to the Effective Time, subject to the provisions set forth in this Section 2.9, and to otherwise make any amendments to the terms of such stock option plans that are necessary to give effect to the transactions contemplated by this Agreement; and (ii) obtain at the earliest practicable date written consents from all holders of options to the cancellation of such holder's options, subject to the provisions set forth in this Section 2.9, to take effect at the Effective Time. Notwithstanding any other provision of this Section 2.9(b), payment may be withheld in respect of any options until necessary or appropriate consents are obtained with respect thereto.

    Section 2.10  Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company, Merger Sub and the Surviving Corporation will take all such lawful and necessary action in the name of Company or Merger Sub. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

    Section 2.11  Dissenting Shares.  Notwithstanding Section 2.6, if the Merger is effectuated pursuant Section 92A.180 of Nevada Law, Shares outstanding immediately prior to the Effective Time and held by a holder who has demanded appraisal for such Shares in accordance with Nevada Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his or her right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. Company shall give Parent prompt notice of any demands received by Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any amounts paid to a holder pursuant to a right of appraisal will be paid by Company.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF COMPANY

    Except as disclosed in the disclosure letter delivered by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company (the "Disclosure Letter"), Company represents and warrants to Parent and Merger Sub as follows:

    Section 3.1  Organization; Subsidiaries.  (a) Company and each of its subsidiaries (as defined in Section 9.3(d)) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own, lease and operate the properties and assets used in connection therewith. Company and each of its subsidiaries is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except to the extent that any failure to so qualify or be in good standing would

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not have a Material Adverse Effect (as defined in Section 9.3(b)) on Company or adversely affect the ability of Company to perform its obligations hereunder or to consummate the Merger.

    (b) Schedule 3.1 of the Disclosure Letter indicates the jurisdiction of organization of each subsidiary of Company and Company's direct or indirect equity interest therein. Pontotoc Holdings, Inc., an Oklahoma corporation, will become a wholly-owned subsidiary of Company upon completion of the acquisition described in Section 6.16 hereof.

    (c) Company has delivered or made available to Parent a true, complete and correct copy of the Articles of Incorporation and Bylaws of Company and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "Company Charter Documents"), and each such instrument is in full force and effect. Neither Company nor any of its subsidiaries is in violation of any of the provisions of the Company Charter Documents.

    (d) Neither Company nor any of its subsidiaries identified in Schedule 3.1 of the Disclosure Letter owns, directly or indirectly, any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity (other than Company's subsidiaries). Neither Company nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect, under which it may become obligated to make any future material investment in or material capital contribution to any other entity. Neither Company, nor any of its subsidiaries, is a general partner of any general partnership, limited partnership or other similar entity.

    Section 3.2  Company Capitalization.  (a) The authorized capital stock of Company consists solely of 100,000,000 shares of Company Common Stock, of which there were 5,213,695 shares issued and outstanding as of December 31, 2000, and 5,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Company or any agreement or document to which Company is a party or by which it is bound. There are no shares of Company Common Stock held in treasury by Company.

    (b) As of the close of business on December 31, 2000, 129,050 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under Company's stock option plan (collectively, the "Company Options"). Schedule 3.2(b) of the Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted or assumed; (v) the date on which such Company Option vested or will vest; (vi) the date on which such Company Option expires; and (vii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Company has made available to Parent an accurate and complete copy of Company's stock option plan and the standard forms of stock option agreements evidencing Company Options. There are no options outstanding to purchase shares of Company Common Stock other than pursuant to the Company Options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

    (c) All outstanding shares of Company Common Stock, all outstanding Company Options and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable agreements or instruments.

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    (d) For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 3.4).

    Section 3.3  Obligations With Respect to Capital Stock.  (a) Except as set forth in Section 3.2 or on Schedule 3.3 of the Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.

    (b) Company owns all of the securities of its subsidiaries identified on Schedule 3.1 of the Disclosure Letter, free and clear of all claims and Encumbrances (as defined below), and there are no other equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.

    (c) For purposes of this Agreement, "Encumbrances" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

    (d) Except as set forth in Section 3.2, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no registration rights with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. There are no shareholder, voting trust, or other agreements or understandings to which Company or any of its subsidiaries is a party or to which any of them are bound relating to the voting of any shares of the capital stock of Company or any of its subsidiaries.

    Section 3.4  Authority; Non-Contravention.  (a) Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approvals (as defined below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company's stockholders (the "Company Stockholder Approvals") and the filing of the Articles of Merger pursuant to Nevada Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is sufficient for Company's stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and, assuming the due execution and delivery by Parent and Merger Sub,

10

constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

    (b) The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not: (i) conflict with or violate the Company Charter Documents, (ii) subject to obtaining Company Stockholder Approvals and compliance with the requirements set forth in Section 3.4(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or impair Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective assets are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, impairments or rights which, individually or in the aggregate, would not have a Material Adverse Effect on Company. Schedule 3.4(b) of the Disclosure Letter lists all consents, waivers and approvals under any of Company's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to Company or the Surviving Corporation as a result of the Merger.

    (c) No action by or in respect of, or filing with, any court, tribunal, arbitrator, administrative agency or commission or other governmental authority or instrumentality, foreign, domestic or supranational ("Governmental Entity") or other person is required to be obtained or made by Company in connection with the execution and delivery of this Agreement or the consummation by Company of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) compliance with any applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and any other applicable securities law, whether state or foreign, and (iii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Company or the Surviving Corporation or adversely affect the ability of Company to perform its obligations hereunder or to consummate the Merger.

    Section 3.5  SEC Filings; Company Financial Statements.  (a) Company has timely filed all forms, reports, schedules, statements and documents required to be filed by Company with the SEC since December 31, 1998, and has made available to Parent such forms, reports, schedules, statements and documents in the form filed with the SEC. All such required forms, reports, schedules, statements and documents are referred to herein as the "Company SEC Reports." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

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    (b) Each of the consolidated financial statements of Company (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "Company Financials"): (i) complies as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC under Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presents the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Company contained in the Company SEC Reports as of September 30, 2000, is hereinafter referred to as the "Company Balance Sheet."

    (c) Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

    (d) Each of the consolidated, unaudited balance sheet and statement of income of Pontotoc Holdings, Inc. ("Holdings"), as of September 30, 2000, and for the period then ended (including, in each case, any related notes thereto), previously provided to Parent, has been prepared from the books and records of Holdings and its subsidiary, is complete, correct and in accordance with the books of account and records of Holdings and its subsidiary and fairly presents the consolidated financial position of Holdings and its subsidiary as at the date thereof and the consolidated results of Holdings' and its subsidiary's operations for the period indicated. Neither Holdings nor its subsidiary has since the date of the financial statements described in the immediately preceding sentence incurred any liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise), except (i) liabilities reflected in such financial statements, (ii) current liabilities which have arisen since the date of the financial statements in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement) and (iii) liabilities arising under executory contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract).

    Section 3.6  Undisclosed Liabilities.  Neither Company nor any of its subsidiaries has any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for liabilities set forth on the face of the Company Balance Sheet (or in one or more notes thereto) and liabilities which arose in the ordinary course of business since the date of the Company Balance Sheet. Except as set forth in Schedule 3.6 of the Disclosure Letter, Company does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), based on any of its subsidiaries' operations, ownership of assets, actions or inactions.

    Section 3.7  Absence of Certain Changes or Events.  (a) Since the date of the Company Balance Sheet, the business of Company and its subsidiaries has been conducted in the ordinary course consistent with past practices (other than the transactions contemplated by this Agreement) and there has not been (i) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, except for repurchases which are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of

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their pre-existing stock option or purchase agreements, (iii) any material change by Company in its accounting methods, principles or practices, except as required by changes in GAAP, or (iv) any revaluation by Company of any of its material assets, other than in the ordinary course of business.

    (b) Since the date of the Company Balance Sheet and through the date of this Agreement, neither Company nor any of its subsidiaries has taken any action that, if taken after the date hereof, would constitute a breach of any provision of Section 5.1 hereof.

    Section 3.8  Taxes.  Except as set forth in Schedule 3.8 of the Disclosure Schedule: (a) Company and each of its subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (as defined below) required to be filed by or on behalf of Company and each of its subsidiaries with any Tax authority ("Returns"). The Returns are true, correct and complete in all material respects. In particular, and without limiting the foregoing, none of the Returns contains any position which is or would be subject to penalties under Section 6662 of the Code or any corresponding provision of state, local or foreign Tax law. Company and each of its subsidiaries have paid all Taxes due for the periods covered by such Returns, whether or not such Taxes are shown to be due on such Returns.

    (b) Company and each of its subsidiaries have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and all other Taxes required to be withheld.

    (c) Neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries. Company and its subsidiaries have not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

    (d) No audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination that is reasonably likely to result in any adjustment that is material to Company and its subsidiaries, taken as a whole.

    (e) No adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof that is reasonably likely to be material to Company and its subsidiaries, taken as a whole.

    (f)  Neither Company nor any of its subsidiaries has any material liability for unpaid Taxes, whether asserted or unasserted, contingent or otherwise, which have not been accrued for or reserved on the Company Balance Sheet in accordance with GAAP (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income), other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course of operations.

    (g) There is no agreement, plan or arrangement to which Company or any of its subsidiaries is a party, including this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

    (h) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company.

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    (i)  Neither Company nor any of its subsidiaries is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement.

    (j)  Company and its subsidiaries have not been and will not be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

    (k) Company has not been distributed in a transaction qualifying under Section 355 of the Code within the last two years, nor has Company distributed the stock in any corporation in a transaction qualifying under Section 355 of the Code within the last two years.

    (l)  There are no liens for Taxes (other than for Taxes not yet due and payable) upon the assets of Company or any of its subsidiaries.

    (m) Except for the group of which Company and its subsidiaries are currently a member, neither Company nor any of its subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Code section 1504.

    (n) None of the assets of Company or any of its subsidiaries is property which Company or any of its subsidiaries is required to treat as being owned by any other person pursuant to the "safe-harbor lease" provisions of former section 168(f)(8) of the Code.

    (o) None of the assets of Company or any of its subsidiaries directly or indirectly secures any debt the interest on which is tax exempt under section 103(a) of the Code.

    (p) None of the assets of Company or any of its subsidiaries is "tax-exempt use property" within the meaning of section 168(h) of the Code.

    (q) Company and its subsidiaries do not have and have not ever had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

    (r) Neither Company nor any of its subsidiaries is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes, except for joint ventures and joint operating agreements in the ordinary course of oil and gas operations.

    (s) Each asset with respect to which Company or any of its subsidiaries claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by Company.

    (t)  No item of income or gain reported by Company or any of its subsidiaries for financial accounting purposes in any pre-closing period is required to be included in taxable income for a post-closing period.

    (u) Neither Company nor any of its subsidiaries has made or is bound by any election under section 197 of the Code.

    (v) There are no outstanding rulings of, or requests for rulings with, any Tax authority addressed to Company or any of its subsidiaries that are, or if issued would be, binding on Company or its subsidiaries.

    (w) For the purposes of this Agreement, "Tax" or "Taxes" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause

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(i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

    Section 3.9  Title to Assets.  Company and its subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets, other than the Oil and Gas Interests (as defined in Section 3.11(c)) of the Company and its subsidiaries, used by them, located on their premises, or shown on the Company Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances, except for properties and assets disposed of in the ordinary course of business since the date of the Company Balance Sheet.

    Section 3.10  Real Property Other Than Oil and Gas Interests.  (a) Each of Company and its subsidiaries does not own, has never owned, does not have, nor has it ever had any interest in any real property, other than Oil and Gas Interests, other than pursuant to a valid lease.

    (b) Schedule 3.10 of the Disclosure Letter lists and describes briefly all real property leased or subleased to each of Company and its subsidiaries, other than Oil and Gas Interests. Company has delivered to Parent correct and complete copies of the leases and subleases listed in Schedule 3.10 of the Disclosure Letter. With respect to each material lease and sublease listed in Schedule 3.10 of the Disclosure Letter, all such leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases or subleases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim against Company.

    Section 3.11  Title to Oil and Gas Interests.  (a) Except as set forth in Schedule 3.11 of the Disclosure Letter, Company and its subsidiaries have Good Title (as defined below) to all Oil and Gas Interests of Company or its subsidiaries.

    (b) For purposes of this Agreement, "Good Title" shall mean good and defensible title which is (i) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction and is sufficient against competing claims of bona fide purchasers for value without notice and (ii) free and clear of all Encumbrances, other than such Encumbrances that a reasonably prudent purchaser of oil and gas properties and a prudent lender that is lending against such Oil and Gas Interests as collateral would accept in light of the value of the property affected, the improbability of assertion of the defect or irregularity or the cost of performing curative work.

    (c) For purposes of this Agreement, "Oil and Gas Interests" shall mean any and all (i) direct and indirect interests in and rights in respect of oil, gas and other minerals and hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working interests, royalties, overriding royalties, production payments, operating rights, net profits interests, other non-working interests and non-operating interests, contract rights, debt instruments, and equity interests in joint ventures, partnerships, corporations and other entities, including common and preferred stock, debentures, bonds and other securities of every kind and nature and unrelated assets coincidentally acquired in connection with the acquisition of the foregoing assets; (ii) interests in and rights in respect of oil, gas and other minerals and hydrocarbons or revenues therefrom and all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and interests related to any of the foregoing), surface interests, fee interests, reversionary interests, royalties, overriding royalties, reservations, and concessions; (iii) easements, licenses, rights of way, servitudes, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing;

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and (iv) interests in fixtures, equipment and machinery (including well equipment and machinery and workover, completion and drilling rigs), oil and gas production, gathering, compression, treating, processing, transmission or storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to or necessary for the operation of any of the foregoing.

    Section 3.12  Oil and Gas Interests of Company and its Subsidiaries.  Except as set forth in Schedule 3.12 of the Disclosure Letter: (i) there are no preferential purchase rights, first refusal rights or other similar contractual rights granted to any third parties applicable to any of Company's Oil and Gas Interests; (ii) neither Company nor any of its subsidiaries has been advised by any operator, lessor or any other party of any default under any such Oil and Gas Interests which default has not heretofore been cured in all respects; (iii) all proper and timely payments (including royalties, delay rentals and shut-in royalties) due under Company's Oil and Gas Interests have been timely made and paid by the operator(s) of each such lease or well; and (iv) Company and its subsidiaries are entitled to be paid, and are being paid, in all material respects, their percentage of net revenue interests included in Company's Oil and Gas Interests without suspense.

    Section 3.13  Refund.  Except as included or reflected on the Company Balance Sheet or as set forth in Schedule 3.13 of the Disclosure Letter: (i) neither Company nor any of its subsidiaries is obligated by virtue of a prepayment arrangement under any gas contract containing a "take or pay" or similar provision, a production payment or any other arrangement to deliver any material amount of gas or oil attributable to Company's Oil and Gas Interests at some future time without then or thereafter receiving full payment therefor; and (ii) neither Company nor any of its subsidiaries has received any funds or payments from purchasers of production of gas under gas contracts which are subject to a potential material refund.

    Section 3.14  Payout Balances.  Schedule 3.14 of the Disclosure Letter contains a reasonably complete and accurate list of the status, as of December 31, 2000, with respect to Company operated wells, and as of December 31, 2000, with respect to third party operated wells, of: (a) the "payout" balance for each Company Oil and Gas Interest that is subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event, other than cessation of production); and (b) all gas balancing obligations and rights for each Company Oil and Gas Interest which is subject to a gas balancing overage or underage. As used in this Section 3.14 and in Section 3.15, the term "Company operated wells" shall also include all wells operated by any of Company's subsidiaries.

    Section 3.15  Operations.  Except as set forth in Schedule 3.15 of the Disclosure Letter:

    (a) All of the Company operated wells included in the Oil and Gas Interests of Company and its subsidiaries and which are described in Schedule 3.15 of the Disclosure Letter have been drilled within the boundaries of such Oil and Gas Interests or within the limits otherwise permitted by contract, pooling or unit agreement, lease instrument, and by law and in accordance with generally prevailing standards of the oil and gas industry.

    (b) All drilling and completion of the Company operated wells in such Oil and Gas Interests and all development and operations on such Oil and Gas Interests have been conducted in compliance in all material respects with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders, and decrees of any court or governmental body or agency.

    (c) With respect to Company operated wells, all equipment constituting part of the Oil and Gas Interests of Company and its subsidiaries has been installed, maintained, and operated by Company or its subsidiaries as a prudent operator in accordance with generally prevailing standards of the oil and gas industry, and is currently in a state of repair so as to be adequate for normal operations by

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Company or its subsidiaries, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Company.

    (d) No Company operated well included in such Oil and Gas Interests is subject to penalties on allowables because of any overproduction (legal or illegal) which would prevent the full legal and regular allowable (including maximum permissible tolerance) as prescribed by any court or federal, state or local governmental body or agency to be assigned to any such well.

    Section 3.16  Plugging Status.  All wells operated by Company or any of its subsidiaries that have been permanently plugged and abandoned have been so plugged and abandoned in accordance in all material respects with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders, and decrees of any court or governmental body or agency.

    Section 3.17  Financial and Commodity Hedging.  Schedule 3.17 of the Disclosure Letter accurately summarizes the outstanding hydrocarbon and financial hedging positions of Company and its subsidiaries (including fixed price controls, collars, swaps, caps, hedges and puts) as of the date reflected on the Disclosure Letter.

    Section 3.18  Governmental Regulation.  Neither Company nor any of its subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.

    Section 3.19  Intellectual Property.  (a) Except as set forth in Schedule 3.19 of the Disclosure Letter, neither Company nor any of its subsidiaries has any registered copyrights, patents, trademarks, service marks or applications for any of the foregoing. Except as set forth in Schedule 3.19 of the Disclosure Letter, Company and each of its subsidiaries licenses to use or otherwise possesses legally enforceable rights to use, all proprietary technologies, know-how, and all other inventions, discoveries, improvements, processes and formulas (secret or otherwise) and any related documentation thereto used or possessed by or related to Company or to any subsidiary as is necessary for the current conduct of the business of Company or of any subsidiary.

    (b) Company and its subsidiaries are not, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of the transactions contemplated hereby, in violation of any licenses, sublicenses or other contracts to which it or any of its subsidiaries is a party and pursuant to which it or any subsidiary is authorized to use any patent, copyright, trademark, trade name, service mark or any other form of intellectual property or trade secret owned by a third party.

    (c) All copyrights, patents, trademarks, service marks and trade names held by Company and its subsidiaries are valid and subsisting, except for any failures so to be valid and subsisting that, individually or in the aggregate, would not have a Material Adverse Effect on Company or the Surviving Corporation.

    Section 3.20  Compliance with Laws.  (a) Neither Company nor any of its subsidiaries is in conflict with, or has violated or is in violation of any Legal Requirement applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, except for conflicts or violations that, individually or in the aggregate, would not have a Material Adverse Effect on Company or adversely affect the ability of Company to perform its obligations hereunder or to consummate the Merger. No investigation or review by any Governmental Entity is pending or, to Company's knowledge, has been threatened against Company or any of its subsidiaries, nor, to Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Company or any of its subsidiaries. There is no judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Company or any of its subsidiaries, or any acquisition of property by Company or any of its subsidiaries.

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    (b) Company and its subsidiaries hold all permits, licenses, franchises, variances, authorizations, consents, certificates, exemptions, orders and approvals from governmental authorities that are material to or required to own, lease and operate its properties and for the operation of the business of Company as currently conducted (collectively, the "Permits"), and are in compliance with the terms of the Permits. Each of the Permits is in full force and effect and there is no action, investigation or proceeding pending or, to the knowledge of Company, threatened regarding any Permit. Notwithstanding the foregoing, Permits required under Environmental Laws (as defined below) are addressed solely in Section 3.24.

    Section 3.21  Litigation.  There are no claims, suits, actions, investigations or proceedings pending or, to the knowledge of Company, threatened against, relating to or affecting Company, any of its subsidiaries, any officer, director or employee of Company or any of its subsidiaries, or any person for whom Company or any of its subsidiaries may be liable or any of their respective properties, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either singly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect or adversely affect the ability of Company to perform its obligations hereunder or to consummate the Merger. As of the date hereof, no director or executive officer of Company has asserted a claim to seek indemnification from Company under Company Charter Documents or any indemnification agreement between Company and such person.

    Section 3.22  Employee Benefit Plans.  (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

      (i)  "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

      (ii) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee;

      (iii) "DOL" shall mean the Department of Labor;

      (iv) "Employee" shall mean any current, former, or retired employee, officer, or director of Company or any subsidiary of Company;

      (v) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between Company or any subsidiary of Company, on the one hand, and any Employee or consultant of Company or any subsidiary of Company, on the other hand;

      (vi) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

      (vii) "ERISA Affiliate" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

      (viii)"FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

      (ix) "IRS" shall mean the Internal Revenue Service;

      (x) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

      (xi) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

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      (xii)"Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

    (b)  Schedule.  Schedule 3.22 of the Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement and, to the knowledge of Company, any other material benefit plan, program, or arrangement in which an Employee is eligible to participate (each plan other than a Company Employee Plan, an "Outsourced Plan"). Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

    (c)  Documents.  Company has made available to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement, including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) the most recent IRS determination or opinion letter, and all rulings relating to Company Employee Plans; (vii) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company; and (ix) all registration statements and prospectuses prepared in connection with each Company Employee Plan. Additionally, Company has provided information with respect to the Outsourced Plans to the extent reasonably practicable.

    (d)  Employee Plan Compliance.  Except in each case, as would not, individually or in the aggregate, result in a material liability to Company and its subsidiaries, taken as a whole, or as set forth on Schedule 3.22 of the Disclosure Letter: (i) Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code has received an opinion, determination, advisory or notification letter from the IRS that it is so qualified or has remaining a period of time to obtain such a letter from the IRS, and no event has occurred since the date of such determination that could reasonably be expected to result in the revocation of, or materially adversely affect, such qualification; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan (other than currently outstanding stock options) can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than expenses typically

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incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from Company or any Affiliate with respect to any of Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet.

    (e)  Pension Plans.  Neither Company nor any ERISA Affiliate of Company has now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, that would result in material liability to Company and its subsidiaries, taken as a whole.

    (f)  Multiemployer Plans.  At no time has Company or any ERISA Affiliate of Company contributed to or been requested to contribute to any Multiemployer Plan, that would result in material liability to Company and its subsidiaries, taken as a whole.

    (g)  No Post-Employment Obligations.  No Company Employee Plan provides, or has any liability to provide, retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health benefits, except to the extent required by statute.

    (h)  Effect of Transaction.  The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting (other than full vesting as a result of partial or full plan termination of a qualified plan), distribution, increase in benefits or obligation to fund benefits with respect to any Employee. There is no contract, plan or arrangement (written or otherwise) covering any Employee or former Employee of Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

    (i)  Employment Matters.  Company and each of its subsidiaries is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees. There are no pending, or, to Company's knowledge, threatened claims or actions against Company under any worker's compensation policy or long-term disability policy. No Employee of Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Company and disclosing to Company or using trade secrets or proprietary information of any other person or entity.

    (j)  Labor.  Company does not know of any activities or proceedings of any labor union to organize any Employees that would be material to Company. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect on Company. Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

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    Section 3.23  Certain Agreements.  Except as disclosed in Schedule 3.23 of the Disclosure Letter, as of the date hereof, neither Company nor any of its subsidiaries is a party to or is bound by:

    (a) any employment or consulting agreement or commitment with any employee or member of Company's Board of Directors, that, individually or in the aggregate, is material to Company and its subsidiaries, taken as a whole, other than those that are terminable by Company or any of its subsidiaries on no more than 30 days notice without liability or financial obligation, except to the extent general principles of law may limit Company's or any of its subsidiaries' ability to terminate employees at will;

    (b) any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

    (c) any material guaranty or any instrument evidencing indebtedness for borrowed money by way of direct loan or sale of debt securities;

    (d) any material agreement, obligation or commitment containing covenants purporting to limit or which effectively limit Company's or any of its subsidiaries' freedom to compete in any line of business or in any geographic area or which would so limit Company or the Surviving Corporation or any of its subsidiaries after the Effective Time;

    (e) any agreement or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business, or pursuant to which Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than Company's subsidiaries;

    (f)  any agreement or commitment currently in force providing for capital expenditures by Company or its subsidiaries in excess of $50,000;

    (g) any agreement, contract or understanding (including any agreement, contract or understanding evidencing any outstanding indebtedness or other similar obligations to Company or its subsidiaries) with any director, officer, affiliate or "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of Company or its subsidiaries;

    (h) any Employee Agreement; or

    (i)  any agreement under which the consequences of a default or termination could have a Material Adverse Effect on Company.

    The agreements required to be disclosed in the Disclosure Letter pursuant to clauses (a) through (i) above or that are required to be filed with any Company SEC Report ("Company Contracts"): (i) are legal, valid, binding, enforceable, and in full force and effect in all material respects; and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. With respect to each Company Contract, no party is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default, or permit termination, modification, or acceleration under the agreement and, to the knowledge of Company, no party has repudiated any provision of the agreement.

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    Section 3.24  Environmental Matters.  (a) Except as disclosed in Schedule 3.24 of the Disclosure Letter:

      (i)  to Company's knowledge, there are no claims, investigations or inquiries pending or threatened against Company or any of its subsidiaries (or naming Company or any of its subsidiaries as a potentially responsible party) based on noncompliance with any Environmental Law (as defined below) at any of the properties or facilities currently or formerly owned, leased or operated by the Company or any of its subsidiaries;

      (ii) all activities of Company and its subsidiaries in the conduct of the business of the Company have been conduced in compliance in all material respects with all applicable Enviromental Laws;

      (iii) neither Company nor any of its subsidiaries nor any other person has, with respect to Company's business, filed any notice under any Environmental Law reporting past or present treatment, storage or disposal of a Hazardous Material (as defined below) or reporting a Release (as defined below) of a Hazardous Material;

      (iv) no Encumbrance in favor of any Governmental Entity for (A) any liability under Environmental Laws or (B) damages arising from or costs incurred by such Governmental Entity in response to a Release of a Hazardous Material or other substance into the environment has been filed or is attached to any property or assets of Company or any of its subsidiaries;

      (v) neither Company nor any of its subsidiaries has any material contingent liability in connection with (A) the Release or threatened Release into the environment at, beneath or on any property or facility now or previously owned, leased or operated by Company or any of its subsidiaries or (B) the storage or disposal of any Hazardous Material;

      (vi) neither Company nor any of its subsidiaries has received any claim, complaint, notice, letter of violation, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facility or property (including off-site storage or disposal of any Hazardous Material from such facility or property) currently or formerly owned, leased or operated by Company or any of its subsidiaries;

      (vii) no property now or previously owned, leased or operated by Company or any of its subsidiaries is listed on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on the Comprehensive Environmental Response, Compensation and Liability Information System List ("CERCLIS") or on any other federal or state list as a site requiring investigation or cleanup;

      (viii) neither Company nor any of its subsidiaries is transporting, has transported or is arranging for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that would reasonably be expected to lead to material claims against Company for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA;

      (ix) there are no sites, locations or operations at which Company or any of its subsidiaries is currently undertaking, or has completed, any removal, remedial or response action relating to any such disposal or release, as required by Environmental Laws;

      (x) Company and each of its subsidiaries has obtained all permits, licenses, franchises, variances, authorizations, consents, certificates, exemptions, orders and approvals from all

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  Governmental Entities ("Environmental Permits") that are required in respect of its business or operations under any applicable Environmental Law, and each of such Environmental Permits is in full force and effect; Company has complied with all such Environmental Permits in all material respects, and there is no action, investigation or proceeding pending or, to the knowledge of Company, threatened regarding any Environmental Permit;

      (xi) neither Company nor any of its subsidiaries owns or operates any underground storage tanks, treatment, storage or disposal facilities under the Resource Conservation and Recovery Act, as amended, or any successor statutes or regulations promulgated thereunder, or solid waste disposal facilities; and

      (xii)  Company and each of its subsidiaries have provided Parent all environmental audits, tests, results of investigations and analyses that have been performed with respect to any property or facility currently or formerly owned, leased or operated by the Company or any of its subsidiaries.

    (b) As used herein:

      (i)  "Environmental Law" means any Legal Requirement or order, judgment or decree relating to the protection of human health, safety or the environment or to emissions, discharges or Releases of pollutants, contaminants, or chemicals, or industrial, toxic or hazardous substances or wastes, into the environment (including structures, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, including petroleum and petroleum products and byproducts.

      (ii) "Hazardous Material" means (A) any chemicals or other materials or substances that are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "pollutants," "contaminants," or words of similar import under any Environmental Law, including petroleum and petroleum products and byproducts and radioactive materials (including naturally occurring radioactive materials); and (B) any other chemical, material or substance, the presence of or exposure to which is prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

      (iii) "Release" means any actual or threatened (as defined under CERCLA) release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or any structure.

    Section 3.25  Brokers' and Finders' Fees.  Except for fees payable to Alan L. Edgar pursuant to an engagement letter that has been provided to Parent, which shall be borne and paid by Company, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    Section 3.26  Insurance.  Company and each of its subsidiaries have policies of insurance and bonds of the types and in amounts customarily carried by persons conducting business or owning assets similar to those of Company and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. There has been no threatened termination of, or material premium increase with respect to, any of such material policies.

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    Section 3.27  Disclosure.  Neither the Schedule 14D-9, nor any of the information supplied or to be supplied by Company or its subsidiaries or representatives for inclusion or incorporation by reference in the Registration Statement, the Post-Effective Amendment (as defined below) or the Offer Documents will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders or become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Schedule 14D-9 will comply as to form in all material respects with the requirements of all applicable laws, including the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Company with respect to statements made or incorporated by reference in any such documents based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

    Section 3.28  Fairness Opinion.  Company's Board of Directors has received an oral opinion from C.K. Cooper and Company, to be followed by a written opinion, to the effect that, as of the date hereof, the consideration to be received by Company's stockholders in the Offer and the Merger is fair to Company's stockholders from a financial point of view.

    Section 3.29  Affiliates.  Except as set forth in Company SEC Reports, since the date of Company's last proxy statement filed with the SEC, to the knowledge of Company, no event has occurred as of the date of this Agreement that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

    Section 3.30  Disclosure.  (a) The representations, warranties and other statements by Company contained in this Agreement or in the Disclosure Letter do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

    (b) Company has furnished to Parent an estimate of Company's oil and gas reserves as of the date of the reports described in Schedule 3.30 of the Disclosure Letter (the "Reserve Reports"). To Company's knowledge, the information contained in the Reserve Reports regarding Company's Oil and Gas Interests was reasonable at such date and did not contain materially untrue statements of fact or omit to state material facts which if completely and accurately stated would have had a net effect upon the estimated net recoverable quantities of oil and gas reflected in the Reserve Reports. To Company's knowledge, all lease operating expenses outlined in the Reserve Reports were based upon good faith estimates of such expenses and are not materially inconsistent with Company's currently existing related contractual obligations and currently existing legal requirements.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT

    Except as disclosed in the disclosure letter delivered by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "Parent Disclosure Letter"), Parent represents and warrants to Company as follows:

    Section 4.1  Organization of Parent and Subsidiaries.  (a) Each of Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to conduct its business in the manner in which its business is currently being conducted and to own, lease and operate the properties and assets used in connection therewith. Each of Parent and each of its subsidiaries is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except to the extent that any failure to so qualify or be in good standing would not have a Material Adverse Effect on Parent or adversely affect the ability of Parent or Merger

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Sub to perform its obligations hereunder or to consummate the Merger. Forman Petroleum Corporation, a Louisiana corporation ("Forman"), will become a subsidiary of Parent upon completion of the Restructuring (as defined in Section 6.15 below). For purposes of this Article IV, Forman shall be considered to be a subsidiary of Parent.

    (b) Schedule 4.1 of the Parent Disclosure Letter indicates the jurisdiction of organization of each subsidiary of Parent and Parent's direct or indirect equity interest therein.

    (c) Parent has delivered or made available to Company a true, complete and correct copy of the Articles of Incorporation and Bylaws of Parent and each of its subsidiaries, each as amended to date (collectively, the "Parent Charter Documents"), and each such instrument is in full force and effect. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of the Parent Charter Documents.

    Section 4.2  Capitalization.  (a) The authorized capital stock of Parent consists solely of 20,000,000 shares of Common Stock, $0.001 par value per share ("Parent Common Stock"), of which there are 1,000 shares issued and outstanding, and 10,000,000 shares of Preferred Stock, $0.001 par value per share, of which no shares are issued or outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound. Parent was formed for the purpose of consummating the Merger and the Restructuring and has no material assets or liabilities except as necessary for such purpose.

    (b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value per share, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All of the outstanding shares of Merger Sub's common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

    (c) The authorized capital stock of Forman consists solely of 10,000,000 shares of common stock, no par value per share, of which there were 984,042 shares issued and outstanding as of December 31, 2000, and 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued or outstanding. All outstanding shares of common stock of Forman are duly authorized, validly issued, fully paid and nonassessable. There are no shares of common stock of Forman held in treasury by Forman. As of the close of business on December 31, 2000, 490,516 shares of common stock of Forman were subject to issuance pursuant to outstanding warrants to purchase common stock of Forman.

    (d) All outstanding shares of Parent Common Stock and all outstanding shares of capital stock of each subsidiary of Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable material Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments.

    (e) The Parent Preferred Stock to be issued in the Offer and the Merger is duly authorized and, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.

    Section 4.3  Obligations With Respect to Capital Stock.  (a) Except as set forth in Section 4.2, there are no equity securities, partnership interests or similar ownership interests of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.

    (b) Except for securities Parent owns free and clear of all claims and Encumbrances, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or

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similar ownership interests of any class of equity security of any subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding.

    (c) Except as set forth in Section 4.2, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or any of its subsidiaries is a party or by which it is bound obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

    Section 4.4  Authority; Non-Contravention.  (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the filing of the Articles of Merger pursuant to Nevada Law. No approval of any holder of any securities of Parent is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding obligations of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

    (b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not: (i) conflict with or violate the Parent Charter Documents, (ii) subject to compliance with the requirements set forth in Section 4.4(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, impairments, or rights which, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Schedule 4.4(b) of the Parent Disclosure Letter lists all consents, waivers and approvals under any of Parent's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to Parent or the Surviving Corporation as a result of the Merger.

    (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other person is required to be obtained or made by Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Offer or Merger, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities law, whether state or foreign, and (iii) such other

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consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby.

    Section 4.5  Title to Oil and Gas Interests.  (a) Except as set forth in Schedule 4.5 of the Parent Disclosure Letter, Parent and its subsidiaries have Good Title to all Oil and Gas Interests of Parent or its subsidiaries.

    Section 4.6  Oil and Gas Interests of Parent and its Subsidiaries.  Except as set forth in Schedule 4.6 of the Parent Disclosure Letter: (i) there are no preferential purchase rights, first refusal rights or other similar contractual rights granted to any third parties applicable to any Oil and Gas Interests of Parent or its subsidiaries; (ii) neither Parent nor any of its subsidiaries has been advised by any operator, lessor or any other party of any default under any such Oil and Gas Interests which default has not heretofore been cured in all respects; (iii) all proper and timely payments (including royalties, delay rentals and shut-in royalties) due under the Oil and Gas Interests of Parent or its subsidiaries have been timely made and paid by the operator(s) of each such lease or well; and (iv) Parent and its subsidiaries are entitled to be paid, and are being paid, in all material respects, their percentage of net revenue interests included in such Oil and Gas Interests without suspense.

    Section 4.7  Refund.  Except as included or reflected on the Forman Balance Sheet (as defined in Section 4.17(c) below) or as set forth in Schedule 4.7 of the Parent Disclosure Letter: (i) neither Parent nor any of its subsidiaries is obligated by virtue of a prepayment arrangement under any gas contract containing a "take or pay" or similar provision, a production payment or any other arrangement to deliver any material amount of gas or oil attributable to the Oil and Gas Interests of Parent and its subsidiaries at some future time without then or thereafter receiving full payment therefor; and (ii) neither Parent nor any of its subsidiaries has received any funds or payments from purchasers of production of gas under gas contracts which are subject to a potential material refund.

    Section 4.8  Payout Balances.  Schedule 4.8 of the Parent Disclosure Letter contains a reasonably complete and accurate list of the status, as of December 31, 2000, with respect to Parent operated wells, and as of December 31, 2000, with respect to third party operated wells, of: (a) the "payout" balance for each Oil and Gas Interests of Parent and its subsidiaries that is subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event, other than cessation of production); and (b) all gas balancing obligations and rights for each such Oil and Gas Interest which is subject to a gas balancing overage or underage. As used in this Section 4.8 and in Section 4.9, the term "Parent operated wells" shall also include all wells operated by any of Parent's subsidiaries.

    Section 4.9  Operations.  Except as set forth in Schedule 4.9 of the Parent Disclosure Letter:

    (a) All of the Parent operated wells included in the Oil and Gas Interests of Parent and its subsidiaries and which are described in Schedule 4.9 of the Parent Disclosure Letter have been drilled within the boundaries of such Oil and Gas Interests or within the limits otherwise permitted by contract, pooling or unit agreement, lease instrument, and by law and in accordance with generally prevailing standards of the oil and gas industry.

    (b) All drilling and completion of the Parent operated wells in such Oil and Gas Interests and all development and operations on such Oil and Gas Interests have been conducted in compliance in all material respects with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders, and decrees of any court or governmental body or agency.

    (c) With respect to Parent operated wells, all equipment constituting part of the Oil and Gas Interests of Parent and its subsidiaries has been installed, maintained, and operated by Parent or its subsidiaries as a prudent operator in accordance with generally prevailing standards of the oil and gas industry, and is currently in a state of repair so as to be adequate for normal operations by Parent or

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its subsidiaries, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

    (d) No Parent operated well included in such Oil and Gas Interests is subject to penalties on allowables because of any overproduction (legal or illegal) which would prevent the full legal and regular allowable (including maximum permissible tolerance) as prescribed by any court or federal, state or local governmental body or agency to be assigned to any such well.

    Section 4.10  Plugging Status.  All wells operated by Parent or any of its subsidiaries that have been permanently plugged and abandoned have been so plugged and abandoned in accordance in all material respects with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders, and decrees of any court or governmental body or agency.

    Section 4.11  Financial and Commodity Hedging.  Schedule 4.11 of the Parent Disclosure Letter accurately summarizes the outstanding hydrocarbon and financial hedging positions of Parent and its subsidiaries (including fixed price controls, collars, swaps, caps, hedges and puts) as of the date reflected on the Parent Disclosure Letter.

    Section 4.12  Governmental Regulation.  Neither Parent nor any of its subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.

    Section 4.13  Compliance with Laws.  (a) Neither Parent nor any of its subsidiaries is in conflict with, or has violated or is in violation of any Legal Requirement applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected, except for conflicts or violations that, individually or in the aggregate, would not have a Material Adverse Effect on Parent or adversely affect the ability of Parent or Merger Sub to perform its obligations hereunder or to consummate the Merger. No investigation or review by any Governmental Entity is pending or, to Parent's knowledge, has been threatened against Parent or any of its subsidiaries, nor, to Parent's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Parent or any of its subsidiaries. There is no judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any of its subsidiaries, or any acquisition of property by Parent or any of its subsidiaries.

    (b) Parent and its subsidiaries hold all permits, licenses, franchises, variances, authorizations, consents, certificates, exemptions, orders and approvals from governmental authorities that are material to or required to own, lease and operate its properties and for the operation of the business of Parent and its subsidiaries as currently conducted (collectively, the "Parent Permits"), and are in compliance with the terms of the Parent Permits. Each of the Parent Permits is in full force and effect and there is no action, investigation or proceeding pending or, to the knowledge of Parent, threatened regarding any Parent Permit.

    Section 4.14  Litigation.  There are no claims, suits, actions, investigations or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent, any of its subsidiaries, any officer, director or employee of Parent or any of its subsidiaries, or any person for whom Parent or any of its subsidiaries may be liable or any of their respective properties, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either singly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect or adversely affect the ability of Parent or Merger Sub to perform its obligations hereunder or to consummate the Merger. As of the date hereof, no director or executive officer of Parent has asserted a claim to seek indemnification from Parent under Parent Charter Documents or any indemnification agreement between Parent and such person.

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    Section 4.15  Brokers' and Finders' Fees.  Except for fees payable to Jefferies & Company, Inc. and Jeffrey Clarke, which shall be borne and paid by Parent, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    Section 4.16  Disclosure Documents.  Neither the Offer Documents, the Registration Statement, the Post- Effective Amendment, nor any of the information supplied or to be supplied by Parent or its subsidiaries or representatives for inclusion or incorporation by reference in the Schedule 14D-9 or the Company Proxy Statement will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to stockholders or become effective under the Securities Act or, in the case of the Company Proxy Statement, at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents, the Registration Statement and the Post-Effective Amendment will comply as to form in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act, as applicable, and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by Company for inclusion or incorporation by reference therein.

    Section 4.17  SEC Reports; Forman Financial Statements.  (a) Forman has timely filed all forms, reports, schedules, statements and documents required to be filed by Forman with the SEC since December 31, 1999, and Parent has made available to Company such forms, reports, schedules, statements and documents in the form filed with the SEC. All such required forms, reports, schedules, statements and documents are referred to herein as the "Forman SEC Reports."

    (b) As of their respective dates, the Forman SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Forman SEC Reports and (ii) did not at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither Parent nor any of Parent's subsidiaries, other than Forman, is required to file any forms, reports or other documents with the SEC.

    (c) Each of the consolidated financial statements of Forman (including, in each case, any related notes thereto) contained in the Forman SEC Reports (the "Forman Financials"): (i) complies as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC under Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presents the consolidated financial position of Forman as at the respective dates thereof and the consolidated results of Forman's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Forman contained in the Forman SEC Reports as of September 30, 2000, is hereinafter referred to as the "Forman Balance Sheet."

    Section 4.18  Undisclosed Liabilities.  Except as set forth in Schedule 4.18 of the Parent Disclosure Letter, Forman does not have any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for liabilities set forth on the face of the

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Forman Balance Sheet (or in one or more notes thereto) and liabilities which arose in the ordinary course of business since the date of the Forman Balance Sheet.

    Section 4.19  Absence of Certain Changes or Events.  Since the date of the Forman Balance Sheet, the business of Forman has been conducted in the ordinary course consistent with past practices (other than the transactions contemplated by this Agreement) and there has not been (i) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Forman, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, Forman's capital stock, or any purchase, redemption or other acquisition by Forman of any of Forman's capital stock or any other securities of Forman or any options, warrants, calls or rights to acquire any such shares or other securities, except for repurchases which are not, individually or in the aggregate, material in amount from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any material change by Forman in its accounting methods, principles or practices, except as required by changes in GAAP, or (iv) any revaluation by Forman of any of its material assets, other than in the ordinary course of business. Since the date of the Forman Balance Sheet and through the date of this Agreement, other than actions taken or to be taken in connection with the proposed Restructuring, Forman has not taken any action that, if taken after the date hereof, would constitute a breach of any provision of Section 5.1 hereof, if such provisions were applied to Forman.

    Section 4.20  Reserve Report.  Parent has furnished to Company an estimate of Forman's oil and gas reserves as of the date of the report described in Schedule 4.20 of the Parent Disclosure Letter (the "Forman Reserve Report"). To Parent's knowledge, the information contained in the Forman Reserve Report regarding the Oil and Gas Interests of Forman was reasonable at such date and did not contain materially untrue statements of fact or omit to state material facts which if completely and accurately stated would have had a net effect upon the estimated net recoverable quantities of oil and gas reflected in the Forman Reserve Report. To Forman's knowledge, all lease operating expenses outlined in the Forman Reserve Report were based upon good faith estimates of such expenses and are not materially inconsistent with Forman's currently existing related contractual obligations and currently existing legal requirements.

    Section 4.21  Disclosure.  The representations, warranties and other statements by Parent contained in this Agreement or in the Parent Disclosure Letter do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.

ARTICLE V.
CONDUCT PRIOR TO THE EFFECTIVE TIME

    Section 5.1  Conduct of Business by Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent permitted, required or specifically contemplated by, or otherwise described in this Agreement or otherwise consented to or approved in writing by Parent or provided in Schedule 5.1 of the Disclosure Letter, carry on its business in the ordinary course, consistent with past practice and shall use its best efforts to (i) preserve intact its present business organization; (ii) maintain and effect all material federal, state and local permits that are required for the Company or any of its subsidiaries to carry on its business; (iii) keep available the services of its present officers and employees; and (iv) maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, joint venture partners and others with which it has business dealings. In addition, during that period Company will promptly notify

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Parent of any material event involving its business or operations consistent with the agreements contained herein.

    In addition, except as permitted by the terms of this Agreement, and except as contemplated by this Agreement or provided in Schedule 5.1 of the Disclosure Letter, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and, as applicable, shall not permit its subsidiaries to do any of the following:

    (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

    (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof (or as required by applicable law), and as previously disclosed in writing to Parent, or adopt any new severance plan;

    (c) As to Company only, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Company or split, combine or reclassify any capital stock of Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of Company;

    (d) As to Company only, purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

    (e) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of Company Common Stock pursuant to the exercise of Company Options, consistent with the terms thereof;

    (f)  Cause, permit or propose any amendments to its Articles of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

    (g) Acquire or agree to acquire by merging or consolidating with, or, except as required by agreements listed in Schedule 5.1 of the Disclosure Letter, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise enter into any material joint ventures, strategic relationships or alliances;

    (h) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company and its subsidiaries, taken as a whole, other than (i) dispositions of oil, gas and other minerals in the ordinary course of business, consistent with past practice, (ii) pledges, mortgages, and encumbrances in the ordinary course of business, consistent with past practice, or (iii) entering into hedging positions consistent with past practice;

    (i)  Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, other than in the ordinary course of business, consistent with past practice;

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    (j)  Except as required to comply with any Legal Requirement or as set forth in Schedule 3.22 of the Disclosure Letter, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than with respect to employees and consultants (other than officers) in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures that are material to the business of Company and its subsidiaries, taken as a whole;

    (k) Make or commit to any capital expenditures, except in accordance with the current Company annual budget and plan (a copy of which has been previously provided to Parent and is included in Schedule 5.1 to the Disclosure Letter);

    (l)  Modify, amend or terminate any Company Contract to which Company or any of its subsidiaries is a party, or waive, release or assign any material rights or claims thereunder, other than in the ordinary course of business consistent with past practice;

    (m) Enter into any licensing or other agreement with regard to the acquisition, distribution or licensing of any material intellectual property other than licenses, distribution or other similar agreements entered into in the ordinary course of business consistent with past practice;

    (n) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

    (o) Make any material election with respect to Taxes;

    (p) Take any action that would materially delay the consummation of the transactions contemplated hereby; or

    (q) Agree in writing or otherwise to take any of the actions described in Section 5.1 (a) through (p) above.

ARTICLE VI.
ADDITIONAL AGREEMENTS

    Section 6.1  Stockholder Approval; Preparation of Registration Statement and Proxy Statement/Prospectus.  (a) If approval of Company's stockholders is required by applicable law in order to consummate the Merger, following the acceptance for payment of Shares pursuant to the Offer, Parent and Company shall, as soon as practicable thereafter, prepare a definitive proxy statement or information statement (such proxy or information statement and all amendments or supplements thereto, if any (the "Company Proxy Statement")), and Parent and Company shall prepare and Parent shall file with the SEC a post-effective amendment to the Registration Statement (the "Post-Effective Amendment") for the offer and sale of the Parent Preferred Stock pursuant to the Merger and in which the Company Proxy Statement will be included as a prospectus. Each of Company and Parent shall use all reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after such filing. Company will use all reasonable efforts to cause the Company Proxy Statement to be mailed to Company's stockholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Preferred Stock in the Offer and the Merger and Company shall furnish all information concerning Company and the holders of capital stock of Company as may be reasonably requested in connection with any such action and the

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preparation, filing and distribution of the Company Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Post-Effective Amendment will be made by Parent, or the Company Proxy Statement will be made by Company, without providing the other party and its counsel a reasonable opportunity to review and comment thereon. Parent will advise Company, promptly after it receives notice thereof, of the time when the Post-Effective Amendment has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Preferred Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Post-Effective Amendment or comments thereon and responses thereto or requests by the SEC for additional information. Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Company Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by Company or Parent which should be set forth in an amendment or supplement to either of the Post-Effective Amendment or the Company Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Company.

    (b) If approval of the Company's stockholders is required by applicable law in order to consummate the Merger, Company shall establish, prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective, a record date (which shall be prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of considering and taking action upon this Agreement and the Merger and (with the consent of Parent, which consent shall not be unreasonably withheld) such other matters as may in the reasonable judgment of Company be appropriate for consideration at the Company Stockholders Meeting. Once the Company Stockholders Meeting has been called and noticed, Company shall not postpone or adjourn the Company Stockholders Meeting (other than for the absence of a quorum) without the consent of Parent, which consent shall not be unreasonably withheld. Subject to Company's right, pursuant to Section 6.2(b), to withdraw or modify the Recommendations, the Board of Directors of Company shall include in the Post-Effective Amendment and the Company Proxy Statement a copy of the Recommendations as such Recommendations pertain to the Merger and this Agreement. Notwithstanding the foregoing, if approval of the Company's stockholders is required by applicable law in order to consummate the Merger, the Board of Directors of Company shall submit this Agreement and the Merger for approval to the Company's stockholders whether or not the Board of Directors of Company determines in accordance with Section 6.2(b) after the date hereof that this Agreement and the Merger are no longer advisable and recommends that the stockholders of Company reject it. Unless the Board of Directors of Company has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 6.2(b), Company shall use its reasonable best efforts to solicit from stockholders of Company proxies in favor of this Agreement and the Merger and shall take all other actions necessary or advisable to secure the vote or consent of stockholders required by Nevada Law to effect the Merger

    (c) Notwithstanding the foregoing clauses (a) and (b) above, if Merger Sub shall acquire at least 90% of the outstanding Shares in the Offer, the parties hereto shall take all necessary actions (including actions referred to in clause (a) above, as applicable) to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of Company, in accordance with Section 92A.180 of Nevada Law, including the mailing of a copy or

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summary of the plan of Merger to each Company stockholder who does not waive the mailing requirement in writing.

    Section 6.2  No Solicitation.  (a) From the date hereof until the Effective Time or termination of the Agreement in accordance with Article VIII, whichever is earlier, neither Company nor any of its subsidiaries shall, nor shall Company or any of its subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants, affiliates or other agents or advisors to, directly or indirectly: (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission or announcement of any Acquisition Proposal (as defined below), (ii) enter into or participate in any discussions or negotiations with, furnish any nonpublic information relating to Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of Company or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that has made an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal.

    (b) Notwithstanding the foregoing, the Board of Directors of Company, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any third party that, subject to Company's compliance with Section 6.2(a), has made (and not withdrawn) a bona fide Acquisition Proposal that the Board of Directors of Company reasonably determines (after consultation with Company's financial advisor) constitutes a Superior Proposal (as defined below), (ii) furnish to such third party nonpublic information relating to Company or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to Company than those contained in the confidentiality agreement between Parent and Company, (iii) take and disclose to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise make disclosure to them, (iv) following receipt of such an Acquisition Proposal, withdraw, modify in a manner adverse to Parent, or fail to make its Recommendations, and/or (v) take any action ordered to be taken by Company by any court of competent jurisdiction, if, in each case (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 6.2, (2) the Board of Directors of Company determines in good faith, after consultation with its outside legal counsel, that it is necessary for the Board of Directors to take such action in order to satisfy its fiduciary obligations to Company's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of Company's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to Company's confidential information as the confidentiality agreement between Parent and Company, (4) Company gives Parent prompt advance notice of its intent to furnish such nonpublic information or enter into such discussions (which notice shall in no event be given less than one business day prior to furnishing such information or entering into such discussions), and (5) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 6.2 by Company.

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    (c) In addition to the obligations of Company set forth in paragraph (a) of this Section 6.2, Company, as promptly as reasonably practicable, shall advise Parent orally and in writing of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person or group making any such Acquisition Proposal or inquiry. Company will keep Parent informed as promptly as reasonably practicable in all material respects of material amendments of any such Acquisition Proposal or inquiry.

      For purposes of this Agreement, "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Common Stock on terms that the Board of Directors of Company determines in good faith by a majority vote, after consultation with its financial advisor and taking into account all the terms and conditions of the Acquisition Proposal, are more favorable to the Company's stockholders than as provided hereunder and which is reasonably capable of being consummated.

      For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal by a third party, other than Parent, Merger Sub or any affiliate thereof, relating to: (A) any acquisition or purchase from Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 15% of the consolidated assets of Company; or (C) any liquidation or dissolution of Company.

    Section 6.3  Obligations of Merger Sub.  Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement.

    Section 6.4  Voting of Shares.  Parent and Merger Sub agree to vote all Shares acquired in the Offer or otherwise beneficially owned by them or any of their subsidiaries in favor of approval and adoption of this Agreement and the Merger at the Company Stockholder Meeting, on the terms and subject to the conditions set forth in this Agreement.

    Section 6.5  Registration Statement.  Parent shall promptly prepare and file with the SEC under the Securities Act the Registration Statement and shall use all reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable. Parent shall promptly take any action required to be taken under foreign or state securities laws in connection with the issuance of Parent Preferred Stock in the Offer and the Merger.

    Section 6.6  Confidentiality; Access to Information.  (a) Prior to the Effective Time and after any termination of this Agreement, each of Parent and Company will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors, affiliates and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other Legal Requirements, all confidential documents and information concerning the other party furnished to it or its affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party; provided, that each of Parent and

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Company may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors, affiliates, lenders and agents in connection with the transactions contemplated by this Agreement so long as such party informs such persons of the confidential nature of such information and directs them to treat it confidentially. Each of Parent and Company shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each of Parent and Company will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, that it or its affiliates obtained, or that were obtained on their behalf, from the other party in connection with this Agreement and that are subject to such confidence.

    (b) Each of Company and Parent will afford the other party and the other party's accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel, and those of its subsidiaries, during the period prior to the Effective Time to obtain all information concerning its and their business, including the status of exploration, production and development efforts, properties, results of operations, prospects and personnel, as the other party may reasonably request, including copies of working papers of accountants, contracts, and other corporate documents, and access to other parties with whom it has business dealings. No information or knowledge obtained in any investigation pursuant to this Section 6.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Offer and the Merger.

    Section 6.7  Public Disclosure.  Parent and Company will consult with each other and, to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Offer, the Merger, this Agreement or an Acquisition Proposal, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with Nasdaq. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

    Section 6.8  Reasonable Best Efforts; Notification.  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Annex I and Article VII to be satisfied; (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its affiliates or Company or its subsidiaries or the holding separate of the

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shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

    (b) Each of Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby, and (iii) any litigation relating to, involving or otherwise affecting Company, Parent or their respective subsidiaries that relates to the consummation of the transactions contemplated hereby. Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Annex I or Article VII would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Annex I or Article VII would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    Section 6.9  Indemnification.  (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers as of the Effective Time (the "Indemnified Parties") and any indemnification provisions under Company's or the Surviving Corporation's Articles of Incorporation or Bylaws as in effect on the date hereof or at the Effective Time. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Articles of Incorporation and Bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law.

    (b) In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person in a single transaction or a series of transactions, then, and in each such case, Parent shall make or cause to be made proper provision so that the successors and assigns of Parent assume the indemnification obligations of Parent under this Section 6.9 for the benefit of the Indemnified Parties.

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    (c) For a period of the lesser of either the applicable statute of limitations or five years after the Effective Time, Parent will either (i) cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Company; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by Company for such coverage (or such coverage as is available for such 150% of such annual premium), or (ii) if mutually agreed between Company and Parent, purchase directors' and officers' liability insurance on terms comparable to those applicable to the current directors and officers of Company covering all periods prior to the Effective Time.

    (d) This Section 6.9 shall survive the consummation of the Merger, is intended to benefit Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

    Section 6.10  Letters of Accountants.  Company and Parent shall use their respective reasonable efforts to cause to be delivered to Parent letters of Company's and Parent's independent accountants, respectively, dated no more than two business days before the date on which the Registration Statement becomes effective (and satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    Section 6.11  Takeover Statutes.  If any takeover statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions. Company agrees that on and after the date hereof, it will not adopt any "poison pill" rights plan or any similar anti-takeover plan or take any other action that would impede or prevent completion of the Offer, the Merger or this Agreement.

    Section 6.12  Certain Employee Benefits.  Employees of Company and its subsidiaries will be granted credit for purposes of eligibility, vesting and vacation accrual for all service with Company and its subsidiaries under each employee benefit plan, program or arrangement of Parent or its affiliates in which such Employees are eligible to participate. If Employees become eligible to participate in a welfare plan maintained or contributed to by Parent or its affiliates, Parent will cause such plan to (i) waive any pre-existing condition exclusions and waiting period limitations for conditions covered under the applicable welfare plan under which Company employees participate (but only to the extent corresponding exclusions and limitations were satisfied by such Employees under the applicable welfare plans maintained or contributed to by Company); and (ii) credit any deductible or out-of-pocket expenses or offsets (or similar expenses) incurred by the Employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation.

    Section 6.13  Employment Agreement.  Company agrees to cooperate with Parent in its efforts to negotiate employment or other agreements with key employees identified by Parent between the date hereof and the Effective Time.

    Section 6.14  Transfer Taxes.  Company and Parent shall cooperate in the preparation, execution, and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions

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to tax, the "Transfer Taxes"). All Transfer Taxes shall be paid by Company and expressly shall not be a liability of any holder of Company Common Stock.

    Section 6.15  Forman Restructuring.  Parent shall use its best efforts to cause its shareholders to contribute or otherwise transfer to the Parent all of the capital stock of Forman they own, beneficially or of record, so that Forman shall become a direct subsidiary of Parent (the "Restructuring"). Parent shall promptly notify Company that the Restructuring has been completed.

    Section 6.16  Pontotoc Gathering Restructuring.  Company shall use its best efforts to acquire the 55% ownership interest in Pontotoc Holdings, Inc. which Company does not already own, for a consideration consisting solely of an aggregate of 110,000 shares of Company Common Stock. Company shall consummate this acquisition prior to the closing of the Offer.

    Section 6.17.  Financing.  Parent shall use its reasonable best efforts to obtain the financing described in Section 4 of Annex I hereto; provided, however, that if Parent or Merger Sub has the right to terminate this Agreement for any reason pursuant to Section 8.1 hereof (other than solely as a result of the condition set forth in Section 4 of Annex I hereto), the obligation of Parent expressed in this Section 6.17 shall be null and void and no remedy shall be available for a breach thereof; and further, provided, that the liquidated damages payable pursuant to Section 4 of Annex I hereto shall not be payable if Company pursues any other remedy with respect to a breach of this Section 6.17.

    Section 6.18.  Hedging Program.  Company shall secure hedging arrangements with respect to up to 50% of Company's oil and gas production for a period of up to two years to the extent approved by Parent at anytime after the date of execution of the Agreement and prior to the consummation of the Offer.

ARTICLE VII.
CONDITIONS TO THE MERGER

    Section 7.1  Conditions to Obligations of Each Party to Effect the Merger.  The obligations of Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

    (a) if required by Nevada Law, this Agreement shall have been approved and adopted by the stockholders of Company;

    (b) the conditions to the Offer shall have been satisfied or waived by Merger Sub and Merger Sub shall have accepted for exchange and exchanged all of the Shares tendered pursuant to the Offer;

    (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

    (d) the Registration Statement or the Post-Effective Amendment, as the case may be, shall have been declared effective and no stop order suspending effectiveness shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER

    Section 8.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of Company):

    (a) by mutual written agreement of Company and Parent; or

    (b) by either Company or Parent, if:

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      (i)  the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Parent or Merger Sub having accepted for exchange any Shares pursuant to the Offer; provided, that Parent and Merger Sub shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(i) if the Offer is terminated or expires without Shares having been accepted for exchange as a result of a breach by Parent or Merger Sub of this Agreement; or

      (ii) the Offer has not been consummated on or before May 31, 2001 (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of the Offer to have been consummated on or before such date and such action or failure to act constitutes a material breach of this Agreement; or

      (iii) there shall be any applicable law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or Governmental Entity having competent jurisdiction enjoining Company or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable; or

      (iv) (A) any representation or warranty of the other party contained in this Agreement shall be or have become inaccurate such that, in the aggregate, such inaccuracies would reasonably be expected to have a Material Adverse Effect on such other party, or (B) the other party fails to perform any material covenant contained in this Agreement; provided, however, that such inaccuracy or failure to perform has not been or is incapable of being cured by such other party within 30 days following receipt by the terminating party of notice of such inaccuracy or failure to perform; or

      (c) by Parent if a Triggering Event shall have occurred.

      For purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if, prior to the Effective Time: (i) the Board of Directors of Company or any committee thereof shall have approved or recommended to Company stockholders any Acquisition Proposal; (ii) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified, or proposed or resolved to do so, its Recommendations in a manner adverse to Parent; (iii) Company shall have failed to include in the Offer Documents, the Schedule 14D-9 or the Post-Effective Amendment the Recommendations; or (iv) a tender or exchange offer relating to 30% or more of the Shares shall have been commenced by a person unaffiliated with Parent, and Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

    The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party.

    Section 8.2  Notice of Termination; Effect of Termination.  Any proper termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement under Section 8.1, this Agreement shall be of no further force or effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto, except (i) as set forth in Section 6.6, this Section 8.2, Section 8.3, Article IX, and Section 4 of Annex I hereto, each of which shall survive the termination of this Agreement, and (ii) that nothing herein shall relieve any party from liability for any willful breach of this Agreement. In the

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event that Company gives Parent notice of an inaccuracy or failure to perform such that this Agreement would be subject to termination pursuant to Section 8.1(b)(iv), Parent shall cause Merger Sub to not consummate the Offer until such inaccuracy or failure to perform is cured.

    Section 8.3  Fees and Expenses.  (a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent shall bear and pay all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

    (b)  Company Payments.  If this Agreement is terminated prior to the closing of the Offer: (i) by Parent pursuant to Section 8.1(b)(iv) based upon a material willful breach by Company of this Agreement, or (ii) by Parent or Company, as applicable, prior to the Effective Time pursuant to Section 8.1(b)(i) or (ii) or Section 8.1(c) (in the case of a termination pursuant to Section 8.1(b)(i) or (ii), other than (A) a termination by Company as a result of a breach by Parent or Merger Sub of any of its representations, warranties or obligations under this Agreement; (B) a termination by Company as a result of the failure of Parent or Merger Sub to fulfill any obligation under this Agreement, which obligation is primarily within Parent's or Merger Sub's control, and such failure is the principal cause of or results in the failure of the Offer to be consummated; or (C) a termination by either Company or Parent as a result of the occurrence of any of the matters set forth in Section 3(a) or 3(b) of Annex I, unless such matter occurs as a result of an action, suit or proceeding in which a third party that has made an Acquisition Proposal is a participant or which involves issues arising out of an Acquisition Proposal), Company shall promptly, but in any event no later than two days after the date of such termination, pay Parent a fee equal to $3.2 million in immediately available funds (the "Termination Fee"); provided, that, in the case of a termination under Section 8.1(b)(i) or (ii), as qualified above, prior to which no Triggering Event has occurred: (i) such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, any Acquisition Proposal shall have been publicly announced or shall have become publicly known and not withdrawn prior to the scheduled expiration date of the Offer, and (B) within 12 months following the termination of this Agreement, a Company Acquisition (as defined below) is consummated, and (ii) such payment shall be made promptly, but in any event no later than two days after the consummation of such Company Acquisition. Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Company fails to pay in a timely manner the amount due pursuant to this Section 8.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company, Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount set forth in this Section 8.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the amount described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement by Company, except for a payment under Section 8.3(b)(i), with respect to which such payment shall be in lieu of damages incurred in the event of breach of this Agreement by Company.

    For the purposes of this Agreement, "Company Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a sale or other disposition by Company of a business or assets representing 40% or more of the consolidated net revenues, net income or assets of Company immediately prior to such sale; (ii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing 40% or more of any class of equity securities of Company; or (iii) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company

41

(other than a transaction in which Company is the acquiror and in which the current Company stockholders retain more than 70%, directly or indirectly, of the surviving or successor corporation); it being understood that a widely distributed offering of Company Common Stock shall not constitute a Company Acquisition.

    Section 8.4  Amendment.  Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

    Section 8.5  Extension; Waiver.  At any time prior to the Effective Time any party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX.
GENERAL PROVISIONS

    Section 9.1  Non-Survival of Representations and Warranties.  The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

    Section 9.2  Notices.  All notices, requests, demands, claims and other communications required or permitted to be given hereunder shall be in writing and shall be given by (i) personal delivery (effective upon delivery), (ii) recognized overnight delivery service (effective on the next day after delivery to the service), (iii) facsimile (effective on the next day after transmission), or (iv) registered or certified mail, return receipt requested, and postage prepaid (effective on the third day after being so mailed), in each case addressed to the intended recipient as set forth below (or at such other address or facsimile numbers for a party as shall be specified by like notice):

    (a) if to Parent or Merger Sub, to:

    Ascent Energy Inc.
    c/o Jones, Walker, Waechter, Poitevent, Carrére & Denégre, L.L.P.
    201 St. Charles Avenue
    Suite 5100
    New Orleans, Louisiana 70170-5100
    Attention: William B. Masters
    Facsimile No.: (504) 582-8380

    (b) if to Company, to:

    Pontotoc Production, Inc.
    808 East Main
    Ada, Oklahoma 74820
    Attention: Robby Robson
    Facsimile No.: (580) 332-6486

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    with a copy to:
    Conner & Winters
    3700 First Place Tower
    15 East 5th Street
    Tulsa, Oklahoma 74103-4344
    Attention: Robert A. Curry
    Facsimile No.: (918) 586-8548

    Section 9.3  Interpretation; Certain Defined Terms.  (a) When a reference is made in this Agreement to an Annex or an Exhibit, such reference shall be to an Annex or an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

    (b) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, circumstance or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations, results of operations or prospects of such entity taken as a whole with its subsidiaries, including any such change or effect that prevents Parent or Merger Sub from obtaining their contemplated financing for the Offer and the Merger, except to the extent that any such change, event, circumstance or effect results from (i) changes in general economic conditions, (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner) and (iii) changes that are attributable to the announcement or pendency of or compliance with this Agreement or the transactions contemplated hereby or to actions taken by Company that are jointly agreed between Company and Parent.

    (c) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

    (d) For purposes of this Agreement, "subsidiary" of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 45% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

    (e) For purposes of this Agreement, the term "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first mentioned person.

    Section 9.4  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures of a party to this Agreement or other documents executed in connection herewith which are sent to the other parties by facsimile

43

transmission shall be binding as evidence of acceptance of the terms hereof and thereof by such signatory party, with originals to be circulated to the other parties in due course.

    Section 9.5  Entire Agreement; Third Party Beneficiaries.  This Agreement, its Annexes and Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Disclosure Letter, the Parent Disclosure Letter and that certain confidentiality agreement dated August 21, 2000, between Parent and Company, as amended: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any other person any rights or remedies hereunder, other than the Continuing Directors, except as specifically provided in Section 6.9.

    Section 9.6  Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    Section 9.7  Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    Section 9.8  Governing Law.  Except to the extent the subject matter of this Agreement is subject to the statutory law of the State of Nevada which requires that such laws shall govern, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

    Section 9.9  Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    Section 9.10  Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.10 shall be void.

    Section 9.11  Waiver of Jury Trial.  EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

* * * * *

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    IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

ASCENT ENERGY INC.
By:	/s/ JEFFREY CLARKE Jeff Clarke President
PONTOTOC ACQUISITION CORP.
By:	/s/ JEFFREY CLARKE Jeff Clarke President
PONTOTOC PRODUCTION, INC.
By:	/s/ JAMES ROBSON, JR. James Robson, Jr. President

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ANNEX I

CONDITIONS TO THE OFFER

    The capitalized terms used but not defined in this Annex I shall have the meanings set forth in the Agreement to which this Annex I is annexed (the "Agreement").

    Notwithstanding any other provision of the Offer and subject to the terms of this Agreement, Merger Sub shall not be required to accept for payment or pay for (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer)) any Shares tendered, and may terminate or amend the Offer in accordance with the Agreement, if by the expiration of the Offer (as it may be extended in accordance with the requirements of Section 1.1 of the Agreement):

  (1)
  the Minimum Condition shall not have been satisfied;

  (2)
  the Registration Statement shall not have become effective, a stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC or if proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn or all state securities or Blue Sky authorizations necessary to consummate the Offer shall not have been obtained;

  (3)
  at any time on or after the date of the Agreement and at or before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following shall occur:

  (a)
  there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Merger Sub or the consummation of the Merger; or

  (b)
  a judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court, government or governmental authority or agency, domestic, foreign or supranational or any other legal restraint or prohibition preventing the consummation of the Offer or making the Offer illegal shall be in effect; or

  (c)
  Company shall have failed to perform in any material respect any of its covenants, obligations or agreements under this Agreement such that the aggregate of all such breaches would reasonably be expected to have a Material Adverse Effect on Company; or

  (d)
  the representations and warranties of Company contained in the Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true at and as of the expiration of the Offer as if made at and as of such time (other than representations or warranties that address matters only as of a certain date, which shall be true and correct as of such date), with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company; or

  (e)
  the Merger Agreement shall have been terminated in accordance with its terms; or

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  (4)
  Parent shall not have obtained the financing contemplated by the commitment letter between Parent and its lender dated as of January 10, 2001; provided, however, that Parent hereby agrees to pay to Company within five days after the termination of this Agreement, as liquidated damages and not as a penalty, the aggregate amount of $2,000,000, in immediately available funds, if the reason for such termination is the failure of the condition set forth in this Section 4 to be satisfied and all other conditions to the Offer have been satisfied; or

  (5)
  Company's total proved reserves are less than 11.8 MMBoe (million barrels of oil equivalent, with 6 Mcf (thousand cubic feet) of gas being deemed to be a barrel of oil), Company's total proved reserves behind pipe are less than 2.2 MMBoe or Company's total proved developed producing reserves are less than 4.8 MMBoe, in each case as reflected in the reserve report as of March 1, 2001, to be prepared by Netherland, Sewell & Associates, Inc. prior to the consummation of the Offer on behalf of (and at the sole cost of) Parent regarding the Oil and Gas Interests of Company and its subsidiaries in accordance with SEC guidelines; or

  (6)
  The amount of debt outstanding under the Company's credit facility (net of cash, cash equivalents and amounts used to satisfy margin requirements) immediately prior to the consummation of the Offer is greater than $6.8 million.

    The foregoing conditions are for the sole benefit of Parent and Merger Sub and may, subject to the terms of the Merger Agreement, be waived by Parent and Merger Sub in their sole discretion in whole at any time or in part from time to time. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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EXHIBIT A

CERTIFICATE OF DESIGNATIONS

of

8% SERIES B CONVERTIBLE PREFERRED STOCK

of

ASCENT ENERGY INC.

     (Pursuant to Section 151(g) of the
Delaware General Corporation Law)

Ascent Energy Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies that the following resolution was duly adopted at a meeting of the board of directors of the Company (the "Board of Directors") held on            , 2001, pursuant to Section 151(g) of the Delaware General Corporation Law:

    RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation of the Company, the Board of Directors hereby creates a series of Preferred Stock, par value $0.001 per share, of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

    Section 1.  Designation and Amount.  The shares of this series of Preferred Stock shall be designated as "8% Series B Convertible Preferred Stock" (the "Series B Convertible Preferred Stock") and the number of shares constituting the Series B Convertible Preferred Stock shall be            . Such number of shares may be increased or decreased at any time by resolution of the Board of Directors; provided, however, no decrease shall reduce the number of shares of Series B Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, or warrants for, or upon the conversion or exchange of, any outstanding securities issued by the Company convertible or exchangeable into, Series B Convertible Preferred Stock.

    Section 2.  Ranking.  The Series B Convertible Preferred Stock shall rank, as to the payment of dividends and the distribution of the assets upon liquidation, dissolution or winding up of the Company: (a) on a parity with the Company's Series A Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock") and the Company's Series C Convertible Preferred Stock, par value $0.001 per share (the "Series C Convertible Preferred Stock"), (b) senior to or on a parity with all other classes and series of the Company's preferred stock, and (c) senior to the Company's common stock, par value $0.001 per share ("Common Stock").

    Section 3.  Liquidation.  Upon the voluntary or involuntary liquidation, winding up or dissolution of the Company (in connection with the bankruptcy or insolvency of the Company or otherwise), out of the assets available for distribution to shareholders, the holders of Series B Convertible Preferred Stock shall be entitled to receive, in preference to any payment or distribution to the holders of Common Stock or any other stock of the Company ranking junior to the Series B Convertible Preferred Stock, as to dividends, liquidation, dissolution or winding up, $2.50 per share (the "Preferred Liquidation Value") plus an amount equal to all Preferred Dividends (as defined in Section 4 below) (whether or not earned or declared) accrued and unpaid on each such share up to and including the date of final distribution to such holders. After the Preferred Liquidation Value and all accrued and unpaid Preferred Dividends have been paid on the Series B Convertible Preferred Stock, the remaining assets

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shall be paid to the holders of Common Stock and other junior classes of stock in accordance with their respective priority, if any. In the event the net assets of the Company are insufficient to pay the holders of the Series B Convertible Preferred Stock the full amount of their preference set forth above and the holders of any other series of capital stock of the Company ranking on a parity with the Series B Convertible Preferred Stock the liquidating payments to which they are entitled, then the remaining net assets of the Company shall be divided among and paid to the holders of the shares of Series B Convertible Preferred Stock and any such other capital stock of the Company ranking on a parity with the Series B Convertible Preferred Stock ratably per share in proportion to the full per share amounts to which they would be entitled if all amounts payable thereon were paid in full, and the holders of Common Stock and other junior classes of stock will receive nothing. Neither a merger or consolidation of the Company with or into any other corporation or entity nor the sale of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or winding up within the meaning of this provision.

    Section 4.  Dividends.  The Series B Convertible Preferred Stock is entitled to receive, out of legally available funds, preferential cumulative dividends from the issuance date thereof at the annual rate of eight percent (8%) of the Preferred Liquidation Value per share ("Preferred Dividends"). All Preferred Dividends, if declared by the Board of Directors, shall be payable quarterly and promptly after the first business day of each      ,      ,      and       of each year (each, a "Dividend Payment Date"), commencing on            , 2001, to holders of record on the record date, which the Board of Directors shall fix not more than sixty (60) days or less than ten (10) days preceding a Dividend Payment Date. Preferred Dividends shall cease to accrue on shares of Series B Convertible Preferred Stock on the Mandatory Conversion Date (as defined in Section 5 below) or on the date of their earlier conversion. No dividend shall be declared on any other series or class or classes of stock to which the Series B Convertible Preferred Stock ranks prior as to dividends or liquidation, in respect of any period, nor shall any shares of any such series or class be redeemed, purchased or otherwise acquired for any consideration (or any money be paid into any sinking fund or otherwise set apart for the purchase of any such shares), unless there shall have been or contemporaneously are declared and paid on all shares of the Series B Convertible Preferred Stock at the time outstanding dividends for all quarterly periods coinciding with or ending before such quarterly period, ratably in proportion to the respective annual dividend rates per annum fixed therefor. No dividend shall be declared on any other series or class or classes of stock ranking on a parity with the Series B Convertible Preferred Stock, as to dividends, in respect of any quarterly period, nor shall any shares of any such series or class be redeemed or purchased or otherwise acquired for any consideration (or any money be paid into any sinking fund or otherwise set apart for the purchase of any such shares), unless there shall have been or contemporaneously are declared and paid on all shares of the Series B Convertible Preferred Stock at the time outstanding dividends for all quarterly periods coinciding with or ending before such quarterly period, ratably in proportion to the respective annual dividend rates per annum fixed therefor. Preferred Dividends shall also be payable upon any Redemption Date (as defined in Section 7(a) below) and upon the final distribution date relating to the dissolution, liquidation or winding up of the Company. Preferred Dividends shall begin to accrue on outstanding shares of Series B Convertible Preferred Stock and to accumulate from the issuance date of such shares whether or not earned or declared, but Preferred Dividends for any period less than a full quarterly period between Dividend Payment Dates shall be computed on the basis of a 365-day year for the actual number of days elapsed. Preferred Dividends shall accrue whether or not there shall be (at the time any such dividend becomes payable or at any other time) profits, surplus or other funds of the Company legally available for the payment of dividends. Accumulations of dividends on shares of Series B Convertible Preferred Stock shall not bear interest.

    Section 5.  Conversion Rights.

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    (a) Unless previously converted at the option of the holder into Common Stock in accordance with the provisions of Section 5(c) below, on            , 2003 (the "Mandatory Conversion Date"), each outstanding share of Class B Convertible Preferred Stock will convert automatically (the "Mandatory Conversion") into a number of shares of Common Stock at the Conversion Rate (as defined below) in effect on the Mandatory Conversion Date and the holder thereof shall have the right to receive an amount in cash equal to all accrued and unpaid Preferred Dividends (whether or not earned or declared) on such share of Series B Convertible Preferred Stock (other than previously declared Preferred Dividends payable to a holder of record as of a prior date) to and including the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of Preferred Dividends. The "Conversion Rate" is initially equal to             shares of Common Stock per share of Series B Convertible Preferred Stock. [N.B.: This rate will be set at a rate that will result in the issuance of an aggregate number of shares of Common Stock equal to 10% of Ascent's outstanding shares of Common Stock on the date of issuance of the Series B Convertible Preferred Stock, on a fully diluted basis (including the assumed (i) conversion of all shares of the Series C Convertible Preferred Stock, if any such shares are outstanding, and (ii) exercise of all warrants to purchase Common Stock, if any such warrants are outstanding).] The Conversion Rate is subject to adjustment as set forth in Section 5(e).

    (b) Preferred Dividends on the shares of Series B Convertible Preferred Stock shall cease to accrue and such shares of Series B Convertible Preferred Stock shall cease to be outstanding on the Mandatory Conversion Date. The Company shall make such arrangements as it deems appropriate for the issuance of certificates representing shares of Common Stock and for the payment of cash in respect of accrued and unpaid Preferred Dividends on the Series B Convertible Preferred Stock, if any, in exchange for and contingent upon surrender of certificates representing the shares of Series B Convertible Preferred Stock, and the Company may defer the payment of dividends on such shares of Common Stock until, and make such payment contingent upon, the surrender of certificates representing the shares of Series B Convertible Preferred Stock; provided, that the Company shall give the holders of the shares of Series B Convertible Preferred Stock such notice of any such actions as the Company deems appropriate and upon such surrender such holders shall be entitled to receive such dividends declared and paid, if any, without interest, on such shares of Common Stock subsequent to the Mandatory Conversion Date.

    (c) Each share of Series B Convertible Preferred Stock is convertible, in whole or in part, at the option of the holder thereof ("Optional Conversion"), at any time prior to the Mandatory Conversion Date, into duly authorized, validly issued, fully paid and nonassessable shares of Common Stock at the Conversion Rate in effect on the date of conversion. Optional Conversion of shares of Series B Convertible Preferred Stock may be effected by delivering certificates evidencing such shares, together with written notice of conversion and proper assignment of such certificates to the Company or in blank to the office of any transfer agent for the shares of Series B Convertible Preferred Stock or to any other office or agency maintained by the Company for that purpose (the "Transfer Agent") and otherwise in accordance with reasonable Optional Conversion procedures established by the Company.

    (d) Holders of shares of Series B Convertible Preferred Stock at the close of business on a record date for any payment of declared Preferred Dividends shall be entitled to receive the Preferred Dividends so declared on such shares of Series B Convertible Preferred Stock on the corresponding Dividend Payment Date notwithstanding the Optional Conversion of such shares of Series B Convertible Preferred Stock following such record date and prior to such Dividend Payment Date. Except as provided above, upon any Optional Conversion of shares of Series B Convertible Preferred Stock, the Company shall make no payment of or allowance for unpaid Preferred Dividends, whether or not in arrears, on such shares of Series B Convertible Preferred Stock as to which Optional Conversion has been effected or previously declared dividends or distributions on the shares of Common Stock issued upon such Optional Conversion. As promptly as practicable after the surrender

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of the Series B Convertible Preferred Stock, the Company shall issue and deliver to such holder certificates for the number of shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions hereof.

    (e)  Adjustments to Conversion Rate.  The Conversion Rate in effect from time to time for the Series B Convertible Preferred Stock shall be subject to adjustment in certain cases as follows:

      (i)  Adjustments for Subdivisions, Combinations or Consolidation of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided, by stock dividend, stock split or otherwise, into a greater number of shares of Common Stock, the Conversion Rate applicable to the Series B Convertible Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately increased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Rate applicable to the Series B Convertible Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased.

      (ii)  Adjustments for Reclassification, Exchange and Substitution.  If the Common Stock issuable upon conversion of the Series B Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision, combination or consolidation of shares provided for in Section 5(e)(i) above), the Conversion Rate then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series B Convertible Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Convertible Preferred Stock immediately before that change, subject to further adjustment as provided in this Section 5.

      (iii) Before taking any action that would cause an adjustment reducing the Conversion Rate below the then par value of the shares of Common Stock deliverable upon conversion of the shares of Series B Convertible Preferred Stock, the Company will take any corporate action which may be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Rate.

    (f)  Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 5, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and deliver to the Transfer Agent a certificate setting forth such adjustment or readjustment and setting forth a brief statement of the facts requiring such adjustment or readjustment. Promptly after delivery of such certificate, the Company shall prepare and mail a notice to each holder of Series B Convertible Preferred Stock at such holder's last address as it appears on the transfer books of the Company, which notice shall set forth the new Conversion Rate and a brief statement of the facts requiring the adjustment or readjustment, including the computation of the new Conversion Rate.

    (g)  Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Series B Convertible Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

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    (h)  No Impairment.  The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and take all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Convertible Preferred Stock against impairment.

    (i)  Reservation of Common Stock Issuable upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for issuance upon the conversion of shares of Series B Convertible Preferred Stock as herein provided, such number of shares of Common Stock as, from time to time, shall be issuable upon the conversion of all the shares of the Series B Convertible Preferred Stock at the time outstanding. All shares of Common Stock issuable upon the conversion of shares of the Series B Convertible Preferred Stock shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable.

    (j)  Fundamental Change Transaction.  In case at any time after the original issuance of shares of Series B Convertible Preferred Stock, the Company shall be a party to any transaction (including a merger, consolidation, statutory share exchange, sale of all or substantially all of the Company's assets or recapitalization of the Common Stock), in each case as a result of which shares of Common Stock (or any other securities of the Company then issuable upon conversion of the Series B Convertible Preferred Stock) shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof) (each of the foregoing transactions being referred to as a "Fundamental Change Transaction"), then, lawful and fair provision shall be made whereby the shares of Series B Convertible Preferred Stock shall, immediately prior to the consummation of the Fundamental Change Transaction, convert and the holders of such shares of Series B Convertible Preferred Stock shall have the right to receive, upon the basis and upon the terms and conditions specified in connection with such Fundamental Change Transaction and in lieu of the shares of Common Stock receivable upon the conversion of such shares, such shares of stock, securities or other property (including cash or any combination thereof) as may be issued or payable with respect to or in exchange for the number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of shares of Series B Convertible Preferred Stock, had such Fundamental Change Transaction not taken place, plus the cash payment described in Section 5(a) hereof. The Company shall not effect any Fundamental Change Transaction unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing such assets, shall assume by written instrument the obligation to deliver to the holders of Series B Convertible Preferred Stock such shares of stock, securities, or assets as such holder would be entitled to acquire in accordance with the foregoing provisions. In the event that, at any time, as a result of an adjustment made pursuant to other provisions of this Section 5, the Series B Convertible Preferred Stock shall become subject to conversion into any securities other than shares of Common Stock, thereafter the number of such other securities so issuable upon conversion of the shares of Series B Convertible Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Series B Convertible Preferred Stock contained in this Section 5(j).

    (k)  Notices.  In case at any time:

      (i)  the Company shall declare or pay to all holders of Common Stock any dividend (whether payable in Common Stock, cash, securities or other property);

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      (ii) there shall be any capital reorganization, or reclassification of the Common Stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation or other entity;

      (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

      (iv) there shall be any other Fundamental Change Transaction; or

      (v) there shall occur any other event that would cause an adjustment to the Conversion Rate of the Series B Convertible Preferred Stock;

then, in any one or more of such cases, the Company shall give to each holder of shares of Series B Convertible Preferred Stock: (A) at least twenty (20) days prior to any such event, written notice of the date on which the books of the Company shall close or records shall be taken for such dividend or distribution or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or Fundamental Change Transaction; and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or Fundamental Change Transaction known to the Company, at least thirty (30) days prior written notice of the date (or if not then known, a reasonable approximation thereof by the Company) when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend or distribution, the date on which such holders of Common Stock shall be entitled thereto. Such notice in accordance with the foregoing clause (B) shall also specify the date on which such holders of Common Stock shall be entitled to receive their shares of stock, securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or Fundamental Change Transaction, as the case may be.

    (l)  Initial Public Offering.  In case at any time after the original issuance of shares of Series B Convertible Preferred Stock, the Company shall consummate an Initial Public Offering (as defined below), the shares of Series B Convertible Preferred Stock shall immediately prior to the consummation of the Initial Public Offering convert in accordance with the terms set forth in Sections 5(a) and (b) hereof. The Company shall provide each holder of shares of Series B Convertible Preferred Stock with reasonable notice of such Initial Public Offering and the arrangements made pursuant to Section 5(b) hereof. For purposes hereof, an "Initial Public Offering" shall mean a firm commitment, underwritten public offering of Common Stock of the Company registered under the Securities Act of 1933, as amended (the "Securities Act"), other than a registration relating solely to a transaction under Rule 145 promulgated under the Securities Act or to an employee benefit plan of the Company, that results in such Common Stock being listed on the New York Stock Exchange, the American Stock Exchange or quoted for trading on the Nasdaq National Market tier of the Nasdaq Stock Market or any of their respective successors.

    Section 6.  Voting Rights.

    (a) Except as set forth below or as otherwise provided by Delaware law, holders of shares of Series B Convertible Preferred Stock shall not be entitled to vote such shares; provided, that in all cases where the holders of shares of Series B Convertible Preferred Stock have the right to vote such shares, such holders shall be entitled to one vote for each such share held by them.

    (b) Without the affirmative vote of the holders of not less than a majority of the shares of Series B Convertible Preferred Stock outstanding, voting together as a single class, the Company shall not amend or waive any of the provisions of the Certificate of Incorporation or this Certificate of Designations, which would materially and adversely affect any right, preference or privilege of the Series B Convertible Preferred Stock or of the holders thereof; provided, however, that any increase in the amount of authorized Preferred Stock or the creation and/or issuance of other series of Preferred

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Stock, in each case ranking on a parity with or junior to the Series B Convertible Preferred Stock, shall not be deemed to materially and adversely affect such rights, preferences or privileges and shall not require the consent of the holders of the then outstanding Series B Convertible Preferred Stock; and provided further, that the authorization and/or issuance of additional shares of Series B Convertible Preferred Stock and/or the creation and/or issuance of other series or classes of preferred stock ranking prior to the Series B Convertible Preferred Stock shall be deemed to materially and adversely affect such rights, preferences and privileges.

    Section 7.  Redemption.

    (a) The Company shall have the right, at any time and from time to time, on and after the date of issuance, and at its sole option and election, to redeem the shares of Series B Convertible Preferred Stock, in whole or in part, on such date as may be specified in a notice of redemption given as provided in Section 7(b) below (any such date a "Redemption Date") at a cash price per share (the "Redemption Price") equal to 100% of the Preferred Liquidation Value plus an amount equal to all Preferred Dividends (whether or not earned or declared) accrued and unpaid on each such share up to and including the date fixed for redemption, in immediately available funds. The Company shall not be required to establish any sinking or retirement fund with respect to the shares of Series B Convertible Preferred Stock.

    (b) Notice of any redemption of shares of Series B Convertible Preferred Stock pursuant to Section 7(a) above shall be mailed at least twenty (20) but not more than sixty (60) days prior to the applicable Redemption Date to the Transfer Agent for the shares of Series B Convertible Preferred Stock and each holder of the shares of Series B Convertible Preferred Stock to be redeemed, at such holder's last address as it appears on the transfer books of the Company. Failure to mail such notice, or any defect therein or in the mailing thereof, to any particular holder shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed from any other holder. In order to facilitate the redemption of shares of Series B Convertible Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Series B Convertible Preferred Stock to be redeemed, or may cause the transfer books of the Company for the Series B Convertible Preferred Stock to be closed, not more than sixty (60) days or less than twenty (20) days prior to the applicable Redemption Date.

    (c) If less than all the outstanding shares of Series B Convertible Preferred Stock are to be redeemed, the number of shares of Series B Convertible Preferred Stock to be redeemed shall be as determined by the Board of Directors. Any such partial redemption shall be effected on a pro rata basis.

    (d) Notice of redemption having been given as provided in Section 7(b) above, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the Redemption Date designated in the notice of redemption (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue and (iii) all rights of the holders of shares of Series B Convertible Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price therefor and the right to convert such shares into shares of Common Stock until the close of business on such Redemption Date, in accordance with Section 5 hereof.

    (e) Notwithstanding the foregoing, if notice of redemption has been given pursuant to Section 7(b) above and any holder of the Series B Convertible Preferred Stock shall, before the close of business on the business day preceding the Redemption Date, give notice to the Company pursuant to Section 5(c) above of the conversion of any or all of the shares to be redeemed which are held by that holder, then (i) the Company shall not have the right to redeem those shares for which the conversion notice has been given, (ii) the holder shall not be entitled to payment of the Redemption Price with respect to those shares, (iii) the conversion of those shares shall become effective as provided in

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Section 5 above, and (iv) any funds that have been deposited for the payment of the Redemption Price of those shares shall be returned to the Company immediately after such conversion.

    Section 8.  Reacquired Shares.  Any shares of Series B Convertible Preferred Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors as permitted by the Certificate of Incorporation or as otherwise permitted under Delaware law.

    Section 9.  Preemptive Rights.  Except as provided herein, the Series B Convertible Preferred Stock is not entitled to any preemptive rights in respect of any securities of the Company.

    Section 10.  Severability of Provisions.  Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

    Section 11.  Replacement.  Upon receipt of evidence satisfactory to the Company (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series B Convertible Preferred Stock, and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided, that, if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation, upon surrender of such certificate, the Company shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series B Convertible Preferred Stock of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of the lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series B Convertible Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on the Series B Convertible Preferred Stock represented by the lost, stolen, destroyed or mutilated certificate.

    Section 12.  Successors and Transferees.  The provisions applicable to shares of Series B Convertible Preferred Stock shall bind and inure to the benefit of and be enforceable by the Company, the respective successors to the Company, and by any record holder of shares of Series B Convertible Preferred Stock.

    IN WITNESS WHEREOF, Ascent Energy Inc. has caused this Certificate of Designations to be signed by the undersigned on this  day of         , 2001.

ASCENT ENERGY INC.
By:
Name:
Title:

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EXHIBIT B

STOCKHOLDERS' AGREEMENT

    THIS STOCKHOLDERS' AGREEMENT (this "Agreement"), dated as of January   , 2001, among Ascent Energy Inc., a Delaware corporation ("Buyer"), and the holders of the shares of common stock, par value $0.0001 per share, of Pontotoc Production, Inc., a Nevada corporation (the "Company"), listed on the signature pages hereof (each a "Stockholder").

    WHEREAS, in order to induce Buyer and Merger Sub to enter into an Agreement and Plan of Merger, dated as of the date hereof, with Company (the "Merger Agreement"), Buyer has requested that each Stockholder, and each Stockholder has agreed to, enter into this Agreement with respect to the number of shares of common stock of the Company set forth next to such Stockholder's name on the signature pages hereof, plus any shares of common stock of the Company acquired by such Stockholder after the date hereof (the "Shares").

    NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
VOTING AGREEMENT; AGREEMENT TO TENDER

    Section 1.1.  Voting Agreement.  Each Stockholder hereby agrees to vote all Shares that such Stockholder is entitled to vote at the time of any vote to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof, at which the Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Each Stockholder hereby agrees that he, she, or it will not vote any Shares in favor of the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the Offer, the Merger or any other transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

    Section 1.2.  Agreement to Tender.  Each Stockholder hereby agrees to tender, upon the request of Buyer (and agrees that it will not withdraw), pursuant to and in accordance with the terms of the Offer, the Shares. Within five business days after the commencement of the Offer, each Stockholder shall (a) deliver to the depositary designated in the Offer (i) a letter of transmittal with respect to the Shares complying with the terms of the Offer, (ii) certificates representing the Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (b) instruct its broker or such other person who is the holder of record of any Shares beneficially owned by such Stockholder to tender such shares for exchange in the Offer pursuant to the terms and conditions of the Offer.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

    Each Stockholder, severally and not jointly, represents and warrants to Buyer that:

    Section 2.1.  Authorization.  The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the powers of such Stockholder and have been duly authorized by all necessary action. This Agreement constitutes a valid and binding Agreement of such Stockholder.

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    Section 2.2.  Non-Contravention.  The execution, delivery and performance by such Stockholder of this Agreement and, subject to compliance with all applicable securities laws, the consummation of the transactions contemplated hereby, do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any agreement or other instrument binding on such Stockholder or (iii) result in the imposition of any Encumbrance on any asset of such Stockholder.

    Section 2.3.  Ownership of Shares.  Such Stockholder is the record and beneficial owner of the Shares, free and clear of any Encumbrance and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares, other than any such restriction that has been waived with respect to this Agreement and the Merger Agreement and the agreements and transactions contemplated hereby and thereby).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer represents and warrants to each Stockholder:

    Section 3.1.  Corporate Authorization.  The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of Buyer.

ARTICLE 4
COVENANTS OF STOCKHOLDER

    Each Stockholder hereby covenants and agrees that:

    Section 4.1.  No Proxies for or Encumbrances on Shares.  Except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Buyer, directly or indirectly: (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares with respect to any matter contemplated by this Agreement or in a manner inconsistent with this Agreement or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement other than pursuant to the Offer.

    Section 4.2.  Appraisal Rights.  Such Stockholder agrees not to exercise any rights (including, without limitation, under Section 92A.380 of the General Corporation Law of the State of Nevada) to demand appraisal of any Shares which may arise with respect to the Merger.

ARTICLE 5
MISCELLANEOUS

    Section 5.1.  Further Assurances.  Buyer and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

    Section 5.2.  Amendments; Termination.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

    Section 5.3.  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, all costs and expenses incurred by the Stockholders shall be borne and paid by the Company.

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    Section 5.4.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Buyer may transfer or assign its rights and obligations to any affiliate of Buyer.

    Section 5.5.  Governing Law.  Except to the extent the subject matter of this Agreement is subject to the statutory law of the State of Nevada which requires that such laws shall govern, this Agreement shall construed in accordance with and governed by the laws of the State of Delaware.

    Section 5.6.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

    Section 5.7.  Severability.  If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    Section 5.8.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

    Section 5.9.  Capitalized Terms.  Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:

ASCENT ENERGY INC.

By:

Name:
Title:

STOCKHOLDERS	Shares of Common Stock of the Company owned by Stockholder:

James "Robby" Robson, Jr.	569,497
Todd Robson	570,051
James Robson, Sr.	441,313
Lyle P. Phillips	299,000
Brian K. Gourley	58,671
Timothy A. Jurek	25,000

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ANNEX A-II

AMENDMENT NO. 1
to
AGREEMENT AND PLAN OF MERGER

    This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of June 7, 2001, is by and among Ascent Energy Inc., a Delaware corporation ("Parent"), Pontotoc Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Pontotoc Production, Inc., a Nevada corporation ("Company").

W I T N E S S E T H:

    WHEREAS, the parties hereto have entered into that certain Agreement and Plan of Merger dated as of January 19, 2001 (the "Agreement"); and

    WHEREAS, the parties desire to amend the Agreement in the manner provided below.

    NOW, THEREFORE, the parties agree as follows:

    1.  Section 4.1 of the Agreement is amended such that the last two sentences of such section are replaced with the following:

  "Parent will become a subsidiary of Forman Petroleum Corporation, a Louisiana corporation ("Forman"), upon completion of the Restructuring (as defined in Section 6.15 below). For purposes of this Article IV, Parent hereby makes the same representations and warranties with respect to Forman as Parent is making with respect to its subsidiaries."

    2.  Section 6.15 of the Agreement is amended to read in its entirety as follows:

      "Section 6.15 Forman Restructuring. Parent shall use its best efforts to cause (a) its shareholders to sell or otherwise transfer all of the capital stock of Parent to Forman so that Parent shall become a direct subsidiary of Forman and (b) Forman to contribute all of its assets and related liabilities to Parent (collectively, the "Restructuring"). Parent shall promptly notify Company when the Restructuring has been completed."

    3.  The first clause of Section 8.1(b)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

  "(ii) the Offer has not been consummated on or before July 31, 2001 (the "End Date");"

    4.  Section 5 of Annex I to the Agreement is hereby deleted in its entirety.

    5.  Except as expressly set forth herein, the Agreement shall continue in full force and effect in accordance with its terms.

    6.  This Amendment shall be governed by, and shall be construed and enforced in accordance with, the substantive laws of the State of Delaware.

    7.  From and after the effectiveness of this Amendment, the terms "this Agreement", "hereof", "herein", "hereunder" and terms of like import, when used herein or in the Agreement shall, except where the context otherwise requires, refer to the Agreement, as amended by this Amendment.

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    8.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Amendment.

ASCENT ENERGY INC.
By:	/s/ JEFFREY CLARKE Jeffrey Clarke President
PONTOTOC ACQUISITION CORP.
By:	/s/ JEFFREY CLARKE Jeffrey Clarke President
PONTOTOC PRODUCTION, INC.
By:	/s/ JAMES ROBSON, JR. James Robson, Jr. President

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ANNEX B

     C. K. COOPER & COMPANY

January 19, 2001

PONTOTOC PRODUCTION, INC.
808 E. Main Street
Ada, OK 74820

Attention:  Board of Directors:

Dear Sirs:

    You have requested our opinion as to the fairness, from a financial point of view, to the existing holders, as a group, collectively, referred to herein as "Shareholders", of common stock, par value $0.0001 per share ("Common Stock"), of Pontotoc Production, Inc., a Nevada corporation ("Pontotoc"), of the aggregate consideration to be received as set forth in the Agreement and Plan of Merger, dated January 19, 2001 (the "Merger Agreement"), by and among Ascent Energy Inc., a Delaware corporation ("Parent"), Pontotoc Acquisition Corp., a Nevada corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and Pontotoc. Pursuant to the Merger Agreement, the Merger Sub has agreed to commence an exchange offer (the "Offer") to acquire all of the outstanding shares of Pontotoc's Common Stock at a price per share of $9.00 cash, and one share of 8% Series B Convertible Preferred Stock, par value $0.001 per share ("Parent Preferred Stock"), of Parent with a liquidation preference equal to $2.50 per share. The price payable in the Offer for shares of Pontotoc Common Stock is herein referred to as the "Offer Price." The Merger Agreement also provides for the subsequent merger (the "Merger") of the Merger Sub into Pontotoc, pursuant to which each share of Pontotoc Common Stock outstanding at the effective time of the Merger will be converted into the right to receive cash and Parent Preferred Stock equal to the Offer Price. The Offer and the Merger are collectively referred to as the "Transaction." The terms and conditions of the Transaction are set forth more fully in the Merger Agreement.

    In connection with our review of the Transaction, and in arriving at our opinion described below, we have reviewed business and financial information relating to Pontotoc. We have, among other things:

  1.
  reviewed the Merger Agreement and related documents;

  2.
  reviewed the Certificate of Designations of the Parent Preferred Stock;

  3.
  reviewed the Annual Report on Form 10-KSB for the year ended March 31, 2000 and the Quarterly Reports on Form 10-QSB and related unaudited financial information for certain interim periods, including six months ended September 30, 2000, of Pontotoc;

  4.
  reviewed the most recent filed Proxy Statement of Pontotoc;

  5.
  reviewed Pontotoc's proved oil and gas reserves and the standardized measure of discounted future net cash flows relating to proved oil and gas reserves as of March 31, 2000, estimated by Fletcher Lewis Engineering, Inc., independent petroleum engineers, and adjusted by Pontotoc management to December 31, 2000;

  6.
  discussed with certain members of Pontotoc's senior management regarding their operations, historical financial statements and future prospects;

  7.
  reviewed certain operating and financial information of Pontotoc, including projections and operating assumptions, relating to their business and prospects, which was provided to us by Pontotoc;

  8.
  reviewed historical market prices and trading volumes for Pontotoc's Common Stock;

  9.
  reviewed publicly available financial data and stock market performance data of publicly held companies that we deemed generally comparable to Pontotoc;

  10.
  reviewed the financial terms of certain business combinations of comparable exploration and production companies; and

  11.
  have conducted other analyses and investigations as we deemed appropriate under the circumstances.

    In connection with our review, we have not independently verified any of the foregoing information, and we have relied upon such information being complete and accurate in all material respects. We have assumed, with your consent, that the financial forecasts provided to us and discussed with us have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the senior management and key personnel of Pontotoc. In addition, we have not conducted a physical inspection or made an independent evaluation or appraisal of assets of Pontotoc, nor have we been furnished with any such evaluation or appraisal. Our opinion relates to Pontotoc as a going concern and, accordingly, we express no opinion based on its liquidation value. In rendering our opinion, we have assumed that in the course of obtaining any necessary regulatory and governmental approvals for the proposed Transaction, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the proposed Transaction. Our opinion is based on circumstances as they exist and can be evaluated on, and the information made available to us at, the date hereof and is without regard to any market, economic, financial, legal or other circumstances or event of any kind of nature that may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

    C. K. Cooper & Company, Inc. as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwriting, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We will receive a fee for our services in connection with rendering our opinion. In the ordinary course of our business, we may actively trade the securities of Pontotoc for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    It is understood that this letter is for the information of the Board of Directors of Pontotoc in connection with their consideration of the Transaction and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purpose, without C. K. Cooper & Company, Inc.'s prior written consent, which consent will not be unreasonably withheld. However, notwithstanding the foregoing, we consent to the inclusion of the opinion in the Registration Statement on Form S-4, including the prospectus constituting a part hereof, the Schedule TO, Schedule 14D-9 and proxy or information statement (if any) or relating to the Transaction.

    Our opinion does not address the merits of the underlying decision by Pontotoc to engage in the Transaction or the relative merits of the Transaction compared to any alternative business strategy or transaction in which Pontotoc might engage. We were not authorized to solicit, and did not solicit, other potential parties with respect to a business combination with Pontotoc. This opinion is not intended to be and does not constitute a recommendation to any Shareholder regarding whether to tender shares of Pontotoc Common Stock in the Offer or as to how such holder should vote on the

2

approval and adoption of the Merger Agreement or any matter related thereto. We are not expressing any opinion herein as to the prices at which Pontotoc Stock has traded or will trade following the announcement of the Transaction.

    Our opinion addresses solely the fairness of the aggregate transaction consideration payable in the Transaction to holders of Pontotoc Common Stock as a group and not the allocation thereof among the holders of any class or series of Pontotoc Common Stock. Our opinion addresses solely the aggregate Transaction consideration and does not address any other terms or agreements relating to the Transaction.

    Based upon our experience as an investment banker and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof the aggregate consideration to be received by the Shareholders of Pontotoc as a group in the Transaction pursuant to the Merger Agreement is fair, from a financial point of view.

                      Very truly yours,

C. K. COOPER & COMPANY, INC.
By:	/s/ ALEXANDER G. MONTANO Managing Director

3

ANNEX B-II

June 28, 2001

PONTOTOC PRODUCTION, INC.
100 E. 13th Street
Ada, OK 74820

Attention:  Board of Directors:

RE: Fairness Opinion dated January 19, 2001

Dear Sirs:

    At your request, we have been asked to prepare and submit a letter regarding the Fairness Opinion rendered by our firm dated January 19, 2001 regarding the proposed transaction between Ascent Energy Inc. and Pontotoc Production, Inc.

    Our engagement relating to this transaction was solely for the purpose of obtaining our opinion as to whether the transaction was fair, from a financial point of view to the stockholders of Pontotoc. Our engagement did not include any separate valuation relating to the Series B Preferred Shares to be issued by Ascent Energy Inc. relating to this proposed transaction. As a result of our engagement, our firm did not undertake any separate valuation of the Series B Preferred Shares. The opinion rendered by our firm was based upon the total consideration of $9.00 in cash plus one share of Series B Preferred Stock of Ascent Energy for each share of common stock of Pontotoc Production, Inc.

    We are aware, that management of Pontotoc Production, Inc. has estimated the value of the Series B Preferred Shares at $1.50 per share. We recognize that the value of the Series B Preferred Shares is uncertain and subject to change and may in fact be more or less than $1.50 per share. In light of the uncertainty of the value of the Series B Preferred Shares, we wish to confirm that, based on the assumptions and limitations set forth in our prior letter dated January 19, 2001, it is our opinion that, as of the date hereof, the aggregate consideration to be received by the Shareholders of Pontotoc as a group in the transaction pursuant to the Merger Agreement, without regard to the value of the Series B Preferred Shares, is fair, from a financial point of view.

                      Very truly yours,

C. K. COOPER & COMPANY, INC.
By:	/s/ ALEXANDER G. MONTANO Managing Director

ANNEX C-I

     U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-KSB

ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended: March 31, 2000	Commission file number: 0-21313

PONTOTOC PRODUCTION, INC.
(Name of small business issuer in its Charter)

Nevada	84-1349552
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

808 East Main, Ada, Oklahoma 74820
(Address of principal executive offices, including zip code)

(580) 436-6100
(Issuer's telephone number)

Securities Registered Pursuant to Section 12(b) of the Act: None.

Securities Registered Pursuant to Section 12(g) of the Act:

Common Stock, $.0001 Par Value

    Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes /X/  No / /

    Check if disclosure of delinquent filers pursuant to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. / /

    The Issuer's revenues for its most recent fiscal year were $4,962,070.

    As of June 9, 2000, 5,176,445 shares of the Registrant's common stock were outstanding, and the aggregate market value of the shares held by non-affiliates was approximately $26,786,922.

DOCUMENTS INCORPORATED BY REFERENCE: None.

    Transitional Small Business Disclosure Format (check one): Yes / /  No /X/

PART I

ITEM 1. DESCRIPTION OF BUSINESS.

BACKGROUND

    Pontotoc Production, Inc. (the "Company") was incorporated under the laws of the State of Nevada on July 1, 1996, under the name Mahogany Capital, Inc. for the purpose of completing a merger or acquisition with a private entity.

    In September 1996, the Company filed a registration statement with the Securities and Exchange Commission on Form 10-SB, wherein it registered its common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "34 Act"). As a result, the Company became a fully reporting company under the 34 Act.

    On December 10, 1997, the Company completed a reverse acquisition of 100% of the outstanding common stock of Pontotoc Production Company, Inc., a Texas corporation ("PPCI") in exchange for 3,165,000 shares of the Company's Common Stock which resulted in the shareholders of PPCI acquiring approximately 84.4% of the shares outstanding in the Company. In connection with the closing of this transaction, several shareholders submitted for cancellation a total of 665,000 shares of common stock. As a result, after the acquisition of PPCI there were a total of 3,750,000 shares outstanding.

    On December 12, 1997, the Company's shareholders approved a proposal to change the Company's name to Pontotoc Production, Inc.

    On July 1, 1998, the Company closed on the acquisition of certain oil and gas properties from Bill G. Cantrell and his affiliated company. The purchase price was $2,750,000 in cash and 402,360 restricted shares of the Company's Common Stock. Included in the purchase were interests in approximately 82 oil and gas leases located in the following counties in Oklahoma: Pontotoc, Coal, Garvin, and Seminole. The purchase also included two workover rigs, one drilling rig, and miscellaneous oil field equipment which relates to the ongoing production of the oil and gas properties. The purchase was funded with $2,050,000 of bank borrowings and $700,000 from the proceeds of a private offering of common stock and warrants which was partially closed on July 1, 1998.

    On June 1, 2000, the Company closed on the acquisition of Oklahoma Basic Economy Corporation ("OBEC") and the working interests of OBEC's partners for $9,900,000 in cash. The purchase was funded by advances under the Company's bank credit agreement. The properties acquired currently produce approximately 400 net equivalent barrels of oil per day. Proven reserves on the properties are estimated to be approximately 7.6 million barrels of oil equivalent.

    Unless the context otherwise requires, the term "Company" as used herein refers to the Company and its wholly-owned subsidiary PPCI.

DESCRIPTION OF BUSINESS

  GENERAL

    The Company is engaged in the exploration for and the acquisition, development and production of oil and natural gas. The Company focuses on lower risk, shallow oil and gas properties in the State of Oklahoma. For the last several years, the Company has been the most active operator in south-central Oklahoma. Since its inception in 1985, the Company's subsidiary has drilled in excess of 93 wells. Through drilling, acquisition and recompletions, the Company's estimated proved reserves have reached 4,558,871 barrels of oil and 14,880,375 mcf of gas with an estimated future net revenue discounted at 10% of $62,984,012 as of March 31, 2000.

2

OIL AND GAS OPERATIONS

    The Company's operations are conducted in the State of Oklahoma where the Company owns producing and non-producing property interests in twenty counties. The Company's staff oversees the operations of existing properties, evaluates property acquisition opportunities and drilling prospects, and oversees drilling and completion of new wells. Operations are concentrated on shallow to medium depth properties generally ranging from 1,500 to 5,000 feet. The funds necessary for acquisition, exploration and development of properties are generated through cash flow and bank debt.

    The Company acts as "operator" of 260 wells pursuant to standard industry Operating Agreements.

MARKETS AND CUSTOMERS

    Marketing of the Company's oil and gas production is influenced by many factors which are beyond the Company's control and the exact effect of which cannot be accurately predicted. These factors include changes in supply and demand, changes in market prices, regulatory changes, and actions of major foreign producers.

    The Company sells its oil production to Sun Oil Co. (Sunoco) at the monthly New York Mercantile Exchange average price per barrel less $.35, and the majority of its gas to Pontotoc Gathering L.L.C. pursuant to a contract where the Company receives 80% of the spot price less the cost of transportation. Crude oil and condensate production are readily marketable. Crude oil is cost efficiently transportable from production centers to demand centers and is, therefore, subject to world-wide supply and demand. Oil prices are primarily dependent upon available oil supplies which can vary significantly depending on production and pricing policies of OPEC and other major producing countries and on significant events in major producing regions such as the Persian Gulf War in 1991.

    Deregulation of natural gas pricing and transportation have resulted in far-reaching and fundamental changes in the producing, transportation and marketing segments of the natural gas industry. Gas price decontrol and the advent of an active spot market for natural gas have resulted in prices received by the Company being subject to significant fluctuations. Prices tend to rise in peak demand periods such as fall and winter and to decline during lower demand periods. The Company presently sells most of its gas through short-term contracts with terms of one year or less which are designed to obtain the best available prices and deliverabilities. Virtually all of the Company's gas contracts provide for prices based on monthly spot prices for the applicable market area. These prices are reduced ("netted") by the costs of gathering and transporting the gas.

    The Company periodically hedges the price of a portion of its crude oil production by forward selling in the futures markets.

COMPETITION AND REGULATION

    The oil and gas industry is intensely competitive. The Company competes with larger more well established oil and gas companies including, on occasion, major companies. The significant areas of competition are in acquiring oil and gas reserves, acquiring leases for drilling or development, and selling natural gas. The primary competitive factors for acquisitions are the price the Company is willing to pay and the financial resources readily available to the Company to fund acquisitions. The primary factors which affect the Company's ability to sell its natural gas include proximity to markets, proximity to and capacity of natural gas pipelines and transportation and processing facilities, and quantities of gas which can be aggregated for sale. Although both oil and gas are generally readily saleable at market prices, they compete for market share with each other and with other energy sources such as coal and nuclear power.

3

    Oil and gas drilling and production operations are regulated by various Federal, state and local agencies. These agencies issue binding rules and regulations which increase the Company's cost of doing business and which carry penalties, often substantial, for failure to comply. It is anticipated that the aggregate burden on the Company of Federal, state and local regulation will continue to increase particularly in the area of rapidly changing environmental laws and regulations. The Company believes that its present operations substantially comply with applicable regulations. To date, such regulations have not had a material effect on the Company's operations, or the costs thereof. There are no known environmental or other regulatory matters related to the Company's operations which are reasonably expected to result in material liability to the Company. The Company does not believe that capital expenditures related to environmental control facilities or other regulatory matters will be material in fiscal 2000.

    No prediction can be made as to what legislation or regulations may be enacted or what additional legislation or regulations may be proposed.

  EMPLOYEES

    The Company currently has 22 full-time and 8 part-time employees. The Company is not subject to any collective bargaining agreement and believes that its relationship with its employees are good.

  RISK FACTORS

    Shareholders and investors in shares of the Company's Common Stock should consider the following Risk Factors, in addition to other information in this Report.

    1.  SUCCESS DEPENDENT ON MANAGEMENT. Success of the Company depends on the active participation of James "Robby" Robson, Jr., the Company's President. The Company does not have an employment agreement with Mr. Robson and the Company has no "key man" life insurance on Mr. Robson. The loss of the services of Mr. Robson would adversely affect the Company's business.

    2.  COMPETITION. The Company is in an industry characterized by intense competition. As a result of the Company's small size, the Company is not a significant factor in the oil and gas exploration and drilling industry. Many of the Company's competitors are well established, have been in existence for significantly longer periods of time than the Company, have financial, marketing, and other personnel as well as other resources substantially greater than the Company. (See "COMPETITION AND REGULATION.")

    3.  DECLINE IN PRICE OF OIL. The price of crude oil has historically been subject to wide fluctuations. Although crude oil prices were at a relatively high level during the past fiscal year, there can be no assurance that such prices will remain at these levels.

    4.  TITLE TO FUTURE ACQUIRED PROPERTIES. Any interests which the Company may acquire in undeveloped and non-producing acreage may be in the form of direct interests in leases, options, or permits with respect to such acreage. While the Company will attempt to acquire satisfactory title to such oil and gas properties, title opinions may not be obtained prior to the time of acquisition, with the attendant risk that some titles may be defective. Under such circumstances, future expenditures may be incurred by the Company for title work or some leasehold properties may be abandoned. In addition, such leasehold interests may be subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens, minor encumbrances, easements and restrictions, any of which may subject the Company to future undetermined expenses.

    5.  SPECULATIVE NATURE OF OIL AND GAS EXPLORATION. Oil and gas exploration is highly speculative in nature, involves many risks, and frequently results in unproductive properties. These risks are significantly higher for exploratory wells. Therefore, there can be no assurance that the

4

oil and gas exploration and/or development activities of the Company will be successful, or that any future production will be profitable.

    6.  OPERATING HAZARDS AND UNINSURED RISKS. Operations will be subject to all of the risks normally incident to exploration for and production of oil and gas, including blowouts, explosions and fires, seepage, and pollution, each of which could result in damage to or destruction of oil and gas wells or producing facilities, damage to life and property, environmental damage and possible legal liability for any or all of such damages.

    7.  COMPETITION FOR SUITABLE PROPERTIES. There exists substantial competition in the market for properties suitable for oil and gas exploration. Established companies may have an advantage over the Company because of substantially greater resources in terms of number of personnel, finances and access to technical data to devote to the acquisition of properties. There can be no assurance that properties can be obtained or that exploratory work on any properties acquired in the future will result in commercially producible reserves, or that any additional properties can be acquired economically.

    8.  GOVERNMENTAL REGULATION AND ENVIRONMENTAL CONTROLS. Activities of the Company are subject to extensive federal, state and local laws and regulations controlling not only the exploration for oil and gas, but also the possible effects of such activities upon the environment. Existing as well as future legislation and regulations could cause additional expense, capital expenditures, restrictions and delays in the development of properties, the extent of which cannot be predicted.

    9.  CONTROL BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS. Management beneficially owns over 40% of the outstanding Common Stock. (See Item 11.)

    10. GENERIC PREFERRED STOCK AUTHORIZED. The Company's Articles of Incorporation authorize the issuance of up to 5,000,000 shares of Preferred Stock, the terms, preferences, rights and restrictions of which may be established by its Board of Directors. Other companies on occasion have issued series of such preferred stock with terms, rights, preferences and restrictions that could be considered to discourage other persons from attempting to acquire control of such companies and thereby insulate incumbent management. It is possible the Company could issue shares of its Preferred Stock for such a purpose. In certain circumstances, the existence of corporate devices which would inhibit or discourage takeover attempts could have a depressant effect on the market value of the stock of a company. The Board of Directors has no current plans to issue any shares of Preferred Stock.

    11. NO DIVIDENDS. The Company has paid no dividends on its Common Stock since incorporation. The Company does not anticipate paying dividends on its Common Stock in the foreseeable future and intends to devote any earnings to the development of the Company's business.

    12. COMMON STOCK ELIGIBLE FOR RESALE. Of the 5,176,445 shares of Common Stock presently outstanding, approximately 2,897,154 shares are "restricted securities" and under certain circumstances may be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended. A majority of these shares are currently eligible for resale under Rule 144. Future sales of such shares will in all likelihood depress the market price of the Company's Common Stock.

ITEM 2. DESCRIPTION OF PROPERTY.

  GENERAL

    During the year ended March 31, 2000, the Company drilled six wells and recompleted 22 wells owning an average of 90% interest in each. Twenty-six wells have been successfully completed. One well was turned into a disposal well and one well was declared a dry hole. The Company also purchased seven additional producing leaseholds located in Pontotoc County, Oklahoma. Also, the Company sold

5

its leasehold acreage in Okmulgee County, Oklahoma. Capital expenditures for oil and gas activities totaled $1,632,982 in the year ended March 31, 2000.

    During the year ended March 31, 1999, the Company drilled and/or completed 12 wells owning an average of 92% interest in each. Eleven wells have been successfully completed. The Company also expanded its producing properties by purchasing interests in an additional 129 leases located in Blaine, Caddo, Carter, Custer, Dewey, Gradym, Coal, McClain, Logan, Oklahoma, Latimer, LeFlore, Pittsburg and Pontotoc Counties, Oklahoma. Capital expenditures for oil and gas activities totaled $4,262,264 in the year ended March 31, 1999.

    During the year ended March 31, 1998, the Company drilled seven wells owning an average of 95% interest in each. Seven wells have been successfully completed. In addition, the Company installed a waterflood in south central Oklahoma. The Company also expanded its producing property by purchasing 100% interest in 20 wells located in Okmulgee and Creek County, Oklahoma. Capital expenditures for oil and gas activities totaled $694,903 in the year ended March 31, 1998.

ESTIMATED PROVED OIL AND GAS RESERVES AND FUTURE NET REVENUES

    In March 2000, Fletcher Lewis Engineering, an independent petroleum engineering firm, estimated proved reserves for the Company's properties which represented 95% of the estimated future value of the estimated reserves. Remaining were estimated to represent 5%. At March 31, 2000, oil represented 65% and natural gas represented 35% of the total reserves denominated in equivalent barrels using a six Mcf of gas to one barrel of oil conversion ratio.

6

    The following table sets forth, as of March 31, 2000, information regarding the Company's proved reserves. The average price used to calculate estimated future net revenues was $24.00 per barrel held constant for oil and $2.28 per Mcf of gas as of March 31, 2000. Amounts do not include estimates of future federal and state income taxes.

	Net Oil (Bbls)	Net Gas Mcf	Future Revenues	Estimated Future Net Revenues Discounted at 10%
Proved Developed Producing	1,784,802	3,199,614	$32,192,127	$20,133,478
Proved Developed Non-Producing	59,789	232,412	$1,026,811	$654,165
Behind-Pipe	946,081	7,042,958	$31,851,563	$17,723,428
Proved Undeveloped	1,768,199	4,405,391	$43,139,382	$24,472,941

Total	4,558,871	14,880,375	$108,209,883	$62,984,012

PRODUCTION, AVERAGE SALES PRICES AND AVERAGE PRODUCTION COSTS

    The Company's net production quantities and average sales price per unit for the indicated years are set forth below.

	YEAR ENDED MARCH 31, 2000		YEAR ENDED MARCH 31, 1999		YEAR ENDED MARCH 31, 1998
PRODUCT
	VOLUME	PRICE	VOLUME	PRICE	VOLUME	PRICE
Gas (Mcf)	637,387	$1.76	87,942	$1.58	47,077	$1.74
Oil (bbls)	159,113	$22.63	137,436	$13.37	84,870	$19.45

    Average production costs, including production taxes, per unit of production (using a six to one conversion ratio of Mcfs to barrels) were $5.78, $6.97 and $5.49 per barrel in the years ended March 31, 2000, 1999 and 1998, respectively.

  PRODUCTIVE WELLS AND DEVELOPED ACREAGE

    Developed acreage at March 31, 2000, totaled 8,652 net and 14,210 gross acres. At March 31, 2000, the Company owned working interests in 187 net (224 gross) oil wells and 30 net (36 gross) gas wells. In addition, the Company owned royalty and production payment interests in approximately 48 oil and gas wells.

  UNDEVELOPED ACREAGE

    As of March 31, 2000, the Company had 2,847 undeveloped acres.

  DRILLING AND NEW ZONE RECOMPLETIONS

    The following tables set forth the number of gross and net oil and gas wells in which the Company has participated in drilling or new zone recompletions and the results thereof for the periods indicated.

7

GROSS WELLS

		EXPLORATORY			DEVELOPMENT
YEAR ENDED MARCH 31,	TOTAL GROSS WELLS
		OIL	GAS	DRY	OIL	GAS	DRY
2000	28	3	2	1	5	17	0
1999	12	0	1	0	6	4	1
1998	7	0	0	0	7	0	0
1997	14	0	0	0	12	0	2
1996	18	0	0	0	16	2	0
1985-1995	50	3	1	6	30	5	5

	129	6	4	7	76	28	8

NET WELLS

		EXPLORATORY			DEVELOPMENT
YEAR ENDED MARCH 31,	TOTAL NET WELLS
		OIL	GAS	DRY	OIL	GAS	DRY
2000	24.00	2.5	2.00	1	5.00	13.5	0
1999	8.70	0	0.65	0	4.20	3.1	0.75
1998	5.80	0	0	0	5.80	0	0
1997	11.60	0	0	0	9.96	0	1.66
1996	14.94	0	0	0	13.28	1.66	0
1985-1995	41.50	2.49	0.83	3.32	26.56	4.15	4.15

	106.54	4.99	3.48	4.32	64.80	22.41	6.56

PRESENT ACTIVITIES

    On June 1, 2000, the Company closed on the acquisition of Oklahoma Basic Economy Corporation ("OBEC") and the working interests of OBEC's partners for $9,900,000 in cash. The purchase was funded by advances under the Company's bank credit agreement. The properties acquired currently produce approximately 400 net equivalent barrels of oil per day. Proven reserves on the properties are estimated to be approximately 7.6 million barrels of oil equivalent.

OFFICE LEASE

    The Company currently leases approximately 4,500 square feet of office space for its offices at 808 East Main, Ada, Oklahoma 74820. The space is based on a month-to-month basis at a cost of $1,500 per month from an entity which is partially owned by the families of Todd Robson and James Robson, Sr. The Company believes that these offices are suitable and adequate to meet its present and anticipated needs.

ITEM 3. LEGAL PROCEEDINGS.

    There are no pending legal proceedings in which the Company is a party, and the Company is not aware of any threatened legal proceedings involving the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

    No matters were submitted to a vote of security holders during the fourth quarter of the fiscal year ended March 31, 2000.

8

PART II

ITEM 5. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

    (a) MARKET INFORMATION. The Company's Common Stock began trading on the Nasdaq Small-Cap Market on December 13, 1999, under the symbol "PNTU." Prior to that time, the Company's Common Stock was traded on the over-the-counter market and was quoted on the NASD's OTC Bulletin Board. The following table sets forth the high and low sale prices for the Company's securities as reported by the Nasdaq Stock Market since December 13, 1999, and the high and low bid prices for the prior periods.

QUARTER ENDED	HIGH BID	LOW BID
June 30, 1998	$4.50	$2.1875
September 30, 1998	$4.50	$3.625
December 31, 1998	$3.78125	$1.625
March 31, 1999	$5.375	$3.50
June 30, 1999	$7.19	$5.00
September 30, 1999	$8.50	$6.25
December 31, 1999	$8.06	$6.25
March 31, 2000	$7.50	$6.00

    (b) HOLDERS. As of June 9, 2000, the Company had 135 shareholders of record. This does not include shareholders who hold stock in their accounts at broker/dealers.

    (c) DIVIDENDS. The Company has never paid a cash dividend on its common stock and does not expect to pay a cash dividend in the foreseeable future.

    (d) RECENT SALES OF UNREGISTERED SECURITIES. During the three months ended March 31, 2000, the Company issued 330,932 shares of its common stock to 51 persons who exercised warrants which were sold in a private offering of units during October of 1998. With respect to these transactions, the Company relied on Section 4(2) of the Act. Each person was provided with information on the Company and each person executed a Subscription Agreement in which he represented that he was purchasing the shares for investment only and not for the purpose of resale or distribution. The appropriate restrictive legend was placed on the certificates and stop transfer orders were issued to the transfer agent.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

  RESULTS OF OPERATIONS

    This Report contains forward-looking statements that involve a number of risks and uncertainties. While these statements represent the Company's current judgment in the future direction of the business, such risks and uncertainties could cause actual results to differ materially from any future performance suggested herein. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events of circumstances after the date hereof or to reflect the occurrence of unanticipated events. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth under "RISK FACTORS" in Item 1.

  YEAR ENDED MARCH 31, 2000 COMPARED TO THE YEAR ENDED MARCH 31, 1999

    Operating revenues for the year ended March 31, 2000, increased $2,842,640 (134%) from the prior year due to a 549,445 mcf (624%) increase in gas production and a 21,677 bbls. (16%) increase in oil production which was achieved by the drilling and successful recompletion of 27 wells through the

9

year. Also, oil prices received increased 69% ($9.26 per bbl.) and gas prices received increased 11% (0.18 per mcf).

    Production costs for the year ended March 31, 2000, increased $472,549(45%) due to the addition of 7 oil and gas properties and the costs associated with those properties, along with higher production taxes associated with the increase in oil and gas production.

    Depreciation, depletion and amortization costs of the year ended March 31, 2000, rose $140,094 (63%) as compared to the prior year mainly due to the addition of oil and gas properties ($1,632,982) and additional property and equipment ($268,611). General and administrative expenses increased $20,641 (6%) due to the addition of administrative employees.

  YEAR ENDED MARCH 31, 1999 COMPARED TO THE YEAR ENDED MARCH 31, 1998

    Operating revenues for the year ended March 31, 1999, increased $279,947 (15%) from the prior year due primarily to the acquisition of oil and gas properties.

    Production costs for the year ended March 31, 1999, increased $276,736 (35%) due to the additional oil and gas properties.

    Depreciation, depletion and amortization costs for the year ended March 31, 1999, rose $66,372 (43%) as compared to the prior year due to the addition of equipment and oil and gas properties. General and administrative costs decreased $42,857 (12%) due mainly to a reduction in executive salaries.

  CAPITAL RESOURCES AND LIQUIDITY

    The Company's working capital was $1,883,549 at March 31, 2000, compared to a (deficit) of ($1,961,142) at March 31, 1999. The increase in working capital is due to the Company paying off it's long-term debt from proceeds of warrants exercised and cash provided by operating activities.

    During the year ended March 31, 2000, cash generated by operating activities was $2,661,997 compared to cash generated of $528,774 for the year ended March 31, 1999. The increase in the amount of cash generated was primarily due to the Company's continued recompletion program which increased gas production by 624% and oil production by 16% together with a 69% increase in the price of oil. These factors were the primary contributors to a 603% increase in net earnings.

    Cash used in investing activities during the year ended March 31, 2000, was $650,647 compared $3,679,481 for the prior year. The Company paid $1,534,070 toward the purchase of oil and gas properties and sold $1,088,754 of oil and gas properties which accounts for the decrease.

    Cash used in financing activities during the year ended March 31, 2000, was ($508,723) compared to $3,302,545 provided by financing activities during the prior year. The Company repaid $2,646,704 and borrowed $281,986 during the year. Also the Company had net proceeds of $1,855,995 from the sale of common stock (warrants exercised associated with the private placement completed during the prior year).

    The Company has approved a budget of approximately $1,500,000 to drill approximately 10 new wells and to recomplete 25 to 30 existing wells to continue its shallow gas program started in the prior year. Effective June 1, 2000, the Company has a $14,500,000 line of credit with an in-state bank. Interest on the line of credit is Libor plus 1.75% and is secured by certain oil and gas properties of the Company.

ITEM 7. FINANCIAL STATEMENTS.

    The financial statements are set forth on pages F-1 through F-20 hereto.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

    No response required.

10

PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT.

    The directors and executive officers of the Company and its wholly-owned subsidiary, their ages and positions held in the Company are as follows:

NAME	AGE	POSITIONS HELD AND TENURE
James "Robby" Robson, Jr.	41	President, Chief Executive Officer and Director
Todd Robson	37	Vice President, Secretary, Treasurer and Director
James Robson, Sr.	61	Vice President and Director
Brian K. Gourley	38	Director
Timothy A. Jurek	49	Director
Lyle P. Phillips	62	Director

    There is no family relationship between any Director or Executive Officer of the Company except that James Robby Robson, Jr. and Todd Robson are brothers and their father is James Robson, Sr.

    The Company has an audit committee which consists of Brian K. Gourley, Lyle P. Phillips and Todd Robson. The audit committee reviews the annual financial statements, any significant accounting issues, and the scope of the audit with the independent auditors and discusses with the auditors any other audit-related matters that may arise.

    Set forth below are the names of all Directors and Executive Officers of the Company, all positions and offices with the Company held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years:

    JAMES "ROBBY" ROBSON, JR.—President, Chief Executive Officer and Director. Mr. Robson has served as the President, Chief Executive Officer and a Director of the Company since December 1997, and has held these same positions with Pontotoc Production Company, Inc., the Company's wholly-owned subsidiary, since January 1987. From January 1985 through January 1987, he worked as a consultant for Pontotoc Production Company, Inc. From April 1982 until January 1985, he served as the President of Robco Oil Co. From August 1981 until March 1982 he served as Vice President of Marketing for Daner Oil Co., Inc. From March 1981 until August 1981, he was a free agent running back with the Pittsburgh Steelers. Mr. Robson attended Youngstown State University from 1977 until 1981.

    TODD ROBSON—Vice President, Secretary, Treasurer and Director. Mr. Robson has served as Vice President, Secretary and a Director of the Company since December 1997, and has held these same positions with Pontotoc Production Company, Inc., the Company's wholly-owned subsidiary, since January 1987. From January 1985 until January 1987, he served as President and a Director of Pontotoc Production Company, Inc. From January 1983 until January 1985, he was Vice President of Marketing for Robco Oil Co., Inc.

    JAMES ROBSON, SR.—Vice President and Director. Mr Robson has served as Vice President and Director of the Company since December 1997, and has held these same positions with Pontotoc Production Company, Inc., the Company's wholly-owned subsidiary, since January 1985. From April 1982 until January 1985, he served as Vice President of Operations for Robco Oil Co., Inc.

11

    BRIAN K. GOURLEY—Director. Mr. Gourley has served as a Director of the Company since January 1998. He has served as Chief Operating Officer and a Partner of BetterBody Company, Ada, Oklahoma, a company engaged in orthopedic manufacturing, since January 1998. From April 1989 until January 1997, he served as Vice President of Operations and a Partner of Look, Inc., a company engaged in manufacturing medical eye implant devices. From April 1986 until April 1989, he was the Production Engineering Manager and Chief Engineer of Electrovert USA Corp.

    TIMOTHY A. JUREK—Director. Mr. Jurek has served as a Director of the Company since September 1999. He has served as the President of Pontotoc Gathering LLC since March 1999. He worked as a project engineer for Conoco from 1978 until 1981. In 1981, he formed Western States Gas, the first of five natural gas gathering and marketing companies which Mr. Jurek founded and operated between 1981 and 1999. He has provided independent consulting services to the gas industry, been involved with acquisitions and mergers, served as an officer and director and has been a member of gas industry associations.

    LYLE P. PHILLIPS—Director. Mr. Phillips has served as a Director of the Company since September 1999. Mr. Phillips has been a private investor since August 1993. From September 1989 to August 1993, he served as Vice Chairman and as a director of First Continental Bank & Trust Co. From March 1991 until December 1992, he also served as the President and CEO of First Continental Bank & Trust. From September 1981 to June 1988, Mr. Phillips served as Vice Chairman, President and CEO of Kustom Electronics.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and certain written representations, no persons who were either a Director, Officer or beneficial owner of more than 10% of the Company's Common Stock, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

ITEM 10. EXECUTIVE COMPENSATION.

    The following table sets forth information regarding the executive compensation for the Company's President and each other executive officer whose total annual salary and bonus exceeded $100,000 for the year ended March 31, 2000, 1999 and 1998:

SUMMARY COMPENSATION TABLE

LONG-TERM COMPENSATION
ANNUAL COMPENSATION
								AWARDS		PAYOUTS
NAME AND PRINCIPAL POSITION	YEAR	SALARY		BONUS	OTHER ANNUAL COMPENSATION			RESTRICTED STOCK AWARD(S)	SECURITIES UNDERLYING OPTIONS/ SARs (NUMBER)	LTIP PAYOUTS	ALL OTHER COMPENSATION
James "Robby" Robson, Jr., President	2000 1999 1998	$ $ $	50,160 36,500 84,000	— — —	$ $ $	6,561 3,504 4,806	* *	— — —	— — —	— — —	— — —

*
Represents dues paid to Oak Hill Country Club.

12

STOCK OPTION PLAN

    During November 1997, the Board of Directors adopted a Stock Option Plan (the "Plan"), and on November 12, 1997, the Corporation's shareholders approved the Plan. The Plan authorizes the issuance of options to purchase up to 500,000 shares of the Company's Common Stock.

    The Plan allows the Board to grant stock options from time to time to employees, officers, directors and consultants of the Company. The Board has the power to determine at the time that the option is granted whether the option will be an Incentive Stock Option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an Incentive Stock Option. Vesting provisions are determined by the Board at the time options are granted. The option price for any option will be no less than the fair market value of the Common Stock on the date the option is granted.

    Since all options granted under the Plan must have an exercise price no less than the fair market value on the date of grant, the Company will not record any expense upon the grant of options, regardless of whether or not they are incentive stock options for stock options granted to employees. In accordance with FASB Interpretation No. 44 of APB25, Accounting for Stock Issued to Employees, stock options granted to non-employees subsequent to December 15, 1998 are measured at the fair value of the options. The Interpretation requires accounting recognition attributable to the service period remaining subsequent to July 1, 2000. Generally, there will be no federal income tax consequences to the Company in connection with Incentive Stock Options granted under the Plan. With regard to options that are not Incentive Stock Options, the Company will ordinarily be entitled to deductions for income tax purposes of the amount that option holders report as ordinary income upon the exercise of such options, in the year such income is reported.

    As of March 31, 2000, 92,500 options were outstanding.

13

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

    The following table sets forth, as of May 31, 2000, the stock ownership of each person known by the Company to be the beneficial owner of five percent or more of the Company's Common Stock, each director individually, and all officers and directors as a group. Each person has sole voting and investment power over the shares except as noted.

NAME AND ADDRESS OF BENEFICIAL OWNERS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS
James "Robby" Robson, Jr. 1500 East 17th Street Ada, Oklahoma 74820	572,797		11.1%
Todd Robson 701 South Shumard Ada, Oklahoma 74820	570,161		11.0%
James Robson, Sr. Route 4, Box 437 Ada, Oklahoma 74820	580,851		11.2%
Brian K. Gourley 305 North Lake Drive Ada, Oklahoma 74820	58,671		1.1%
Lyle P. Phillips 11420 High Drive Leawood, Kansas 66211	299,000	(1)	5.8%
Timothy A. Jurek 11420 High Drive Leawood, Kansas 66211	25,000.5%
All Directors and Executive Officers as a Group (6 Persons)	2,106,480		40.7%

(1)
Includes 256,000 shares held by a revocable trust of Mr. Phillips; 25,000 shares held by a revocable trust of Mr. Phillips' wife; and 18,000 shares held by a trust of which Mr. Phillips' wife serves as trustee.

    The Company knows of no arrangement or understanding, the operation of which may at a subsequent date result in a change of control of the Company.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

    During March 1999, the Company and Timothy A. Jurek (who has approximately 20 years experience in building and operating natural gas gathering and marketing companies) formed Pontotoc Gathering LLC for the purpose of building a gas line which could be used to transport and market gas from the Company's existing and future wells in Pontotoc County. The Company and Mr. Jurek are each 45% owners of this LLC and two employees of the LLC own the other 10%. During September 1999 Mr. Jurek was added to the Company's Board of Directors.

    During the year ended March 31, 2000, the Company recognized approximately $113,000 in income from Pontotoc Gathering LLC. During 1999, the Company loaned $70,000 to this LLC under a note agreement which requires monthly payments of interest at 10% and matures on April 30, 2001. During the year ended March 31, 2000, the Company received principal payments of $63,700 on this note, leaving an outstanding balance at March 31, 2000 of $6,300.

14

    The Company sells its natural gas to the LLC on an 80/20 contract which means that the Company receives 80% of the spot price less the cost of transportation. Prior to setting up this LLC the Company received approximately 55% of the spot price less the cost of transportation.

    Management believes that the terms of the transactions with Pontotoc Gathering LLC are at least as favorable as those which could be obtained from nonaffiliated parties.

15

PART IV

ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K.

  (a)
  3. EXHIBITS.

EXHIBIT NUMBER	DESCRIPTION	LOCATION
3.1	Articles of Incorporation, as Amended	Incorporated by reference to Exhibit 2.1 to the Registrant's Form 10-SB Registration State-filed on September 5, 1996
3.2	Bylaws	Incorporated by reference to Exhibit 2 to the Registrant's Form 10-SB Registration State-ment filed on September 5, 1996
10.1	Share Exchange Agreement with Pontotoc Production Company, Inc. dated December 10, 1997	Incorporated by reference to the Registrant's Form 8-K dated December 10, 1997, and filed December 23, 1997
21	Subsidiaries of the Registrant	Filed herewith electronically
27	Financial Data Schedule	Filed herewith electronically

  (b)
  REPORTS ON FORM 8-K. No Reports on Form 8-K were filed for the last quarter of the fiscal year covered by this Report.

16

sv1,1]

PAGE(S)
Report of Independent Certified Public Accountants	F-2
Financial Statements:
Balance Sheets, March 31, 2000 and 1999	F-3
Statements of Earnings for the years ended March 31, 2000 and 1999	F-4
Statement of Stockholders' Equity for the years ended March 31, 2000 and 1999	F-5
Statements of Cash Flows for the years ended March 31, 2000 and 1999	F-6
Notes to Financial Statements	F-7—F-18

F–1

Report of Independent Certified Public Accountants

Board of Directors
Pontotoc Production, Inc.

    We have audited the accompanying balance sheets of Pontotoc Production, Inc., as of March 31, 2000 and 1999, and the related statements of earnings, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pontotoc Production, Inc., as of March 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ GRANT THORNTON LLP
GRANT THORNTON LLP
Oklahoma City, Oklahoma
May 12, 2000

F–2

PONTOTOC PRODUCTION, INC.
BALANCE SHEETS

	March 31,
	2000	1999
ASSETS
CURRENT ASSETS
Cash and cash equivalents (note A1)	$1,773,797	$271,170
Trading securities (note A2)	4,723	2,188
Accounts receivable, net of allowance for doubtful accounts of $1,361 in 2000 and 1999 (note A8)	700,376	295,542
Other current assets (note A3)	17,915	29,567

Total current assets	2,496,811	598,467
PROPERTY AND EQUIPMENT—AT COST, net (notes A4 and B)	397,587	175,248
OIL AND GAS PROPERTIES—AT COST, net, using the full cost method (notes A5, C, D, and E)	5,816,147	5,587,199
NOTE RECEIVABLE—AFFILIATE (note J)	7,800	70,000
OTHER (note J)	170,461	9,400

	$8,888,806	$6,440,314

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$91,960	$59,181
Accrued and other current liabilities	24,239	51,408
Income taxes payable (note F)	230,917	9,809
Deferred income taxes (note F)	266,146	74,493
Current portion of long-term debt (note E)	—	2,364,718

Total current liabilities	613,262	2,559,609
DEFERRED INCOME TAXES (note F)	882,219	443,914
COMMITMENTS AND CONTINGENCIES (note G)	—	—
STOCKHOLDERS' EQUITY (note K)
Common stock—$.0001 par value; authorized, 100,000,000 shares; issued and outstanding, 5,176,445 shares in 2000 and 4,654,513 shares in 1999	517	465
Preferred stock—$.0001 par value; authorized, 5,000,000 shares; issued and outstanding, none	—	—
Additional paid-in capital	3,980,550	2,018,828
Retained earnings	3,412,258	1,417,498

	7,393,325	3,436,791

	$8,888,806	$6,440,314

The accompanying notes are an integral part of these statements.

F–3

PONTOTOC PRODUCTION, INC.
STATEMENTS OF EARNINGS

	Year ended March 31,
	2000	1999
Operating revenues
Oil and gas sales (note A8)	$4,832,805	$2,034,087
Well supervision fees and overhead reimbursements	129,265	85,343

	4,962,070	2,119,430
Operating costs and expenses
Production	1,533,360	1,060,811
Depreciation, depletion, and amortization	361,552	221,458
General, administrative, and other	340,522	319,881

	2,235,434	1,602,150

Earnings from operations	2,726,636	517,280
Other income	226,336	14,453
Interest expense	(107,146)	(148,449)

Earnings before income taxes	2,845,826	383,284
Provision for income taxes (note F)	851,066	99,723

NET EARNINGS	$1,994,760	$283,561

Earnings per share—basic (note A9)	$.41	$.06

Earnings per share—diluted (note A9)	$.40	$.06

Weighted average number of common shares outstanding:
Basic	4,823,521	4,420,761

Diluted	5,009,576	4,471,346

The accompanying notes are an integral part of these statements.

F–4

PONTOTOC PRODUCTION, INC.
STATEMENT OF STOCKHOLDERS' EQUITY
Years ended March 31, 2000 and 1999

	Common stock
			Additional paid-in capital
	Shares	Amount		Retained earnings	Total
Balance at April 1, 1998	3,750,000	$375	$108,924	$1,133,937	$1,243,236
Issuance of common stock, net of offering costs of approximately $103,000	904,513	90	1,909,904	—	1,909,994
Net earnings	—	—	—	283,561	283,561

Balance at March 31, 1999	4,654,513	465	2,018,828	1,417,498	3,436,791
Issuance of common stock	521,932	52	1,961,722	—	1,961,774
Net earnings	—	—	—	1,994,760	1,994,760

Balance at March 31, 2000	5,176,445	$517	$3,980,550	$3,412,258	$7,393,325

The accompanying notes are an integral part of this statement.

F–5

PONTOTOC PRODUCTION, INC.
STATEMENTS OF CASH FLOWS

	Year ended March 31,
	2000	1999
Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities
Net earnings	$1,994,760	$283,561
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, and amortization	361,552	221,458
Deferred income taxes	629,958	97,364
Net earnings in excess of distributions from investees	(113,451)
Amortization of consulting agreement	14,316	—
Change in assets and liabilities (Increase) decrease in Trading securities	(2,535)	3,062
Accounts receivable, net	(404,834)	(45,308)
Other assets	(154)	(29,567)
Increase (decrease) in Accounts payable	(11,554)	(14,726)
Accrued and other current liabilities	(27,169)	19,544
Income taxes payable	221,108	(6,614)

Net cash provided by operating activities	2,661,997	528,774
Cash flows from investing activities
Proceeds from note receivable—affiliate	63,700	—
Issuance of note receivable—affiliate	(1,500)	(70,000)
Purchase of property and equipment	(267,531)	(40,095)
Proceeds on sales of property and equipment	1,088,754	195,433
Oil and gas property additions	(1,534,070)	(3,760,319)
Other	—	(4,500)

Net cash used in investing activities	(650,647)	(3,679,481)
Cash flows from financing activities
Borrowings	281,986	2,715,250
Repayment of borrowings	(2,646,704)	(820,754)
Issuance of common stock, net of offering costs	1,855,995	1,408,049

Net cash provided by (used in) financing activities	(508,723)	3,302,545
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,502,627	151,838
Cash and cash equivalents at beginning of year	271,170	119,332

Cash and cash equivalents at end of year	$1,773,797	$271,170

Supplemental Cash Flow Information
Cash paid during the year for:
Interest	$107,146	$148,449
Income taxes	—	8,973

  Noncash investing and financing activities:

  During 2000, a consulting agreement was financed through the issuance of 14,000 shares of common stock with a fair value of $50,120. Under this agreement, consulting services are provided for 42 months which resulted in an expense in the current year of $14,316.

  During 2000 and 1999, property and equipment and oil and gas property additions of $55,659 and $501,945 were financed through the issuance of 13,000 and 439,513 shares of common stock, respectively.

  During 2000 and 1999, depreciation expense on oil field service equipment of $14,382 and $23,686, respectively, was capitalized to oil and gas properties. During 2000, property and equipment and oil and gas property additions of $44,333 were financed through accounts payable.

The accompanying notes are an integral part of these statements.

F–6

PONTOTOC PRODUCTION, INC.

NOTES TO FINANCIAL STATEMENTS

March 31, 2000 and 1999

NOTE A—NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES

    On December 10, 1997, Pontotoc Production Company, Inc. ("Pontotoc"), an existing oil and gas exploration company, was acquired by Mahogany Capital, Inc. ("Mahogany"), a nonoperating public shell corporation, through exchange of 100% of the issued and outstanding shares of Pontotoc's common stock for approximately 84% of the outstanding shares of Mahogany's common stock. Mahogany's legal name was changed to Pontotoc Production, Inc. (the "Company"). The acquisition was considered to be a capital transaction, in substance equivalent to the issuance of stock by Pontotoc for the net monetary assets of Mahogany, accompanied by a recapitalization of Pontotoc. Common stock and additional paid-in capital were restated to reflect this recapitalization.

    The major operations of the Company consist of exploration, production, and sale of crude oil and natural gas in the United States with an area of concentration in shallow reserves in the vicinity of Pontotoc County, Oklahoma. Other business segments are not a significant factor in the Company's operation.

    A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

1.  Cash and Cash Equivalents

    The Company considers all highly liquid debt instruments purchased with a maturity of three months or less and money market funds to be cash equivalents.

    The Company maintains its cash in bank deposit accounts and money market funds which may not be federally insured. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on such accounts.

    At March 31, 2000, the Company had cash and cash equivalents of approximately $1,684,000 at one financial institution.

2.  Investments

    Trading securities are carried at fair value with unrealized gains and losses included in earnings.

    Investments in affiliated companies and joint ventures owned 20% to 50% or which the Company is able to exercise significant influence over operations are accounted for on the equity method. Accordingly, the consolidated statements of earnings include the Company's share of the affiliated entities' net earnings.

3.  Futures Contracts

    The Company contracts to sell crude oil at future dates at prices based on then-current market prices. Due to wide fluctuations in the market prices for crude oil, the Company frequently enters into futures contracts to hedge the price risk associated with anticipated sales. Gains and losses on these contracts are deferred and recognized concurrently with the revenues from the associated exposures. At March 31, 2000, the Company has entered into futures contracts settling at various dates through July 2000.

F–7

    The losses on these futures contracts at March 31, 2000 and 1999 of approximately $6,300 and $29,600, respectively, have been deferred and are reflected in other current assets.

4.  Property and Equipment

    Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using an accelerated method. Estimated useful lives are as follows:

Furniture, fixtures, and office equipment	5-7 years
Automobiles and trucks	5 years
Leasehold improvements	7 years
Oil field service equipment	5-7 years

Impairment losses are recorded on property and equipment when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

5.  Oil and Gas Properties

    The full cost method of accounting is used to account for oil and gas properties. Under this method of accounting, all costs incident to the acquisition, exploration, and development of properties (both developed and undeveloped), including costs of abandoned leaseholds, lease rentals, unproductive wells, and well drilling and equipment costs, are capitalized. These costs as well as estimated future development costs on proved undeveloped properties are amortized using the units-of-production method. The units-of-production method is based primarily on estimates of reserve quantities. Due to uncertainties inherent in this estimation process, it is at least reasonably possible that reserve quantities will be revised significantly in the near term. If the Company's unamortized costs exceed the cost center ceiling (defined as the sum of the present value, discounted at 10%, of estimated future net revenues from proved reserves, less related income tax effects), the excess is charged to expense in the year in which the excess occurs. Generally, no gains or losses are recognized on the sale or disposition of oil and gas properties. Income in connection with contractual services performed on wells in which the Company has an economic interest is credited to oil and gas properties as a component of the full cost pool.

6.  Revenue Recognition

    Oil and gas sales are recognized when the product is transported from the well site. Well supervision fees and overhead reimbursements from producing properties are recognized when the services are performed.

7.  Income Taxes

    Deferred income taxes are provided for significant carryforwards and temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future years. Deferred income tax assets or liabilities are determined by applying the presently enacted tax rates and laws.

F–8

    A valuation allowance for deferred tax assets is required when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management believes a valuation allowance is not required for deferred tax assets at March 31, 1999.

8.  Concentrations of Credit Risk and Major Customers

    The Company extends credit to purchasers of oil and natural gas which are primarily large energy companies. The Company had two purchasers whose purchases were approximately 72% and 19% of total revenues for the year ended March 31, 2000. Additionally, the Company had two purchasers whose purchases were approximately 56% and 29% of accounts receivable at March 31, 2000. The Company had one purchaser whose purchases were 87% of total revenues, and were approximately 65% of accounts receivable at March 31, 1999.

9.  Earnings Per Share

    Basic earnings per common share are based upon the weighted average number of common shares outstanding. Diluted earnings per common share are based on the assumption that all of the common stock options and purchase warrants are converted into common shares using the treasury stock method. There are no differences in net earnings for purposes of computing basic and diluted earnings per share as conversion of the common stock options and purchase warrants would have no effect on net earnings.

    The following table sets forth the computation of weighted average shares outstanding, basic and diluted, for the years ended March 31:

	2000	1999
Weighted average shares outstanding	4,823,521	4,420,761
Effect of dilutive securities—common stock purchase warrants	159,685	50,585
Effect of dilutive securities—stock options	26,370	—

Weighted average shares outstanding—assuming dilution	5,009,576	4,471,346

    Options to purchase 50,000 shares of common stock at $8.50 per share were outstanding during a portion of fiscal year 2000 but were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive.

10. Use of Estimates

    In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates based on management's knowledge and experience. Actual results could differ from those estimates.

11. Recently Issued Accounting Pronouncement

    In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which requires an entity to recognize derivates as assets

F–9

or liabilities in the balance sheet and measure them at fair value. The Company will adopt Statement No. 133 in the first quarter of fiscal 2001; however, the effect of adoption has not been determined.

NOTE B—PROPERTY AND EQUIPMENT

    Major classes of property and equipment consisted of the following at March 31:

	2000	1999
Furniture, fixtures, and office equipment	$80,015	$45,789
Automobiles and trucks	243,498	155,114
Leasehold improvements	7,261	7,261
Oil field service equipment	300,935	300,935

	631,709	509,099
Less accumulated depreciation and amortization	419,622	373,351

	212,087	135,748
Land	185,500	39,500

	$397,587	$175,248

F–10

NOTE C—OIL AND GAS INFORMATION

    Costs related to the oil and gas activities of the Company were incurred as follows:

	Year ended March 31,
	2000	1999
Property acquisition costs	$557,572	$3,761,791
Development costs	1,075,410	282,828

    The Company had the following aggregate capitalized costs relating to the Company's oil and gas activities at March 31:

	2000	1999
Proved oil and gas properties	$6,567,544	$6,008,933
Less accumulated depreciation, depletion, and amortization	751,397	421,734

	$5,816,147	$5,587,199

    Depreciation, depletion, and amortization expense of oil and gas properties amounted to $1.24 and $1.32 per equivalent barrel of production for the years ended March 31, 2000 and 1999, respectively.

NOTE D—OIL AND GAS RESERVE DATA (UNAUDITED)

    The following estimates of proved reserve quantities and related standardized measure of discounted net cash flows are estimates only, and do not purport to reflect realizable values or fair market values of the Company's reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. All of the Company's reserves are located in the United States.

    Proved reserves are estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

    The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10% a year to reflect the estimated timing of the future cash flows.

    The following summaries of changes in reserves and standardized measure of discounted future net cash flows were prepared from estimates of proved reserves developed by an independent petroleum engineer.

F–11

Summary of Changes in Proved Reserves

	Year ended March 31,
	2000		1999
	Bbls	Mcf	Bbls	Mcf
Proved developed and undeveloped reserves
Beginning of year	4,287,264	9,483,050	1,526,072	478,371
Extensions and discoveries	169,786	1,006,052	375,108	1,570,848
Purchase of minerals in place	361,231	2,298,029	2,554,298	7,628,178
Sale of minerals in place	(389,816)	(1,664,883)	(28,335)	(136,632)
Production	(159,113)	(637,387)	(137,436)	(87,942)
Revisions of estimates	289,519	4,395,514	(2,443)	30,227

End of year	4,558,871	14,880,375	4,287,264	9,483,050

Proved developed reserves
Beginning of year	2,811,300	8,226,484	966,134	478,371
End of year	2,790,672	10,474,984	2,811,300	8,226,484

Standardized Measure of Discounted Future Net Cash Flows
Relating to Proved Oil and Gas Reserves

	March 31,
	2000	1999
Future oil and gas revenues	$142,992,581	$82,804,402
Future production and development costs	(34,782,698)	(24,230,176)

Future net cash flows before income taxes	108,209,883	58,574,226
Future income taxes	(35,883,801)	(18,341,880)

Future net cash flows after income taxes	72,326,082	40,232,346
Discounted at 10% for estimated timing of cash flows	(29,560,394)	(17,098,747)

Standardized measure of discounted future net cash flows	$42,765,688	$23,133,599

Changes in Standardized Measure of Discounted Future Net Cash Flows
Related to Proved Oil and Gas Reserves

	Year ended March 31,
	2000	1999
Sales and transfers of oil and gas produced, net of production costs	$(3,299,445)	$(973,276)
Development costs incurred during year which were previously estimated	1,075,410	18,303
Extensions and discoveries, net of related development costs	2,802,453	2,348,716
Net change in income taxes	(10,372,362)	(6,980,359)
Accretion of discount	3,664,728	1,075,627
Purchase of minerals in place	6,586,269	16,974,683
Sale of minerals in place	(3,856,612)	(196,437)
Net changes in production rates and other	1,422,425	4,110,318
Revisions in quantity estimates	9,290,864	8,121
Net change in sales and transfer prices, net of related production costs	12,318,359	(442,145)

Net increase	19,632,089	15,943,551
Balance at beginning of year	23,133,599	7,190,048

Balance at end of year	$42,765,688	$23,133,599

F–12

NOTE E—LONG-TERM DEBT

    Long-term debt consisted of the following at March 31:

	2000	1999
Note payable to BancOne, Oklahoma, N.A. ("BancOne") bearing interest at bank prime (7.75% at March 31, 1999); paid off in fiscal 2000; collateralized by oil and gas properties	$—	$2,364,718
Less current maturities	—	2,364,718

	$—	$—

    The note payable to BancOne is subject to the provisions of a credit agreement, covenants of which provide for, among other things, current ratio, debt service ratios, and tangible net worth requirements, as defined.

F–13

NOTE F—INCOME TAXES

    The components of income tax expense were as follows:

	Year ended March 31,
	2000	1999
Current
Federal	$172,678	$2,359
State	48,430	—

	221,108	2,359
Deferred	629,958	97,364

	$851,066	$99,723

    Deferred tax assets and liabilities consisted of the following at March 31:

	2000	1999
Assets
Investments	$—	$21,397
Other	—	1,366

	$—	$22,763

Liabilities
Conversion from accrual to cash basis	$233,126	$73,217
Investment	33,019	—
Property and equipment	6,254	6,254
Oil and gas properties	875,966	461,699

	$1,148,365	$541,170

    The effective tax rate on earnings before income taxes differs from the federal statutory tax rate. The following summary reconciles taxes at the federal statutory tax rate with actual taxes for the years ended March 31:

	2000	1999
Computed federal tax provision	$967,581	$130,317
Increase (decrease) in tax from Allowable percentage depletion in excess of tax basis	(136,437)	(29,597)
Nondeductible expenses	2,287	3,672
Effect of graduated rates, tax credits, and other	17,635	(4,669)

Provision for income taxes	$851,066	$99,723

NOTE G—COMMITMENTS AND CONTINGENCIES

1.  Leases

    The Company conducts its operations from facilities which are leased from an affiliate under an operating lease. The lease provides for monthly rentals of $1,500 effective April 1, 2000 and is on a month-to-month basis.

    Rent expense for the years ended March 31, 2000 and 1999 was $11,000 and $12,918, respectively.

F–14

2.  Other

    The Company is involved in various legal actions relating to its operations. Management believes that losses, if any, arising from such actions will not be material to the Company's financial position or results of operations.

NOTE H—FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments as of March 31, 2000 and 1999. Such information, which pertains to the Company's financial instruments, does not purport to represent the aggregate net fair value of the Company. The carrying amounts in the table are the amounts at which the financial instruments are reported in the financial statements.

    All of the Company's financial instruments are held for purposes other than trading except for trading securities. The carrying amounts of cash and cash equivalents approximate fair values of such assets. The carrying amounts of trading securities approximate fair values of such assets as carrying values are adjusted to quoted market prices. The fair value of note receivable -affiliate is estimated by using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying amount of variable rate debt approximates fair value because interest rates adjust to market rates.

	2000		1999
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Financial assets
Cash and cash equivalents	$1,773,797	$1,773,797	$271,170	$271,170
Trading securities	4,723	4,723	2,188	2,188
Note receivable—affiliates	7,800	7,800	70,000	70,000
Financial liabilities
Variable rate long-term debt	—	—	(2,364,718)	(2,364,718)

NOTE I—PROPERTY ACQUISITIONS

    Effective July 1, 1998, the Company acquired oil and gas properties and equipment from an Oklahoma oil and gas operator for approximately $2,750,000 and 402,000 shares of common stock. The acquisition has been accounted for using the purchase method, and the operations of the acquired properties are included subsequent to July 1, 1998. The purchase price of approximately $3,168,500 was allocated to the assets, primarily oil and gas properties, acquired on the basis of their estimated fair value.

    The following summarized pro forma, unaudited, information for the year ended March 31, 1999 assumes the acquisition had occurred on April 1, 1998:

Revenues	$2,395,787
Net earnings	360,122
Basic and diluted earnings per share	.08

NOTE J—RELATED PARTY TRANSACTION

    During 1999, the Company acquired a 45% ownership interest in a natural gas gathering company for $4,500 which is reflected in other assets. During 2000, the Company recognized approximately $113,000 in income from the investment in the gas gathering company which is reflected in other income.

F–15

    During 1999, the Company loaned $70,000 to the gas gathering company under a note agreement which requires monthly payments of interest at 10% and matures on April 30, 2001. During 2000, the Company received principal payments of $63,700 on this note, leaving an outstanding balance at March 31, 2000 of $6,300.

    During 2000, the Company advanced an employee $1,500. The loan matures on July 1, 2001, earns interest at 8%, and requires monthly payment of $105 beginning on May 1, 2000.

NOTE K—STOCKHOLDERS' EQUITY

    During 2000, common stock purchase warrants relating to 494,932 common shares were exercised at $3.75 per share, for a total of $1,855,995.

    In June 1999, the Company issued 8,000 shares of common stock having an estimated fair value of $4.72 per share in conjunction with the acquisition of certain oil and gas properties.

    In April 1999, the Company issued 5,000 shares of common stock having an estimated fair value of $3.58 per share in conjunction with the acquisition of certain oil and gas properties.

F–16

    In April 1999, the Company issued 14,000 shares of common stock having an estimated fair value of $3.58 per share in conjunction with a consulting agreement. The award is amortized over the service period of the agreement (42 months) and resulted in approximately $14,000 of consulting expense in 2000.

    During May 1998, the Company issued 37,153 shares of common stock in exchange for oil and gas properties. The common stock was valued at $2.25 per share based on the estimated fair value of the oil and gas properties acquired.

    In July 1998, the Company issued 402,360 shares of common stock having an estimated fair value of $1.04 per share in conjunction with the acquisition of certain oil and gas properties (see Note I). The fair value was estimated based on the fair value of common stock and common stock purchase warrants being sold through a private placement occurring at approximately the same time.

    The Company completed a private placement in October 1998 of 465,000 shares of common stock and 465,000 common stock purchase warrants, for $1,408,049, which is net of offering costs of approximately $103,000. The warrants are exercisable at $3.75 per share at any time through February 1, 2000.

    The Board of Directors is authorized to issue the Company's preferred stock in series and is further authorized to establish the relative rights and preferences for each series, including voting rights and common stock conversion rights.

NOTE L—STOCK OPTIONS

    In April 1999, the Company approved a stock option plan for issuance of up to 500,000 shares of stock to key employees and directors of the Company. The stock options vest immediately.

    The Company uses the intrinsic value method to account for its stock option plan in which compensation is recognized only when the fair value of each option exceeds its exercise price at the date of grant. Accordingly, no compensation cost has been recognized for the options issued. Had compensation costs been determined based on fair value of the options at the grant dates, the Company's net income and income per share would have been decreased to the pro forma amounts for the year ended March 31, 2000.

Net income
As reported	$1,994,760
Pro forma	$1,743,160
Income per share
As reported, basic and diluted	$.41
Pro forma—basic	$.36
Pro forma—diluted	$.35

    The fair value of each grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 2000: no expected dividends; expected volatility of 57.1%; risk-free interest rate of 5.2%; and expected lives of five years. The exercise price of all options equaled or exceeded market price of the stock at the date of grant.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

F–17

    A summary of the status of the Company's stock options as of March 31, 2000 and changes during the year then ending is presented below.

	Shares	Weighted average exercise price
Outstanding at beginning of year	—	$—
Granted	101,000	5.00
Exercised	—	—
Forfeited	8,500	5.00

Outstanding at end of year	92,500	$5.00

Options exercisable at year end	92,500	$5.00

Weighted average fair value of options granted during the year		$2.72

    The following table summarizes information about stock options outstanding at March 31, 2000:

Number outstanding	Weighted- average remaining contractual life	Weighted- average exercise price
92,500	4.00 years	$5.00

NOTE M—SUBSEQUENT EVENT

    In May 2000, the Company signed a letter of intent to acquire Oklahoma Basic Economy Corp. ('OBEC'), whose sole assets were oil and gas properties, in a business combination accounted for as a purchase effective June 1, 2000. The purchase price was approximately $9,900,000 and is to be funded by advances under the bank credit agreement. The results of the operations of OBEC will be included with the results of the Company from June 1, 2000.

F–18

SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 13, 2000	PONTOTOC PRODUCTION, INC.
	By:	/s/ JAMES ROBBY ROBSON, JR. James Robby Robson, Jr. President

    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES ROBBY ROBSON, JR. James Robby Robson, Jr.	President (Chief Executive Officer) and Director	June 13, 2000
/s/ TODD ROBSON Todd Robson	Vice President, Secretary, Treasurer (Chief Financial and Accounting Officer) and Director	June 13, 2000
/s/ JAMES ROBSON, SR. James Robson, Sr.	Vice President and Director	June 13, 2000
/s/ BRIAN K. GOURLEY Brian K. Gourley	Director	June 13, 2000
/s/ TIMOTHY A. JUREK Timothy A. Jurek	Director	June 13, 2000
/s/ LYLE P. PHILLIPS Lyle P. Phillips	Director	June 13, 2000

F–19

 ANNEX C-II

     U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

June 22, 2001
Date of Report (date of earliest event reported)

PONTOTOC PRODUCTION, INC.
Exact Name of Registrant as Specified in its Charter

Nevada	0-21313	84-1349552
State or Other Jurisdiction of Incorporation	Commission File Number	IRS Employer Identification Number

100 East 13th, Ada, Oklahoma 74820
Address of Principal Executive Offices, Including Zip Code

(580) 436-6100
Registrant's Telephone Number, Including Area Code

ITEM 7. Financial Statements and Exhibits.

    The registrant files this Form 8-K/A Current Report for the purpose of filing the Financial Statements as of March 31, 2001 (unaudited) and March 31, 2000 (audited). The Financial Statements are expected to be filed in identical form during June 2001, with the registrant's Form 10-KSB Annual Report for the year ended March 31, 2001. The Financial Statements are also expected to be filed in identical form during June 2001, with a Registration Statement on Form S-4 to be filed by Ascent Energy Inc.

F–1

Report of Independent Certified Public Accountants

Board of Directors
Pontotoc Production, Inc.

    We have audited the accompanying consolidated balance sheet of Pontotoc Production, Inc. and Subsidiaries, as of March 31, 2000, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pontotoc Production, Inc., and Subsidiaries as of March 31, 2000, and the results of their consolidated operations and their consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

GRANT THORNTON LLP
Oklahoma City, Oklahoma
May 12, 2000

F–2

 PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

March 31,

	2001 (Unaudited)	2000 (Audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents (note A1)	$565,923	$1,773,797
Trading securities (note A2)	658	4,723
Accounts receivable, net of allowance for doubtful accounts of $1,361 in 2001 and 2000 (note A10)	1,247,073	700,376
Other current assets (note A3 and A12)	449,811	17,915

Total current assets	2,263,465	2,496,811
PROPERTY AND EQUIPMENT — AT COST, net
Based on the full cost method of accounting For oil and gas properties (notes A4,,B,C,D, and J)	24,885,509	6,213,734
NOTE RECEIVABLE — AFFILIATE (note K)	1,063	7,800
OTHER (notes K and L)	65,736	170,461

	$27,215,773	$8,888,806

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$273,930	$91,960
Accrued and other current liabilities	165,943	24,239
Income taxes payable (note G)	138,324	230,917
Deferred income taxes (note G)	273,144	266,146
Current note payable (note E)	57,000	—
Total current liabilities	908,341	613,262
LONG-TERM DEBT, less current maturities(note F)	7,911,286	—
DEFERRED INCOME TAXES (note E)	6,940,717	882,219
COMMITMENTS AND CONTINGENCIES (note H)	—	—
STOCKHOLDERS' EQUITY (note L)
Common stock — $.0001 par value; authorized, 100,000,000 shares; issued and outstanding, 5,323,695 shares in 2001 and 5,176,445 shares in 2000	532	517
Preferred stock — $.0001 par value; authorized, 5,000,000 shares; issued and outstanding, none	—	—
Additional paid-in capital	5,255,736	3,980,550
Retained earnings	6,199,161	3,412,258

	11,455,429	7,393,325

	$27,215,773	$8,888,806

The accompanying notes are an integral part of these statements.

F–3

 PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
Year ended March 31,

	2001	2000
	(Unaudited)	(Audited)
Operating revenues
Oil and gas sales (note A6)	$9,014,874	$4,832,805
Gas gathering income	45,151	—

	9,060,025	4,832,805
Operating costs and expenses
Production	3,007,403	1,505,351
Gas gathering purchases	27,565	—
Depreciation, depletion, and amortization	850,168	361,552
General, administrative, and other	571,268	239,266

	4,456,404	2,106,169

Earnings from operations	4,603,621	2,726,636
Other income	37,559	226,336
Interest expense	(636,417)	(107,146)

Earnings before income taxes	4,004,763	2,845,826
Provision for income taxes (note G)	1,217,860	851,066

NET EARNINGS	$2,786,903	$1,994,760

Earnings per share—basic (note A11)	$.54	$.41

Earnings per share—diluted (note A11)	$.53	$.40

Weighted average number of common shares outstanding:
Basic	5,209,142	4,823,521

Diluted	5,250,345	5,009,576

The accompanying notes are an integral part of these statements.

F–4

PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

Years ended March 31, 2001 (Unaudited) and 2000 (Audited)

	Common stock
			Additional paid-in capital	Retained earnings
	Shares	Amount			Total
Balance at April 1, 1999	4,654,513	$465	$2,018,828	$1,417,498	$3,436,791
Issuance of common stock	521,932	52	1,961,722	—	1,961,774
Net earnings	—	—	—	1,994,760	1,994,760

Balance at March 31, 2000	5,176,445	517	3,980,550	3,412,258	7,393,325
Issuance of common stock	147,250	15	1,275,186	—	1,275,201
Net earnings	—	—	—	2,786,903	2,786,903

Balance at March 31, 2001	5,323,695	$532	$5,255,736	$6,199,161	$11,455,429

The accompanying notes are an integral part of this statement.

F–5

 PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Year ended March 31,

	2001 (Unaudited)	2000 (Audited)
Increase (decrease) in Cash and Cash Equivalents
Cash flows from operating activities
Net earnings	$2,786,903	$1,994,760
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion, and amortization	850,168	361,552
Deferred income taxes	829,094	629,958
Net (earnings) loss of investee	54,826	(113,451)
Non-cash compensation	21,157	14,316
Gain on sale of asset	(2,485)	—
Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable, net	(489,808)	(404,834)
Other assets	(43,432)	(2,689)
Increase (decrease) in:
Accounts payable	24,105	(11,554)
Accrued and other current liabilities	141,704	(27,169)
Income taxes payable	(92,593)	221,108

Net cash provided by operating activities	4,079,639	2,661,997
Cash flows from investing activities
Proceeds from note receivable—affiliate	6,300	63,700
Purchase of property and equipment	(447,599)	(267,531)
Proceeds on sales of property and equipment	11,413	1,088,754
Oil and gas property additions	(2,839,624)	(1,534,070)
Oil and gas property dispositions	15,000	—
Purchase of business—net of cash acquired	(10,133,239)	—

Net cash (used in) investing activities	(13,387,749)	(650,647)
Cash flows from financing activities
Borrowings	14,414,412	281,986
Repayment of borrowings	(6,460,426)	(2,646,704)
Sale of common stock, net of offering costs	—	1,855,995
Proceeds from exercise of stock options	146,250	—

Net cash provided by (used in) financing activities	8,100,236	(508,723)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,207,874)	1,502,627
Cash and cash equivalents at beginning of year	1,773,797	271,170

Cash and cash equivalents at end of year	$565,923	$1,773,797

Supplemental Cash Flow Information
Cash paid during the year for:
Interest	$633,346	$107,146
Income taxes	481,360	—

F–6

    Noncash investing and financing activities:

    During 2001, the Company acquired all of the capital stock of Oklahoma Basic Economy Corporation and the working interest of Oklahoma Basic Economy Corporation's partners for $10,133,239 in cash.

Estimated fair value of assets acquired	$14,744,364
Less liabilities assumed	(4,611,125)

Cash paid net of cash acquired	$10,133,239

    During 2001, the Company acquired the remaining 55% interest in a 45% owned investee in exchange for 110,000 shares of common stock. In conjunction with the acquisition assets were acquired and liabilities were assumed as follows:

Estimated fair value of assets acquired	$1,845,638
Less liabilities assumed	(759,388)

Estimated fair value of common stock	$1,086,250

    During 2001, a consulting agreement entered into during 2000 was amended to provide services through July, 2003 and 8,000 additional shares of common stock was issued with a fair value of $42,700. The new agreement resulted in an expense in the year 2001 of $21,157.

    During 2000, a consulting agreement was financed through the issuance of 14,000 shares of common stock with a fair value of $50,120. Under this agreement, consulting services were to be provided for 42 months that resulted in an expense in the year 2000 of $14,316.

    During 2000, property and equipment and oil and gas property additions of $55,659 was financed through the issuance of 13,000 shares of common stock.

    During 2000, depreciation expense on oil field service equipment of $14,382 was capitalized to oil and gas properties. During 2001 and 2000, property and equipment and oil and gas property additions of $38,054 and $44,333 were financed through accounts payable, respectively.

The accompanying notes are an integral part of these statements.

F–7

 PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2001 (Unaudited) and 2000 (Audited)

NOTE A—NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES

    On December 10, 1997, Pontotoc Production Company, Inc. ("Pontotoc"), an existing oil and gas exploration company, was acquired by Mahogany Capital, Inc. ("Mahogany"), a nonoperating public shell corporation, through exchange of 100% of the issued and outstanding shares of Pontotoc's common stock for approximately 84% of the outstanding shares of Mahogany's common stock. Mahogany's legal name was changed to Pontotoc Production, Inc. (the "Company"). The acquisition was considered to be a capital transaction, in substance equivalent to the issuance of stock by Pontotoc for the net monetary assets of Mahogany, accompanied by a recapitalization of Pontotoc. Common stock and additional paid-in capital were restated to reflect this recapitalization.

    The major operations of the Company consist of exploration, production, and sale of crude oil and natural gas in the United States with an area of concentration in shallow reserves in the vicinity of Pontotoc County, Oklahoma. Other business segments are not a significant factor in the Company's operation.

    On January 19, 2001, the Company entered into a definitive agreement and plan of merger to be acquired by privately held Ascent Energy, Inc. through an exchange offer. Under the terms of the agreement, Ascent Energy will pay or deliver to the Company's stockholders, in exchange for each share of Company common stock, $9.00 net in cash and Ascent Energy convertible preferred stock having a liquidation preference of $2.50 per share. The Ascent Energy stock will be convertible into 10% of the outstanding common stock of Ascent Energy on a fully-diluted basis. This transaction is expected to be completed by the end of July, 2001.

    A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

1.  Cash and Cash Equivalents

    The Company considers all highly liquid debt instruments purchased with a maturity of three months or less and money market funds to be cash equivalents.

    The Company maintains its cash in bank deposit accounts and money market funds that may not be federally insured. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on such accounts.

    At March 31, 2001, the Company had cash and cash equivalents of approximately $516,972 in a margin account.

2.  Investments

    Trading securities are carried at fair value with unrealized gains and losses included in earnings.

    Investments in affiliated companies and joint ventures owned 20% to 50% or which the Company is able to exercise significant influence over operations are accounted for on the equity method. Accordingly, the consolidated statements of earnings include the Company's share of the affiliated entities' net earnings.

F–8

3.  Futures Contracts

    The Company contracts to sell crude oil at future dates at prices based on then-current market prices. Due to wide fluctuations in the market prices for crude oil, the Company frequently enters into futures contracts to hedge the price risk associated with anticipated sales. Gains and losses on these contracts are deferred and recognized concurrently with the revenues from the associated exposures. For the years ended March 31, 2001 and 2000, the Company reduced oil and gas revenue by approximately $494,000 and $159,000, respectively, for losses on hedge contracts. At March 31, 2001, the Company has entered into futures contracts for 132,000 barrels of crude oil (average of 13,200 barrels per month) at average prices of $26.20 per barrel settling at various dates through February 2002. The losses on these futures contracts at March 31, 2001 and 2000 of approximately $139,000 and $6,300, respectively, have been deferred and are reflected in other current assets.

    To a lesser extent, the Company enters into contracts to sell oil at future dates which are designated as speculative at the inception of the contract. These contract are recognized at fair value with gains or losses charged to operations. During the year ended March 31, 2001 the Company recognized $44,284 in gains from such contracts. The Company has no speculative contracts at March 31, 2001.

4.  Property and equipment

    The full cost method of accounting is used to account for oil and gas properties. Under this method of accounting, all costs incident to the acquisition, exploration, and development of properties (both developed and undeveloped), including costs of abandoned leaseholds, lease rentals, unproductive wells, and well drilling and equipment costs, are capitalized. If the Company's unamortized costs exceed the cost center ceiling (defined as the sum of the present value, discounted at 10%, of estimated future net revenues from proved reserves, less related income tax effects), the excess is charged to expense in the year in which the excess occurs. Generally, no gains or losses are recognized on the sale or disposition of oil and gas properties. Income in connection with contractual services performed on wells in which the Company has an economic interest is credited to oil and gas properties as a component of the full cost pool.

    Depreciation and depletion of proved oil and gas properties as well as estimated future development costs on proved undeveloped properties are amortized using the units-of-production method. The units-of-production method is based primarily on estimates of reserve quantities. Due to uncertainties inherent in this estimation process, it is at least reasonably possible that reserve quantities will be revised significantly in the near term.

    Pipeline and support equipment are stated at cost, net of depreciation. Depreciation and amortization is computed using straight-line and accelerated methods over the estimated useful lives of the assets of 5 to 25 years.

    Estimated useful lives of other equipment is as follows:

Furniture, fixtures, and office equipment	5-7 years
Automobiles and trucks	5 years
Leasehold improvements	7 years
Buildings and improvements	10-25 years

    Impairment losses are recorded on property and equipment when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

F–9

5.  Revenue Recognition and Gas Imbalances

    Oil and gas sales are recognized when the product is transported from the well site.

    Gas imbalances are accounted for under the sales method whereby revenues are recognized based on actual production sold. A liability is recorded when the Company's excess takes of natural gas volumes exceed its estimated remaining recoverable reserves (overproduced). No receivables are recorded for those wells where the Company has taken less than its ownership share of gas production (underproduced). At March 31, 2001, the Company's gas balancing position was approximately 7,000 mcf underproduced.

6.  Reimbursements

    Pontotoc's production and general and administrative costs are recognized net of reimbursements from outside joint interest owners to the extent that such reimbursements do not exceed that portion of production and general and administrative costs attributable to outside joint interest owners based on their respective holding in the jointly held properties. General and administrative costs of $50,795 and $14,382 respectively were capitalized for the years ended March 31, 2001 and 2000, which were directly identified with acquisition, exploration and development activity undertaken by the Company. General and administrative costs recovered through allocations to other working interest owners were approximately $114,975 and $101,265, respectively, for the years ended March 31, 2001 and 2000. Production costs recovered through allocations to other working interest owners were approximately $146,215 and $28,000 respectively for the years ended March 31, 2001 and 2000.

7.  Reclassifications

    Certain reclassifications have been made to the 2000 consolidated financial statements to conform with the 2001 presentation.

8.  Income Taxes

    Deferred income taxes are provided for significant carryforwards and temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future years. Deferred income tax assets or liabilities are determined by applying the presently enacted tax rates and laws. A valuation allowance for deferred tax assets is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

9.  Concentrations of Credit Risk and Major Customers

    The Company extends credit to purchasers of oil and natural gas that are primarily large energy companies. The Company had one purchaser whose purchases were approximately 90% of total revenues for the year ended March 31, 2001. Additionally, the Company had two purchasers whose purchases were approximately 66% and 12% of accounts receivable at March 31, 2001. The Company had two purchasers whose purchases were 72% and 19% of total revenues for the year ended March 31, 2000, and was approximately 56% and 29% of accounts receivable at March 31, 2000.

10. Earnings Per Share

    Basic earnings per common share are based upon the weighted average number of common shares outstanding. Diluted earnings per common share are based on the assumption that all of the common stock options and purchase warrants are converted into common shares using the treasury stock method. There are no differences in net earnings for purposes of computing basic and diluted earnings

F–10

per share as conversion of the common stock options and purchase warrants would have no effect on net earnings.

    The following table sets forth the computation of weighted average shares outstanding, basic and diluted, for the years ended March 31:

	2001 (Unaudited)	2000 (Audited)
Weighted average shares outstanding	5,209,142	4,823,521
Effect of dilutive securities—common stock purchase warrants	—	159,685
Effect of dilutive securities—stock options	41,203	26,370

Weighted average shares outstanding—assuming dilution	5,250,345	5,009,576

    Options to purchase 50,000 shares of common stock at $8.50 per share were outstanding during a portion of fiscal year 2000 but were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive.

11. Use of Estimates

    In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates based on management's knowledge and experience. Actual results could differ from those estimates.

12. Recently Issued Accounting Pronouncement

    Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, is effective for the Company as of April 1, 2001. SFAS No. 133 requires that the Company recognize all derivatives as either assets or liabilities measured as fair value. The accounting for changes in the fair value of the derivative depends on the use of the derivative. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivatives change in fair value will be immediately recognized in earnings. Effective April 1, 2001, the Company will record a cumulative-type adjustment of approximately $97,000 net of tax benefit of approximately $42,000 in accumulated other comprehensive loss to recognize the fair value of its derivatives qualifying as cash-flow hedging financial instruments.

13. Principles of Consolidation

    The consolidated financial statements include the accounts of Pontotoc Production, Inc. and its wholly-owned subsidiaries, Pontotoc Production Company, Inc., Oklahoma Basic Economy Corporation, and Pontotoc Holdings, Inc. (subsequent to March 1, 2001).

F–11

NOTE B—PROPERTY AND EQUIPMENT

    Major classes of property and equipment consisted of the following at March 31:

	2001 (Unaudited)	2000 (Audited)
Oil and gas properties:
Proved oil and gas properties	$23,953,577	$6,567,544
Less accumulated depreciation, depletion, and amortization	1,784,389	751,397

Net oil and gas properties	$22,169,188	$5,816,147

Support and other equipment	1,122,223	631,709
Pipeline	1,938,177	—

	3,060,400	631,709
Less accumulated depreciation and amortization	559,652	419,622

Net other property and equipment	2,500,748	212,087

Land	215,573	185,500

Property and equipment, net of accumulated depreciation, depletion and amortization	$24,885,509	$6,213,734

NOTE C—OIL AND GAS INFORMATION

    Costs related to the oil and gas activities of the Company were incurred as follows:

	Year ended March 31,
	2001 (Unaudited)	2000 (Audited)
Property acquisition costs	$17,337,617	$557,572
Development costs	1,384,274	1,075,410

    The Company had the following aggregate capitalized costs relating to the Company's oil and gas activities at March 31:

	2001 (Unaudited)	2000 (Audited)
Proved oil and gas properties	$23,953,577	$6,567,544
Pipeline and support equipment	1,938,177	—
Less accumulated depreciation, depletion, and amortization	1,806,476	751,397

	$24,085,278	$5,816,147

    Depreciation, depletion, and amortization expense of oil and gas properties amounted to $2.06 and $1.24 per equivalent barrel of production for the years ended March 31, 2001 and 2000, respectively.

NOTE D—OIL AND GAS RESERVE DATA (UNAUDITED)

    The following estimates of proved reserve quantities and related standardized measure of discounted net cash flows are estimates only, and do not purport to reflect realizable values or fair market values of the Company's reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing

F–12

oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. All of the Company's reserves are located in the United States.

    Proved reserves are estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

    The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on year-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10% a year to reflect the estimated timing of the future cash flows.

    The following summaries of changes in reserves and standardized measure of discounted future net cash flows were prepared from estimates of proved reserves developed by independent petroleum engineers.

Summary of Changes in Proved Reserves

	Year ended March 31,
	2001		2000
	Bbls	Mcf	Bbls	Mcf
Proved developed and undeveloped reserves
Beginning of year	4,558,871	14,880,375	4,287,264	9,483,050
Extensions and discoveries	33,079	685,748	169,786	1,006,052
Purchase of minerals in place	6,001,075	1,176,174	361,231	2,298,029
Sale of minerals in place	—	—	(389,816)	(1,664,883)
Production	(269,713)	(520,288)	(159,113)	(637,387)
Revisions of estimates	546,607	7,481,535	289,519	4,395,514

End of year	10,869,919	23,703,544	4,558,871	14,880,375

Proved developed reserves
Beginning of year	2,790,672	10,474,984	2,811,300	8,226,484
End of year	6,171,006	19,298,157	2,790,672	10,474,984

F–13

Standardized Measure of Discounted Future Net Cash Flows
Relating to Proved Oil and Gas Reserves

	March 31,
	2001	2000
Future oil and gas revenues	$366,557,604	$142,992,581
Future production and development costs	(98,957,629)	(34,782,698)

Future net cash flows before income taxes	267,599,975	108,209,883
Future income taxes	(90,507,126)	(35,883,801)

Future net cash flows after income taxes	177,092,849	72,326,082
Discounted at 10% for estimated timing of cash flows	(79,637,364)	(29,560,394)

Standardized measure of discounted future net cash flows	$97,455,485	$42,765,688

Changes in Standardized Measure of Discounted Future Net Cash Flows
Related to Proved Oil and Gas Reserves

	Year ended March 31,
	2001	2000
Sales and transfers of oil and gas produced, net of production costs	$(6,007,471)	$(3,299,445)
Development costs incurred during year which were previously estimated	1,267,883	1,075,410
Extensions and discoveries, net of related development costs	1,781,688	2,802,453
Net change in income taxes	(30,059,614)	(10,372,362)
Accretion of discount	6,398,401	3,664,728
Purchase of minerals in place	62,513,802	6,586,269
Sale of minerals in place	—	(3,856,612)
Net changes in production rates and other	(9,099,896)	1,422,425
Revisions in quantity estimates	17,821,190	9,290,864
Net change in sales and transfer prices, net of related production costs	10,073,814	12,318,359

Net increase	54,689,797	19,632,089
Balance at beginning of year	42,765,688	23,133,599

Balance at end of year	$97,455,485	$42,765,688

F–14

NOTE E—NOTE PAYABLE

    Note payable consists of a variable rate revolving line of credit (8% at March 31, 2001) with the F & M Bank & Trust Company for $100,000 with any outstanding principal due July 26, 2001, collateralized by all real and personal property.

NOTE F—LONG-TERM DEBT

    Long-term debt consisted of the following at March 31:

	2001 (Unaudited)	2000 (Audited)
Note payable to Local Oklahoma
Bank N.A. ("Local") bearing interest at LIBOR rate plus 2.00% (7.2% at March 31, 2001); collateralized by oil and gas properties	$7,911,286	$—
Less current maturities	—	—

	$7,911,286	$—

    The note payable to Local is subject to the provisions of a credit agreement, covenants of which provide for, among other things, current ratio, debt service ratios, and tangible net worth requirements, as defined and is payable at maturity, August 10, 2002. The Company has letters of credit outstanding of $110,000 with Local for certain oil and gas performance requirements.

NOTE G—INCOME TAXES

    The components of income tax expense were as follows:

	Year ended March 31,
	2001 (Unaudited)	2000 (Audited)
Current
Federal	$349,811	$172,678
State	38,956	48,430

	388,767	221,108
Deferred	829,094	629,958

	$1,217,860	$851,066

    Deferred tax liabilities consisted of the following at March 31:

	2001 (Unaudited)	2000 (Audited)
Conversion from accrual to cash basis	$216,853	$233,126
Hedge contracts	56,291	33,019
Property and equipment	6,254	6,254
Oil and gas properties	6,934,463	875,966

	$7,213,861	$1,148,365

F–15

    The effective tax rate on earnings before income taxes differs from the federal statutory tax rate. The following summary reconciles taxes at the federal statutory tax rate with actual taxes for the years ended March 31:

	2001 (Unaudited)	2000 (Audited)
Computed federal tax provision	$1,361,619	$967,581
Increase (decrease) in tax from allowable percentage depletion in excess of tax basis	(354,862)	(136,437)
Nondeductible expenses	8,414	2,287
Effect of state income taxes	176,473	—
Effect of graduated rates, tax credits, and other	26,216	17,635

Provision for income taxes	$1,217,860	$851,066

NOTE H—COMMITMENTS AND CONTINGENCIES

1.  Leases

    The Company conducts its operations from facilities that are leased from an affiliate under an operating lease. The lease provides for monthly rentals of $5,800 effective June 1, 2001 and is on a month-to-month basis.

    Rent expense for the years ended March 31, 2001 and 2000 was $21,000 and $11,000, respectively.

2.  Other

    The Company is involved in various legal actions relating to its operations. Management believes that losses, if any, arising from such actions will not be material to the Company's financial position or results of operations.

NOTE I—FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments as of March 31, 2001 and 2000. Such information, which pertains to the Company's financial instruments, does not purport to represent the aggregate net fair value of the Company. The carrying amounts in the table are the amounts at which the financial instruments are reported in the financial statements.

    All of the Company's financial instruments are held for purposes other than trading except for trading securities. The carrying amounts of cash and cash equivalents approximate fair values of such assets. The carrying amounts of trading securities approximate fair values of such assets as carrying values are adjusted to quoted market prices. The fair value of note receivable—affiliate is estimated by using the current rates at which similar loans would be made to borrowers with similar credit ratings

F–16

and for the same remaining maturities. The carrying amount of variable rate debt approximates fair value because interest rates adjust to market rates.

	2001 (Unaudited)		2000 (Audited)
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Financial assets
Cash and cash equivalents	$565,923	$565,923	$1,773,797	$1,773,797
Trading securities	658	658	4,723	4,723
Note receivable—affiliates	1,063	1,063	7,800	7,800
Financial liabilities
Current note payable	57,000	57,000	—	—
Variable rate long-term debt	7,911,286	7,911,286	—	—
Hedging contracts	—	139,000	—	—

NOTE J—PROPERTY ACQUISITIONS

    On June 1, 2000, the Company acquired Oklahoma Basic Economy Corporation ("OBEC") and the working interest of OBEC's partners for approximately $10,000,000. Included in the purchase were interests in approximately 49 oil and gas leases located in the following counties: Pontotoc, Pottawatomie, and Seminole. The purchase also included two workover rigs, and miscellaneous oilfield equipment that relates to the ongoing production of the oil and gas properties. The purchase price included approximately $76,000 of legal and accounting fees for the transaction. The acquisition has been accounted for using the purchase method and the operations of acquired properties are included subsequent to June 1, 2000.

    The estimated fair market values of the assets acquired and liabilities assumed in the acquisition of OBEC are as follows:

Estimated fair value of assets acquired:
Cash	$20
Property and equipment	77,539
Oil and gas properties	14,392,340
Inventory	274,465

Total fair value of assets	14,744,364

Liabilities assumed
Deferred income tax liability	4,611,125

Estimated fair value of acquisition	$10,133,239

F–17

    The following summarizes pro forma unaudited results of operations for the year ended March 31, 2001 and 2000 as if the acquisition had been consummated immediately prior to April 1, 2000 and 1999. These pro forma results are not necessarily indicative of future results.

	Pro Forma (Unaudited) Year Ended March 31,
	2001	2000
Revenues	$9,734,234	$7,855,581

Net Income	$2,971,598	$2,387,335

Earnings per common share:
Basic	$.57	$.49

Diluted	$.57	$.48

    On March 1, 2001, the Company acquired the remaining 55% interest in Pontotoc Holdings, Inc. (PHI), the holding company for Pontotoc Gathering, LLC, from a Director of the Company and two employees of PHI for 110,000 shares of the Company's common stock. The 110,000 shares issued in the Pontotoc Holdings transaction were valued at $1,086,250 ($9.875 per share) based on the closing market price of the Pontotoc common stock on the date of execution of the merger agreement with Pontotoc Holdings. The acquisition has been accounted for as a purchase with the operations of the acquired interest included since acquisition.

    The estimated fair market values of the assets acquired and liabilities assumed in the acquisition of PHI are as follows:

Estimated fair value of assets acquired:
Accounts Receivable	$56,889
Property and equipment	25,533
Pipeline	1,763,216

Total fair value of assets	1,845,635

Liabilities assumed:
Accounts Payable	134,112
Deferred income tax liability	625,277

Estimated fair value of acquisition	$1,086,250

NOTE K—RELATED PARTY TRANSACTIONS

    During 1999, the Company acquired a 45% ownership interest in PHI for $4,500. During 2001 and 2000, the Company recognized an approximate ($55,000) loss and $113,000 in income, respectively, from the investment in the gas gathering company that is reflected in other income.

    During 1999, the Company loaned $70,000 to the gas gathering company under a note agreement that required monthly payments of interest at 10% and was fully paid at maturity on April 30, 2001.

    During 2000, the Company advanced an employee $1,500. The loan matures on July 1, 2001, earns interest at 8%, and requires monthly payment of $105 beginning on May 1, 2000. In 2001, an additional advance of $700 was made.

NOTE L—STOCKHOLDERS' EQUITY

    During 2001, 29,250 stock options were exercised at $5.00 per share for a total of $146,250.

F–18

    In August 2000, the Company issued 8,000 shares of common stock having an estimated fair value of $42,700 pursuant to an amended consulting agreement for services to be rendered through July, 2003. The current award plus the remaining unamortized balance of the previous award is being amortized over the service period of the amended agreement (36 months) and resulted in approximately $21,000 of consulting expense in 2001. The unamortized balance of approximately $57,000 is included in Other Assets at March 31, 2001.

    On March 1, 2001 the Company issued 110,000 shares of common stock valued at $1,086,250 in exchange for the remaining 55% interest in Pontotoc Holdings, Inc.

    During 2000, common stock purchase warrants relating to 494,932 common shares were exercised at $3.75 per share, for a total of $1,855,995.

    In April 1999, the Company issued 14,000 shares of common stock having an estimated fair value of $3.58 per share in conjunction with a consulting agreement. The award is amortized over the service period of the agreement (42 months) and resulted in approximately $14,000 of consulting expense in 2000.

    In June 1999, the Company issued 8,000 shares of common stock having an estimated fair value of $4.72 per share in conjunction with the acquisition of certain oil and gas properties.

    In April 1999, the Company issued 5,000 shares of common stock having an estimated fair value of $3.58 per share in conjunction with the acquisition of certain oil and gas properties.

    The Board of Directors is authorized to issue the Company's preferred stock in series and is further authorized to establish the relative rights and preferences for each series, including voting rights and common stock conversion rights.

NOTE M—STOCK OPTIONS

    In April 1999, the Company approved a stock option plan for issuance of up to 500,000 shares of stock to key employees and directors of the Company. The stock options vest immediately.

    The Company uses the intrinsic value method to account for its stock option plan in which compensation is recognized only when the fair value of each option exceeds its exercise price at the date of grant. Accordingly, no compensation cost has been recognized for the options issued. Had compensation costs been determined based on fair value of the options at the grant dates, the Company's net income and income per share would have been decreased to the pro forma amounts for the year ended March 31, 2001 and 2000.

	2001 (Unaudited)	2000 (Audited)
Net income:
As reported	$2,786,903	$1,994,760
Pro forma	$2,497,191	$1,743,160
Income per share:
As reported—basic	$.54	$.41
As reported—diluted	$.53	$.40
Pro forma—basic	$.48	$.36
Pro forma—diluted	$.48	$.35

    The fair value of each grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 2001 and 2000, respectively: no expected dividends; expected volatility of 44.3% and 57.1%; risk-free interest rate of

F–19

6.44% and 5.2%; and expected lives in both years of five years. The exercise price of all options equaled or exceeded market price of the stock at the date of grant.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    A summary of the status of the Company's stock options as of March 31, 2001 and 2000 and changes during the year then ending is presented below.

	2001 (Unaudited)		2000 (Audited)
	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding at beginning of year	92,500	$5.00	—	$—
Granted	77,800	7.75	101,000	5.00
Exercised	29,250	5.00	—	—
Forfeited	12,000	6.09	8,500	5.00

Outstanding at end of year	129,050	$6.56	92,500	$5.00

Options exercisable at year end	129,050	$6.56	92,500	$5.00

Weighted average fair value of options granted during the year		$3.72		$2.72

    The following table summarizes information about stock options outstanding at March 31, 2001:

Number outstanding	Weighted average remaining contractual life	Weighted- average exercise price
56,000	3.00 years	$5.00
73,050	4.17 years	7.75

129,050		$6.56

NOTE N—SUBSEQUENT EVENT

    On January 19, 2001, the Company entered into a definitive agreement and plan of merger to be acquired by privately held Ascent Energy, Inc. through an exchange offer. Under the terms of the agreement, Ascent Energy will pay or deliver to the Company's stockholders, in exchange for each share of Company common stock, $9.00 net in cash and Ascent Energy convertible preferred stock having a liquidation preference of $2.50 per share. The Ascent Energy stock will be convertible into 10% of the outstanding common stock of Ascent Energy on a fully-diluted basis.

    On June 8, 2001, the Company announced that its agreement to be acquired by Ascent Energy, Inc. has been amended to extend the date by which the offer made by Ascent to acquire the Company must be consummated to July 31, 2001.

F–20

SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 25, 2001	PONTOTOC PRODUCTION, INC.
	By:	/s/ JAMES ROBBY ROBSON, JR. James Robby Robson, Jr. President

    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JAMES ROBBY ROBSON, JR. James "Robby" Robson, Jr.	President (Chief Executive Officer) and Director	June 25, 2001
/s/ TODD ROBSON Todd Robson	Vice President, Secretary, Treasurer (Chief Financial and Accounting Officer) and Director	June 25, 2001
/s/ JAMES ROBSON, SR. James Robson, Sr.	Vice President and Director	June 25, 2001
/s/ BRIAN K. GOURLEY Brian K. Gourley	Director	June 25, 2001
/s/ TIMOTHY A. JUREK Timothy A. Jurek	Director	June 25, 2001
/s/ LYLE P. PHILLIPS Lyle P. Phillips	Director	June 25, 2001

ANNEX D

    U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-QSB/A-2

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended December 31, 2000

Commission File Number: 0-21313

PONTOTOC PRODUCTION, INC.
(Exact name of small business issuer as specified in its charter)

Nevada (State of other jurisdiction of incorporation or organization)	84-1349552 (IRS Employer Identification No.)

808 East Main, Ada, Oklahoma 74820
(Address of principal executive offices including zip code)

(580) 436-6100
(Issuer's telephone number)

    Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes /x/  No / /

    As of January 30, 2001, 5,213,695 shares of common stock, $.0001 par value per share, were outstanding. Transitional Small Business Disclosure Format (check one):Yes / /  No /x/

2

PONTOTOC PRODUCTION, INC.
BALANCE SHEETS
DECEMBER 31, 2000 (UNAUDITED)
AND MARCH 31, 2000 (AUDITED)

	DECEMBER 31, 2000	MARCH 31, 2000
	(UNAUDITED)	(AUDITED)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$703,767	$1,773,797
Trading securities	1,125	4,723
Accounts receivable, net	1,452,385	700,376
Other current assets	235,734	17,915

Total current assets	2,393,011	2,496,811
PROPERTY AND EQUIPMENT—AT COST, net	740,871	397,587
OIL AND GAS PROPERTIES—AT COST, net, using the full cost method	21,772,081	5,816,147
NOTE RECEIVABLE—AFFILIATE	—	7,800
OTHER	166,518	170,461

	$25,072,481	$8,888,806

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$233,395	$91,960
Accrued and other current liabilities	328,561	24,239
Income taxes payable	77,031	230,917
Deferred income taxes	760,190	266,146

Total current liabilities	1,399,177	613,262
LONG-TERM DEBT, less current maturities	7,790,786	—
DEFERRED INCOME TAXES	5,896,317	882,219
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS' EQUITY
Common stock - $.0001 par value; authorized 100,000,000 shares; issued and outstanding, 5,213,695 and 5,176,445 shares	521	517
Additional paid-in capital	4,169,496	3,980,550
Retained earnings	5,816,184	3,412,258

	9,986,201	7,393,325

	$25,072,481	$8,888,806

The accompanying notes are an integral part of these statements.

3

PONTOTOC PRODUCTION, INC.
STATEMENT OF EARNINGS—UNAUDITED
FOR THE NINE MONTHS ENDED DECEMBER 31, 2000 AND 1999

	2000	1999
Operating revenues
Oil and gas sales	$7,236,057	$3,309,977
Well supervision fees and overhead reimbursements	199,528	87,497

	7,435,585	3,397,474

Operating costs and expenses
Production	2,318,244	1,141,843
Depreciation, depletion and amortization	655,361	225,100
General, administration and other	448,181	255,063

	3,421,786	1,622,006

Earnings from operations	4,013,799	1,775,468
Other income (loss)	41,075	195,699
Interest expense	(479,558)	(101,533)

Earnings before income taxes	3,575,316	1,869,634
Provision for income taxes	1,171,391	560,274

	$2,403,925	$1,309,360

Net Earnings Per Share
Basic	$.46	$.28

Diluted	$.46	$.27

Weighted average common shares outstanding
Basic	5,195,651	4,734,204

Diluted	5,233,844	4,933,527

The accompanying notes are an integral part of these statements.

4

PONTOTOC PRODUCTION, INC.
STATEMENT OF EARNINGS—UNAUDITED
FOR THE THREE MONTHS ENDED DECEMBER 31, 2000 AND 1999

	2000	1999
Operating revenues
Oil and gas sales	$2,355,463	$1,316,078
Well supervision fees and overhead reimbursements	58,347	37,583

	2,413,810	1,353,661

Operating costs and expenses
Production	915,896	376,764
Depreciation, depletion and amortization	238,904	75,030
General, administration and other	162,986	85,531

	1,317,786	537,325

Earnings from operations	1,096,024	816,336
Other income (loss)	23,816	35,333
Interest expense	(211,070)	(19,455)

Earnings before income taxes	908,770	832,214
Provision for income taxes	309,001	250,176

	$599,769	$582,038

Net Earnings Per Share
Basic	$.12	$.12

Diluted	$.11	$.12

Weighted average common shares outstanding
Basic	5,213,695	4,814,230

Diluted	5,255,941	4,996,364

The accompanying notes are an integral part of these statements.

5

PONTOTOC PRODUCTION, INC.
STATEMENTS OF CASH FLOWS—UNAUDITED
FOR THE NINE MONTHS ENDED DECEMBER 30, 2000 AND 1999

	2000	1999
Increase (Decrease) in Cash and Cash Equivalents
Cash flows from operating activities
Net earnings	$2,403,925	$1,309,360
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion and amortization	655,361	225,100
Deferred income taxes	897,017	—
Net (earnings) loss from investee	34,064	(100,185)
Non cash compensation	15,013	—
Gain on sale of assets	(2,485)	—
Change in assets and liabilities
(Increase) decrease in:
Accounts receivable, net	(630,134)	(281,389)
Other current assets	15,264	27,275
Increase (decrease) in:
Accounts payable	24,103	49,841
Accrued and other current liabilities	193,911	(25,135)
Income taxes payable	(153,886)	560,274

Net cash provided by operating activities	3,452,153	1,765,141
Cash flows from investing activities
Payment of note receivable affiliate	7,800	55,500
Purchase of property and equipment	(363,348)	(318,945)
Proceeds from sales of property and equipment	11,413	—
Oil and gas property additions	(2,130,105)	(1,154,608)
Oil and gas property dispositions	15,000	1,052,050
Purchase of business net of cash acquired	(9,999,980)	—
Other	—	(41,933)

Net cash provided by (used in) investing activities	(12,459,220)	(407,936)
Cash flows from financing activities
Borrowing	12,788,713	277,076
Repayment of borrowings	(4,997,926)	(1,875,288)
Proceeds from exercise of stock options	146,250	—
Sale of common stock, net of offering costs	—	615,000

Net cash provided by (used in) financing activities	7,937,037	(983,212)
NET INCREASE (DECREASE)IN CASH AND CASH EQUIVALENTS	(1,070,030)	373,993
Cash and cash equivalents at beginning of period	1,773,797	271,170
Cash and cash equivalents at end of period	$703,767	$645,163

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	$476,942	$101,533
Income taxes	428,261	—

  Non-cash Investing Activities:

  On June 1, 2000 the Company purchased all of the capital stock of Oklahoma Basic Economy Corporation and the working interest of Oklahoma Basic Economy Corporation's partner's for $10,000,000 in cash.

Fair Market Value of assets acquired	$	l4,611,105
Less Liabilities assumed		(4,611,125)

Cash paid net of cash acquired		$9,999,980

The accompanying notes are an integral part of these statements.

6

PONTOTOC PRODUCTION, INC.
NOTES TO FINANCIAL STATEMENTS—UNAUDITED
DECEMBER 31, 2000

NOTE A—NATURE OF OPERATIONS AND BASIS OF PRESENTATION

    The major operations of Pontotoc Production, Inc. (the "Company") consist of exploration, production, and sale of crude oil and natural gas in the United States with an area of concentration in shallow reserves in the vicinity of Pontotoc County, Oklahoma. Other business segments are not a significant factor in the Company's operation.

    The interim financial statements included herein have been prepared by the Company without audit. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted; however, the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of the Company, all adjustments necessary to present fairly the financial position of Pontotoc Production, Inc. as of December 31, 2000 and March 31, 2000, and the results of operations and cash flows for the nine months ended December 31, 2000 and December 31, 1999, and results of operations for the three months ended December 31, 2000 and December 31, 1999, have been included and are of a normal, recurring nature. The results of operations for such interim periods are not necessarily indicative of the results for the full year. It is suggested that these interim financial statements be read in conjunction with the Company's March 31, 2000 audited financial statements.

7

NOTE B—COMMON SHARES OUTSTANDING AND EARNINGS PER COMMON SHARE

    The following reconciles earnings (numerator) and shares (denominator) used in the computation of basic and diluted earnings per share:

	Nine Months Ended December 30
	2000	1999
Numerator
Net Earnings	$2,403,925	$1,309,360
Denominator
Weighted average shares outstanding, basic	5,195,651	4,734,204
Effect of dilutive securities
Stock Options	38,193	199,323

Denominator for earnings per share assuming dilution	5,233,844	4,933,527

Earnings per share, basic	$0.46	$0.28

Earnings per share, assuming dilution	$0.46	$0.27

	Three Months Ended December 30
	2000	1999
Numerator
Net Earnings	$599,769	$582,038
Denominator
Weighted average shares outstanding, basic	5,213,695	4,814,230
Effect of dilutive securities
Stock Options	42,246	182,134

Denominator for earnings per share assuming dilution	5,255,941	4,996,364

Earnings per share, basic	$0.12	$0.12

Earnings per share, assuming dilution	$0.11	$0.12

NOTE C—ACQUISITIONS

    On June 1, 2000, the Company closed on the acquisition of Oklahoma Basic Economy Corporation ("OBEC") and the working interest of OBEC's partners for $10,000,000. Included in the purchase were interests in approximately 49 oil and gas leases located in the following counties: Pontotoc, Pottawatomie, and Seminole. The purchase also included two workover rigs, and miscellaneous oilfield equipment that relates to the ongoing production of the oil and gas properties. The purchase price included approximately $76,000 of legal and accounting fees for the transaction.

8

    The estimated fair market values of the assets acquired and liabilities assumed in the acquisition of OBEC are as follows:

Estimated fair value of assets acquired:
Cash	$20
Property and equipment	77,539
Oil and gas property	14,392,340
Inventory	274,465

Total fair value of assets	14,744,364
Liabilities assumes
Deferred tax liability	4,611,125

Estimated fair value of acquisition	$10,133,239

    The following presents unaudited pro forma results of operations for the nine and three months ended December 31, 2000 and 1999 as if the acquisition had been consummated immediately prior to April 1, 2000 and 1999. These pro forma results are not necessarily indicative of future results.

	Pro Forma
	Nine Months Ended December 30,
	2000	1999
	(Unaudited)
Revenues	$8,109,794	$5,497,884

Net Income	$2,588,653	$1,925,441

Earnings per common share
Basic	$.50	$.41

Diluted	$.49	$.39

	Three Months Ended December 30,
	2000	1999
		Pro Forma (Unaudited)
Revenues	$2,413,810	$2,137,446

Net Income	$599,769	$709,960

Earnings per common share
Basic	$.12	$.15

Diluted	$.11	$.14

NOTE D—SUBSEQUENT EVENTS

    On January 19, 2001,the Company entered into a definitive agreement and plan of merger to be acquired by privately held Ascent Energy, Inc. through an exchange offer. Under the terms of the agreement, Ascent Energy will pay or deliver to the Company's stockholders, in exchange for each share of Company common stock, $9.00 net in cash and Ascent Energy convertible preferred stock having a liquidation preference of $2.50 per share. The Ascent Energy stock will be convertible into 10% of the outstanding common stock of Ascent Energy on a fully-diluted basis. This transaction is expected to be completed by the end of July, 2001.

9

    On January 30, 2001 the Company announced that it has entered into a binding letter of intent to acquire the remaining 55% interest in Pontotoc Holdings, Inc.(PHI),the holding company for Pontotoc Gathering, LLC, from a Director of the Company and two employees of PHI for 110,000 shares of the Company's common stock. The 110,000 shares issued in the Pontotoc Holdings transaction were valued at $1,086,250 ($9.875 per share) based on the closing market price of the Pontotoc common stock on the date of execution of the merger agreement with Pontotoc Holdings. This transaction is expected to close on or about February 15, 2001, at which time PHI will become a wholly owned subsidiary of the Company.

10

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF THE CONSOLIDATED STATEMENTS OF OPERATIONS

RESULTS OF OPERATIONS—THREE MONTHS ENDED DECEMBER 31, 2000, COMPARED TO THE THREE MONTHS ENDED DECEMBER 31, 1999

    Operating revenue for the three months ended December 31, 2000, increased $1,060,149 (78%) from the comparable period of 1999 due to higher oil and gas production and higher oil and gas prices. On June 1, 2000, the Company closed on the acquisition of OBEC and the working interests of OBEC's partners. Included in the purchase were interests in approximately 49 oil and gas leases. On October 2, 2000 the Company acquired interests in six oil and gas properties from R.H.S. and C&L Drilling Co., Inc.

    Other income decreased $11,517 from the comparable period in 1999 primarily due to a decrease in the Company's share of revenue from their investment in Pontotoc Gathering, LLC of $(55,727) offset by a gain from speculative future hedging of $44,284.

    Production costs for the three months ended December 31, 2000, increased $539,132 (143%) from the comparable period of 1999 due primarily to additional oil and gas properties from OBEC, R.H.S. and C&L Drilling Co, Inc.

    Depreciation, depletion and amortization increased $163,874 (218%) as compared to the same period in the prior year, due to additional oil and gas properties and equipment acquired in the OBEC, R.H.S. and C&L Drilling Co., Inc. acquisitions.

    General and administrative costs increased $77,455 (91%) due to an increase in salaries, investor relations, contract expenses and attorneys fees.

    In late December due to subzero temperatures and an historic ice storm, the Company was forced to curtail some or all of its oil and natural gas production for approximately 12 days in December and 12 days in January. As of February 2, 2001 the Company's production has been restored. The loss in production and the associated revenues for the months of December and January will have a one time negative impact on our fiscal third and fourth quarter numbers. However, these unusual circumstances have in no way effected our ongoing acquisition and development programs.

RESULTS OF OPERATIONS—NINE MONTHS ENDED DECEMBER 31, 2000, COMPARED TO NINE MONTHS ENDED DECEMBER 31, 1999

    Operating revenue for the nine months ended December 31, 2000, increased $4,038,111 (119%) from the comparable period of 1999 due to higher oil and gas production and an increase in oil prices. On June 1, 2000 the Company closed on the acquisition of OBEC and the working interests of OBEC's partners. Included n the purchase were interests in approximately 49 oil and gas wells. On October 2, 2000 the Company acquired interest in six oil and gas properties from R.H.S. and C&L Drilling, Co., Inc.

    Other income decreased $154,624 from the comparable period in 1999 due to a decrease in the Company's share of revenue from their investment in Pontotoc Gathering LLC of $(133,513)and a one time recognition of other income of $(75,000) in 1999, offset by a gain from speculative futures hedging of $44,284.

    Production costs for the nine months ended December 31, 2000, increased $1,176,401(103%) due primarily to the additional oil and gas properties from the OBEC, R.H.S. and C&L Drilling Co., Inc. acquisitions.

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    Depreciation, depletion and amortization increased $430,261 (191%) as compared to the same period in the prior year, due to increased oil and gas production from the OBEC, R.H.S. and C&L Drilling Co. Inc. acquisitions.

    General and administrative costs for the nine months ended December 31, 2000, increased $193,118 (76%) due primarily to an increase in salaries, investor relations, contract expenses and attorneys fees.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's working capital was $993,834 at December 31, 2000, as compared to $1,883,549 at March 31, 2000. The decrease in working capital is due to a decrease in cash that was used to reduce debt and an increase in current liabilities.

    During the nine months ended December 31, 2000, cash generated by operating activities was $3,452,153 compared to cash generated of $1,765,141 for the nine months ended December 31, 1999. This increase in the amount of cash generated was due to $1,094,565 increase in net earnings.

    Cash flows used in investing activities during the nine months ended December 31, 2000, were $(12,459,220) compared to $(407,936) for the comparable period of 1999. During the first nine months of 2000, the Company spent $2,130,105 on the purchase of additional oil and gas properties and recompletions and $10,000,000 on the purchase of all of the outstanding stock of OBEC and the working interest of OBEC's partners. Also, the Company purchased $363,348 of property and equipment.

    Cash flows from financing activities during the nine months ended December 31, 2000 were $7,937,037 compared to $(983,212) used in financing activities during the comparable period of 1999. The Company borrowed $12,788,713 and repaid $4,997,926 during the nine months ended September 30, 2000. The borrowings were used to finance the acquisition of oil and gas properties and other property and equipment. The cash provided by operating activities and $1,000,000 of cash on hand at March 31, 2000 was used for the repayment of borrowings.

PART II. OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS.

    None.

ITEM 2.  CHANGES IN SECURITIES.

    None.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

    None.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    None.

ITEM 5.  OTHER INFORMATION

    On January 19, 2001,the Company entered into a definitive agreement and plan of merger to be acquired by privately held Ascent Energy, Inc. through an exchange offer. Under the terms of the agreement, Ascent Energy will pay or deliver to the Company's stockholders, in exchange for each

12

share of Company common stock, $9.00 net in cash and Ascent Energy convertible preferred stock having a liquidation preference of $2.50 per share. The Ascent Energy stock will be convertible into 10% of the outstanding common stock of Ascent Energy on a fully-diluted basis. This transaction is expected to be completed by the end of July, 2001.

    On January 30,2001 the Company announced that it has entered into a binding letter of intent to acquire the remaining 55% interest in Pontotoc Holdings, Inc.(PHI),the holding company for Pontotoc Gathering, LLC,from a Director of Pontotoc Productions Inc. and two employees of PHI for 110,000 shares of the Company's common stock. This transaction is expected to close on or about February 15, 2001, at which time PHI will become a wholly owned subsidiary of the Company.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

    (a) The following exhibits have been filed with this report:

      Exhibit 27—Financial Data Schedule

13

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PONTOTOC PRODUCTION, INC.
Date: June 22, 2001	By:	/s/ JAMES ROBBY ROBSON, JR. James Robby Robson, Jr. President
Date: June 22, 2001	By:	/s/ TODD ROBSON Todd Robson Treasurer (Chief Financial and Accounting Officer)

14

ANNEX E

CERTIFICATE OF DESIGNATIONS
of
8% SERIES B CONVERTIBLE PREFERRED STOCK
of
ASCENT ENERGY INC.

    (Pursuant to Section 151(g) of the
Delaware General Corporation Law)

    Ascent Energy Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies that the following resolution was duly adopted by the board of directors of the Company (the "Board of Directors") by unanimous written consent dated March 13, 2001, pursuant to Section 151(g) of the Delaware General Corporation Law:

    RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation of the Company, the Board of Directors hereby creates a series of Preferred Stock, par value $0.001 per share, of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

    Section 1. Designation and Amount. The shares of this series of Preferred Stock shall be designated as "8% Series B Convertible Preferred Stock" (the "Series B Convertible Preferred Stock") and the number of shares constituting the Series B Convertible Preferred Stock shall be 5,500,000. Such number of shares may be increased or decreased at any time by resolution of the Board of Directors; provided, however, no decrease shall reduce the number of shares of Series B Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, or warrants for, or upon the conversion or exchange of, any outstanding securities issued by the Company convertible or exchangeable into, Series B Convertible Preferred Stock.

    Section 2. Ranking. The Series B Convertible Preferred Stock shall rank, as to the payment of dividends and the distribution of the assets upon liquidation, dissolution or winding up of the Company: (a) on a parity with the Company's Series A Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock") and the Company's Series C Convertible Preferred Stock, par value $0.001 per share (the "Series C Convertible Preferred Stock"), (b) senior to or on a parity with all other classes and series of the Company's preferred stock, and (c) senior to the Company's common stock, par value $0.001 per share ("Common Stock").

    Section 3. Liquidation. Upon the voluntary or involuntary liquidation, winding up or dissolution of the Company (in connection with the bankruptcy or insolvency of the Company or otherwise), out of the assets available for distribution to shareholders, the holders of Series B Convertible Preferred Stock shall be entitled to receive, in preference to any payment or distribution to the holders of Common Stock or any other stock of the Company ranking junior to the Series B Convertible Preferred Stock, as to dividends, liquidation, dissolution or winding up, $2.50 per share (the "Preferred Liquidation Value") plus an amount equal to all Preferred Dividends (as defined in Section 4 below) (whether or not earned or declared) accrued and unpaid on each such share up to and including the date of final distribution to such holders. After the Preferred Liquidation Value and all accrued and unpaid Preferred Dividends have been paid on the Series B Convertible Preferred Stock, the remaining assets shall be paid to the holders of Common Stock and other junior classes of stock in accordance with their respective priority, if any. In the event the net assets of the Company are insufficient to pay the holders of the Series B Convertible Preferred Stock the full amount of their preference set forth above

1

and the holders of any other series of capital stock of the Company ranking on a parity with the Series B Convertible Preferred Stock the liquidating payments to which they are entitled, then the remaining net assets of the Company shall be divided among and paid to the holders of the shares of Series B Convertible Preferred Stock and any such other capital stock of the Company ranking on a parity with the Series B Convertible Preferred Stock ratably per share in proportion to the full per share amounts to which they would be entitled if all amounts payable thereon were paid in full, and the holders of Common Stock and other junior classes of stock will receive nothing. Neither a merger or consolidation of the Company with or into any other corporation or entity nor the sale of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or winding up within the meaning of this provision.

    Section 4. Dividends. The Series B Convertible Preferred Stock is entitled to receive, out of legally available funds, preferential cumulative dividends from the issuance date thereof at the annual rate of eight percent (8%) of the Preferred Liquidation Value per share ("Preferred Dividends"). All Preferred Dividends, if declared by the Board of Directors, shall be payable quarterly and promptly after the tenth business day of each January, April, July and October of each year (each, a "Dividend Payment Date"), commencing on July 10, 2001, to holders of record on the record date, which the Board of Directors shall fix not more than sixty (60) days or less than ten (10) days preceding a Dividend Payment Date. Preferred Dividends shall cease to accrue on shares of Series B Convertible Preferred Stock on the Mandatory Conversion Date (as defined in Section 5 below) or on the date of their earlier conversion. No dividend shall be declared on any other series or class or classes of stock to which the Series B Convertible Preferred Stock ranks prior as to dividends or liquidation, in respect of any period, nor shall any shares of any such series or class be redeemed, purchased or otherwise acquired for any consideration (or any money be paid into any sinking fund or otherwise set apart for the purchase of any such shares), unless there shall have been or contemporaneously are declared and paid on all shares of the Series B Convertible Preferred Stock at the time outstanding dividends for all quarterly periods coinciding with or ending before such quarterly period, ratably in proportion to the respective annual dividend rates per annum fixed therefor. No dividend shall be declared on any other series or class or classes of stock ranking on a parity with the Series B Convertible Preferred Stock, as to dividends, in respect of any quarterly period, nor shall any shares of any such series or class be redeemed or purchased or otherwise acquired for any consideration (or any money be paid into any sinking fund or otherwise set apart for the purchase of any such shares), unless there shall have been or contemporaneously are declared and paid on all shares of the Series B Convertible Preferred Stock at the time outstanding dividends for all quarterly periods coinciding with or ending before such quarterly period, ratably in proportion to the respective annual dividend rates per annum fixed therefor. Preferred Dividends shall also be payable upon any Redemption Date (as defined in Section 7(a) below) and upon the final distribution date relating to the dissolution, liquidation or winding up of the Company. Preferred Dividends shall begin to accrue on outstanding shares of Series B Convertible Preferred Stock and to accumulate from the issuance date of such shares whether or not earned or declared, but Preferred Dividends for any period less than a full quarterly period between Dividend Payment Dates shall be computed on the basis of a 365-day year for the actual number of days elapsed. Preferred Dividends shall accrue whether or not there shall be (at the time any such dividend becomes payable or at any other time) profits, surplus or other funds of the Company legally available for the payment of dividends. Accumulations of dividends on shares of Series B Convertible Preferred Stock shall not bear interest.

    Section 5. Conversion Rights.

    (a)  Unless previously converted at the option of the holder into Common Stock in accordance with the provisions of Section 5(c) below, on the second anniversary of the date of issuance (the "Mandatory Conversion Date"), each outstanding share of Class B Convertible Preferred Stock will convert automatically (the "Mandatory Conversion") into a number of shares of Common Stock at the

2

Conversion Rate (as defined below) in effect on the Mandatory Conversion Date and the holder thereof shall have the right to receive an amount in cash equal to all accrued and unpaid Preferred Dividends (whether or not earned or declared) on such share of Series B Convertible Preferred Stock (other than previously declared Preferred Dividends payable to a holder of record as of a prior date) to and including the Mandatory Conversion Date, whether or not declared, out of funds legally available for the payment of Preferred Dividends. The "Conversion Rate" is initially equal to 0.1878395 shares of Common Stock per share of Series B Convertible Preferred Stock. The Conversion Rate is subject to adjustment as set forth in Section 5(e).

    (b)  Preferred Dividends on the shares of Series B Convertible Preferred Stock shall cease to accrue and such shares of Series B Convertible Preferred Stock shall cease to be outstanding on the Mandatory Conversion Date. The Company shall make such arrangements as it deems appropriate for the issuance of certificates representing shares of Common Stock and for the payment of cash in respect of accrued and unpaid Preferred Dividends on the Series B Convertible Preferred Stock, if any, in exchange for and contingent upon surrender of certificates representing the shares of Series B Convertible Preferred Stock, and the Company may defer the payment of dividends on such shares of Common Stock until, and make such payment contingent upon, the surrender of certificates representing the shares of Series B Convertible Preferred Stock; provided, that the Company shall give the holders of the shares of Series B Convertible Preferred Stock such notice of any such actions as the Company deems appropriate and upon such surrender such holders shall be entitled to receive such dividends declared and paid, if any, without interest, on such shares of Common Stock subsequent to the Mandatory Conversion Date.

    (c)  Each share of Series B Convertible Preferred Stock is convertible, in whole or in part, at the option of the holder thereof ("Optional Conversion"), at any time prior to the Mandatory Conversion Date, into duly authorized, validly issued, fully paid and nonassessable shares of Common Stock at the Conversion Rate in effect on the date of conversion. Optional Conversion of shares of Series B Convertible Preferred Stock may be effected by delivering certificates evidencing such shares, together with written notice of conversion and proper assignment of such certificates to the Company or in blank to the office of any transfer agent for the shares of Series B Convertible Preferred Stock or to any other office or agency maintained by the Company for that purpose (the "Transfer Agent") and otherwise in accordance with reasonable Optional Conversion procedures established by the Company.

    (d)  Holders of shares of Series B Convertible Preferred Stock at the close of business on a record date for any payment of declared Preferred Dividends shall be entitled to receive the Preferred Dividends so declared on such shares of Series B Convertible Preferred Stock on the corresponding Dividend Payment Date notwithstanding the Optional Conversion of such shares of Series B Convertible Preferred Stock following such record date and prior to such Dividend Payment Date. Except as provided above, upon any Optional Conversion of shares of Series B Convertible Preferred Stock, the Company shall make no payment of or allowance for unpaid Preferred Dividends, whether or not in arrears, on such shares of Series B Convertible Preferred Stock as to which Optional Conversion has been effected or previously declared dividends or distributions on the shares of Common Stock issued upon such Optional Conversion. As promptly as practicable after the surrender of the Series B Convertible Preferred Stock, the Company shall issue and deliver to such holder certificates for the number of shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions hereof.

    (e)  Adjustments to Conversion Rate. The Conversion Rate in effect from time to time for the Series B Convertible Preferred Stock shall be subject to adjustment in certain cases as follows:

       (i) Adjustments for Subdivisions, Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, by stock dividend, stock split or otherwise, into a greater number of shares of Common Stock, the Conversion Rate applicable

3

  to the Series B Convertible Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately increased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Rate applicable to the Series B Convertible Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased.

      (ii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series B Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision, combination or consolidation of shares provided for in Section 5(e)(i) above), the Conversion Rate then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series B Convertible Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Convertible Preferred Stock immediately before that change, subject to further adjustment as provided in this Section 5.

4

      (iii) Before taking any action that would cause an adjustment reducing the Conversion Rate below the then par value of the shares of Common Stock deliverable upon conversion of the shares of Series B Convertible Preferred Stock, the Company will take any corporate action which may be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Rate.

    (f)  Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 5, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and deliver to the Transfer Agent a certificate setting forth such adjustment or readjustment and setting forth a brief statement of the facts requiring such adjustment or readjustment. Promptly after delivery of such certificate, the Company shall prepare and mail a notice to each holder of Series B Convertible Preferred Stock at such holder's last address as it appears on the transfer books of the Company, which notice shall set forth the new Conversion Rate and a brief statement of the facts requiring the adjustment or readjustment, including the computation of the new Conversion Rate.

    (g)  Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Convertible Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

    (h)  No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and take all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Convertible Preferred Stock against impairment.

    (i)  Reservation of Common Stock Issuable upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for issuance upon the conversion of shares of Series B Convertible Preferred Stock as herein provided, such number of shares of Common Stock as, from time to time, shall be issuable upon the conversion of all the shares of the Series B Convertible Preferred Stock at the time outstanding. All shares of Common Stock issuable upon the conversion of shares of the Series B Convertible Preferred Stock shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable.

    (j)  Fundamental Change Transaction. In case at any time after the original issuance of shares of Series B Convertible Preferred Stock, the Company shall be a party to any transaction (including a merger, consolidation, statutory share exchange, sale of all or substantially all of the Company's assets or recapitalization of the Common Stock), in each case as a result of which shares of Common Stock (or any other securities of the Company then issuable upon conversion of the Series B Convertible Preferred Stock) shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof) (each of the foregoing transactions being referred to as a "Fundamental Change Transaction"), then, lawful and fair provision shall be made whereby the shares of Series B Convertible Preferred Stock shall, immediately prior to the consummation of the Fundamental Change Transaction, convert and the holders of such shares of Series B Convertible Preferred Stock shall have the right to receive, upon the basis and upon the terms and conditions specified in connection with such Fundamental Change Transaction and in lieu of the shares of Common Stock receivable upon the conversion of such shares, such shares of stock, securities or other property (including cash or any combination thereof) as may be issued or payable with respect to or in

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exchange for the number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable upon the conversion of shares of Series B Convertible Preferred Stock, had such Fundamental Change Transaction not taken place, plus the cash payment described in Section 5(a) hereof. The Company shall not effect any Fundamental Change Transaction unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing such assets, shall assume by written instrument the obligation to deliver to the holders of Series B Convertible Preferred Stock such shares of stock, securities, or assets as such holder would be entitled to acquire in accordance with the foregoing provisions. In the event that, at any time, as a result of an adjustment made pursuant to other provisions of this Section 5, the Series B Convertible Preferred Stock shall become subject to conversion into any securities other than shares of Common Stock, thereafter the number of such other securities so issuable upon conversion of the shares of Series B Convertible Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Series B Convertible Preferred Stock contained in this Section 5(j).

    (k)  Notices. In case at any time:

       (i) the Company shall declare or pay to all holders of Common Stock any dividend (whether payable in Common Stock, cash, securities or other property);

      (ii) there shall be any capital reorganization, or reclassification of the Common Stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation or other entity;

      (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

      (iv) there shall be any other Fundamental Change Transaction; or

      (v) there shall occur any other event that would cause an adjustment to the Conversion Rate of the Series B Convertible Preferred Stock;

then, in any one or more of such cases, the Company shall give to each holder of shares of Series B Convertible Preferred Stock: (A) at least twenty (20) days prior to any such event, written notice of the date on which the books of the Company shall close or records shall be taken for such dividend or distribution or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or Fundamental Change Transaction; and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or Fundamental Change Transaction known to the Company, at least thirty (30) days prior written notice of the date (or if not then known, a reasonable approximation thereof by the Company) when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend or distribution, the date on which such holders of Common Stock shall be entitled thereto. Such notice in accordance with the foregoing clause (B) shall also specify the date on which such holders of Common Stock shall be entitled to receive their shares of stock, securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or Fundamental Change Transaction, as the case may be.

    (l)  Initial Public Offering. In case at any time after the original issuance of shares of Series B Convertible Preferred Stock, the Company shall consummate an Initial Public Offering (as defined below), the shares of Series B Convertible Preferred Stock shall immediately prior to the consummation of the Initial Public Offering convert in accordance with the terms set forth in Sections 5(a) and (b) hereof. The Company shall provide each holder of shares of Series B Convertible Preferred Stock with reasonable notice of such Initial Public Offering and the arrangements made

6

pursuant to Section 5(b) hereof. For purposes hereof, an "Initial Public Offering" shall mean a firm commitment, underwritten public offering of Common Stock of the Company registered under the Securities Act of 1933, as amended (the "Securities Act"), other than a registration relating solely to a transaction under Rule 145 promulgated under the Securities Act or to an employee benefit plan of the Company, that results in such Common Stock being listed on the New York Stock Exchange, the American Stock Exchange or quoted for trading on the Nasdaq National Market tier of the Nasdaq Stock Market or any of their respective successors.

    Section 6.  Voting Rights.

    (a)  Except as set forth below or as otherwise provided by Delaware law, holders of shares of Series B Convertible Preferred Stock shall not be entitled to vote such shares; provided, that in all cases where the holders of shares of Series B Convertible Preferred Stock have the right to vote such shares, such holders shall be entitled to one vote for each such share held by them.

    (b)  Without the affirmative vote of the holders of not less than a majority of the shares of Series B Convertible Preferred Stock outstanding, voting together as a single class, the Company shall not amend or waive any of the provisions of the Certificate of Incorporation or this Certificate of Designations, which would materially and adversely affect any right, preference or privilege of the Series B Convertible Preferred Stock or of the holders thereof; provided, however, that any increase in the amount of authorized Preferred Stock or the creation and/or issuance of other series of Preferred Stock, in each case ranking on a parity with or junior to the Series B Convertible Preferred Stock, shall not be deemed to materially and adversely affect such rights, preferences or privileges and shall not require the consent of the holders of the then outstanding Series B Convertible Preferred Stock; and provided further, that the authorization and/or issuance of additional shares of Series B Convertible Preferred Stock and/or the creation and/or issuance of other series or classes of preferred stock ranking prior to the Series B Convertible Preferred Stock shall be deemed to materially and adversely affect such rights, preferences and privileges.

    Section 7.  Redemption.

    (a)  The Company shall have the right, at any time and from time to time, on and after the date of issuance, and at its sole option and election, to redeem the shares of Series B Convertible Preferred Stock, in whole or in part, on such date as may be specified in a notice of redemption given as provided in Section 7(b) below (any such date a "Redemption Date") at a cash price per share (the "Redemption Price") equal to 100% of the Preferred Liquidation Value plus an amount equal to all Preferred Dividends (whether or not earned or declared) accrued and unpaid on each such share up to and including the date fixed for redemption, in immediately available funds. The Company shall not be required to establish any sinking or retirement fund with respect to the shares of Series B Convertible Preferred Stock.

    (b)  Notice of any redemption of shares of Series B Convertible Preferred Stock pursuant to Section 7(a) above shall be mailed at least twenty (20) but not more than sixty (60) days prior to the applicable Redemption Date to the Transfer Agent for the shares of Series B Convertible Preferred Stock and each holder of the shares of Series B Convertible Preferred Stock to be redeemed, at such holder's last address as it appears on the transfer books of the Company. Failure to mail such notice, or any defect therein or in the mailing thereof, to any particular holder shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed from any other holder. In order to facilitate the redemption of shares of Series B Convertible Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Series B Convertible Preferred Stock to be redeemed, or may cause the transfer books of the Company for the Series B Convertible Preferred Stock to be closed, not more than sixty (60) days or less than twenty (20) days prior to the applicable Redemption Date.

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    (c)  If less than all the outstanding shares of Series B Convertible Preferred Stock are to be redeemed, the number of shares of Series B Convertible Preferred Stock to be redeemed shall be as determined by the Board of Directors. Any such partial redemption shall be effected on a pro rata basis.

    (d)  Notice of redemption having been given as provided in Section 7(b) above, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the Redemption Date designated in the notice of redemption (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue and (iii) all rights of the holders of shares of Series B Convertible Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price therefor and the right to convert such shares into shares of Common Stock until the close of business on such Redemption Date, in accordance with Section 5 hereof.

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    (e)  Notwithstanding the foregoing, if notice of redemption has been given pursuant to Section 7(b) above and any holder of the Series B Convertible Preferred Stock shall, before the close of business on the business day preceding the Redemption Date, give notice to the Company pursuant to Section 5(c) above of the conversion of any or all of the shares to be redeemed which are held by that holder, then (i) the Company shall not have the right to redeem those shares for which the conversion notice has been given, (ii) the holder shall not be entitled to payment of the Redemption Price with respect to those shares, (iii) the conversion of those shares shall become effective as provided in Section 5 above, and (iv) any funds that have been deposited for the payment of the Redemption Price of those shares shall be returned to the Company immediately after such conversion.

    Section 8.  Reacquired Shares. Any shares of Series B Convertible Preferred Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors as permitted by the Certificate of Incorporation or as otherwise permitted under Delaware law.

    Section 9.  Preemptive Rights. Except as provided herein, the Series B Convertible Preferred Stock is not entitled to any preemptive rights in respect of any securities of the Company.

    Section 10.  Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

    Section 11.  Replacement. Upon receipt of evidence satisfactory to the Company (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series B Convertible Preferred Stock, and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided, that, if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation, upon surrender of such certificate, the Company shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series B Convertible Preferred Stock of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of the lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series B Convertible Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on the Series B Convertible Preferred Stock represented by the lost, stolen, destroyed or mutilated certificate.

    Section 12.  Successors and Transferees. The provisions applicable to shares of Series B Convertible Preferred Stock shall bind and inure to the benefit of and be enforceable by the Company, the respective successors to the Company, and by any record holder of shares of Series B Convertible Preferred Stock.

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    IN WITNESS WHEREOF, Ascent Energy Inc. has caused this Certificate of Designations to be signed by the undersigned on this 13th day of March, 2001.

ASCENT ENERGY INC.
By:	/s/ JEFFREY CLARKE Jeffrey Clarke President

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ANNEX F

NEVADA REVISED STATUTES

§ 92A.300. Definitions

    As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

§ 92A.305. "Beneficial stockholder" defined

    "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

§ 92A.310. "Corporate action" defined

    "Corporate action" means the action of a domestic corporation.

§ 92A.315. "Dissenter" defined

    "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

§ 92A.320. "Fair value" defined

    "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

§ 92A.325. "Stockholder" defined

    "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

§ 92A.330. "Stockholder of record" defined

    "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

§ 92A.335. "Subject corporation" defined

    "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

§ 92A.340. Computation of interest

    Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

§ 92A.350. Rights of dissenting partner of domestic limited partnership

    A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

§ 92A.360. Rights of dissenting member of domestic limited liability company

    The articles or organization or operating agreement of a domestic limited liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited liability company is a constituent entity.

§ 92A.370. Rights of dissenting member of domestic nonprofit corporation

    1.  Except as otherwise provided in subsection 2 and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

    2.  Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

§ 92A.380. Right of stockholder to dissent from certain corporate actions and to obtain payment for shares

    1.  Except as otherwise provided in NRS 92A.370 to 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of this shares in the event of any of the following corporate actions:

    (a) Consummation of a plan of merger to which the domestic corporation is a party:

    (1)
    If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

    (2)
    If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

  (b)
  Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

  (c)
  Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

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    2.  A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

§ 92A.390. Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger

    1.  There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of records, unless:

  (a)
  The articles of incorporation of the corporation issuing the shares provide otherwise; or

  (b)
  the holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

  (1)
  Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

  (I)
  The surviving or acquiring entity; or

  (II)
  any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by at least 2,000 holders of owner's interests of record; or

    (2)
    A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

    2.  There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

§ 92A.400. Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder

    1.  A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

    2.  A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

  (a)
  He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

  (b)
  He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

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§ 92A.410. Notification of stockholders regarding right of dissent

    1.  If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

    2.  If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

§ 92A.420. Prerequisites to demand for payment for shares

    1.  If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

  (a)
  Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

  (b)
  Must not vote his shares in favor of the proposed action.

    2.  A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

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§ 92A.430. Dissenter's notice: Delivery to stockholders entitled to assert rights; contents

    1.  If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

    2.  The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

  (a)
  State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

  (b)
  Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

  (c)
  Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

  (d)
  Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

  (e)
  Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

§ 92A.440. Demand for payment and deposit of certificates; retention of rights of stockholder

    1.  A stockholder to whom a dissenter's notice is sent must:

  (a)
  Demand payment;

  (b)
  Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

  (c)
  Deposit his certificates, if any, in accordance with the terms of the notice.

    2.  The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

    3.  The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

§ 92A.450. Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder

    1.  The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

    2.  The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

§ 92A.460. Payment for shares: General requirements

    1.  Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount

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the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

  (a)
  Of the county where the corporation's registered office is located; or

  (b)
  At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. the court shall dispose of the complaint promptly.

2.
The payment must be accompanied by:

(a)
the subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

(b)
A statement of the subject corporation's estimate of the fair value of the shares;

(c)
An explanation of how the interest was calculated;

(d)
A statement of the dissenter's rights to demand payment under NRS 92A.480; and

(e)
copy of NRS 92A.300 to 92A.500, inclusive.

§ 92A.470. Payment for shares: Shares acquired on or after date of dissenter's notice

    1.  A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

    2.  To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

§ 92A.480. Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate

    1.  A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

    2.  A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

§ 92A.490. Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter

    1.  If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value

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of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

    2.  A subject corporation shall commence the proceeding in the district court of the county where it is registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

    3.  The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

    4.  The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

    5.  Each dissenter who is made a party to the proceeding is entitled to a judgment:

  (a)
  For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

  (b)
  For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

§ 92A.500. Legal proceeding to determine fair value: Assessment of costs and fees

    1.  The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

    2.  The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

  (a)
  Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

  (b)
  Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

    3.  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

    4.  In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

    5.  This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 to 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.

Indemnification of Directors and Officers.

    Exculpation.  Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, for the payment of unlawful dividends, or for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation limits the personal liability of a director to us and our stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by law.

    Indemnification.  Section 145 of the DGCL permits a corporation to indemnify any of its directors, officers, employees or agents who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or firm, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in and not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify any of its directors, officers, employees or agents against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of an action or suit if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses despite the adjudication of liability. Our bylaws provide for indemnification of directors, officers, employees or agents for any liability incurred in their official capacity to the fullest extent permissible under DGCL.

    Insurance.  We maintain liability policies to indemnify our officers and directors against loss arising from claims by reason of their legal liability for acts as officers and directors, subject to limitations and conditions set forth in the policies.

    Indemnity Agreements.  Our certificate of incorporation provides that our board of directors may cause us to enter contracts, providing for indemnification of our directors and officers to the fullest extent permitted by law. We have entered into indemnity agreements, a form of which is filed as Exhibit 10.3, with each of our directors, which provide for indemnification of our directors.

    Merger Agreement.  Under the merger agreement, we have agreed to fulfill and honor the obligations of Pontotoc under indemnification agreements between Pontotoc and its directors and officers as of the effective time of the merger and any indemnification provisions under Pontotoc's articles of incorporation and bylaws as in effect on the date of the merger agreement or at the effective time of the merger. The merger agreement also provides that the articles of incorporation and bylaws of the surviving corporation in the merger will contain provisions with respect to exculpation and

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indemnification that are at least as favorable to the indemnified parties as those contained in the articles of incorporation and bylaws of Pontotoc as in effect on the date of merger agreement, which provisions will not be amended, repealed or otherwise modified for a period of three years from the effective time of the merger in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the effective time of the merger, were directors, officers, employees or agents of Pontotoc, unless such modification is required by law.

    In addition, for a period of the lesser of five years from the effective time of the merger or the applicable statute of limitations, we have agreed to either (a) cause the surviving corporation in the merger to maintain directors' and officers' liability insurance for each person covered by Pontotoc's directors' and officers' liability insurance policy on the date of the merger agreement on terms comparable to those applicable to the directors and officers of Pontotoc as of the date of the merger agreement, except that we will be obligated to pay premiums for such insurance only up to 150% of the annual premiums paid by Pontotoc for such coverage as of the date of the merger agreement, or (b) if mutually agreed between Pontotoc and us, purchase directors' and officers' liability insurance on terms comparable to those applicable to the directors and officers of Pontotoc covering all periods prior to the effective time of the merger.

Item 21. Exhibits and Financial Statement Schedules.

(a)  List of Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated as of January 19, 2001 among Ascent Energy, Pontotoc Acquisition and Pontotoc*
2.2	Amendment No. 1 dated June 7, 2001 to the Agreement and Plan of Merger dated as of January 19, 2001 among Ascent Energy, Pontotoc Acquisition and Pontotoc*
3.1	Certificate of Incorporation of Ascent Energy*
3.2	Bylaws of Ascent Energy*
4.1	Form of Certificate of Designations of 8% Series A Redeemable Preferred Stock of Ascent Energy*
4.2	Specimen 8% Series A Redeemable Preferred Stock Certificate*
4.3	Certificate of Designations of 8% Series B Convertible Preferred Stock of Ascent Energy*
4.4	Specimen 8% Series B Convertible Preferred Stock Certificate*
4.5	Form of Warrant Agreement*
5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre regarding the validity of the securities being registered*
10.1	Stockholders' Agreement dated as of January 19, 2001 among Ascent Energy and Pontotoc stockholders listed on the signature page thereof*
10.2	Lease Agreement by and between Pontotoc Gathering, L.L.C. and Enerfin Resources I Limited Partnership dated July 1, 2000*
10.3	Form of Indemnity Agreement*
10.4	Form of Registration Rights Agreement*
23.1	Consent of Arthur Andersen LLP

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23.2	Consent of Grant Thornton LLP
23.3	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5)
23.4	Consent of James "Robby" Robson, Jr. to serve as a director should the proposed merger with Pontotoc Production, Inc. become effective*
23.5	Consent of Jerry Box to serve as a director should the proposed merger with Pontotoc Production, Inc. become effective*
23.6	Consent of Netherland Sewell & Associates, Inc.*
23.7	Consent of Fletcher Lewis Engineering Inc.*
23.8	Consent of C. K. Cooper & Company
24	Power of Attorney (included on the signature page of the Registration Statement)
99.1	Form of Letter of Transmittal*
99.2	Form of Notice of Guaranteed Delivery*
99.3	Form of Letter to Brokers, Dealers, etc.*
99.4	Form of Letter to Clients*
99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9*
99.6	Commitment Letter from Fortis Capital Corp.*

*
Previously filed.

Item 22. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

    (1) To respond to requests for information that is incorporated by reference into the prospectus under Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on June 28, 2001.

ASCENT ENERGY INC.
By:	/s/ JEFFREY CLARKE Jeffrey Clarke President

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates listed:

Signature	Title	Date

* Nicholas W. Tell, Jr.	Chairman of the Board	June 28, 2001
/s/ JEFFREY CLARKE Jeffrey Clarke	President and Director (Principal Executive Officer and Principal Accounting Officer)	June 28, 2001
* Daniel O. Conwill, IV	Director	June 28, 2001

*By:	/s/ JEFFREY CLARKE Jeffrey Clarke Attorney-in-Fact

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QUESTIONS AND ANSWERS ABOUT THE OFFER
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
SELECTED HISTORICAL FINANCIAL DATA (In thousands, except per share and operating data amounts)
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
RISK FACTORS
FORWARD-LOOKING STATEMENTS
COMPARATIVE PER SHARE PRICES AND DIVIDENDS
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REASONS FOR THE OFFER
BACKGROUND OF THE OFFER
OPINION OF PONTOTOC'S FINANCIAL ADVISOR
THE OFFER
THE MERGER AGREEMENT AND THE STOCKHOLDERS' AGREEMENT
CONDENSED UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
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ASCENT ENERGY'S BUSINESS AND PROPERTIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
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Summary Compensation Table
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REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
ASCENT ENERGY INC. BALANCE SHEET MARCH 31, 2001
ASCENT ENERGY INC. NOTES TO BALANCE SHEET MARCH 31, 2001
FORMAN PETROLEUM CORPORATION CONSOLIDATED BALANCE SHEETS
FORMAN PETROLEUM CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS
FORMAN PETROLEUM CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS
FORMAN PETROLEUM CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31, 2001 AND 2000
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
FORMAN PETROLEUM CORPORATION BALANCE SHEETS
FORMAN PETROLEUM CORPORATION STATEMENTS OF OPERATIONS
FORMAN PETROLEUM CORPORATION STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FORMAN PETROLEUM CORPORATION STATEMENTS OF CASH FLOWS
FORMAN PETROLEUM CORPORATION NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2000 AND 1999
ANNEX A-I
  CONFORMED COPY

AGREEMENT AND PLAN OF MERGER
ARTICLE I. THE OFFER
ARTICLE II. THE MERGER
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF COMPANY
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT
ARTICLE V. CONDUCT PRIOR TO THE EFFECTIVE TIME
ARTICLE VI. ADDITIONAL AGREEMENTS
ARTICLE VII. CONDITIONS TO THE MERGER
ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER
ARTICLE IX. GENERAL PROVISIONS
  ANNEX I
CONDITIONS TO THE OFFER
  EXHIBIT A
CERTIFICATE OF DESIGNATIONS of 8% SERIES B CONVERTIBLE PREFERRED STOCK of ASCENT ENERGY INC.
STOCKHOLDERS' AGREEMENT
ARTICLE 1 VOTING AGREEMENT; AGREEMENT TO TENDER
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE 4 COVENANTS OF STOCKHOLDER
ARTICLE 5 MISCELLANEOUS
AMENDMENT NO. 1 to AGREEMENT AND PLAN OF MERGER
ANNEX B
ANNEX C-I
PART I
PART II
PART III
PART IV

Report of Independent Certified Public Accountants
PONTOTOC PRODUCTION, INC. NOTES TO FINANCIAL STATEMENTS March 31, 2000 and 1999
SIGNATURES
ANNEX C-II

Report of Independent Certified Public Accountants
PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS March 31,
PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS Year ended March 31,
PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY Years ended March 31, 2001 (Unaudited) and 2000 (Audited)
PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS Year ended March 31,
PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS March 31, 2001 (Unaudited) and 2000 (Audited)
SIGNATURES
ANNEX D
INDEX
STATEMENT OF EARNINGS–UNAUDITED
STATEMENT OF EARNINGS–UNAUDITED
PONTOTOC PRODUCTION, INC. STATEMENTS OF CASH FLOWS—UNAUDITED FOR THE NINE MONTHS ENDED DECEMBER 30, 2000 AND 1999
PONTOTOC PRODUCTION, INC. NOTES TO FINANCIAL STATEMENTS—UNAUDITED DECEMBER 31, 2000
MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED STATEMENTS OF OPERATIONS
PART II. OTHER INFORMATION
SIGNATURES
ANNEX E
CERTIFICATE OF DESIGNATIONS of 8% SERIES B CONVERTIBLE PREFERRED STOCK of ASCENT ENERGY INC.
ANNEX F
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES